As filed with the Securities and Exchange Commission on September 29, 2025.

Registration No. 333-

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MEDICUS PHARMA LTD.

(Exact name of Registrant as specified in its charter)

______________________________

Ontario, Canada	2834	98-1778211
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 Conshohocken State Rd., Suite 200
W. Conshohocken, PA 19428
Telephone: (610) 636-0184
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Medicus Pharma Inc.
300 Conshohocken State Road, Suite 200
Conshohocken, PA 19428
Telephone (610) 540-7515
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:
Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Telephone: (212) 373-3000 Facsimile: (212) 757-3990	Aaron Sonshine Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130, Toronto, ON M5X 1A4 Telephone: (416) 777-6448 Facsimile: (416) 863-1716

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion,
dated September 29, 2025

Preliminary Prospectus

Up to 1,397,184 Common Shares

Medicus Pharma Ltd.

This prospectus relates to the sale from time to time of up to 1,397,184 common shares of Medicus Pharma Ltd. (the "Company"), no par value (the "common shares") by the selling shareholders identified in this prospectus (the "Selling Shareholders").

On August 29, 2025, the Company completed its previously announced acquisition of Antev Limited ("Antev") pursuant to that certain definitive securities exchange agreement, dated as of June 29, 2025 (as amended, the "Definitive Agreement"), by and among the Company, Antev and certain securityholders of Antev (the "Antev Vendors"), pursuant to which the Company acquired 98.6% of the issued and outstanding shares of Antev for aggregate consideration consisting of approximately $2.97 million in cash and 1,603,164 common shares of the Company (the "Consideration Shares") (the "Antev Transaction"). Certain of the Consideration Shares are the securities registered under the registration statement of which this prospectus forms a part.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders. Information regarding the Selling Shareholders, the number of common shares that may be sold by them and the times and manner in which they may offer and sell the common shares under this prospectus is provided under the sections titled "Selling Shareholders" and "Plan of Distribution" on pages 149 and 155, respectively, of this prospectus. We have not been informed by the Selling Shareholders that they intend to sell their common shares offered by this prospectus and do not know when or in what amounts, if any, the Selling Shareholders may offer the common shares for sale. The Selling Shareholders may sell any, all, or none of the common shares offered by this prospectus.

Neither the Company nor any Selling Shareholders have any current arrangements nor have entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the common shares hereby registered.

______________________________

Our common shares are listed on The Nasdaq Capital Market (the "Nasdaq"), under the symbol "MDCX". The closing price of our common shares on Nasdaq on September 26, 2025 was $2.63.

We are an "emerging growth company" and a "smaller reporting company" under applicable U.S. Securities and Exchange Commission ("SEC") rules and will be eligible for reduced public company disclosure requirements. See "Prospectus Summary-Implications of Being an Emerging Growth Company" and "Prospectus Summary-Implications of Being a Smaller Reporting Company."

______________________________

Investing in our securities involves risks. See "Risk Factors" beginning on page 10 of this prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2025

Neither we nor the Selling Shareholders have authorized anyone to provide any information or to make any representations other than the information contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Shareholders have not authorized any other person to provide you with different or additional information. Neither we nor the Selling Shareholders are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy securities in any circumstances under which such offer or solicitation is unlawful.

For investors outside the United States: Neither we nor the Selling Shareholders have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of securities and the distribution of this prospectus outside the United States.

i

Unless the context otherwise requires, in this prospectus, the term(s) "we", "us", "our", "Company", "our company", "Medicus," and "our business" refer to Medicus Pharma Ltd. and our subsidiaries.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources that we believe to be reasonable and reliable.

In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Cautionary Statement Regarding Forward-Looking Statements."

TRADEMARKS AND TRADE NAMES

We own or have rights to certain trademarks that we use in conjunction with the operations of our business. Each trademark, trade name, service mark or copyright of any other company appearing or incorporated by reference in this prospectus belongs to its holder. Solely for convenience, trademarks, trade names, service marks and copyrights referred to in this prospectus may appear with or without the "©", "®" or "™" symbols, but the inclusion, or not, of such references are not intended to indicate, in any way, that we, or the applicable owner, will not assert, to the fullest extent possible under applicable law, our or their, as applicable, rights to these trademarks, trade names service marks or copyrights. We do not intend our use or display of other companies' trademarks, trade names, service marks or copyrights to imply a relationship with, or endorsement or sponsorship of us by, such other companies.

PRESENTATION OF FINANCIAL INFORMATION

Unless otherwise indicated, the consolidated financial statements and related notes included in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). Our functional currency is U.S. dollars.

EXCHANGE RATE INFORMATION

In this prospectus, all dollar amounts referenced, unless otherwise indicated, are expressed in U.S. dollars and are referred to as "$". Canadian dollars are referred to as "C$". The following table sets out, for the periods indicated, the high, low, and period end indicative rates of exchange for $1.00 expressed in Canadian dollars as published by the Bank of Canada:

	Six months ended June 30, 2025 (C$)	Year ended December 31, 2024 (C$)	Year ended December 31, 2023 (C$)
As at end of period	1.3643	1.4389	1.3226
Low for the period	1.3558	1.3316	1.3128
High for the period	1.4603	1.4416	1.3875
Average rate for the period	1.4094	1.3698	1.3497

ii

On September 26, 2025, the daily average exchange rate for Canadian dollars in terms of the U.S. dollar, as quoted by the Bank of Canada, was $1.00 = C$1.3882.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words "believe", "anticipate", "intend", "expect", "target", "goal", "estimate", "plan", "assume", "may", "will", "predict", "project", "would", "could" and similar expressions or the negative of such terms are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus include, but are not limited to, statements about:

  our financial results, including our ability to continue as a going concern, generate earnings and achieve and sustain profitability, which may vary significantly from forecasts and from period to period;
  the progress, timing and completion of our research, development and preclinical studies and clinical trials for our products and product candidates;
  our ability to successfully integrate Antev into our business and operations, successfully develop Teverelix (as defined herein) and realize the benefits currently anticipated from the transaction;
  our ability to market, commercialize, achieve market acceptance for and sell our products and product candidates;
  our ability to develop, manage and maintain our direct sales and marketing organizations;
  our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;
  market risks regarding consolidation in the healthcare, pharmaceutical and biotech/life sciences industry;
  the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third party payors for procedures using our products significantly declines;
  our ability to adequately protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;
  the fact that product quality issues or product defects may harm our business;
  any product liability claims; and
  the regulatory, legal and certain operating risks that our operations subject us to.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly the factors described in the "Risk Factors" section of this prospectus, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including those listed in the sections of this prospectus entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

iii

Any forward-looking statement made by us in this presentation is based on information currently available to us and speaks only as of the date on which it is made. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read this entire prospectus carefully, including "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision.

Overview

Our Company

We are a clinical-stage, multi-strategy, life science and biotech company focused on investing in and  accelerating the clinical development programs of novel and disruptive therapeutic assets. Currently, we are  developing two products, SkinJectTM ("SkinJectTM"), with an indication for basal cell carcinoma, and Teverelix trifluoroacetate ("Teverelix", and together with SkinJectTM, the "Products").

Through our wholly owned subsidiary, SkinJect, Inc. ("SkinJect"), we focus on the development of our in-licensed drug device combination product using novel dissolvable microneedle arrays for the treatment of non-melanoma skin cancers. Our combination product candidate is a doxorubicin tip-loaded D-MNA filed with the U.S. Food and Drug Administration (the "FDA") under an Investigational New Drug Application and is regulated by the Center for Drug Evaluation and Registration ("CDER"), Oncology Division.

Prior to the Company's acquisition of SkinJect, our business was undertaken by SkinJect as a stand-alone entity. References to our business as conducted at a date prior to the completion of the Business Combination (as defined below) relate to the business undertakings of SkinJect.

For information on the Business Combination, see "Corporate History and Information."

We are subject to significant risks and uncertainties, including those related to our limited operating history, our lack of historical earnings, and the fact that the Products are novel technologies for which regulatory approval might not be achieved. For more information, see "Risk Factors."

Our Strategy

Our principal purpose is to advance the clinical development program of the Products, which include SkinJectTM a novel, minimally invasive treatment for basal cell carcinoma and potentially other common forms of non-melanoma skin cancer and Teverelix, a next generation gonadotrophin-releasing hormone ("GnRH") antagonist that is a potentially first in market product for cardiovascular high-risk prostate cancer patients and patients with first acute urinary retention ("AUR") episodes due to enlarged prostate. We also seek to opportunistically identify, evaluate and acquire accretive assets, properties or businesses.

SkinJectTM is considered an Investigational New Drug ("IND") by the FDA. In January 2024, we submitted to the FDA a Phase 2 IND clinical protocol to non-invasively treat basal cell carcinoma of the skin using the Product. The clinical protocol was updated in July 2024.

We may also trial SkinJectTM on other forms of skin cancer beyond basal cell carcinoma. Specifically, it may be trialed against squamous cell carcinoma, cutaneous T-cell lymphoma, as well as pre-cancerous lesions, among other clinical indications, subject to the Company having the capital resources available to do so, without any need to amend or expand the scope of the Company's existing licenses.

In addition, our business strategy includes the opportunistic acquisition of other accretive clinical stage life sciences and biotechnology companies. For example, in August 2025, we acquired 98.6% of the issued and outstanding shares of Antev, a UK-based late clinical-stage drug development company which is developing Teverelix.

For additional information regarding the business of the Company and the regulatory environment in which it operates, please refer to the prospectus under the heading "Our Business."

Our Strengths

Our key competitive strengths include:

  A senior management team, led by Dr. Raza Bokhari, that has deep experience in medicine and pharmaceutical science as well as a proven track record in business development and entrepreneurship.

  Successful completion of a Phase 1 study of SkinJectTM.

  Potential to treat a range of other common non-melanoma skin cancers as well as pre-cancerous lesions.

Summary Risk Factors

Investing in our securities involves risk. Our ability to execute our strategy is also subject to certain risks. The risks described in "Risk Factors" in this prospectus may cause us to not realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant risks include the following:

  our financial results, including our ability to generate earnings and achieve and sustain profitability (as of June 30, 2025, we had an accumulated deficit of approximately $40.2 million, which was comprised of approximately $12.4 million of accumulated deficit of SkinJect as of September 30, 2023, the day after it became a subsidiary of the Company, and approximately $27.8 million of deficit accumulated by the Company on a consolidated basis since September 30, 2023), may vary significantly from forecasts and from period to period;

  the progress, timing and completion of our research, development and preclinical studies and clinical trials for our products and product candidates we may not successfully integrate Antev into our business and operations or successfully develop Teverelix;

  our ability to market, commercialize, achieve market acceptance for and sell our products and product candidates, our ability to develop, manage and maintain our direct sales and marketing organizations;

  our ability to continue as a going concern and if we are unable to obtain additional financing from outside sources and/or eventually generate enough revenues, we may be forced to curtail or discontinue our operations;

  our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;

  market risks regarding consolidation in the healthcare, pharmaceutical and biotech/life sciences industry;

  the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third party payors for procedures using our products significantly declines;

  our ability to adequately protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

  the fact that product quality issues or product defects may harm our business, any product liability claims; and

  the regulatory, legal and certain operating risks that our operations subject us to.

Please see "Risk Factors" for a discussion of these and other factors you should consider before making an investment in our securities.

Corporate Structure

An organizational chart showing our basic corporate structure is set forth below (SkinJect and Medicus Pharma Inc. are 100% owned and Antev is 98.6% owned by Medicus Pharma Ltd.):

Corporate History and Information

Our company (formerly, Interactive Capital Partners Corporation) was incorporated pursuant to the Business Corporations Act (Ontario) on April 30, 2008 under the name Interactive Capital Partners Corporation. Prior to the Business Combination (as defined below), the Company existed as a shell company and had no business operations.

On September 29, 2023, the Company completed a business combination (the "Business Combination") with SkinJect, a company existing under the laws of Pennsylvania. The Business Combination was completed pursuant to a business combination agreement dated May 12, 2023, as amended, among the Company, SkinJect and RBx Capital, LP ("RBx"), an investment entity owned and managed by Dr. Raza Bokhari, and resulted in a reverse takeover of Interactive Capital Partners Corporation (the Company as it existed prior to the Business Combination) by the former shareholders of SkinJect, with SkinJect becoming a wholly owned operating subsidiary of the Company, and the Company being renamed "Medicus Pharma Ltd." The structure of the Business Combination is commonly used by companies seeking to become reporting issuers in Canada, as it allows the combined entity to be listed on the TSX Venture Exchange (the "TSXV") at relatively low cost while completing a concurrent equity financing. SkinJect and RBx structured the Business Combination as a reverse takeover for these reasons.

On October 11, 2023, the Company (as it exists after the Business Combination) commenced trading on the TSXV. On November 15, 2024, we completed our initial public offering in the United States and our common shares and our outstanding public warrants to purchase common shares, issued as a component of the units sold by the Company in its U.S. initial public offering with an exercise price of $4.64 and expiration date of November 15, 2029 (the "Public Warrants"), began trading on Nasdaq under the symbols "MDCX" and "MDCXW", respectively. Effective on February 21, 2025, the Company's common shares were voluntarily delisted from the TSXV. The common shares continue to be listed on Nasdaq.

The Company's registered and head office is located at One First Canadian Place, 100 King Street West, Suite 3400, Toronto, Ontario M5X 1A4, Canada.

We lease U.S. office space in Conshohocken, Pennsylvania to operate the businesses of our U.S. subsidiaries, Medicus Pharma Inc. and SkinJect, Inc. We also lease office space in Weybridge, U.K. to operate the business of our subsidiary Antev.

Our website address is www.medicuspharma.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase our securities.

Recent Developments

Antev Acquisition

On April 26, 2025, the Company signed a binding letter of intent to acquire Antev, a UK-based late clinical-stage drug development company. On June 29, 2025, the Company, Antev and the Antev Vendors entered into the Definitive Agreement pursuant to which the Company agreed to acquire all of the issued and outstanding shares of Antev, on a fully diluted basis, in exchange for up to 2,666,600 of the Company's common shares or certain cash consideration pursuant to a "tag offer". In addition to resale restrictions prescribed under applicable securities law, common shares issued to Antev Vendors will be subject to a staggered lock-up and an agreement granting certain voting rights in favor of management of the Company for 36 months. Upon the achievement of certain milestones related to potential future FDA Phase 2 and New Drug Administration approvals, as more particularly described in the Definitive Agreement, the Antev Vendors will be entitled to receive up to approximately $65 million in additional contingent consideration. This prospectus is part of the registration statement filed on Form S-1 pursuant to the Definitive Agreement to register for resale by the Selling Shareholders of certain of the Consideration Shares from time to time. The foregoing description of the Definitive Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Definitive Agreement, which is filed as Exhibit 2.4 hereto and is incorporated herein by reference.

The Antev Transaction was completed on August 29, 2025, with the Company acquiring 98.6% of the Antev shares for aggregate consideration consisting of approximately $2.97 million in cash and 1,603,164 common shares of the Company. Pursuant to the Antev Transaction, the Company is now developing Teverelix, a next generation GnRH antagonist, a potentially first in market product for high-risk prostate cancer patients and patients with first AUR episodes due to enlarged prostate. Teverelix is a long-acting GnRH antagonist. Unlike GnRH agonists, which can cause an initial surge in testosterone levels, Teverelix directly suppresses sex hormone production without this surge, potentially reducing cardiovascular risks. This mechanism is particularly beneficial for patients with existing cardiovascular conditions. No assurances can be made that we will successfully integrate Antev into our business and operations or successfully develop Teverelix.

See "Risk Factors-We may not successfully integrate Antev into our business and operations or successfully develop Teverelix."

Warrant Inducement Agreement

On July 14, 2025, we entered into a warrant inducement agreement with  Armistice Capital Master Fund Ltd. ("Armistice") (the "Warrant Inducement Agreement"), pursuant to which Armistice agreed to exercise existing warrants to purchase up to 1,340,000 of the Company's common shares issued on March 10, 2025 with an exercise price of $2.80 per Common Share (the "Regulation A Warrants"), in consideration for receiving the 2,680,000 warrants to purchase common shares with an exercise price of $3.75 (the "Private Warrants"). In accordance with the Warrant Inducement Agreement, Armistice exercised its Regulation A Warrants for cash, for gross proceeds of $3,752,000 to the Company.

Other Corporate Updates

On May 22, 2025, the Company announced that it has received study may proceed approval from the United Arab Emirates Department of Health to commence Phase 2 clinical study (SKNJCT-004) to non-invasively treat basal cell carcinoma ("BCC") of the skin.

On June 23, 2025, the Company announced the appointment of Andrew Smith, age 57, to serve as the Company's Chief Operating Officer ("COO"). Mr. Smith first joined the Company as a consultant on May 27, 2025 and transitioned to his new role as COO on June 30, 2025.

On July 29, 2025, the Company and Deloitte LLP ("Deloitte") entered into an engagement letter whereby Deloitte was appointed as the exclusive lead financial adviser to the Company for the purpose of finding one or more partners for an out-licensing transaction for D-MNA for the treatment of BCC in adults, whether by license, option, or other agreed structure or mechanism.

On August 4, 2025, the Company announced that it entered into a non-binding memorandum of understanding with Helix Nanotechnologies Inc. ("HelixNano"), a Boston-based biotech company focused on developing an advanced mRNA platform to create vaccines and therapies to augment the immune system's power to fight disease, with the aim of forming a joint venture for the co-development and commercialization of thermostable mRNA-based vaccines utilizing each company's respective proprietary technologies. In parallel with such ongoing negotiations, Medicus and HelixNano have formalized their mutual intent to collaborate on the research, development and production of a batch of clinical-grade mRNA vaccine-loaded MNAs, which are intended for use in a Phase 1 clinical bridging study to compare the safety and preliminary efficacy of intramuscular injection vs. intradermal MNA delivery of HelixNano's vaccine candidate HN-0001, through the proposed joint venture.

On August 21, 2025, the Company announced that the FDA accepted the Company’s Type C Meeting request to formally discuss the D-MNA product development and gain further alignment on the clinical pathway. In September 2025, the FDA provided written responses to the Company’s queries, and agreed that the Company can rely on the 505(b)(2) regulatory pathway to treat BCC using D-MNA.

On September 8, 2025, the Company announced that its SKNJCT-004 phase 2 clinical study, to non-invasively treat BCC of the skin, has commenced patient recruitment in Cleveland clinic Abu Dhabi.

On September 12, 2025, the Company announced that James Quinlan, Chief Financial Officer of the Company, will be taking a medical leave of absence from the Company commencing on such date and that Carolyn Bonner was appointed as acting Chief Financial Officer of the Company in addition to maintaining her current role as President of the Company.

On September 17, 2025, the Company entered into a securities purchase agreement (the "Purchase Agreement") with Yorkville (as defined herein) in connection with the issuance and sale by the Company of a debenture (the "Debenture") in the principal amount of $8.0 million. The Company used a portion of the proceeds from the issuance of the Debenture to fully satisfy and discharge the approximately $1.7 million remaining outstanding balance of the $5.0 million aggregate principal amount of debentures that Yorkville purchased from the Company in May and June 2025 pursuant to a purchase agreement dated May 2, 2025. The Debenture is guaranteed by each of the Company's subsidiaries pursuant to a global guaranty agreement (the "Guaranty"). Interest will accrue on the outstanding principal amount of the Debenture at an annual rate of 8.00%, subject to a potential increase to 18.00% per annum upon the occurrence of certain events of default. The Debenture will mature on September 17, 2026. The foregoing descriptions of the Purchase Agreement, Guaranty and Debenture do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits hereto and are incorporated herein by reference.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an "emerging growth company" as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). As an emerging growth company we expect to take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include, but are not limited to:

  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended ("Sarbanes-Oxley Act");

  reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

  an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or stockholder approval of any golden parachute arrangements.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a "large accelerated filer," our annual gross revenues exceed $1.235 billion or we issue more than $1 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by the JOBS Act. We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our shareholders in the future may be different than what you might receive from other public reporting companies in which you hold equity interests.

Implications of Being a Smaller Reporting Company

Additionally, we are a "smaller reporting company," meaning that the market value of our common shares held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this transaction is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation. We may continue to be a smaller reporting company as long as either (i) the market value of our common shares held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our common shares held by non-affiliates is less than $700 million.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus before investing in our securities, including "Risk Factors" and our consolidated financial statements.

Issuer	Medicus Pharma Ltd.

Securities offered by the Selling Shareholder	1,397,184 common shares

Terms of the offering	Each Selling Shareholder will determine when and how it will dispose of any common shares registered under this prospectus for sale.

Common shares to be outstanding	21,865,288 common shares

Use of Proceeds	We will not receive any proceeds from the sale of the common shares offered by this prospectus by the Selling Shareholders.

Voting rights	Each outstanding common share will be entitled to one vote on all matters submitted to a vote of shareholders.

Listing	Our common shares are listed on the Nasdaq under the symbol "MDCX".

Dividend policy	We do not anticipate that we will declare or pay dividends in the foreseeable future on our common shares. Instead, we anticipate that all of our earnings will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

Risk factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our securities.

Except as otherwise noted, all information contained in this prospectus assumes no exercise of our outstanding options (as described herein) or warrants. The number of common shares that will be outstanding after this offering is based on 20,468,104 common shares outstanding as of September 22, 2025.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our selected historical consolidated financial information. You should read the selected historical consolidated financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus

We have derived the selected condensed consolidated statements of operations for the three and six months ended June 30, 2025 and 2024 and the selected consolidated balance sheet information as of June 30, 2025 and December 31, 2024 from our interim unaudited consolidated financial statements and audited consolidated financial statements, respectively, included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with GAAP and our consolidated financial statements are presented in U.S. dollars, except where indicated otherwise. Our historical results are not necessarily indicative of the results that should be expected in any future period.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Operating expenses:
General and administrative	$4,576,524	$2,276,676	$7,696,584	3,662,657
Research and development	1,439,564	1,277,158	3,445,778	1,598,535
Total operating expenses	6,016,088	3,553,834	11,142,362	5,261,192
Loss from operations	(6,016,088)	(3,553,834)	(11,142,362)	(5,261,192)

Other income (expense)
Interest income (expense)	40,004	(79,025)	63,870	(79,025)
Change in fair value of Debentures	(200,000)	-	(200,000)	-
Total other income (expense)	(159,996)	(79,025)	(136,130)	(79,025)
Net loss and comprehensive loss for the year	$(6,176,084)	$(3,632,859)	$(11,278,492)	(5,340,217)

Net loss per share attributable to common shareholders - basic and diluted	$(0.43)	$(0.44)	$(0.81)	(0.66)

Weighted average number of common shares outstanding - basic and diluted	14,284,261	8,167,993	13,853,305	8,122,333

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,669,546	$4,164,323
Prepaid expenses and other current assets	1,327,185	1,213,984
Total current assets	10,996,731	5,378,307
Operating lease right-of-use assets	220,999	268,571
Deferred issuance costs	716,898	-
Total assets	$11,934,628	$5,646,878

Liabilities and Shareholder's equity
Current liabilities:
Accounts payable	$1,770,178	1,284,612
Accrued expenses and other current liabilities	1,828,312	762,835
Related party payable	121,273	142,459
Operating lease liability, current	124,402	116,323
Debentures	4,700,000	-
Total current liabilities	8,544,165	2,306,229
Operating lease liability, non-current	141,753	205,945
Total liabilities	8,685,918	2,512,174

Shareholders' equity
Common shares, no par value; unlimited shares authorized; 15,936,266 and 11,816,721 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	37,833,999	30,518,195
Additional paid-in capital	5,597,106	1,520,412
Accumulated deficit	(40,182,395)	(28,903,903)
Total shareholders' equity	3,248,710	3,134,704
Total liabilities and shareholders' equity	$11,934,628	$5,646,878

RISK FACTORS

You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our securities could decline, and you may lose part or all of your investment. This prospectus also contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks described below and elsewhere in this prospectus.

We have a limited operating history, which may make it difficult to evaluation our current business and predict our future performance.

We have a limited operating history and, in particular, no history of earnings; we have not paid any dividends and we are unlikely to pay any dividends in the immediate or foreseeable future. Our success will depend to a large extent on the expertise, ability, judgement, discretion, integrity and good faith of our management.

As we are at an early stage of product development, we have not generated revenues to date. We expect to spend a significant amount of capital to fund research and development and clinical trials. As a result, we expect that our operating expenses will increase significantly and, consequently, we will need to generate significant revenues to become profitable. We cannot predict when, if ever, we will be profitable. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. There can be no assurances that our products will be capable of being produced in commercial quantities at reasonable costs, or be successfully marketed.

We have a novel technology with uncertain market acceptance.

The Products are at an early stage of development, with uncertain market acceptance. Product approval, should this be achieved, does not infer that the Products will garner a good market price or be reimbursed by public or private insurers. Further, there are no guarantees that the Products will be positively received by the target patient population. The acceptability of the Products to regulators, payors and patients will depend on the relative risk versus benefit of the Products as proven in clinical trials, the acceptability of the price, and the relative attractiveness as compared to other treatments.

We could also suffer the consequences of non-compliance or breaches by licensors in connection with any license agreements we may enter into in the future. Such non-compliance or breaches by such third parties could in turn result in breaches or defaults under any agreements with other collaboration partners, and we could be found liable for damages or lose certain rights, including rights to develop and/or commercialize the Products. Loss of our rights to any license granted to us in the future, or the exclusivity rights provided therein, could harm our financial condition and operating results.

The University of Pittsburgh may terminate our license agreement in certain circumstances.

The License Agreement (as defined herein) is our main asset and the basis for the development of SkinJectTM. The University of Pittsburgh of the Commonwealth System of Higher Education (the "University of Pittsburgh") has the right to terminate the License Agreement if breaches are not cured within 30 days of our receipt of notice thereof from the University of Pittsburgh or in certain insolvency-related situations or if we cease to carry out our business. There can be no assurance that we will be able to comply with the License Agreement going forward or that the University of Pittsburgh will grant any necessary waivers if we are unable to do so. The obligations under the License Agreement principally require the trial of SkinJectTM on specified timelines. If the University of Pittsburgh were to terminate the License Agreement our assets would essentially be rendered worthless and it would have a material adverse effect on our ability to pursue our business objective.

We may not successfully integrate Antev into our business and operations or successfully develop Teverelix.

On August 29, 2025, we completed the Antev Transaction and acquired 98.6% of the issued and outstanding shares of Antev. We may not be able to successfully integrate Antev's business into our business and operations or develop its assets acquired pursuant to the Antev Transaction, including Teverelix, and may not otherwise realize the expected benefits of the transaction. Difficulties in integrating Antev's rights into our operations may result in the Company performing differently than expected, in operation challenges or in the failure to realize anticipated benefits in the time frame or at all. Difficulties in developing Teverelix, including challenges associated with clinical trials, product approvals, bringing Teverelix to market (and receiving positive reception or obtaining favorable pricing if Teverelix is brought to market), may have an material adverse effect on our results of operations.

The integration of Antev and the development of Teverelix may result in material challenges, including the diversion of management's attention from ongoing business concerns, including the development of SkinJectTM; retaining key employees; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures and eliminating duplicative operations; retaining existing research, business and operational relationships; coordinating geographically separate organizations; difficulties in the assimilation of employees and corporate cultures; unanticipated issues in integrating information technology, communications and other systems; and unforeseen expenses related to the integration. If we are not successful in integrating Antev, the benefits currently anticipated from the acquisition of Antev, our results of operations, cash flows and financial condition may be materially adversely affected.

Certain of our intellectual property is held under third-party licenses.

Certain of our intellectual property is held under a third-party license and we may require additional third-party licenses to effectively develop and manufacture our key products or future technologies. There can be no assurance as to the availability or cost of such additional licenses. A substantial number of patents have already been issued to other biotechnology and pharmaceutical companies. To the extent that valid third-party patent rights cover our products or services, we or our strategic collaborators would be required to seek licenses from the holders of these patents in order to manufacture, use or sell these products and services, and payments under them would reduce our profits from these products and services. It is not possible to predict the extent to which we may wish or be required to acquire rights under such patents, the availability and cost of acquiring such rights, and whether a license to such patents will be available on acceptable terms or at all. There may be patents in the United States or in foreign countries or patents issued in the future that are unavailable to license on acceptable terms. Our inability to obtain such licenses may hinder or eliminate an ability to manufacture and market products.

If we breach any of the agreements under which we license rights to intellectual property, we could lose license rights that are important to our business. Our current license agreement may not provide an adequate remedy for any breach by the licensor.

For information on the License Agreement, see "Our Business - Patents and Proprietary Information."

Our technology may not be successful for its intended use.

Although the SkinJect Phase 1 study indicated that the patch is well-tolerated, there is no guarantee that the Phase 2 study will produce similar results or that SkinJectTM will ultimately be brought to market or, if it does, that it will be positively received or obtain favorable pricing, which would have a material adverse effect on our results of operations. In addition, there is no guarantee that the open and planned Phase 2b studies involving Teverelix will be successfully or that Teverelix will ultimately be brought to market, or, if it does, that it will be positively received or obtain favorable pricing, which would have a material adverse effect on our business plans and results of operations.

There is substantial doubt about the Company's ability to continue as a going concern and if the Company is unable to obtain additional financing from outside sources and/or eventually generate enough revenues, it may be forced to curtail or discontinue its operations.

The Company's auditor has indicated in its report accompanying the Company's audited annual financial statements that there is substantial doubt about the Company's ability to continue as a going concern. The Company is in the preliminary stages of its planned operations and has not yet determined whether its processes and business plans are economically viable. The continued operations of the Company and the recoverability of amounts shown for certain operational expenses in the Company's audited annual financial statements are dependent upon the ability of the Company to obtain sufficient financing to commercialize its product and to become profitable, all of which are uncertain. Importantly, the inclusion in the Company's financial statements of a going concern opinion may negatively impact the Company's ability to raise future financing and achieve future revenue. If the Company is unable to obtain additional financing from outside sources and/or eventually generate enough revenues, the Company may be forced to cut costs, by among other things, curtailing or discontinuing its operations. These measures could cause significant delays or entirely prevent the Company's continued efforts to commercialize its current or future products, which are critical to the realization of its business plan and the future operations of the Company. If any of these events happens, the Company's investors could lose all or part of their investments. In addition, the Company's financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Future technology will require regulatory approval, which is costly and we may not be able to obtain it and we may fail to obtain regulatory approvals or only obtain approvals for limited uses or indications.

Market authorization of the Products falls under the regulatory purview of the FDA and other equivalent regulatory bodies worldwide. There can be no assurance that these regulatory bodies will approve the Products in the manner or time frame suggested. Although we intend to work with regulatory consultants and third parties knowledgeable in the area, we cannot ensure that the Products will obtain market authorization in a timely manner, or at all. Market authorization may also be contingent on a less competitive product label, which would negatively impact revenue.

Changes in methods of manufacturing or formulation may result in additional costs or delay.

As the Products are developed through further clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause the Products to perform differently and affect the results of future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of the Products and jeopardize our ability, or our strategic partners' ability, to commence product sales and generate revenue.

The manufacture of the Products is complex. We or our third-party manufacturers may encounter difficulties in production. If we encounter any such difficulties, our ability to supply the Products for clinical trials or, if approved, for commercial sale could be delayed or halted entirely.

The manufacture of biopharmaceutical products is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. The processes of manufacturing the Products are susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, vendor or operator error, contamination and inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in the Products or in the manufacturing facilities in which the Products are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Any adverse developments affecting manufacturing operations for the Products, if any are approved, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives.

We rely on external contract research organizations to provide clinical and nonclinical research services and agreements with these organizations of which one agreement is currently in place.

The outsourcing of functions to contract research organizations involves the risk that third party providers may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. If any contract research organization fails to comply with applicable regulatory requirements, the research and data generated may be deemed unreliable to regulatory authorities. Additional pre-clinical and clinical trials may be required before approval of marketing applications will be given. We cannot provide assurance that all third-party providers will meet the regulatory requirements for research and pre-clinical trials. Failure of third-party providers to meet regulatory requirements could result in repeat pre-clinical and clinical trials, which would delay the regulatory approval process or result in termination of pre-clinical and clinical trials. Any of the foregoing could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell the Products, if approved, we may be unable to generate any product revenue.

To successfully commercialize the Products, we will need to build out sales and marketing capabilities, either on our own or with others. The establishment and development of our own commercial team or the establishment of a contract field force to market the Products will be expensive and time-consuming and could delay launch. Moreover, we cannot be certain that we will be able to successfully develop this capability. We may seek to enter into collaborations with other entities to use their established marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If any current or future collaborators do not commit sufficient resources to commercialize the Products, or we are unable to develop the necessary capabilities on our own, we may be unable to generate sufficient revenue to sustain our business. We may compete with many companies that currently have extensive, experienced and well-funded marketing and sales operations to recruit, hire, train and retain marketing and sales personnel. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

We rely on key personnel.

Our success depends in large measure on certain key personnel, including our chief executive officer, Dr. Raza Bokhari. The loss of the services of such key personnel could have a material adverse effect on us. The contributions of these individuals to our operations have been, and are expected to continue to be, of central importance. In addition, the competition for qualified personnel in the biotech industry is intense and there can be no assurance that we will be able to continue to attract and retain all personnel necessary for the development and operation of our business. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of our management. Other biotechnology companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those that we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate of and success with which we can develop and commercialize the Products would be limited.

As a technology-driven company, intellectual input from key management and personnel is critical to achieve our business objectives. Consequently, our ability to retain these individuals and attract other qualified individuals is critical to our success. The loss of the services of key individuals might significantly delay or prevent achievement of our business objectives. In addition, because of a relative scarcity of individuals with the high degree of education and scientific achievement required for our business, competition among biotech companies for qualified employees is intense and, as a result, we may not be able to attract and retain such individuals on acceptable terms, or at all.

SkinJect also has relationships with scientific collaborators at academic and other institutions, some of whom conduct research at SkinJect's request or assist SkinJect in formulating the SkinJect's research and development strategies. These scientific collaborators are not SkinJect employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, even though SkinJect's collaborators are required to sign confidentiality agreements prior to working, they may have arrangements with other companies to assist such other companies in developing technologies that may prove competitive to us.

Incentive provisions for our key executives include base salary and the granting of stock options that vest over time, designed to encourage such individuals to stay with us. However, a low share price could render such agreements of little value to our key executives. In such event, our key executives could be susceptible to being hired away by our competitors who could offer a better compensation package. If we are unable to attract and retain key personnel our business, financial conditions and results of operations may be adversely affected.

We may not be able to successfully execute our business strategy.

The execution of our business strategy poses many challenges and is based on a number of assumptions. If we experience significant regulatory delays, supply chain disruptions, cost overruns on our programs, or if our business plan is more costly than we anticipate, certain research and development activities may be delayed or eliminated, resulting in changes or delays to our commercialization plans, or we may be compelled to secure additional funding (which may or may not be available) to execute our business strategy. We cannot predict with certainty future revenues or results from operations. If the assumptions on which our revenue or expenditure forecasts are based change, the benefits of our business strategy may change as well.

We will require additional financing in the future, which may not be available on favorable terms or at all.

The development of our business is expected to require additional financing. Failure to obtain sufficient financing may result in the delay or indefinite postponement of our business plans. The initial primary source of funding available to us consists of equity financing. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to us.

The ongoing volatility in global capital markets has generally made the raising of capital by equity or debt financing more difficult. Access to financing has been negatively impacted by ongoing global economic risks and increased inflation. We will require substantial additional funds for further research and development, and the marketing and sale of our technology. We may attempt to raise additional funds for these purposes through public or private equity or debt financing, collaborations with other therapeutic companies, government grants or other sources. There can be no assurance that additional funding or partnerships will be available on terms acceptable to us and which would foster the successful commercialization of the Products. If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of the common shares or terms superior to those of the Warrants. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital or to pursue business opportunities, including potential acquisitions. If adequate funds are not obtained, we may be required to reduce, curtail or discontinue operations.

We have had negative operating cash flows since inception and expect to incur losses for the foreseeable future.

We have had negative cash flow from operating activities and have incurred operating losses since its inception. We anticipate that we will continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our research and development of, and seek regulatory approvals for, our product candidates, prepare for and begin to commercialize any approved product candidates and add infrastructure and personnel to support our product development efforts and operations as a public company. The net losses and negative cash flows incurred to date, together with expected future losses, have had, and likely will continue to have, an adverse effect on our shareholders' deficit and working capital. As of June 30, 2025, we had an accumulated deficit of approximately $40.2 million, which was comprised of approximately $12.4 million of accumulated deficit of SkinJect as of September 30, 2023, the day after it became a subsidiary of the Company, and approximately $27.8 million of deficit accumulated by the Company on a consolidated basis since September 30, 2023). The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue.

To the extent that we have negative operating cash flow in future periods, we may need to allocate a portion of our cash reserves to fund such negative cash flow. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that we will be able to generate positive cash flow from our operations or that additional capital or other types of financing will be available when needed or on terms favorable to us.

We are in a highly competitive industry which is continuously evolving with technological changes.

We are engaged in an industry that is highly competitive, evolving and characterized by technological change. As a result, it is difficult for us to predict whether, when and by whom new competing technologies or new competitors may enter the market. We face competition from companies with strong positions in certain markets we are currently targeting, and in new markets and regions we may enter. Some of these companies have significantly greater financial, technical, human, research and development, and marketing resources than us. We cannot assure that we will be able to compete effectively against current and future competitors who may discover and develop products in advance of us that are more effective than those developed by us. As a consequence, our current and future technologies may become obsolete or uncompetitive, resulting in adverse effects on revenue, margins and profitability. In addition, competition or other competitive pressures may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations. To the extent that new or improved pharmaceutical drug treatments are introduced that demonstrate better long-term efficacy and safety, patients and physicians may further delay the introduction of patches, such as SkinJectTM, if approved, in the skin cancer treatment continuum or delay the use of Teverelix for the treatment of for the treatment of cardiovascular high-risk prostate cancer patients and patients with first AUR episodes due to an enlarged prostate. SkinJectTM could also face competition from other formulations or devices that deliver chemotherapeutic agents on an extended basis.

Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staffs and experienced commercial and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in competitors. As a result, these companies may obtain regulatory approval more rapidly than we are able and may be more effective in selling and marketing their products as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis drug products or drug delivery technologies that are more effective or less costly than the Products.

We believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:

  the usefulness, ease of use, performance and reliability of our technology compared to our competitors;

  the activity and tolerability of the Products, including relative to marketed products and product candidates in development by third parties;

  the ability to distinguish safety and efficacy from existing, alternative therapies;

  the timing for the Products to complete clinical development and receive market approval;

  acceptance of the Products by patients, physicians and other health providers,

  our ability to monetize our technology;

  the selection of licensing partners for our technology with the necessary skills and resources to drive uptake;

  our marketing and selling efforts;

  our financial condition and results of operations;

  the ability to maintain a good relationship with regulatory authorities;

  the price of our future products, including in comparison to branded or generic competitors;

  whether coverage and adequate levels of reimbursement are available under private and governmental health insurance plans,

  acquisitions or consolidations within our industry, which may result in more formidable competitors;

  our ability to protect our intellectual property rights,

  our ability to attract, retain and motivate talented employees;

  our ability to cost-effectively manage and grow our operations; and

  our reputation and brand strength relative to that of our competitors.

Our future success will depend on our ability to continually enhance and develop the Products.

There is a broad pipeline of potential new therapies that may compete with the Products. The market is characterized by rapid technological change and the possibility of frequent new product introductions. Accordingly, our future success depends upon our ability to enhance the Products and to develop, introduce and sell the most accurate products at competitive prices. The development of new technologies and products involves time, substantial costs and risks. Our ability to successfully develop new technologies depends in large measure on our ability to maintain a technically skilled research and development staff and to adapt to technological changes and advances in the industry.

The success of new product introductions depends on a number of factors including the efficacy and safety as demonstrated in clinical trials, the ability to demonstrate the impact of real world evidence, timely and successful product development, the timing and market introduction of competitive products, market acceptance, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of pharmaceutical components in appropriate quantities and costs to meet anticipated demand, the risk that new products may have quality or other defects in the early stages of introduction and our ability to manage distribution and production issues related to new product introductions, the clinical indications for which the product is approved, acceptance by physicians, the medical community and patients of the product as a safe and effective treatment, the ability to distinguish safety and efficacy from existing, less expensive alternative therapies, the convenience of prescribing, administrating and initiating patients on the product, the potential and perceived advantages and/or value of the product over alternative treatments, the cost of treatment in relation to alternative treatments, including any similar generic treatments, the availability of coverage and adequate reimbursement by third-party payors and government authorities to support the product's pricing, the prevalence and severity of adverse side effects and the effectiveness of sales and marketing efforts.

If we are unable, for any reason, to enhance, develop, introduce and sell new products in a timely manner, or at all, in response to changing market conditions or customer requirements or otherwise, our business would be harmed.

If we are unable to differentiate SkinJectTM from existing therapies for treatment of skin cancer or Teverelix from therapies for high cardiovascular risk advanced prostate cancer patients or from treatment of recurrent AUR ("AURr") episodes, or if the FDA or other applicable regulatory authorities approve generic products that compete with the Products, the ability to successfully commercialize the Products would be adversely affected.

It is possible that we will receive data from additional clinical trials in respect of either or both of SkinJectTM and Teverelix, or in a post marketing setting from physician and patient experiences with the commercial products, that does not continue to support such interpretations. It is also possible that the FDA, physicians and healthcare payers will not agree with our interpretation of existing and future clinical trial data. If we are unable to demonstrate the value of the Products based on clinical data, patient experience, as well as real world evidence, the opportunity for the Products to maintain premium pricing and be commercialized successfully would be adversely affected.

Additionally, the FDA or other applicable regulatory authorities may approve other generic products that could compete with the Products if we cannot adequately protect it with our patent portfolio. For example, in the US, once an NDA is approved, the product covered thereby becomes a "listed drug" which can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application ("ANDA"). The Federal Food, Drug, and Cosmetic Act (the "FDCA"), FDA regulations and other applicable regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an ANDA or other application for generic substitutes. These manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active ingredient(s), dosage form, strength, route of administration, conditions of use, or labeling as our product candidate and that the generic product is bioequivalent to us, meaning it is absorbed in the body at the same rate and to the same extent as the Products. These generic equivalents, which must meet the same quality standards as branded pharmaceuticals, would be significantly less costly than ours to bring to market and companies that produce generic equivalents are generally able to offer their products at lower prices. Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product is typically lost to the generic product. Accordingly, competition from generic equivalents to our products would materially adversely impact our ability to successfully commercialize the Products.

A variety of risks associated with potential international business relationships could materially adversely affect our business.

We may enter into agreements with third parties for the development and commercialization of the Products in international markets. If we do so, we would be subject to additional risks related to entering into international business relationships, including:

  differing regulatory requirements in other countries including, among others, marketing approval, pricing, reimbursement and sales and marketing practices;

  potentially reduced protection for intellectual property rights;

  potential for so-called parallel importing, which is when a local seller, faced with higher local prices, opts to import goods from a foreign market with lower prices, rather than buying them locally;

  unexpected changes in tariffs, trade barriers and regulatory requirements, including the imposition of new tariffs by the U.S. government on imports to the U.S. and/or the imposition of retaliatory tariffs by foreign countries;

  economic weakness, including inflation, or political instability in foreign economies and markets;

  compliance with tax, employment, immigration and labor laws for employees traveling and working abroad;

  foreign taxes;

  foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other risks incident to doing business in another country;

  workforce uncertainty in countries where labor unrest is more common than in Canada or the United States;

  production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad or supply chain disruptions; and

  business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, tsunamis, hurricanes and fires.

These and other risks may materially adversely affect our ability to develop and commercialize products in international markets and may harm our business.

Collaboration arrangements we may enter into in the future may not be successful.

We may seek future partnerships, collaborations and other strategic transactions to maximize the commercial potential of the Products. We may enter into such arrangements on a selective basis depending on the merits of retaining commercialization rights for ourself as compared to entering into selective collaboration arrangements with leading pharmaceutical or biotechnology companies, both in the United States and internationally. We face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements should we choose to enter into such arrangements. The terms of any collaborations or other arrangements that we may establish may not be favorable to us.

Any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators.

Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations.

Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters could lead to delays in the development process or commercialization of our product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority.

Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration could adversely affect us financially and could harm our business reputation.

We may acquire businesses or products, or form strategic alliances in the future, and we may not realize the benefits of such acquisitions or alliances.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction. In addition, we may require significant additional funds to either acquire such businesses or products or to commercialize them, which may result in significant dilution to shareholders or the incurrence of significant indebtedness by us.

We do not have any customer commitments.

We may negotiate clinical and/or commercial supply agreements for the Products or product sub-components. At the time of this prospectus, there are no commitments from customers for the Products. Because we do not have any contracts for the Products, management may not accurately predict future revenue streams and there may be no assurance that customers would continue to use our products, or that we would be able to replace departing potential customers with new potential customers that provide us with comparable revenue.

Our business and operations would suffer in the event of computer system failures, cyberattacks, or a deficiency in our cyber security.

Despite the implementation of security measures, our internal computer systems, and those of the third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our commercialization or further development of our technology. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development or the commercialization of our products could be delayed or disrupted.

We may fail to manage growth successfully which may adversely impact operating results.

Our failure to manage our growth successfully may adversely impact our operating results. Our ability to manage growth will require us to continue to build our operational, financial and management controls, contracting relationships, marketing and business development plans and controls and reporting systems and procedures. Our ability to manage our growth will also depend in large part upon a number of factors, including the ability for us to rapidly:

  expand our internal and operational and financial controls significantly so that we can maintain control over operations;

  attract and retain qualified technical personnel in order to continue to develop reliable and flexible products and provide services that respond to evolving customer needs;

  build a sales team to keep customers and channel partners informed regarding the technical features issues and key selling points of our products and services;

  develop support capacity for customers as sales increase; and

  build a channel network to create an expanding presence in the evolving marketplace for our products and services.

An inability to achieve any of these objectives could harm our business, financial condition and results of operations.

Any products we develop will be subject to extensive, lengthy and uncertain regulatory requirements, which could adversely affect the ability to obtain regulatory approval in a timely manner, or at all.

It is understood that pharmacologic therapies are subject to an extensive, lengthy and unpredictable regulatory approval process by the FDA and equivalent regulatory bodies in other countries. This entails significant investment in time and resources, with no guarantee on the outcome or timeframe. We may encounter significant delays or excessive costs in our efforts to secure necessary market authorizations. Even if approved, the different regulatory bodies have numerous regulations governing the manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. The regulatory requirements governing new technologies might be subject to change, and the products themselves may be subject to substantial review by the FDA and/or other governmental regulatory authorities that could prevent or delay approval of these products. Regulatory constraints ultimately imposed on our products, if approved, could limit our ability to commercialize, thus impacting on our financial condition and results.

Manufacture and marketing of the Products is subject to government regulation. In most countries, we will be required to complete extensive non-clinical studies and clinical trials to demonstrate the safety and efficacy of the Products in order to apply for regulatory approval to market the product. Prior to marketing approval in the United States, required steps include non-clinical (animal and laboratory) testing; performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the Products in the intended target population; performance of a consistent and reproducible manufacturing process intended for commercial use; and successful filing and approval of an NDA. These processes are costly and the timeframe and success are uncertain and may be out of our control. We also have no control over the extent of approval, which can be restricted to specific jurisdictions and/or conditions on the product label and limit our revenues.

Once approved, we will be subjected to continuing regulatory review, including adverse event reporting requirements and the FDA's general prohibition against promoting products for unapproved uses. We may also have other forms of post approval commitments, such as clinical trials or enhanced safety reporting and commitments. Failure to comply with any post-approval requirements can have consequences including warning letters, product seizures, recalls, substantial fines, injunctions, withdrawal of approvals, operating restrictions and criminal prosecutions. Any of these enforcement actions, any unanticipated changes in existing regulatory requirements or the adoption of new requirements, or any safety issues that arise with any approved products, could negatively impact on our ability to market products and generate revenues and thus our ability to continue our operations.

We also may be restricted or prohibited from marketing or manufacturing a product, even after obtaining product approval, if previously unknown problems with the product or our manufacturer are subsequently discovered. Moreover, we cannot provide assurance that newly discovered or developed safety issues will not arise following any regulatory approval. If our product is used by a large patient population, serious adverse events may occur from time to time that initially may seem unconnected to the treatment, and only when it repeatedly occurs over a period of time does the treatment become suspect as having a causal relationship to the adverse event. Any safety issues could cause us to suspend or cease marketing of our approved products, possibly subject us to substantial liabilities, and adversely affect our ability to generate revenues.

We may not be able to obtain marketing approval.

Even if we complete the necessary non-clinical studies and clinical trials, the marketing approval process is expensive, time-consuming, and uncertain and may prevent us from obtaining approvals for the commercialization of the Products. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize, or will be delayed in commercializing, the Products, and our ability to generate revenue will be materially impaired.

We rely on the protection of intellectual property rights.

Our commercial success depends to a significant degree upon our ability to develop new or improved technologies, instruments and products, and to obtain patents or other intellectual property rights or statutory protection for these technologies and products in Canada, the United States and other countries, such as the countries in the European Union and Asia. We intend to patent concepts, components, processes, industrial designs and methods, and other inventions and technologies that we considers to have commercial value or that will likely give us a competitive advantage. Despite devoting resources to the research and development of proprietary technology, we may not be able to develop new technology that is patentable or protectable. Further, patents issued to us, if any, could be challenged, held invalid or unenforceable, or be circumvented and may not provide us with necessary or sufficient protection or a competitive advantage.

In addition, despite our efforts to protect and maintain our patents competitors and other third parties may be able to design around our patents, if so awarded, or develop products similar to our products that are not within the scope of such patents. Finally, patents provide certain statutory protection only for a limited period of time that varies depending on the jurisdiction and type of patent. The statutory protection term of our SkinJectTM patents expire between 2030 and 2035 and the statutory term of Antev's issued U.S. patents expire in 2039 (between 2044 and 2045 with respect to certain pending patent applications that have yet to issue) and, thereafter, the underlying technology of such patents will be allowed to be used by any third party, including our competitors. Moreover, the inventions covered by patents may be free to be used in countries for which there is no patent protection. A number of our competitors and other third parties have been issued patents, or may have filed patent applications, or may obtain additional patents or other intellectual property rights for technologies similar to those that we have developed, used or commercialized, or may develop, use or commercialize, in the future. As certain patent applications in the United States and other countries are maintained in secrecy for a period of time after filing, and as publication or public awareness of new technologies often lags behind actual discoveries, we cannot be certain that we have been the first to develop the technology covered by our pending patent applications. In addition, the disclosure in our patent applications, including in respect of the utility of our claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, we can provide no assurance that our patent applications will result in valid or enforceable patents.

Prosecution and protection of the rights sought in patent applications and patents can be costly and uncertain, often involve complex legal and factual issues and consume significant time and resources. In addition, the breadth of claims allowed in our future patents, their enforceability and our ability to protect and maintain them cannot be predicted with any certainty. The laws of certain countries may not protect intellectual property rights to the same extent as the laws of Canada or the United States Even if our patents are held to be valid and enforceable in a certain jurisdiction, any legal proceedings that we may initiate against third parties to enforce such patents will likely be expensive, take significant time and divert management's attention from other business matters. We can provide no assurance that any of our pending patent applications will provide any protectable, maintainable or enforceable rights or competitive advantages to it.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

Once granted, patents may remain open to invalidity challenges including opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices or similar proceedings for a given period after allowance or grant, during which time third parties can raise objections against such grant. In the course of such proceedings, which may continue for a protracted period of time, the patent owner may be compelled to limit the scope of the allowed or granted claims thus attacked or may lose the allowed or granted claims altogether.

In addition, the degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

  others may be able to make product that is similar to product candidates we intend to commercialize that is not covered by the patents that we own;

  we, or any collaborators might not have been the first to make or reduce to practice the inventions covered by the issued patents or pending patent applications that we own;

  we or any collaborators might not have been the first to file patent applications covering certain of our inventions;

  others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

  it is possible that our pending patent applications will not lead to issued patents;

  issued patents that we own may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

  our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; and we may not develop additional proprietary technologies that are patentable;

  third parties performing manufacturing or testing for us using our products or technologies could use the intellectual property of others without obtaining a proper license;

  parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights over that intellectual property;

  we may not develop additional proprietary technologies that are patentable;

  we may not be able to obtain and maintain necessary licenses on commercially reasonable terms, or at all; and

  the patents of others may harm our business.

Should any of these events occur, they could significantly harm our business and results of operations. We can provide no assurance that we will be successful in protecting, maintaining or enforcing our intellectual property rights. If we are not successful in protecting, maintaining or enforcing our intellectual property rights, then our business, operating results and financial condition could be materially adversely affected.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of Canada and the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences.

To the extent that we have obtained or are able to obtain patents or other intellectual property rights in any foreign jurisdictions, it may be difficult for us to stop the infringement of our patents or the misappropriation of other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the availability of certain types of patent rights and enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

Many countries, including European Union countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.

Guidelines and recommendations published by various organizations can reduce the use of products that we may commercialize.

Government agencies promulgate regulations and guidelines directly applicable to us and our products. In addition, professional societies, practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the healthcare and patient communities with respect to specific products. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines that do not recognize our future products, suggest limitations or inadequacies of our future products, or suggest the use of competitive or alternative products as the standard of care to be followed by patients and healthcare providers, could result in decreased use or adoption of our future products.

Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our technology and products..

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining, defending, maintaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time-consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents, and may diminish our ability to protect our inventions, obtain, maintain, enforce and protect our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our future owned and licensed patents. Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (the "AIA"), could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our future issued patents. On September 16, 2011, the AIA was signed into law. The AIA includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. In particular, under the AIA, the United States transitioned in March 2013 to a "first to file" system in which the first inventor to file a patent application will be entitled to the patent. The AIA also includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, re-define prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the U.S. Patent and Trademark Office ("USPTO") during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, PGR, IPR and derivation proceedings.

In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our or our licensors' ability to obtain new patents and patents that we or our licensors might obtain in the future. We cannot predict how future decisions by the courts, the U.S. Congress or the USPTO may impact the value of our patents. Any similar adverse change in the patent laws of other jurisdictions could also adversely affect our business, financial condition, results of operations and prospects.

Further, the AIA also includes significant changes in the way patent applications will be prosecuted and may also affect patent litigation. These include allowing third parties to submit prior art during patent prosecution by the USPTO, and additional procedures to attack the validity of a patent in post-grant proceedings including opposition, derivation, re-examination, inter partes review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position.

Patent reform legislation in the United States, including the AIA, could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The AIA was signed into law on September 16, 2011, and includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third -party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. After March 15, 2013, under the AIA, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications, our ability to obtain future patents, and the enforcement or defense of our issued patents, all of which could harm our business, financial condition, results of operations and prospects.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our owned patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Moreover, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. The statutory protection term of our patents expire between 2030 and 2035 and, thereafter, the underlying technology of such patents will be allowed to be used by any third party, including our competitors. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for our current or future product candidates, we may be open to competition from generic versions of such products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we have licensed or that we may obtain in the future. For example, the complexity and uncertainty of European patent laws have also increased in recent years. In Europe, in June 2023, a new unitary patent system was introduced, which will significantly impact European patents, including those granted before the introduction of the system. Under the unitary patent system, after a European patent is granted, the patent proprietor can request unitary effect, thereby getting a European patent with unitary Effect (the "Unitary Patent"). Each Unitary Patent is subject to the jurisdiction of the Unitary Patent Court (the "UPC"). As the UPC is a new court system, there is no precedent for the court, increasing the uncertainty of any litigation. Patents granted before the implementation of the UPC will have the option of opting out of the jurisdiction of the UPC and remaining as national patents in the UPC countries. Patents that remain under the jurisdiction of the UPC may be potentially vulnerable to a single UPC-based revocation challenge that, if successful, could invalidate the patent in all countries who are signatories to the UPC. We cannot predict with certainty the long-term effects of the new unitary patent system.

If we do not obtain protection under the Hatch-Waxman Amendments by obtaining data exclusivity, our business may be harmed.

Our commercial success will largely depend on our ability to obtain market exclusivity in the United States and other countries with respect to our drug candidates and their target indications. Depending upon the timing, duration and specifics of FDA marketing approval of our drug candidates, certain of our product candidates may be eligible for marketing exclusivity. The FDCA provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages, dosage forms or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and prohibits the FDA from approving an ANDA, or a 505(b)(2) NDA submitted by another company with overlapping conditions associated with the new clinical investigations for the three-year period. Clinical investigation exclusivity does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. The three-year exclusivity will not delay the submission or approval of an NDA for the same drug. However, an applicant submitting an NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

If we are unable to obtain such marketing exclusivity for our product candidates, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data to obtain approval of competing products and launch their product earlier than might otherwise be the case.

Risk of reduced or eliminated patent protection from non-compliance with regulatory requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in unenforceability, invalidity, abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in unenforceability, invalidity, abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or any future licensors fail to maintain the patents and patent applications covering the Products, our competitive position would be adversely affected.

We may infringe the intellectual property rights of others.

Our commercial success depends, in part, upon it not infringing or violating intellectual property rights owned by others. The industry in which we compete has participants that own, or claim to own, intellectual property. We cannot determine with certainty whether any existing third-party patents, or the issuance of any new third-party patents, would require us to alter our technologies or products, obtain licenses or cease certain activities, including the sale of certain products.

We may in the future receive claims from third parties asserting infringement and other related claims. Litigation may be necessary to determine the scope, enforceability and validity of third-party intellectual property rights or to protect, maintain and enforce our intellectual property rights. Some of our competitors have, or are affiliated with companies having, substantially greater resources than we have, and these competitors may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we can. Regardless of whether claims that it is infringing or violating patents or other intellectual property rights have any merit, those claims could:

  adversely affect our relationships with current or future distributors and dealers of our products;

  adversely affect our reputation with customers;

  be time-consuming and expensive to evaluate and defend;

  cause product shipment delays or stoppages; divert management's attention and resources;

  subject us to significant liabilities and damages;

  require us to enter into royalty or licensing agreements; or

  require us to cease certain activities, including the sale of products.

If it is determined that we have infringed, violated or is infringing or violating a patent or the intellectual property right of any other person or if we are found liable in respect of any other related claim, then, in addition to being liable for potentially substantial damages, we may be prohibited from developing, using, distributing, selling or commercializing certain of our technologies and products unless we obtain a license from the holder of the patent or other intellectual property right. We can provide no assurance that we will be able to obtain any such license on a timely basis or on commercially favorable terms, or that any such licenses will be available, or that workarounds will be feasible and cost-efficient. If we do not obtain such a license or find a cost-efficient workaround, our business, operating results and financial condition could be materially adversely affected and we could be required to cease related business operations in some markets and restructure our business to focus on our continuing operations in other markets.

Our general liability insurance expires in October, 2025 and we are in discussions for renewal upon expiration. There can be no assurance that we will be able to renew our liability insurance on favorable terms or at all.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might harm our ability to develop and market our products.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is or may be relevant to or necessary for the commercialization of our product candidates in any jurisdiction. Patent applications in the United States and elsewhere are not published until approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. In addition, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Therefore, patent applications covering our products could have been filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our product candidates or the use of our products.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent's prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third party's pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, and our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products.

If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our products that are held to be infringing. We might, if possible, also be forced to redesign products or services so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

We may become involved in lawsuits to protect or enforce our patents or our other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors may infringe or otherwise violate our patents or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file legal claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. As a result, we cannot predict with certainty how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court. Further, even if we prevail against an infringer in U.S. district court, there is always the risk that the infringer will file an appeal and the district court judgment will be overturned at the appeals court and/or that an adverse decision will be issued by the appeals court relating to the validity or enforceability of our patents. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. The initiation of a claim against a third party may also cause the third party to bring counter claims against us such as claims asserting that our patents are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or lack of written description or statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO, or made a materially misleading statement, during prosecution. Third parties may also raise similar validity claims before the USPTO in post-grant proceedings such as ex parte reexaminations, inter partes review, or post-grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of any future patent protection on our current or future product candidates.

We may not be able to detect or prevent misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Our business could be harmed if in litigation the prevailing party does not offer us a license on commercially reasonable terms. Any litigation or other proceedings to enforce our intellectual property rights may fail, and even if successful, may result in substantial costs and distract our management and other employees.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could harm the price of our securities.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities and have a harmful effect on the success of our business.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could adversely impact the price of our securities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials and internal research programs. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace, including compromising our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development collaborations that would help us commercialize our product candidates, if approved.

Because of the expense and uncertainty of litigation, we may not be in a position to enforce our intellectual property rights against third parties.

Because of the expense and uncertainty of litigation, we may conclude that even if a third party is infringing our issued patent, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our shareholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.

We may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

The issuance of a patent does not give us the right to practice the patented invention. A third party may hold intellectual property, including patent rights, that are important or necessary to the development of our product candidates. Third parties may also have blocking patents that could prevent us from marketing our products or practicing our own patented technology. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our drug candidates, in which case we would be required to obtain a license from these third parties on commercially reasonable terms. Such a license may not be available, or it may not be available on commercially reasonable terms, in which case our business would be harmed.

The risks described elsewhere pertaining to our intellectual property rights also apply to any intellectual property rights that we may in-license, and any failure by us or our potential licensors to obtain, maintain, defend and enforce these rights could harm our business. In some cases we may not have control over the prosecution, maintenance or enforcement of the patents that we may license, and may not have sufficient ability to provide input into the patent prosecution, maintenance and defense process with respect to such patents, and our potential licensors may fail to take the steps that we believe are necessary or desirable in order to obtain, maintain, defend and enforce the licensed patents.

We may be subject to claims arising from consultants or contractors misappropriating intellectual property.

Many of our consultants and contractors were previously or are concurrently employed at or engaged by biotechnology companies, and/or other pharmaceutical companies, including our competitors or potential competitors, or academic research institutions. Some of these consultants and contractors, including each member of our senior management or our other employees, may have executed proprietary rights, nondisclosure and non-competition agreements in connection with such previous or concurrent employment. We may be subject to claims that we or our consultants and contractors have used or disclosed the intellectual property and other proprietary information or know-how or trade secrets of others in their work for us. Litigation may be necessary to defend against these claims. We are not aware of any threatened or pending claims related to these matters or concerning agreements with our senior management, or other of our employees, consultants and contractors, but litigation may be necessary in the future to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, or personnel or access to consultants and contractors. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while our policy is to require our consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and scientific personnel.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we expect to rely on third parties to manufacture our product candidates, and we expect to continue to collaborate with third parties on the development of our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share our facilities or third-party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market. Further, adequate remedies may not exist in the event of unauthorized use or disclosure. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor's discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may harm our business and results of operations.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Policing unauthorized use of our intellectual property is difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use. Moreover, enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor's discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for our product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. Trade secrets are difficult to protect, and we have limited control over the protection of trade secrets used by our collaborators and suppliers. We seek to protect our trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may unintentionally or willfully breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. In addition, we may not be able to obtain adequate remedies for any such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. We would expect any trade secret dispute to be governed by federal law, and the Defend Trade Secrets Act ("DTSA") of 2016. However, in the event we are not able to utilize the DTSA, we would then be limited to resolving such a dispute in state court. State trade secret laws in the United States vary, and state courts are sometimes less willing to protect trade secrets. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

The increasing use of artificial intelligence ("AI") and machine learning in drug discovery and development introduces new and evolving risks that could harm our business and competitive position.

The increasing use of AI and machine learning in drug discovery and development introduces new and evolving risks related to ownership, inventorship, and protection of intellectual property generated by or with the assistance of AI technologies. Regulatory and legal frameworks governing AI-generated inventions are still developing and may create uncertainty regarding our ability to secure and enforce rights in such inventions.

We use hazardous chemicals and biological materials in their business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our product manufacturing, research and development, and testing activities involve the controlled use of hazardous materials, including chemicals and biological materials. We cannot eliminate the risks of accidental contamination or the accidental discharge of these materials, or any resulting injury from such an event. We may be subjected to litigation for any injury that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets. Our use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters, are governed by federal, state, provincial and local legislation. We are also subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices. Our operations may require that environmental permits and approvals be issued by applicable government agencies, which can be costly and time-consuming to attain. These regulations and legislation can change, or new ones come into place, due to future legislative or administrative actions. These events could cause us to incur additional expense or restrict our operations. Compliance with environmental laws and regulations, current or future, may be expensive and prohibitive for our research, development or production efforts. Failure to comply could incur substantial costs and liabilities, including civil or criminal fines and penalties, clean-up costs or capital expenditures to achieve and maintain compliance.

If product liability lawsuits are brought against us then we may incur substantial liabilities and may be required to limit commercialization of the Products, if approved, and any other future products.

We face a potential risk of product liability as a result of distribution of our product candidate for testing and commercialization of the Products. For example, we may face claims if use of the Products allegedly cause injury or are found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in product quality, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourself against product liability claims, we may incur substantial liabilities or be required to limit commercialization of the product subject to such claims. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

  decreased demand for current and future products;

  injury to our reputation;

  costs to defend any related litigation;

  diversion of management's time and our resources;

  product recalls, withdrawals or labeling, marketing or promotional restrictions;

  loss of revenue;

  inability to commercialize the Products and other products, if approved;

  decline in our share price; and

  exposure to adverse publicity.

Although we currently have general liability insurance in place, we do not know whether the limits of the insurance will be sufficient to satisfy any claims should they arise. We may not have sufficient resources to pay for any liabilities resulting from a claim excluded from or beyond the limits of, our insurance coverage. If we cannot successfully defend ourselves against a product liability claim, we may incur substantial liabilities.

Our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading, which could significantly harm our business.

We are exposed to the risk that employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in fraudulent or other illegal activity, fraud or other misconduct. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to us that violates: (i) the law and regulations of the FDA and non-U.S. regulators, including those laws that require the reporting of true, complete and accurate information to the FDA and non-U.S. regulators, (ii) healthcare fraud and abuse laws and regulations in the United States and elsewhere and (iii) laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct in violation of these laws may also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by our executives, employees, consultants and other third parties, and any precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourself or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in national healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary technological advances and know-how, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our consultants, contractors, outside scientific collaborators, sponsored researchers and other advisors, including the third parties we rely on to manufacture the product, to protect our trade secrets and other proprietary information. However, any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets.

Accordingly, these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, others may independently discover our trade secrets and proprietary information. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position and financial results.

Lawsuits relating to intellectual property infringement will be costly and time consuming.

We may be required to initiate litigation to enforce or defend our intellectual property rights. These lawsuits can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the pharmaceutical industry generally. Such litigation or proceedings could substantially increase our operating expenses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

In infringement litigation, any award of monetary damages we receive may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information and trade secrets could be compromised by disclosure during litigation. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are resolved. Further, any claims we assert against a perceived infringer could provoke these parties to assert counterclaims against us alleging that we have infringed their patents. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

In addition, our patents and patent applications could face other challenges, such as interference proceedings, opposition proceedings, reissue, inter partes review, re-examination proceedings, third-party submissions of prior art, and other forms of post-grant review. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope or preventing the issuance of, any of our patents and patent applications subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert our management and scientific personnel's time and attention.

In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the market price of our securities.

Intellectual property disputes could distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our securities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings.

Our directors may serve as directors of other biotech companies and may have conflicts of interest.

Certain of our directors and executive officers may, from time to time, be employed by or affiliated with organizations which have entered into agreements or will enter into agreements with us. As disputes may arise between these organizations and us, or certain of these organizations may undertake or have undertaken research with our competitors, there exists the possibility for such persons to be in a position of conflict. We cannot assure that any decision or recommendation made by these persons involving us will be made in accordance with his or her duties and obligations to deal fairly and in good faith with us and such other organizations.

Our business is affected by macroeconomic conditions.

Various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates, tariffs and trade sanctions on goods, and overall economic conditions and uncertainties, including those resulting from political instability and the current and future conditions in the global financial markets. For instance, if inflation or other factors were to significantly increase our business costs, it may not be feasible to pass through price increases to patients. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the value of our investments and our ability to liquidate our investments in order to fund our operations, if necessary.

Interest rates and the ability to access credit markets could also adversely affect the ability of payors and distributors to purchase, pay for and effectively distribute our products if and when approved. Similarly, these macroeconomic factors could affect the ability of our current or potential future contract manufacturers, sole-source or single-source suppliers, or licensees to remain in business or otherwise manufacture or supply our products. Failure by any of them to remain in business could affect our ability to manufacture our products.

We may be responsible for corruption and anti-bribery law violations.

Our business activities are subject to the to the U.S. Foreign Corrupt Practices Act (the "FCPA") and other anti-bribery and anti-corruption laws of the United States and other countries in which we operate, as well as U.S. and certain foreign export controls and trade sanctions which generally prohibit companies and company employees from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.

Our employees or other agents may, without our knowledge and despite our efforts, engage in prohibited conduct under our policies and procedures and the FCPA or other anti-bribery laws for which we may be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

We are subject to foreign exchange risks.

As we grow and do business in foreign markets, including the United States and Europe, it is quite possible that transactions will take place in foreign currencies. At this point we do not participate in hedging activities. Although we cannot predict the effect of possible foreign exchange losses in the future, if such losses occurred, they could have a material adverse effect on our business, results of operation, and financial condition. In addition, fluctuations in exchange rates could affect the pricing of our products and negatively influence customer demand.

We are subject to taxation risks and changing rules by different tax authorities or challenges to our tax positions.

We are subject to taxation in the United States, Canada and other jurisdictions in which we operate. Our future income tax obligations could be affected by changes in, or interpretations of, tax laws in the United States, Canada or in other jurisdictions. Changes in tax laws or regulations may be enacted that could significantly affect our overall tax liabilities and our effective tax rate. In addition, tax authorities could interpret or issue guidance on how provisions of certain tax laws and regulations will be applied or otherwise administered that is different from our interpretation, and we may be required to make adjustments to amounts that we have recorded that may adversely affect our results of operations and financial condition. Our tax reporting positions may be challenged by relevant tax authorities, and we might incur significant expense in our efforts to defend those challenges, and we might be unsuccessful in those efforts. Developments in examinations and challenges might materially change our provision for taxes in the affected periods and might differ materially from our historical tax accruals. Any of these risks might have a materially adverse impact on our business operations, our cash flows, and our financial position or results of operations.

We believe that we will be treated as a U.S. corporation for U.S. federal income tax purposes.

As discussed more fully under "U.S. Federal Income Tax Considerations," we believe that, pursuant to Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), even though we are organized as a corporation under the laws of Ontario, Canada, the Company will be treated as a U.S. domestic corporation for all purposes of the Code. The Company will therefore be taxed as a U.S. domestic corporation for U.S. federal income tax purposes. As a result, the Company will be subject to U.S. federal income tax on its worldwide income. The Company is also subject to tax in Canada. It is unclear how the foreign tax credit rules under the Code will operate in certain circumstances, given our treatment as a U.S. domestic corporation for U.S. federal income tax purposes and the taxation of the Company in Canada. Accordingly, it is possible that we will be subject to double taxation with respect to all or part of our taxable income.

In addition, if the Company pays dividends to a Non-U.S. Holder, as defined in the discussion under the heading "U.S. Federal Income Tax Considerations," it will be required to withhold U.S. income tax at the rate of 30%, or such lower rate as may be provided in an applicable income tax treaty. Each investor is urged to consult its own tax adviser regarding the U.S. federal income tax position of the Company and the tax consequences of holding our securities.

Our ability to use our net operating losses and certain other attributes may be subject to certain limitations.

Under Section 382 and Section 383 of the Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change net operating losses ("NOLs") and other tax attributes, including research and development tax credits, to offset its post-change income or taxes may be limited. In general, an "ownership change" will occur if there is a cumulative change in our ownership by "5% shareholders" that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. If we have undergone previous ownership changes, or if we undergo an ownership change in the future, including as a result of this offering, our ability to use NOLs and other tax attributes to reduce future taxable income may be subject to substantial restrictions.

We are subject to a number of risks and hazards, of which not all of them may be sufficiently insured for.

Our business will be subject to a number of risks and hazards generally, including general liability. Such occurrences could result in damage to property, inventory, facilities, personal injury or death to end-customers or operators, damage to our properties or the properties of others, monetary losses and possible legal liability. Although we maintain insurance to protect against certain risks in such amounts as we consider to be reasonable, our insurance will not cover all the potential risks associated with our operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. We might also become subject to liability which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

Risks related to health epidemics and pandemics.

Unfavorable global conditions, including as a result of health and safety concerns related to global pandemics, could adversely affect our business, financial condition or results of operations. Our operations could be adversely affected by general conditions in the global economy, including conditions that are outside of our control, such as the impact of health and safety concerns from global pandemics like the coronavirus (COVID-19) outbreak. The most recent global financial crisis caused by the coronavirus outbreak has resulted in extreme volatility and disruptions in the capital and credit markets. A weak or declining economy could also strain our supply channels.

Risks Related to Marketing, Reimbursement, Healthcare Regulations and Ongoing Regulatory Compliance

Coverage and reimbursement may be limited or unavailable in certain market segments for the Products, which could make it difficult for us to sell the Products profitably.

The success of the Products, if approved, depends on the availability of adequate coverage and reimbursement from third-party payors, including government agencies. There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. Coverage may be more limited than the purposes for which a therapeutic is approved by the FDA or comparable regulatory authorities in other jurisdictions.

In the United States and some other jurisdictions, patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States and commercial payors are critical to new product acceptance.

Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which drugs and treatments they will cover and the amount of reimbursement. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services ("CMS"), an agency within the United States

Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare, and private payors often follow CMS' coverage decisions. Other jurisdictions have agencies, such as the National Institute for Health and Care Excellence in the United Kingdom, that evaluate the use and cost effectiveness of therapies, which impact the utilization and price of the medicine in such jurisdiction.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. As a result, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time consuming and costly process that could require Medicus to provide to each payor supporting scientific, clinical and cost effectiveness data for the use of products on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. Even if Medicus obtains coverage for a given product, the resulting reimbursement payment rates might not be adequate for Medicus to maintain pricing sufficient to achieve or sustain profitability or may require copayments that patients find unacceptably high.

Medicus intends to seek approval to market the Products in different jurisdictions, which could include Canada and other selected foreign jurisdictions in addition to the United States. If Medicus obtains approval in any of these jurisdictions for the Products, Medicus will be subject to rules and regulations in those jurisdictions. Market acceptance and sales of the Products will depend significantly on the availability of adequate coverage and reimbursement from third party payors for the Products and may be affected by existing and future health care reform measures.

Our relationship with healthcare providers and physicians and third-party payors will be subject to applicable antikickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors in the United States, Canada, and elsewhere play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. If we obtain FDA approval for any product candidates and begin commercializing those products in the United States, our current and future arrangements with healthcare providers, third-party payors, customers, and others may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. In particular, the research of product candidates, as well as the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business or financial arrangements.

The applicable U.S. federal, state and other healthcare laws and regulations laws that may affect our ability to operate include, but are not limited to:

  the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. The term remuneration has been interpreted broadly to include anything of value. Further, courts have found that if "one purpose" of renumeration is to induce referrals, the federal Anti-Kickback statute is violated. Violations are subject to significant civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, a claim submitted for payment to any federal healthcare program that includes items or services that were made as a result of a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or FCA. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers, among others, on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

  the federal civil and criminal false claims laws, including the FCA, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs; knowingly making, using, or causing to be made or used, a false record or statement material to a false, fictitious or fraudulent claim or an obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. A claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the FCA. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to "cause" the submission of false or fraudulent claims. The FCA also permits a private individual acting as a "whistleblower" to bring qui tam actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery or settlement. When an entity is determined to have violated the FCA, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

  the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false fictitious or fraudulent statement or entry in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA fraud provisions without actual knowledge of the statute or specific intent to violate it;

  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose, among other things, certain requirements relating to the privacy, security and transmission of individually identifiable health information on certain covered healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their respective "business associates," those independent contractors or agents of covered entities that create, receive, maintain, transmit or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions. In addition, there are additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

  the federal Physician Payments Sunshine Act, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or, collectively, the Affordable Care Act, and its implementing regulations, which require manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions) to report annually to CMS information related to direct or indirect payments and other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners;

  federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

  analogous U.S. state, local and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers and may be broader in scope than their federal equivalents; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and other relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures or drug pricing; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information, some of which may be more stringent than those in the United States (such as the European Union, which adopted the General Data Protection Regulation, which became effective in May 2018) in certain circumstances, and may differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time-and resource-consuming, costly, and can divert a company's attention from the business.

It is possible that governmental and enforcement authorities will conclude that our business practices, including our arrangements with physicians and other healthcare providers, may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other government regulations that apply to us, we may be subject to significant sanctions, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, reputational harm, exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to similar penalties. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical manufacturer to incur significant legal expenses and divert management's attention from the operation of the business. In addition, the approval and commercialization of any product candidate in other countries will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. All of these could harm our ability to operate our business and our financial results.

Ongoing healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.

Changes in U.S., Canadian, and foreign regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

In the United States and in some foreign jurisdictions, there have been, and likely will continue to be, a number of legislative initiatives and regulatory changes regarding the healthcare system directed at broadening the availability of healthcare, improving the quality of healthcare, and containing or lowering the cost of healthcare. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, (collectively, the "ACA") was enacted, which substantially changed the way health care is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. The ACA, among other things, subjects biological products to potential competition by lower-cost biosimilars, expands the types of entities eligible for the 340B drug discount program; introduced a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations; established annual fees and taxes on manufacturers of certain branded prescription drugs; and created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, or BBA, effective as of January 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and our expects there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the U.S. Supreme Court. Additionally, the Trump Administration has issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. We cannot predict what affect further changes to the ACA would have on our business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, on August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation's automatic reduction to several government programs, including aggregate reductions of Medicare payments to providers of up to 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, unless additional Congressional action is taken. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, and subsequent legislation, these Medicare sequester reductions are suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Additionally, the BBA, among other things, amended the ACA, effective January 1, 2019, by increasing the point-of-sale discount (from 50% under the ACA to 70%) that is owed by pharmaceutical manufacturers who participate in Medicare Part D and closing the coverage gap in most Medicare drug plans, commonly referred to as the "donut hole."

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. Recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their products. Such scrutiny has resulted in several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. For example, at the federal level, the Trump administration's budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent "principles" for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out of pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. HHS has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule that would allow Medicare Advantage Plans the option of using step therapy, a type of prior authorization, for Part B drugs beginning January 1, 2020. This final rule codified CMS' policy change that was effective January 1, 2019. While there had been some questions about the Trump Administration's position on the program for negotiating Medicare drug prices, CMS issued a public statement on January 29, 2025, declaring that lowering the cost of prescription drugs is a top priority of the new administration and CMS is committed to considering opportunities to bring greater transparency in the negotiation program. The effects of the IRA on our business is not yet known.

Several regulations have also been proposed partly in response to several executive orders issued by President Trump related to prescription drug pricing that seek to implement several of the administration's proposals. For example, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates will be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. The MFN Model regulations mandate participation by identified Part B providers and will apply in all U.S. states and territories for a seven-year period beginning January 1, 2021, and ending December 31, 2027. The Interim Final Rule has not been finalized and is subject to revision and challenge. Additionally, on November 20, 2020, HHS finalized a regulation removing the safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. While some of these and other measures may require additional authorization to become effective,  and the Trump administration may reverse or otherwise change these measures, Congress has indicated that it will continue to seek new legislative and/or administrative measures to control drug costs.

At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biologic product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions on coverage or access could harm our business, results of operations, financial condition and prospects. In January 2024, the FDA authorized Florida's Agency for Health Care Administration's drug importation program, which is the first step toward Florida facilitating importation of certain prescription drugs from Canada. Authorization of other state programs may follow as other states have submitted importation program proposals. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our drugs or put pressure on our drug pricing, which could negatively affect our business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for the Products or put pressure on product pricing.

It is expected that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the extent to which state and federal governments cover particular healthcare products and services and could limit the amounts that the federal and state governments will pay for healthcare products and services. This could result in reduced demand for the Products or could result in additional pricing pressures.

The current Trump administration is pursuing policies to reduce regulations and expenditures across government including at HHS, the FDA, CMS, and related agencies. These actions, presently directed by executive orders or memoranda from the Office of Management and Budget, may propose policy changes that create additional uncertainty for our business. Further, in June 2024, the U.S. Supreme Court reversed its longstanding approach under the Chevron doctrine, which provided for judicial deference to regulatory agencies' interpretation of statutes that are silent or ambiguous, including the FDA and CMS. As a result of this decision, we cannot be sure whether there will be increased challenges to existing agency regulations or how lower courts will apply the decision in the context of other regulatory schemes without more specific guidance from the U.S. Supreme Court. For example, this decision may result in more companies bringing lawsuits against the regulatory agencies to challenge current regulations and longstanding decisions and policies of the FDA or CMS, which could lead to uncertainties in the industry. We cannot predict the full impact of this decision, future judicial challenges brought against the FDA, CMS, or other regulatory agencies, or the nature or extent of government regulation that may arise from future legislation or administrative action.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, the Products may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.

We are currently operating in a period of global economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability. Changes and instability in global economic conditions and geopolitical matters could have a material adverse effect on our business, financial condition and results of operations.

The United States and global markets are experiencing and may in the future experience volatility and disruption, including diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, high inflation and interest rates, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of geopolitical conflicts, including in Russia and Ukraine, the Middle East and other areas, terrorism or other events. Sanctions and enhanced export controls imposed by the United States and other countries focusing on national security-related technologies, including biotechnology, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability.

Changes in regulations and policies in the United States and the resulting political and economic uncertainty in the United States may also impact us, the financial markets and the global economy. The U.S.
has imposed increased tariffs on certain countries, focusing on those with which it has the largest trade deficits. Other countries have responded, and may continue to respond, by announcing retaliatory tariffs on U.S. imports. The tariff have disrupted, and may continue to, disrupt the global markets and escalate tensions between the U.S. and other countries. The extent of the impact that such tariffs, trade policies, or new legislation or regulations will have on our business specifically, or on the U.S. market and global economy generally, are uncertain and in the long term, unpredictable, and could adversely affect our business, financial condition, and results of operations. In addition, the increased tariffs could impact our ability to commercialize future drug candidates for the U.S. market, which is relevant to our ability to generate future revenues from these activities. As a result, the continued impact of these tariffs may impair our plans for further product development in the U.S. market as well as our ability to generate revenues.

The United States may also enact other regulations or policies that affect trade with China or otherwise impact the pharmaceutical industry by restricting U.S. pharmaceutical companies from contracting with certain countries for the development, research or manufacturing of pharmaceutical products. In April 2025, the U.S. Department of Commerce initiated national security investigations into the importation of pharmaceuticals and pharmaceutical ingredients pursuant to Section 232 of the Trade Expansion Act of 1962, which could result in the imposition of new tariffs on imports within the pharmaceutical industry. Further, executive orders were signed to implement Most Favored Nation drug pricing policies designed to align certain prescription drug prices in the U.S. to lower prices available in other countries. Investigations are being conducted to examine price differentials and consider policy approaches for implementation, including through administrative action. If such Most Favored Nation policies are implemented, changes to drug pricing are expected to affect the profitability of pharmaceutical and biotech companies in the U.S. as well as in other countries, as a price constrained market. The details of the proposed policies are unclear, and the final terms and impact remain uncertain, and may pose long-term risks to our business.

Any executive order, legislative action or potential sanctions on certain countries could materially impact our current manufacturing partners. In addition, natural and man-made disasters and global health emergencies, including pandemics and epidemics, may also adversely affect the financial markets and the global economy and result in significant business disruption.

The volatile business environment or continued unpredictable and unstable market conditions may result in further deterioration of the equity and credit markets, significant volatility in commodity prices, as well as supply chain interruptions and result in an economic downturn, which would make any equity or debt financing more difficult, costly and dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay, limit, reduce, or terminate our product development or future commercialization efforts.

Although our business has not been materially impacted by the tariffs adopted to date or adverse effects of geopolitical events, natural or man-made disasters or other business disruptions to date, such matters may affect our business in the future and it is impossible to predict the extent to which our operations, or those of our suppliers and manufacturers, will be impacted in the short and long term, or the ways in which such matters may impact our business. The extent and duration of such adverse geopolitical events, natural or man-made disasters or other business disruptions and actual or perceived political or economic instability and resulting market disruptions are impossible to predict but could be substantial. Any such disruptions may also magnify the impact of other risks described herein.

Risks Relating to this Offering and our Securities

We may experience fluctuations in market value.

The market price of publicly-traded securities is affected by many variables not directly related to our corporate performance, including the markets in which we are traded, the strength of the economy generally, the global economic situation and outlook, the availability and attractiveness of alternative investments, and the breadth of the public market for the securities. The effect of these and other factors on the market price of our securities in the future cannot be predicted.

Our securities could be subject to large price and volume volatility.

Market prices for the securities of biotechnology companies have historically been highly volatile. Our securities have and may continue to experience extreme price and volume volatility that may result in losses to shareholders. Accordingly, the trading price of our securities could be subject to wide fluctuations in response to a variety of factors including announcement of material events such as changes relating to new or improved technology, drug safety concerns and other general and industry-specific economic conditions.

Additionally, the securities markets in the United States have recently experienced a high level of price and volume volatility. It is expected that such fluctuations in volume and price will continue to occur which may make it difficult for a shareholder to sell our securities at a price equal to or above the price at which they were purchased.

Due to the relatively small size of our public float, our securities may experience extreme price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our securities.

In addition to the risks described elsewhere in this prospectus, we may be subject to extreme volatility that is unrelated to the underlying performance of our business. We have a relatively small public float due to our relatively small public float on the Nasdaq and the ownership percentage of our executive officers, directors and significant shareholders. As a relatively small-capitalization company with a relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our securities may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. For example, since our initial public offering in November 2024, our common shares have traded at a range with a high price of $8.94 on May 20, 2025 and a low price of $1.79 on September 4, 2025. Such volatility, including any stock run-up, may be unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our securities.

In addition, if the trading volumes of our securities are low, persons buying or selling in relatively small quantities may easily influence prices of our securities. This low volume of trades could also cause the price of our securities to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our securities may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our securities. As a result of this volatility, investors may experience losses on their investment in our securities. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our securities will be sustained. If an active market in our securities is not sustained, holders of our securities may be unable to readily sell the securities they hold or may not be able to sell their securities at all.

We will need to raise additional financing in the future which may dilute our share capital.

Our articles permit the issuance of an unlimited number of common shares. Future issuance of our common shares will result in dilution to the existing shareholders. Additionally, future sales of our common shares into the public market, including pursuant to this prospectus, may lower the market price for our securities, which may result in losses to our shareholders. Sales of substantial amounts of our common shares into the public market, or even the perception by the market that such sales may occur, may lower the market price of our securities.

We have no history of dividends.

To date, we have not paid any dividends on our outstanding common shares. We currently intend to retain future earnings to finance the operation, development and expansion of our business. We do not anticipate paying cash dividends on our common shares in the foreseeable future. Any decision to pay dividends on our shares will be made at the discretion of our board of directors and will depend on our earnings, financial requirements and other conditions existing at such time. See "Dividend Policy."

Sales of our common shares by the Selling Shareholders or by our other existing shareholders could cause the price of our securities to decline.

Pursuant to this prospectus, the Selling Shareholders may sell up to 1,397,184 common shares from time to time. In addition, subject to compliance with applicable securities laws, our officers, directors and significant shareholders may sell some or all of their common shares in the future. No prediction can be made as to the effect, if any, such future sales of our common shares will have on the market price of our securities prevailing from time to time. However, the future sale of a substantial number of common shares by the Selling Shareholders or by other such persons or the perception that such sales could occur, could cause the price of our securities to decline.

We may issue, without shareholder approval, preferred shares that have rights and preferences potentially superior to those of our common shares.

Our articles permit the issuance of an unlimited number of preferred shares (the "Medicus Preferred Shares") in one or more series. Medicus Preferred Shares are entitled to priority over our common shares with respect to the distribution of our assets in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary. Subject to any applicable regulatory approvals, our board of directors may set the rights and preferences of any series of Medicus Preferred Shares in its sole discretion without shareholder approval. The rights and preferences of those Medicus Preferred Shares may be superior to those of our common shares. Accordingly, the issuance of Medicus Preferred Shares may adversely affect the rights of holders of our common shares.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common shares, the price of our securities could decline.

The trading market for our securities could be influenced by research and reports that industry and/or securities analysts may publish about us, our business, the market or our competitors. We do not have any control over these analysts and cannot assure that such analysts will cover us or provide favorable coverage. If any of the analysts who may cover our business change their recommendation regarding our common shares adversely, or provide more favorable relative recommendations about our competitors, the share price would likely decline. If any analysts who may cover our business were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the share price or trading volume to decline.

Risks Related to Being a Public Company

As a result of recently becoming a public company in the United States, we are subject to additional regulatory compliance requirements, including Section 404 of the Sarbanes-Oxley Act, and if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Our management team may not successfully or effectively manage our transition to a U.S. public company that will be subject to significant regulatory oversight and reporting obligations under U.S. and Canadian securities laws. Our limited experience in dealing with the increasingly complex laws pertaining to U.S. and Canadian public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States and Canada.

As a public company listed on Nasdaq, the Sarbanes-Oxley Act requires, among other things that we assess the effectiveness of our internal control over financial reporting at the end of each fiscal year. We anticipate being first required to issue management's assessment of internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act in connection with issuing our consolidated financial statements as of and for the fiscal year ending December 31, 2025.

We have started and continue the process of designing, implementing and testing our internal control over financial reporting required to comply with Section 404(a) of the Sarbanes- Oxley Act. This process is time-consuming, costly and complicated. Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us as a public company listed on Nasdaq. If we fail to maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a public company listed in the United States, our business and reputation may be harmed, the accuracy and timeliness of our financial reporting may be adversely affected, and the price of our shares may decline.

In addition, unless we still qualify as a non-accelerated filer, our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting beginning with our annual report following the date on which we are no longer an "emerging growth company," which may be up to five fiscal years following the date of our initial public offering in the United States.

If we are unable for any reason to meet the continued listing requirements of Nasdaq, such action or inaction could result in a delisting of our common shares and our Public Warrants, as applicable.

If we fail to satisfy the continued listing requirements of Nasdaq (for example, Nasdaq corporate governance requirements or the minimum closing bid price requirement), such exchanges may take steps to delist our common shares and our Public Warrants, as applicable. Such a delisting would likely have a negative effect on the price of our common shares and our Public Warrants and would impair your ability to sell or purchase our common shares and our Public Warrants, as applicable, when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common shares and our Public Warrants, as applicable, to become listed again, stabilize the market price or improve the liquidity of our common shares and our Public Warrants, as applicable, prevent such securities from dropping below any minimum bid price requirement or prevent future non-compliance with Nasdaq's listing requirements.

There is a risk that we will fail to maintain an effective system of internal controls and our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected. We have identified material weaknesses in our internal controls over financing reporting as of December 31, 2024, which we may not be able to remedy in a timely manner.

As a U.S. public company, we operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act, the regulations of Nasdaq, the rules and regulations of the SEC and Canadian securities regulators, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. Prior to the closing of our initial public offering in the United States, we have never been required to test our internal controls within a specified period and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

We anticipate that the process of building our accounting and financial functions and infrastructure may require significant additional professional fees, internal costs and management efforts. We may need to enhance and/or implement a new internal system to combine and streamline the management of our financial, accounting, human resources and other functions. However, the enhancement and/or implementation of a system may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management's attention. In addition, we may discover additional weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we do not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and we could be subject to sanctions or investigations by Nasdaq, the SEC, Canadian securities regulators or other regulatory authorities.

For example, our management has identified material weaknesses in our internal control over financial reporting related to lack of degree of precision in the review of materials used to record transactions in accordance with US GAAP, and lack of formalized or documented policies related to the overall IT system environment. Our management has concluded that, due to such material weakness, our disclosure controls and procedures were not effective as of December 31, 2024, and that such controls and procedures remained ineffective as of June 30, 2025. To address our material weaknesses, we are in the process of planning to implement measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to the material weaknesses. Such changes may not, however, be effective in establishing the adequacy of our internal control over financial reporting. If the material weaknesses are not adequately remediated, or if we identify further material weaknesses in our internal controls, our failure to establish and maintain effective internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our securities. In addition, investors' perceptions that our internal control over financial reporting is inadequate or that we are unable to produce accurate financial statements may materially adversely affect the price of our securities, which in turn could make it more difficult for us to obtain financing on favorable terms or at all.

We have and will continue to incur increased costs as a result of our operation as a dual U.S.-Canadian reporting company, and our management will be required to devote substantial time and resources to employing new compliance initiatives in order to comport with the regulatory requirements applicable to public companies.

In connection with recently becoming a public company in the US, we have and will continue to incur significant legal, accounting and other expenses that we did not previously incur. As a dual U.S.-Canadian public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC, Canadian securities regulators and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management's attention and resources, which could adversely impact our business. Any adverse determination in litigation could also subject us to significant liabilities.

As we are organized under the laws of a Canadian province and certain of our directors and officers reside in Canada or the provinces thereof, it may be difficult for U.S. shareholders to effect service on us to realize on judgments obtained in the United States. Similarly, it may be difficult for Canadian investors to enforce civil liabilities against our directors and officers residing outside of Canada.

We are governed by the Business Corporations Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced ("OBCA"), certain of our directors and officers reside or are organized outside of the United States and a portion of our assets or the assets of these persons may be located outside the United States. Consequently, it may be difficult for investors who reside in the United States to effect service of process in the United States upon us or upon such persons who are not residents of the United States, or to realize upon judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities may be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. Investors should not assume that Canadian courts: (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States, or (ii) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws. Similarly, some of our directors and officers are residents of countries other than Canada and all or a substantial portion of the assets of such persons are located outside Canada. As a result, it may be difficult for Canadian investors to initiate a lawsuit within Canada against these persons. In addition, it may not be possible for Canadian investors to collect from these persons judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation of certain of the provinces and territories of Canada. It may also be difficult for Canadian investors to succeed in a lawsuit in the United States based solely on violations of Canadian securities laws.

DIVIDEND POLICY

We do not anticipate that we will declare or pay dividends in the foreseeable future on our common shares. Instead, we anticipate that all of our earnings will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

USE OF PROCEEDS

This prospectus relates to our common shares that may be offered and sold from time to time by the Selling Shareholders. All of the common shares offered by the Selling Shareholders pursuant to this prospectus will be sold by each Selling Shareholder for its own account. We will not receive any of the proceeds from these sales.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements that involve risks and uncertainties. When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that impact our business. In particular, we encourage you to review the risks and uncertainties described in "Risk Factors" in this prospectus. These risks and uncertainties could cause actual results to differ materially from those projected or implied by our forward-looking statements contained in this report. These forward-looking statements are made as of the date of this prospectus, and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. All amounts are expressed in United States dollars unless otherwise stated. This discussion is as of August 11, 2025 and should be read in conjunction with the Company's audited consolidated financial statements for the years ended December 31, 2024 and 2023 and the interim unaudited consolidated financial statements for the three and six months ended June 30, 2025 and 2024.

Company Overview

The Company is a clinical stage, multi-strategy life sciences, biotech company focused on investing in and accelerating clinical development programs of novel and potentially disruptive therapeutic assets. The Company looks into opportunities across all therapeutics areas where an unmet need exists for improved patient safety and efficacy. The Company is opportunistically exploring to expand its drug development pipeline through qualified and accretive acquisitions and partnerships.

The Company has two wholly owned subsidiaries, Medicus Pharma Inc., a company incorporated in the state of Delaware on October 12, 2023, and SkinJect.

SkinJect is focused on the development of a novel "innovation combination product", as an investigational new drug, using uniquely designed, patent protected doxorubicin-containing dissolvable microneedle arrays ("D-MNAs") for the treatment of certain skin cancers. To that end, the Company licensed certain technology co-developed by the University of Pittsburgh and Carnegie Mellon University. The Company established and validated fabrication processes relative to the D-MNAs, completed pre-clinical testing and secured approval to proceed with clinical trials activity from the FDA.

The Company then completed a dose escalation study ("SKNJCT-001") that assessed the safety of D-MNA patch in patients with BCC. There were no serious systemic or local adverse events nor any demonstrated alterations in any clinical measurements during the trial. The conclusion of the study was that D-MNA patch was well tolerated with no evidence of dose limiting toxicity.

The Company had initiated a clinical study ("SKNJCT-002") aimed at evaluating clinical efficacy. The first part involved the enrollment of 15 healthy volunteers and was designed to study the penetration of placebo-containing Dynamic Mechanical Allodynia patches at five different anatomic locations. After the first seven health volunteers were enrolled, due to the variability of array application observed by the investigator, SkinJect made the decision to pause the trial. The study was never resumed, and it was ultimately closed without further enrollment. There were no adverse events reported in the enrolled subjects.

In January 2024, the Company submitted the clinical design for a randomized, double-blinded, placebo-controlled, multi-center study ("SKNJCT-003") enrolling up to 60 subjects presenting with nodular type of BCC of the skin. The FDA responded in March 2024 and requested additional clinical information. A final protocol was submitted to the FDA in July 2024, which included the information requested by the FDA, along with updated chemistry, manufacturing and controls (CMC), stability and sterility data. On July 31, 2024, the FDA responded to the latest submission and requested certain additional information and clarification. The Company responded to the FDA on August 2, 2024 and commenced patient recruitment on August 27, 2024.

The SKNJCT-003 Phase 2 clinical study is currently underway in nine clinical sites across United States. In March 2025, the Company announced a positively trending interim analysis for SKNJCT-003 demonstrating more the 60% clinical clearance. The interim analysis was conducted after more than 50% of the then-targeted 60 patients in the study were randomized. The findings of the interim analysis are preliminary and may or may not correlate with the findings of the study once completed.  In April 2025, the investigational review board increased the number of participants in SKNJCT-003 to 90 subjects. The Company also announced expanding clinical trial sites in Europe. On July 8, 2025, the Company submitted a comprehensive package to the FDA seeking a Type C meeting during the week of October 6, 2025.

In May 2025, the Company received notice that a study may proceed with approval from United Arab Emirates (UAE) Department of Health (DOH) to commence clinical study (SKNJCT-004) to non-invasively treat BCC of the skin. The study is expected to randomize 36 patients in four clinical sites in the UAE. Cleveland Clinic Abu Dhabi is the principal investigator, along with Sheikh Shakbout Medical City, Burjeel Medical City, and American Hospital of Dubai. Insights Research Organization and Solutions (IROS), a UAE-based contract research organization that is an M42 portfolio company, is coordinating the clinical study for the Company.

In June 2025, the Company announced submission of a product development plan to the FDA to treat external Squamous Cell Carcinoma (SCC) in horses. The Company, in December 2024, received a minor use in major species designation (MUMS) for its dissolvable doxorubicin-containing microneedle array (D-MNA) to treat external squamous cell carcinoma (SCC) in horses. MUMS is a status similar to Orphan Drug status for human drugs. It entitles the Company to an extended 7-year period of exclusive marketing following approval, provided that the Company meets all the requirements for maintaining the designation.

In June 2025, the Company entered into a definitive agreement to acquire Antev Limited, a UK-based clinical biotech company developing Teverelix, a next-generation GnRH antagonist, as first in market product for cardiovascular high-risk prostate cancer patients and patients with first acute urinary retention episodes due to enlarged prostate.

The Share Consolidation

On June 25, 2024, the Company's shareholders approved an amendment to the Company's articles of incorporation to provide for the Share Consolidation, or reverse stock split, of the Company's issued and outstanding common shares at such a consolidation ratio to be determined by the Company's board of directors in its sole discretion, to permit the Company to satisfy all conditions and necessary regulatory approvals to list the common shares on a U.S. national securities exchange as the Company's board of directors may determine in its sole direction. Our board of directors approved the Share Consolidation on October 15, 2024, and the Share Consolidation was completed by the Company on October 28, 2024, at the ratio of 1-for-2.

After the completion of the Share Consolidation, the number of the Company's issued and outstanding common shares decreased from 21,693,560 to 10,846,721. The par value of the Company's common shares remains unchanged at $0 per share after the Share Consolidation. The Share Consolidation was completed in preparation for a U.S. listing.

Initial Public Offering

On November 14, 2024, the Company completed its initial public offering ("IPO") with the sale of 970,000 Units at the price of $4.125 per Unit, with each Unit (the "Unit") consisting of one common share and one warrant (the "Public Warrants" and with the Regulation A Warrants and the June 2030 Warrants, the "Warrants") to purchase one common share at the exercise price of $4.64 per share. The Public Warrants expire five years from their date of issuance on November 15, 2029. In addition, the underwriters exercised an option to purchase 145,500 Public Warrants (the "Overallotment Warrants") at a price of $0.01 per warrant.

Total gross proceeds from the IPO were $4.0 million, including the proceeds from the Overallotment Warrants. The Company incurred total issuance costs of $2.1 million, including underwriter fees, and legal and other professional fees incurred directly related to the issuance.

Regulation A Offering

On March 10, 2025, the Company completed an offering of 1,490,000 units at $2.80 per unit pursuant to Tier II of Regulation A under the Securities Act, with each unit consisting of one common share and one Regulation A Warrant (the "Regulation A Offering"). The Regulation A Warrants have an exercise price of $2.80 and expire on March 10, 2030. The aggregate gross proceeds to the Company from the Regulation A Offering were $4.2 million. As of June 30, 2025, 133,800 of the 1,490,000 Regulation A Warrants have been exercised for cash, with 5,000 being exercised in the three months ended March 31, 2025, for proceeds to the Company of $374,640 ($14,000 of which related to the three months ended March 31, 2025).

Debentures

On May 2, 2025, the Company the Company entered into a securities purchase agreement with the Investor (as defined below), under which the Company has issued and sold three Debentures to the Investor in an aggregate principal amount totaling $5,000,000 during the three months ended June 30, 2025. The Debentures were issued at a discounted price of 90% for proceeds to the Company of $4,500,000. Interest will accrue on the outstanding principal amount of each Debenture at an annual rate of 8%, subject to a potential increase to 18% per annum upon the occurrence of certain events of default. The Debentures will mature on February 2, 2026 and are required to be repaid using proceeds from the SEPA (as defined below).

June 2025 Public Offering

On June 2, 2025, the Company closed a public offering with gross proceeds of $7.0 million.  The Company issued 2,260,000 units at a price of $3.10 per unit.  Each unit consisted of one common share of the Company and one June 2030 Warrant.  The June 2030 Warrants have an exercise price of $3.10 per share and will expire on June 2, 2030.  As of June 30, 2025 no warrants have been exercised for cash.

Results of Operations

The following table outlines our statements of loss and comprehensive loss for the three and six months ended June 30, 2025 and 2024:

	Three months ended June 30,			Six months ended June 30,
	2025	2024		2025	2024
	$	$	Change	$	$	Change
General and administrative	4,576,524	2,276,676	2,299,848	7,696,584	3,662,657	4,033,927
Research and development	1,439,564	1,277,158	162,406	3,445,778	1,598,535	1,847,243
Total operating expenses	6,016,088	3,553,834	2,462,254	11,142,362	5,261,192	5,881,170
Loss from operations	(6,016,088)	(3,553,834)	(2,462,254)	(11,142,362)	(5,261,192)	(5,881,170)
Other income (expense):
Interest income, net	40,004	(79,025)	119,029	63,870	(79,025)	142,895
Change in fair value of Debentures	(200,000)	-	(200,000)	(200,000)	-	(200,000)
Total other income (expense)	(159,996)	(79,025)	(80,971)	(136,130)	(79,025)	(57,105)
Net loss and comprehensive loss	(6,176,084)	(3,632,859)	(2,543,225)	(11,278,492)	(5,340,217)	(5,938,275)
Net loss per common share (basic and diluted)	(0.43)	(0.44)		(0.81)	(0.66)

General and administrative

General and administrative expenses for the three and six months ended June 30, 2025 and 2024 are comprised of:

	Three months ended June 30,			Six months ended June 30,
	2025	2024		2025	2024
	$	$	Change	$	$	Change
Professional fees	1,944,559	621,040	1,323,519	3,305,037	1,059,342	2,245,695
Consulting fees	383,270	483,380	(100,110)	668,216	939,194	(270,978)
Salaries, benefits, and compensation	908,599	303,390	605,209	1,378,393	540,359	838,034
General office, insurance and administrative expenditures	724,800	716,422	8,378	1,264,698	894,232	370,466
Business development and investor relations	615,296	152,444	462,852	1,080,240	229,530	850,710
	4,576,524	2,276,676	2,299,848	7,696,584	3,662,657	4,033,927

Professional fees increased by $1,323,519 and $2,245,695 for the three and six months ended June 30, 2025, compared to the equivalent period in the prior year. The increase was primarily due to increases in legal and accounting fees related to the Company's operations, as well as financing and transactional activities. Professional fees include fees incurred for legal and accounting services that fluctuate from period to period based on the nature of the transactions the Company undertakes. The primary reason for the increase is due to increased regulatory requirements following the Company's initial public offering, transition to U.S. domestic issuer status, multiple financing transactions and the Antev acquisition.

Consulting fees decreased by $100,110 and $270,978 for the three and six months ended June 30, 2025, compared to the equivalent period in the prior year. Consulting fees include fees paid to individuals and professional firms who provide advisory services to the Company and fluctuate from period to period based on the nature of the transactions the Company undertakes. The primary reason for the decrease is due to decreased business activity in the current year compared to the prior year when the Company was focused on completing the initial public offering.

Salaries, wages and benefits increased by $605,209 and $838,034 for the three and six months ended June 30, 2025, compared to the equivalent period in the prior year. The increase was primarily due to an increase in headcount from the previous year.

General office, insurance and administration expenditures increased by $8,378 and $370,466 for the three and six months ended June 30, 2025, compared to the equivalent period in the prior year. The increase was primarily due to the Company now incurring more significant insurance related expenses and general office related expenditures in support of expanded operations.

Business development and investor relations and market awareness expenses increased by $462,852 and $850,710 for the three and six months ended June 30, 2025, compared to the equivalent period in the prior year. The increase was primarily a result of increased marketing efforts in the current year as a result of the Company being a listed public entity on the Nasdaq.

There is an expected increase in general and administrative expenses associated with being a public company, including costs related to accounting, audit, legal, regulatory, and tax-related services associated with maintaining compliance with applicable securities law requirements and financing and other transactional activities; additional director and officer insurance costs; and investor and public relations costs.

Research and development ("R&D")

Research and development costs include costs incurred under agreements with third-party contract research organizations, contract manufacturing organizations and other third parties that conduct preclinical and clinical activities on our behalf and manufacture our product candidates, and other costs associated with our R&D programs, including laboratory materials and supplies.

R&D expenses increased by $162,406 and $1,847,243 for the three and six months ended June 30, 2025, compared to the equivalent periods in the prior year. This increase is primarily due to costs incurred related to SKNJCT-003 which had increased clinical trial activity in the current year.

We expect our R&D expenses to increase substantially for the foreseeable future as we continue with the SKNJCT-003 study and trials.

The principal risks related to the Company's future performance are that the trials are unsuccessful, the Company does not receive FDA approval to proceed with the next stage of its research and development, may be placed on clinical hold by the FDA, or the Company is unsuccessful in obtaining future funding needed to continue its research and development. These are customary risks for a development stage pharmaceutical Company and are less acute than for a Company with a less advanced product.  Nevertheless, there can be no assurance that the Company will be able to complete its clinical trials, that the trials will be successful, or that the product will ultimately reach commercialization.

Other income (expense):

Interest income, net, was $40,004 and $63,870 for the three and six months ending June 30, 2025, respectively.  Interest income for the three and six months ended June 30, 2025 relates to interest income earned on short-term money market investments. Interest expense, net was $79,025 for the three and six months ending June 30, 2024, related to interest on convertible note payables.

Change in fair value of Debentures was $200,000 for both the three and six months ending June 30, 2025. The $200,000 relates to the remeasurement of the Debentures at fair value at the reporting date.

The following table outlines our statements of loss and comprehensive loss for the years ended December 31, 2024 and 2023:

	Years ended December 31,
	2024 $	2023 $	Change
General and administrative	7,653,116	4,536,367	3,116,749
Research and development	3,527,786	193,578	3,334,208
Total operating expenses	11,180,902	4,729,945	6,450,957
Loss from operations	(11,180,902)	(4,729,945)	(6,450,957)
Finance (income) expense, net	(25,386)	584,820	(610,206)
Net loss and comprehensive loss	(11,155,516)	(5,314,765)	5,840,751
Net loss per common share (basic and diluted)	(1.16)	(1.53)

General and administrative

General and administrative expenses for the years ended December 31, 2024 and 2023 are comprised of:

	Years ended December 31,
	2024 $	2023 $
Professional fees	1,910,801	735,234
Consulting fees	1,917,573	957,967
Salaries, wages and benefits	1,445,812	143,284
General office, insurance and administration expenditures	1,150,054	432,204
Business development and investor relations	824,585	97,513
Stock-based compensation	404,291	98,585
Listing fees	-	2,071,580
	7,653,116	4,536,367

Professional fees increased by $1,175,567 or 160% for the year ended December 31, 2024, compared to the equivalent period in the prior year. The increase was primarily due to increases in legal and accounting fees related to the Company's operations. Professional fees include fees incurred for legal and accounting services that fluctuate from period to period based on the nature of the transactions the Company undertakes. The primary reason for the increase is due to increased business activity in the current year compared to the prior year when the Company was focused on completing the RTO transaction.

Consulting fees increased by $959,606 or 100% for the year ended December 31, 2024, compared to the equivalent period in the prior year. Consulting fees include fees paid to individuals and professional firms who provide advisory services to the Company and fluctuate from period to period based on the nature of the transactions the Company undertakes. The primary reason for the increase is due to increased business activity in the current year compared to the prior year when the Company was focused on completing the RTO.

Salaries, wages and benefits increased by $1,302,528 or 909% for the year ended December 31, 2024, compared to the equivalent period in the prior year. The increase was primarily due to the Company not having employees throughout the majority of the equivalent period in the prior year.

General office, insurance and administration expenditures increased by $717,850 or 166% for the year ended December 31, 2024, compared to the equivalent period in the prior year. The increase was primarily due to the Company now incurring more significant insurance related expenses and general office related expenditures in support of expanded operations.

Business development and investor relations expenses increased by $727,072 or 746% for the year ended December 31, 2024, compared to the equivalent period in the prior year. Business development and investor relations expenses for the year ended December 31, 2024, were primarily incurred as a result of the Company becoming a listed public entity after the RTO and getting listed on the Nasdaq.

Stock-based compensation increased by $305,706 or 310% for the year ended December 31, 2024, compared to the equivalent period in the prior year. Stock-based compensation changes based on the variability in the number of options granted, vesting periods of the options and the grant date fair value. During the year ended December 31, 2024, the stock-based compensation expense relates to the vesting of share options granted during the year. On June 25, 2024, our board of directors approved the acceleration of vesting for all outstanding share options resulting in the Company recognizing the remaining expense for all share options outstanding and unvested as of that date.

Listing expenses were $0 for the year ended December 31, 2024, and $2,071,580 for the year ended December 31, 2023. Listing expenses were incurred to complete the RTO transaction and include the cost related to the assumed liabilities of RBx Capital, LP.

There is an expected increase in general and administrative expenses associated with being a public company, including costs related to accounting, audit, legal, regulatory, and tax-related services associated with maintaining compliance with applicable securities law requirements; additional director and officer insurance costs; and investor and public relations costs.

Research and development

Research and development costs include costs incurred under agreements with third-party contract research organizations, contract manufacturing organizations and other third parties that conduct preclinical and clinical activities on our behalf and manufacture our product candidates, and other costs associated with our R&D programs, including laboratory materials and supplies.

R&D expenses increased by $3,334,280 or 1722% for the year ended December 31, 2024, compared to the equivalent periods in the prior year. This increase is primarily due to costs incurred related to SKNJCT-003 and $308,828 of stock-based compensation recognized within R&D expenses for the year ended December 31, 2024 (2023 - $0).

As of March 20, 2025, the Company has commenced activating its clinical trial sites and has randomized more than 50% of the 60 patients expected to be enrolled in the study. We expect our R&D expenses to increase substantially for the foreseeable future as we continue with the SKNJCT-003 study and trials.

The principal risks related to the Company's future performance are that the trials are unsuccessful, the Company does not receive FDA approval to proceed with the next stage of its research and development, or the Company is unsuccessful in obtaining future funding needed to continue its research and development. These are customary risks for a development stage pharmaceutical Company and are less acute than for a Company with a less advanced product. Nevertheless, there can be no assurance that the Company will be able to complete its trials of the MNA, that the trials will be successful, or that the product will ultimately reach commercialization.

Finance (income) expense, net

Finance income, net, for the year ended December 31, 2024, was $25,386 compared to a net finance expense of $584,820 for the year ended December 31, 2023. Finance income for the year ended December 31, 2024, is primarily related to interest income earned on short-term money market investments of $104,411, offset by interest expense of $79,025 on convertible notes. Finance expense for the year ended December 31, 2023 is primarily related to interest and accretion expense on convertible notes of $823,337 and dividend expense of $431,586, partially offset by a gain on adjustment to the fair value of the convertible promissory notes of $670,103.

Liquidity and Capital Resources

We are a clinical stage development company and we currently do not earn any revenues from our preclinical programs and are therefore considered to be in the R&D stage. As required, the Company will continue to finance its operations through the sale of equity or pursue non-dilutive funding sources available to the Company in the future. The continuation of our R&D activities is dependent on our ability to obtain financing.

The financial statements and this MD&A have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. If the Company is unable to secure additional capital, it may be required to take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These measures could cause significant delays or entirely prevent the Company's continued efforts to commercialize its current or future products, which are critical to the realization of its business plan and the future operations of the Company. This uncertainty, along with the Company's history of losses, indicates that there is substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

In addition to accessing public markets through the exercise of outstanding warrants, additional public and private debt and equity financings, and the SEPA, management believes that the Company has access to additional capital resources through public and/or private equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. However, it is possible that the Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into strategic alliances or other arrangements on favorable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company's shareholders. If the Company is unable to obtain funding, the Company could be required to delay, reduce or eliminate research and development programs, product portfolio expansion, or future commercialization efforts, which could adversely affect its business prospects. The Company is subject to risks associated with any specialty biotechnology company that has substantial expenditures for research and development. There can be no assurance that the Company's research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable.

As of June 30, 2025, the Company had cash and cash equivalents of $9,669,546 compared to cash and cash equivalents of $4,164,323 as of December 31, 2024. During the six months ended June 30, 2025, the Company received net proceeds of $9,790,015 from the issuance of common shares and warrants in connection with the Regulation A Offering and June 2025 Public Offering, received net proceeds of $4,500,000 from the issuance of the Debentures, and received proceeds of $977,399 from the exercise of warrants.  As of June 30, 2025, the Company has an accumulated deficit of $40,182,395 and net loss and comprehensive loss of $6,176,084 and $11,278,492 for the three and six months ended June 30, 2025. The accumulated deficit of the Company as of June 30, 2025 was comprised of $12,384,244 of accumulated deficit of SkinJect as of September 30, 2023, the day after it became a subsidiary of the Company, and $27,798,151 of deficit accumulated by the Company on a consolidated basis since September 30, 2023. For the three and six months ended June 30, 2024, the Company had net loss and comprehensive loss of $3,632,859 and $5,340,217. The Company has a working capital surplus of $2,452,566 as of June 30, 2025.

On March 10, 2025, the Company completed the Regulation A Offering of 1,490,000 units at $2.80 per unit. As of June 30, 2025, 133,800 of the 1,490,000 Regulation A Warrants have been exercised for cash, for proceeds to the Company of $374,640.

On June 2, 2025, the Company closed its public offering with gross proceeds of $7.0 million.  The Company issued 2,260,000 units at a price of $3.10 per unit.  Each unit consisted of one common share of the Company and one June 2030 Warrant.  The June 2030 Warrants have an exercise price of $3.10 per share and will expire June 2, 2030.  As of June 30, 2025 no warrants have been exercised for cash.

As of June 30,2025, 129,905 of the 1,115,500 Public Warrants in the IPO were exercised for cash, for proceeds to the Company of $602,759.

On July 14, 2025, the Company entered into an inducement agreement with a certain accredited and institutional holder to exercise 1,340,000 Regulation A Warrants.  Pursuant to the agreement, the holder, upon exercise, received new unregistered warrants to purchase up to 2,680,000 common shares upon the exercise of the new warrants. The new warrants have an exercise price of $3.75 per common share and expire five years from the date of issuance. The Company received $3,752,000 upon the exercise of the Regulation A Warrants pursuant to the inducement agreement.

Standby Equity Purchase Agreement

On February 10, 2025, the Company entered into the SEPA with YA II PN, LTD (the "Investor" or "Yorkville"), an investment fund managed by Yorkville Advisors Global, LP. Pursuant to the SEPA, the Company has the option, at its sole discretion, to sell up to $15,000,000 of the Company's common shares to the Investor at any time during the 36-months following the date of the SEPA.

The Investor's obligation to purchase the common shares is subject to a number of conditions, including that the Company file a registration statement with the SEC registering the resale of the common shares issuable thereunder, and that the registration statement is declared effective by the SEC.

The total number of common shares issuable under the terms of the SEPA is limited to a number equivalent to 19.99% of the outstanding common shares, as of the date of the SEPA unless certain pricing conditions are met, which could have the effect of limiting the total proceeds made available to the Company under the SEPA. The issuance of common shares under the SEPA is subject to further limitations, including that the common shares beneficially owned by the Investor and its affiliates at any one time will not exceed 4.99% of the then-outstanding common shares.

Common shares issued and sold to the Investor under the SEPA will be priced at 97% of the market price (as defined in the SEPA) of the common shares during a specified three-day pricing period. The Company reserves the right to set a minimum acceptable price for the common share issuances.

Cash flows

	For the six months ended June 30
	2025	2024
	$	$	Change
Cash used in operating activities	(9,409,825)	(3,953,639)	(5,456,186)
Cash provided by financing activities	14,915,048	10,642,500	4,272,548
Net change in cash during the period	5,505,223	6,688,861	(1,183,638)
Cash, beginning of the period	4,164,323	1,719,338	2,444,985
Cash, end of the period	9,669,546	8,408,199	1,261,347

Cash flows used in operating activities

Cash flows used in operating activities for the six months ended June 30, 2025 were $9,409,825 compared to cash flows used in operating activities of $3,953,639 for the six months ended June 30, 2024. The increase is primarily due to increased spending on research and development activities for our SKNJCT-003 study and trials and increased general and administrative expenses related to our IPO and resulting U.S. reporting obligations, along with multiple financing and other transactional activities.

Cash flows provided by financing activities

Cash flows provided by financing activities for the six months ended June 30, 2025 were $14,915,048 due to $9,790,015 of proceeds from issuance of common shares and warrants, net of offering costs, gross proceeds of $4,500,000 from the issuance of the Debentures, as well as proceeds of $977,398 from the exercises of warrants. Cash flows provided by financing activities for the six months ended June 30, 2024 were $10,642,500 consisting of $5,172,500 of proceeds from issuance of convertible notes and $5,470,000 of proceeds from issuance of common shares and warrants.

	For the year ended December 31,
	2024 $	2023 $
Cash used in operating activities	(10,247,231)	(4,158,264)
Cash provided by financing activities	12,692,216	5,609,950
Net change in cash during the year	2,444,985	1,451,686
Cash, beginning of the year	1,719,338	267,652
Cash, end of the year	4,164,323	1,719,338

Cash flows used in operating activities

Cash flows used in operating activities for the year ended December 31, 2024 were $10,247,231 compared to cash flows used in operating activities of $4,158,264 for the year ended December 31, 2023. The increase is primarily due to increased spending on research and development and general and administrative expenses.

Cash flows provided by financing activities

Cash flows provide by financing activities for the year ended December 31, 2024, were $12,692,216 compared to cash flows provided by financing activities of $5,609,950 for the year ended December 31, 2023. The increase is primarily due to increased proceeds from the issuance of convertible notes and proceeds from the issuance of common shares during the year ended December 31, 2024, compared to proceeds from concurrent financing during the year ended December 31, 2023.

Contractual Obligations

We have no significant contractual arrangements other than those noted in our financial statements.

Off-Balance Sheet Arrangements

During the periods presented, we have not entered into any off-balance sheet arrangements.

Critical Accounting Policies

Critical Accounting Policies and Estimates

We periodically review our financial reporting and disclosure practices and accounting policies to ensure that they provide accurate and transparent information relative to the current economic and business environment. As part of this process, we have reviewed our selection, application and communication of critical accounting policies and financial disclosures. Management has discussed the development and selection of the critical accounting policies with our audit committee, and our audit committee has reviewed the disclosure relating to critical accounting policies in this MD&A.

Significant accounting judgments and estimates

Management's assessment of our ability to continue as a going concern involves making a judgment, at a particular point in time, about inherently uncertain future outcomes and events or conditions. Please see the "Liquidity and Capital Resources" section in this document for a discussion of the factors considered by management in arriving at its assessment.

Other important accounting policies and estimates made by management are the assumptions used in determining the valuation of stock-based compensation.

Research and development

All research and development costs are expensed as incurred. Research and development costs consist primarily of salaries, employee benefits, costs associated with preclinical studies and clinical trials (including amounts paid to clinical research organizations and other professional services). Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received.

The Company records accruals for estimated research and development costs, comprising payments for work performed by third party contractors, laboratories, participating clinical trial sites, and others. Some of these contractors bill monthly based on actual services performed, while others bill periodically based upon achieving certain contractual milestones. For the latter, the Company accrues the expenses as goods or services are used or rendered. Clinical trial site costs related to patient enrollment are accrued as patients enter and progress through the trial. Upfront costs, such as costs associated with setting up clinical trial sites for participation in the trials, are expensed immediately once incurred as research and development expenses.

Fair Value Measurements

Our recurring fair value measurements which primarily include cash and cash equivalents and Debentures, for which we elected the fair value option.

The fair value option was elected to account for the Debentures. We used the discounted cash flow approach to determine the fair value and it was determined that there was no difference between the transaction price and the fair value and therefore there was no gain or loss was recorded at the issuance date. We will subsequently remeasure the Debentures at fair value at each reporting period with the gain or loss recognized in the statements of operations and comprehensive loss.

We measure the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We maximize the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

Stock-based compensation

The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards. The Company records the expense for stock-based compensation awards subject to vesting over the requisite service period using an estimate of the number of options that will eventually vest. The Company estimates the fair value of stock option grants and shares purchasable under the Company's equity incentive plan using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management's best estimates and involve inherent uncertainties and the application of management's judgment. The Company accounts for forfeitures as they occur. All stock-based compensation costs are recorded in the statements of operations and comprehensive loss based upon the underlying employees or non-employee's roles within the Company.

Updated share information

As of June 30, 2025, we had 15,936,266 common shares issued and outstanding. In addition, there were 1,285,000 common shares issuable upon the exercise of outstanding stock options and 4,596,795 common shares issuable upon the exercise of three outstanding classes of warrants.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements.

OUR BUSINESS

Our company (formerly, Interactive Capital Partners Corporation) was incorporated pursuant to the Business Corporations Act (Ontario) on April 30, 2008 under the name Interactive Capital Partners Corporation. On September 29, 2023, we completed the Business Combination with SkinJect, pursuant to a business combination agreement dated May 12, 2023, as amended, among the Company, SkinJect and RBx. The Business Combination resulted in a reverse takeover of the Company by the former shareholders of SkinJect, with SkinJect becoming a wholly owned operating subsidiary of the Company, and the Company being renamed "Medicus Pharma Ltd."

On October 11, 2023, our common shares commenced trading on the TSXV under the symbol "MDCX." On November 15, 2024, we completed our initial public offering in the United States and our common shares and Public Warrants began trading on the Nasdaq under the symbols "MDCX" and "MDCXW", respectively. Effective on February 21, 2025, the Company's common shares were voluntarily delisted from the TSXV. The common shares continue to be listed on Nasdaq.

On August 29, 2025, we completed the acquisition of 98.6% of the issued and outstanding shares of Antev.

We are a clinical stage, multi-strategy life sciences, biotech company focused on investing in and accelerating clinical development programs of novel and disruptive therapeutic assets. Currently, we are developing two products, SkinJectTM, with an indication for basal cell carcinoma, and Teverelix, a next-generation GnRH antagonist that is a potentially first in market treatment of cardiovascular high-risk prostate cancer patients and patients with first AUR episodes due to an enlarged prostate.

Our principal purpose is to advance the clinical development program of the Products, while opportunistically identifying, evaluating, and acquiring accretive assets, properties or businesses. Through our wholly owned subsidiary, SkinJect, we focus on the development of our in-licensed drug device combination product using novel dissolvable microneedle arrays for the treatment of non-melanoma skin cancers. Our combination product candidate is a doxorubicin tip-loaded D-MNA filed with the FDA under an Investigational New Drug Application and is regulated by the CDER, Oncology Division.

The business conducted by the Company prior to the Business Combination was undertaken by SkinJect. References to the Company in this section as of a date prior to the completion of the Business Combination relate to the business undertakings of SkinJect.

In 2016, SkinJect licensed certain intellectual property from the University of Pittsburgh. During 2016 and 2017, SkinJect developed validated manufacturing methods for the manufacture of the microneedle arrays covered by the licensed patents. In 2017 and 2018, SkinJect completed pre-clinical animal studies and related verification analyses.

In 2018, SkinJect prepared an IND application and submitted it to the FDA for the conduct of a dose escalation study in human subjects ("Phase 1 study"). The FDA issued a Study May Proceed letter in November 2018.The study was completed in March 2021 and the clinical study report showed that the study met its primary objective of safety and tolerability. The investigational product, D-MNA was found to be well-tolerated across all dose levels in all thirteen (13) participants enrolled in the study, with no dose-limiting toxicities (DLTs), serious adverse events (SAE), or study discontinuations. Furthermore, there were no systemic effects or clinically significant abnormal findings in laboratory parameters, vital signs, ECGs, and physical examination. The clinical study report (CSR) also describes the efficacy of the investigational product, D-MNA, with 6 participants experiencing complete responses. The complete response is defined as the disappearance of BCC histologically in the final excision at the end of study visit. The participants profile, demonstrating complete responses, was diverse and all participants (6/6) had nodular subtype of BCC.

On January 3, 2024, we announced that we had submitted to the FDA a Phase 2 Investigational New Drug clinical protocol for SkinJectTM, which provides the Company with flexibility to potentially accelerate to a Phase 2 pivotal trial, subject to, among other things, sufficient capital resources to do so, or to decelerate its clinical trial to a Phase 2A trial. The FDA responded in March 2024 and requested additional clinical information. We submitted a final protocol to the FDA in July 2024, which included the information requested by the FDA, along with updated chemistry, manufacturing and controls (CMC), stability and sterility data. On July 31, 2024, the FDA responded to the latest submission and requested certain additional information and clarification. We responded to the FDA on August 2, 2024 and commenced patient recruitment on August 27, 2024.

Basal Cell Carcinoma Market Overview and Current Therapies

Basal cell carcinoma is a type of skin cancer that begins in the basal layer of the epidermis. It is the most common type of skin cancer.

Basal cell carcinoma often appears as a slightly transparent bump on the skin, though it can take other forms. Basal cell carcinoma occurs most often on areas of the skin that are exposed to the sun, such as your head and neck. Most basal cell carcinomas are thought to be caused by "long-term exposure to ultraviolet (UV) radiation from sunlight" (Mayo Clinic). Additional factors that increase your risk of developing basal cell cancer include radiation therapy, fair skin, increasing age, family history and immune suppressing drugs.

Basal cell carcinomas account for approximately 80 percent of all non-melanoma skin cancers worldwide. (The Johns Hopkins University). Based on studies of populations in the United States, 40-50% of Americans who live to age 65 will experience BCC or squamous cell carcinoma at least once.

More than 5 million cases of basal cell carcinoma are diagnosed in the United States each year. Untreated BCCs can become locally invasive, grow wide and deep into the skin and destroy skin, tissue and bone.

The most common treatment for basal cell carcinoma in the United States is surgical removal. Surgery is the standard treatment for most BCC patients, either standard excision or Mohs Micrographic surgery. The treatment of basal cell carcinoma by a surgical procedure can result in high costs and clearly visible scarring.

Basal cell carcinoma is the most common cancer in humans, with an estimated annual incidence in the United States of 5.4 million cases (American Cancer Society). BCC arises from the basal cells in the epidermis and is associated with both chronic and intermittent acute UV exposure. The development of basal cell carcinoma is thought to be attributable, in part, to a deregulation of the Hedgehog signaling pathway. The Hedgehog pathway is involved in stem cell maintenance, regulation of cell proliferation and differentiation, and carcinogenesis. Unregulated activation has been implicated in the development of multiple cancers, including BCC (Gupta et. al. 2010). Chemotherapeutic inhibition of Hedgehog signaling has been demonstrated to be effective against advanced BCC (Soura et. al. 2015).

The current standard of care for localized BCC is surgical, either via standard excision or Mohs micrographic surgery; but it carries risks, including bleeding, scarring, and infection. Surgical treatment may not be desirable or indicated for all patients, resulting in a demand for more non-surgical treatment options.

Commonly used topical treatments for BCC currently include: imiquimod; 5-fluorouracil; and tazarotene.

Imiquimod works primarily by acting as an agonist of toll-like receptors 7 and 8 (Schon and Schon, 2007) leading to activation of nuclear factor-kappa B. This activation results in the induction of pro-inflammatory cytokines and chemokines, ultimately resulting in a T-cell-mediated anti-tumor immune response (Schon and Schon, 2007). Imiquimod has demonstrated efficacy in the treatment of both superficial and nodular BCC; however, imiquimod's efficacy is significantly inferior to surgery, with 84% of imiquimod-treated patients remaining tumor-free after 3-years, compared to 98% of surgically treated patients (Bath-Hextall et. al. 2014).

5-Fluorouracil is an antimetabolite that blocks DNA replication by inhibiting thymidylate synthase (Nakamura et. al. 2014). Three-year tumor-free status following treatment with fluorouracil is poorer than with imiquimod, with 68% of patients remaining tumor-free after 3-years (Roozeboom et. al. 2016).

Tazarotene's mechanism-of-action as an anti-neoplastic agent is not fully understood, but it is believed to be related to its ability to cause caspase-dependent apoptosis (Wu et. al. 2014). Tazarotene is a less-promising non-surgical alternative, with only 30.5% of patients remaining tumor-free at 3 years (Bianchi et. al. 2004).

Regulatory Environment

The production and manufacture of the Products and their research and development activities for use in the United States are subject to regulation for safety, efficacy and ethics by various governmental authorities in the United States. Although the present plan is to focus research and development in the United States, we might in the future expand into Canada and the European Union, in which case our activities will also be governed by regulatory authorities in these jurisdictions. These authorities, in the United States, Canada and the rest of the world, regulate research, development, testing, manufacturing, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing and import/export of pharmaceutical products, among other things. In the United States drugs and biological products are subject to regulation by the FDA and in the European Union activities are regulated by the applicable competent authority within each individual country and by the European Medicines Agency. In Canada, these activities are primarily regulated by the Food and Drug Act and the rules and regulations thereunder, which are enforced by the Therapeutic Products Directorate of Health Canada.

Drug approval laws in the United States, Canada and Europe generally require licensing of manufacturing facilities, carefully controlled research and testing of products, government review and approval of results prior to marketing and sale of drugs and drug delivery products. In addition, they require adherence to best practices as defined by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, as well as national guidelines. The process for pharmaceutical development and approval are subject to inherent risks, described in "Risk Factors."

The principal steps generally required for approval of drug and drug delivery products in the United States, Canada and Europe are described below.

Preclinical Toxicology Studies

Preclinical studies are conducted in vitro and in animals to evaluate toxicokinetics and pharmacokinetics to provide evidence of the safety and bioavailability of the product prior to its administration to humans in clinical studies and throughout development. Such studies compliant with FDA guidelines have been completed.

Human Testing

The process of conducting clinical trials with a new drug product generally cannot begin until a company has submitted to the appropriate regulatory authorities an application to do so and the required number of days have lapsed without objection from the applicable regulatory authority. (In certain jurisdictions, a no objection letter or approval may be required before the clinical trial can proceed). In the United States, this application is called an investigational new drug study, or "IND", and in Canada and most European countries, a clinical trial application, or "CTA."

For the United States, the sponsor of the study must submit the results of the non-clinical tests, manufacturing information, analytical data and available clinical data or literature, within the IND, to the FDA. Some information may be omitted from the IND in instances where prior FDA findings of safety or efficacy of a drug product are being relied upon. Even once the IND is submitted, non-clinical testing may continue to occur. An IND becomes effective automatically 30 days after receipt of the document by the FDA, unless within that time the FDA raises concerns or questions, in which case a clinical hold may be put in place until the concerns are adequately addressed by the study sponsor with the FDA.

Two key factors influencing the rate of progression of clinical trials are the rate at which patients can be enrolled to participate in the research program and whether effective treatments are currently available for the disease that the drug is intended to treat. Patient enrollment is largely dependent upon the incidence and severity of the disease, the treatments available and the potential side effects of the drug to be tested and any restrictions for enrolment that may be imposed by regulatory agencies. For further information see "Risk Factors."

Phase 1 Clinical Trials

Phase 1 clinical trials are typically conducted, on a small number of individuals (healthy volunteers or patients), to determine safety, dose limiting toxicities, tolerability, pharmacokinetics and to determine dose ranging for Phase 2 clinical trials in humans.

Phase 2 Clinical Trials

Phase 2 clinical trials typically involve a larger patient population than is required for Phase 1 and are conducted to evaluate the safety and efficacy of a drug candidate in patients having the disease for which the drug is indicated. This phase also serves to identify possible common short-term side effects and risks.

Phase 3 Clinical Trials

Phase 3 clinical trials typically involve tests in a much larger population of patients suffering from the targeted condition or disease. These studies involve controlled and/or uncontrolled testing in an expanded patient population (several hundred to several thousand patients) at geographically dispersed test sites to establish clinical safety and effectiveness. These trials also generate information from which the overall risk-benefit relationship relating to the drug can be determined.

Marketing Application

Upon successful completion of Phase 3 clinical trials, the sponsor company assembles all the non-clinical, clinical and manufacturing data and submits a marketing application to the applicable regulatory authority for their review in order to obtain approval to sell the drug.

Before the applicable regulatory authority approves the marketing application, they will initiate an inspection of the facility or facilities where the product is manufactured. Products will not be approved unless there is compliance with Good Manufacturing Practices, or "GMP." Approval will occur if the inspection is satisfactory and the marketing application contains data that provides substantial evidence that the drug is safe and effective in the studied indication. In addition to manufacturing inspections, the regulatory authority will typically inspect one or more clinical sites to assure compliance with Good Clinical Practices.

The testing and approval process for a new drug candidate requires substantial time, effort and financial resources, and may take several years to complete. Data obtained from non-clinical and clinical testing are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Approval may not be granted on a timely basis, or at all.

Even if a regulatory authority approves a product candidate, the relevant authority may limit the approved indications for use, require specific contraindications, warnings or precautions be included in the product label, including a black box warning, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug's safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms. For example, the FDA may require a Risk Evaluation and Mitigation Strategy ("REMS"), (also known as a Risk Management Plan ("RMP") in Europe) as a condition of, or following, approval to mitigate any identified or suspected serious risks and ensure safe use of the drug. The REMS or RMP could include medication guides, physician communication plans, assessment plans, and elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools. A REMS or RMP could materially affect the potential market and profitability of the product. A regulatory authority may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional label claims, are subject to further testing requirements, notification, and regulatory authority review and approval. Further, should new safety information arise, additional testing, product labeling or regulatory notification may be required.

Regulation of Combination Products in the United States

Certain products may be comprised of components, such as drug components and device components that would normally be subject to different regulatory frameworks by the FDA and frequently regulated by different centers at the FDA. These products are known as combination products. Under the FDCA, the FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product. The determination of which center will be the lead center is based on the "primary mode of action" of the combination product. Thus, if the primary mode of action of a drug-device combination product is attributable to the drug product, the FDA center responsible for premarket review of the drug product would have primary jurisdiction for the combination product. The FDA has also established an Office of Combination Products to address issues surrounding combination products and provide more certainty to the regulatory review process. That office serves as a focal point for combination product issues for agency reviewers and industry. It is also responsible for developing guidance and regulations to clarify the regulation of combination products, and for assignment of the FDA center that has primary jurisdiction for review of combination products where the jurisdiction is unclear or in dispute.

A combination product with a primary mode of action attributable to the drug component generally would be reviewed and approved pursuant to the drug approval processes set forth in the FDCA. In reviewing the new drug application for such a product, however, FDA reviewers could consult with their counterparts in the device center to ensure that the device component of the combination product met applicable requirements regarding safety, effectiveness, durability and performance. In addition, under FDA regulations, combination products are subject to current GMP requirements applicable to both drugs and devices, including the Quality System Regulations applicable to medical devices.

Healthcare Laws and Regulations

Coverage and Reimbursement

In the United States, Canada, and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage, and establish adequate reimbursement levels for, the product. In the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

In the United States, Medicare tends to have a greater role than private insurers in determining reimbursement for the treatment of conditions, such as basal cell cancer, that disproportionately affect patients over the age of 65.

Applicable Laws in the United States

If we obtain FDA approval for the Products and begin commercializing the Products in the United States, our operations may be directly, or indirectly through our future potential customers and third-party payors, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act ("FCA"), and data privacy and physician sunshine laws and regulations. These laws or their relevant foreign counterparts may impact, among other things, our proposed sales, marketing, and education programs and its relationships with healthcare providers, physicians and other parties through which we market, sell and distribute its products for which it obtains marketing approval. In addition, we may be subject to patient privacy regulation by the federal government and the states in the United States as well as other jurisdictions. The laws that may affect our ability to operate include:

  the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. The term remuneration has been interpreted broadly to include anything of value. Further, courts have found that if "one purpose" of remuneration is to induce referrals, the federal Anti-Kickback Statute is violated. Violations are subject to significant civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, a claim submitted for payment to any federal healthcare program that includes items or services that were made as a result of a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers, among others, on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

  the federal civil and criminal false claims laws, including the FCA, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs; knowingly making, using, or causing to be made or used, a false record or statement material to a false, fictitious or fraudulent claim or an obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. A claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the FCA. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to "cause" the submission of false or fraudulent claims. The FCA also permits a private individual acting as a "whistleblower" to bring qui tam actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery or settlement. When an entity is determined to have violated the FCA, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

  the federal Health Insurance Portability and Accountability Act of 1996 ("HIPAA") which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false fictitious or fraudulent statement or entry in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA fraud provisions without actual knowledge of the statute or specific intent to violate it;

  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or "HITECH", and their respective implementing regulations, which impose, among other things, certain requirements relating to the privacy, security and transmission of individually identifiable health information on certain covered healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their respective "business associates," those independent contractors or agents of covered entities that create, receive, maintain, transmit or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws, including but not limited to: (i) General Data Protection Regulation (European Union); (ii) the Personal Information Protection and Electronic Documents Act (Canada); and (iii) Personal Information Protection Act (Canada), which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

  the federal Physician Payments Sunshine Act, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and its implementing regulations, which require manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions) to report annually to CMS, information related to direct or indirect payments and other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners;

  federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

  analogous U.S. state, local and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers and may be broader in scope than their federal equivalents; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and other relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures or drug pricing; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information, some of which may be more stringent than those in the United States (such as the European Union, which adopted the General Data Protection Regulation, which became effective in May 2018) in certain circumstances, and may differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Healthcare Reform

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company's revenue generated from the sale of any approved products. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

There have been a number of proposals during the last few years regarding the pricing of pharmaceutical products, limiting coverage and the amount of reimbursement for drugs and other medical products, government control and other changes to the healthcare system in the United States. For example, in March 2010, the ACA was enacted in the United States, which substantially changed the way healthcare is financed by both governmental and private insurers in the United States and significantly affected the pharmaceutical industry. The ACA, among other things, subjected biologic products to potential competition by lower-cost biosimilars, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program (the "MDRP"), are calculated for drugs and biologics that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the MDRP, extended manufacturer Medicaid rebate obligations to utilization by individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs and biologics, and established a new Medicare Part D coverage gap discount program. Since its enactment, there have been judicial, congressional, and executive branch challenges to the ACA, which have resulted in delays in the implementation of, and action taken to repeal or replace, certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the "individual mandate" was repealed by Congress. The first Trump administration issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA.  In addition, there were a number of health reform initiatives by the Biden administration that have impacted the ACA. For example, on August 16, 2022, President Biden signed the Inflation Reduction Act (the "IRA") into law, which, among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the "donut hole" under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and through a newly established manufacturer discount program. In addition, the IRA imposes new manufacturer financial liability on certain drugs under Medicare Part D, allowing the U.S. government to negotiate Medicare Part B and Part D price caps for certain high-cost drugs and biologics without generic or biosimilar competition, subject to certain exemptions applicable to orphan drugs. It is possible that the ACA will be subject to judicial or congressional challenges in the future. It is unclear how such challenges, and the healthcare reform measures of the Biden administration, will impact the ACA and our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, on August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, resulted in reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013, and, due to subsequent legislative amendments to the statute, will remain in effect through 2032. In certain countries outside the United States, reimbursement for products that have not yet received marketing authorization may be provided through national managed access programs.

Moreover, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Presidential executive orders, congressional inquiries, and proposed and enacted legislation designed, among other things, to bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for pharmaceutical products. The IRA, among other things, (i) directs HHS to negotiate the price of certain high-expenditure, single-source drugs and biologics covered under Medicare, and subject drug manufacturers to civil monetary penalties and a potential excise tax by offering a price that is not equal to or less than the negotiated "maximum fair price" for such drugs and biologics under the law, and (ii) imposes rebates with respect to certain drugs and biologics covered under Medicare Part B or Medicare Part D to penalize price increases that outpace inflation. The IRA permits HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. These provisions took effect progressively starting in fiscal year 2023. On August 15, 2024, HHS announced the agreed-upon reimbursement prices of the first ten drugs that were subject to price negotiations, although the Medicare drug price negotiation program is currently subject to legal challenges. HHS will select up to fifteen additional drugs covered under Part D for price negotiation in 2025. In response to the Biden administration's October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the CMS Innovation Center, which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future. Further, on December 7, 2023, the Biden administration announced an initiative to control the price of prescription drugs using march-in rights under the Bayh-Dole Act. On December 8, 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of march-in eights, which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in rights. While march-in rights have not previously been exercised, it is uncertain if that will continue under the new framework.

We expect that the ACA, the IRA, and any other healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products, if approved.

Further, changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. In light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities, members of Congress, the Governmental Accounting Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the recall and withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and establishment of risk management programs that may, for instance, restrict distribution of drug products or require safety surveillance or patient education. The increased attention to drug safety issues may result in a more cautious approach by the FDA to clinical trials and the drug approval process. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or comparable foreign regulatory authorities more likely to terminate or suspend clinical trials before completion or require longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. Recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their products. Such scrutiny has resulted in several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. Several regulations have also been proposed partly in response to several executive orders issued by President Trump during his first term related to prescription drug pricing that seek to implement several of the administration's proposals. While some of these and other measures may require additional authorization to become effective, Congress has indicated that it will continue to seek new legislative and/or administrative measures to control drug costs.  Previous administrations have issued multiple executive orders seeking to reduce prescription drug costs, and the current Trump administration has signaled that lowering the cost of prescription drugs is a top priority.

Changing regulatory environments could negatively impact our business.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product for which we obtain marketing approval.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.

Many European Economic Area ("EEA") Member States periodically review their reimbursement procedures for medicinal products, which could have an adverse impact on reimbursement status. We expect that legislators, policymakers and healthcare insurance funds in the EEA Member States will continue to propose and implement cost-containing measures, such as lower maximum prices, lower or lack of reimbursement coverage and incentives to use cheaper, usually generic, products as an alternative to branded products, and/or branded products available through parallel import to keep healthcare costs down. Moreover, in order to obtain reimbursement for our products in some European countries, including some EEA Member States, we may be required to compile additional data comparing the cost-effectiveness of our products to other available therapies. Health Technology Assessment ("HTA") of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EEA Member States, including those representing the larger markets. The HTA process is the procedure to assess the therapeutic, economic and societal impact of a given medicinal product in the national healthcare systems of the individual country. The outcome of an HTA will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EEA Member States. The extent to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product currently varies between EU Member States.

In December 2021, Regulation No. 2021/2282 on HTA, amending Directive 2011/24/EU, was adopted in the European Union. This Regulation, which entered into force in January 2022 and will apply as of January 2025, is intended to boost cooperation among EEA Member States in assessing health technologies, including new medicinal products, and providing the basis for cooperation at European Union level for joint clinical assessments in these areas. The Regulation foresees a three-year transitional period and will permit EEA Member States to use common HTA tools, methodologies, and procedures across the European Union, working together in four main areas, including joint clinical assessment of the innovative health technologies with the most potential impact for patients, joint scientific consultations whereby developers can seek advice from HTA authorities, identification of emerging health technologies to identify promising technologies early, and continuing voluntary cooperation in other areas. Individual EEA Member States will continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technologies, and making decisions on pricing and reimbursement. If we are unable to maintain favorable pricing and reimbursement status in EEA Member States for product candidates that we may successfully develop and for which we may obtain regulatory approval, any anticipated revenue from and growth prospects for those products in the European Union could be negatively affected.

Legislators, policymakers and healthcare insurance funds in the European Union may continue to propose and implement cost-containing measures to keep healthcare costs down. These measures could include limitations on the prices we would be able to charge for product candidates that we may successfully develop and for which we may obtain regulatory approval or the level of reimbursement available for these products from governmental authorities or third-party payors. Further, an increasing number of European Union and other foreign countries use prices for medicinal products established in other countries as "reference prices" to help determine the price of the product in their own territory. Consequently, a downward trend in prices of medicinal products in some countries could contribute to similar downward trends elsewhere.

The Microneedle Array Solution and Doxorubicin Hydrochloride

Why Doxorubicin Hydrochloride

The binding of doxorubicin to cellular membranes may affect a variety of cellular functions. Enzymatic electron reduction of doxorubicin by a variety of oxidases, reductases and dehydrogenases generates highly reactive species including the hydroxyl free radical (• OH). Cells treated with doxorubicin have been shown to manifest the characteristic morphologic changes associated with apoptosis or programmed cell death. Doxorubicin-induced apoptosis may be an integral component of the cellular mechanism of action relating to therapeutic effects, toxicities, or both. Doxorubicin is a particularly well-suited chemotherapeutic drug for the chemo-immunization strategy, because it creates an immunogenic "good death" for tumor cells (Galluzzi et. al. 2012) and (Storkus and Falo Jr 2007). As shown in the figure below, doxorubicin chemotherapy has been shown to result in innate immune activation, including the attraction and activation of antigen presenting cells, and a cell death process that facilitates the activation of antigen presenting cells and their internalization and processing of dying tumor cell derivatives through underlying mechanisms that include ATP and HMGB1 release, and calreticulin exposure (Zitvogel et al 2010 and Obeid et. al.) 2007). The doxorubicin-containing microneedle arrays ("D-MNA") in development by us utilizes this immunogenic apoptosis by applying very low doses of doxorubicin via the D-MNA to basal cell lesions. Doxorubicin is not currently approved for the treatment of BCC.

Utility of Microneedle Arrays to Deliver Doxorubicin to Basal Cell Lesions

The D-MNA is a dissolvable, tip-loaded 15 x 15 mm microneedle array delivering doxorubicin to the tumor microenvironment for non-melanoma skin cancer therapy. The arrays are "pressed" into the skin where an appropriate-size lesion is growing and left on the lesion site for up to 30 minutes, allowing the microneedles to penetrate the skin, dissolve, and deliver defined quantities of doxorubicin to the lesion. The micro-needle array's main excipient is buffered carboxymethyl cellulose. Doses of 25 µg, 50 µg, 100 µg, or 200 µg of doxorubicin hydrochloride can be contained in the array's 400 microneedles. A placebo array without doxorubicin hydrochloride but alike in every other respect ("P-MNA") has been fabricated for clinical testing and "blanks" for analytical testing.

Figure 1. Activation of Calreticulin Pathway and Immunogenic Good Death

The goal of our program is to demonstrate the D-MNA as a more robust alternative to the currently available non-surgical, and in many cases, surgical treatments for BCC.

Preclinical Proof of Efficacy Studies

The program's therapeutic strategy relies on highly localized delivery of doxorubicin to the topically accessible tumor microenvironment. Doxorubicin delivered by the MNAs described in University of Pittsburgh's IND #122448 had shown efficacy in causing local, acute tumor cell death in the mouse melanoma model at doses that would otherwise be considered safe (e.g., 25 µg), but sub-therapeutic if delivered via a systemic route of administration. A typical systemic dose of doxorubicin is 60-75 micrograms/m2 and a typical adult cancer patient is 1.73 m2, resulting in a dose of 104 to 130 milligrams (approximately 4,000 times higher than the 25 µg delivered by the MNA).

MNAs delivering doxorubicin also demonstrated efficacy in a murine squamous cell carcinoma model, with 100% survival in MNA-Doxorubicin group versus 0% survival in MNA-Blank group (Friedman B, et al, 2017). Survival advantage persisted with 40% of MNA-Doxorubicin-treated mice alive at 40 days post-inoculation. As a result, we believe BCC is a rational target for chemo-immunotherapy using D-MNAs.

The University of Pittsburgh research under IND #122448 was conducted on mice in groups ranging in size from six mice to 45 mice using the same D-MNAs that we are developing. These studies were not powered to demonstrate statistical significance.

Manufacturing Processes and Critical to Quality Parameters

Overview

For BCC, the principal mode of action of the D-MNA depends on doxorubicin being delivered to this basal layer space, disrupting the affected basal cells, and recruiting immune cells to eradicate the lesion. The 400 microneedles in the D-MNA must therefore be durable enough to penetrate the stratum corneum and upper layers of the epidermis, but also dissolve quickly enough to deliver sufficient doxorubicin to the site during the 30 minute application. Other more traditional parameters of biopharmaceutics also apply, such as consistency of dose between arrays, made more complex than oral or other dosage forms, by the molding and centrifugation process for the arrays. The important biopharmaceutic considerations for the efficacy of the array therefore include the following:

  Fidelity of dose to label claim

  Needle strength/hardness

  Homogeneous distribution of drug throughout the array

  Consistency of dose between arrays

  Dissolution of the microneedles sufficient to deliver the drug payload

These factors can affect the ability of a dissolvable, tip-loaded microneedle array to perform as expected in human clinical studies. We have taken the following steps to ensure these factors are properly controlled during manufacturing.

Factors Affecting Ability of MNA to Perform Clinically

Factor	Measurement
Fidelity of dose to label claim	Quantitative testing of the array samples by a validated HPLC method

Homogeneous distribution of drug throughout the array	Visual inspection for "hot spots"

Consistency of dose between arrays	Quantitative testing for content uniformity of the array samples by a validated HPLC method

Needle strength/hardness	Desiccation measured by loss on drying to approximately 5%.

Dissolution of the microneedles sufficient to deliver the drug payload	Demonstrated in vitro, ex vivo, and in vivo.

Doxorubicin stability	pH measurement of the solution prior to carboxymethyl cellulose ("CMC") addition; follow-up analytical testing for impurities

MNA = dissolvable microneedle array, HPLC = high power liquid chromatography, UV = ultra-violet, CMC = carboxymethyl cellulose.

Manufacturers of D-MNA Components

API/Excipient	Manufacturer/Lot Number
Doxorubicin HCl	Gemini PharmChem, Mannheim, GmbH, batch no. 070520

Citric acid anhydrous	Fischer Scientific/185791

Sodium phosphate dibasic anhydrous	Fischer Scientific/175060

Trehalose dihydrate	Pfanstiehl/37108A

USP purified water	Millipore/F7PA35615

Composition of the Drug Product

Each array contains 400 microneedles with a total tip volume of 9.6 µL which are evenly filled with 9.6 µL of doxorubicin gel of the following composition. The doses in the headline refer to the base of doxorubicin. The current formulation contains an overage of 5% of drug substance.

Controls of Critical Steps and Intermediates

The following are fundamental to the production of arrays according to GFE Protocol P171016-1-R3.

  Preparation: Assembly and gel formulation.

  Deposition 1 (Tip Loading): Deposition of the formulation containing active doxorubicin and excipients.

  Deposition 2 (Backing Plate): Deposition of formulation containing only excipients to create the backing plate to the needle structure.

  Drying: Centrifugation of the array under controlled temperature and humidity conditions until moisture is removed from the formulation.

  Demolding, Cutting, Desiccation, and Storage: Removal of the arrays from the molds, trimming, and storage in a desiccator box in a controlled refrigerated environment for 72-96 hours.

Critical to quality parameters include:

  Dissolution and homogeneity of all materials during mixing.

  Centrifuge rpm and quality/degree of tip loading.

  Dilution and viscosity of gels relating to accurate, consistent deposition.

  Duration and speed of drying steps affecting water content and flatness of arrays.

  Temperature maintained (2-8 C) within centrifuge with impact on drying time and on doxorubicin stability.

  Refrigeration of arrays once fabricated.

  Post-fabrication, moisture content of arrays reduced to 5%, as measured by loss on drying.

In-Process Controls: D-MNA; P-MNA

In-Process Controls (Engineering)	Limit
Master mold fabrication via milling process	CAD/CAM of all suitable material rendering required geometry for microneedles

Production molds fabricated from polydimethyl siloxane	Spun in the same centrifuge to fabricate the arrays such that forces and angles used to make production mold mirror those used to fabricate the arrays. Production molds inspected after every production cycle to ensure integrity of the needle forms-Protocol P171016-1 R3 governs this process.

Fabrication of each fixture necessary for array production	Protocol P171016-1 R3 provides these parameters

In-Process Controls (Formulation) Dissolution of all materials in gel formulation	Limit Visual inspection
Viscosity of the gel	Verified by cone plate viscometer torque reading; Brookefield Viscometer DVII+ calibrated at every run

pH of the gel	A pH of between 4.5 and 5.1 is sufficiently acidic. Follow procedure for dilution of gel, use of pH probe, and calculation (Determination of the pH of SkinJect Formulations)

In-Process Controls (Array Fabrication)	Limit
Deposition and centrifugation.	Deposit approximately 0.5 ml per 2 x 5 production mold. The centrifuge is run for 30 minutes at 5,500 rpm at 15C.

Doxorubicin stability	Temperature maintained within centrifuge at 15C that impacts drying.

Refrigeration of arrays once fabricated at 2-8°C

The flow chart, below, describes in more detail the critical steps and manufacturing parameters. A summary narrative of the process is provided on subsequent pages.

Figure 2. Manufacturing flow chart

Manufacturing Process Equipment

The equipment used to fabricate the arrays is listed in the table below:

Equipment Used to Fabricate Arrays

Description	Supplier	Model/Part Number/Print
Centrifuge	Thermofisher	Sorvall Lynx 4000
Rotor	Thermofisher	BioFlex HC (PN 75003000Q502807)
Rotor Bucket	Thermofisher	BioFlex HC (PN 75003000Q502807)
Bucket Lid with Gasket	Thermofisher	BioFlex HC Lid (PN 75007309Q502807)
Bucket Insert	GFE LLC	GFE Print "Lynx Square Tool Holder Rev R1"
Casting Mask	GFE LLC	GFE Print "Array Rev X6 Production Mold Frame"
Casting Sleeve	GFE LLC	GFE Print "Array Rev X6 MNA Master Sleeve Rev E0"
Production Mold	GFE LLC	GFE Print "Array Rev X6 Production Mold Rev E0"

In an initial step, a master mold is fabricated by a milling process under CAD/CAM of a suitable material such as an acrylic or a metal alloy, rendering the required geometry for the microneedles. Once fabricated, the master mold is stored for future rendering of production molds as needed. The masters are wrapped in a clean-room towel for protection and stored in individually labeled rigid containers. The production molds are stored 4 per glass container labeled with revision codes. All materials are stored in a final secondary container labeled masters and production molds.

The master mold is then used to fabricate the production molds from polydimethyl siloxane (PDMS; (Slygard® 184, Dow Corning) (B)). This latter material is poured onto the master mold, positioned, and spun in the same centrifuge used to fabricate the arrays such that the forces and angles used to make the production mold mirror those used to fabricate, ultimately, the arrays. The production molds are inspected after every production cycle to ensure integrity of the needle forms. Protocol P171016-3 governs the process by which each production mold is cleaned of any material from a previous production run.

1. Preparation

The Lynx square tool holder assembly is disassembled into the components and all components are cleaned thoroughly with isopropyl alcohol. This includes the "square" bucket tool holder (black), the casting sleeves (white), and the leveling plates (green).

The square tool holder assembly is then reassembled. Each position in each holder is engraved with a number and letter. The number refers to the tool holder and the letter the position within the bucket. The cast leveling plates have similar markings and should align. Note the direction of arrow which identifies the spin direction of the centrifuge and orientation of the leveling plate.

The production molds and the mold masks, if used, should be sonicated in deionized water within an ultrasonic cleaner for 30 minutes at 35C and dried for 24 hours prior to use.

Pre-assemble the production molds by aligning the exterior step and pressing into the production mold.

The production mold is placed in the square tool holder assembly and pressed into the levelling plate. There is no orientation of the production mold.

The square tool holder is used for placement of completed assemblies into the buckets within the centrifuge and run at 2,000 rpm for 30 seconds. The purpose of this is to "seat" all components within the mold and levelling plate to a "home" position.

2. Deposition #1 (Tip Loading)

The entire square tool holder assembly is removed from each bucket within the centrifuge.

Using the appropriate placebo or active formulation, the operator deposits a small quantity of gel within each cavity as shown in Figure 2. The deposition should be approximately 0.05 ml per array cavity in each 5 x 2 production mold in an evenly distributed manner such as 5 small dots shown in Figure 2.

All formulation syringes remain capped when not in use.

The square tool holder assembly is placed into the bucket using the bucket holder and covered using the bio-safe bucket covers with gaskets. Note that the centrifuge must be balanced. Either two buckets may be used or four buckets.

The covered buckets are centrifuged for a short period of time to "set" the doxorubicin gel into the needle tips. Deposition #1 is complete: the doxorubicin gel has been molded into the microneedles. Upon completion of this step, the square tool holder assembly is removed from the centrifuge buckets. (Figure 3).

A square edge spatula is then used to remove the excess formulation on the production mold. This removes most of the excess formulation (Figure 4). The square bucket tool holder assembly is placed in the centrifuge buckets, covered with biosafe HC caps and gaskets. These are centrifuged for 30 minutes at 5,500 rpm at 15°C. This step assures that the formulation is pushed as deeply into the tips as possible and to promote drying, allowing space for the backing plate material to be deposited, overlaying the microneedles.

3. Deposition #2 (Backing "Plate" to each D-MNA)

After the full drying cycle of 30 minutes finishes, the bucket tool holder assembly is removed from the centrifuge buckets. Next, the placebo formulation, 0.25 mL per array, is deposited in each array cavity (10 cavities per production mold). The material is deposited as evenly as possible.

The square tool holder assembly is placed back into the centrifuge buckets and covered with biosafe lids with gaskets. The centrifuge is run for 30 minutes at 5,500 rpms at 20°C. Upon completion of the centrifugation, the caps are removed from the buckets.

4. Drying

Only the lids are removed from the buckets if not already completed, the tooling remains in the centrifuge. Drying is initiated at 4,000 rpms for 5.0 hours at 25°C.

Flow valves for the desiccated air inlet are open. This ensures that the desiccation tube contains dry desiccant (dry is indicated by blue, purple indicates wet). The operator sets the flow for 20 psi at a minimum of 2 LPM.

The operator ensures that the outlet of the centrifuge contains a new disposable HEPA filter with a 0.2 µm or smaller filter element to prevent room contamination of doxorubicin hydrochloride. Upon completion of the 5-hour drying cycle, the drying step is completed.

5. Demolding, Desiccation, and Storage

All square tool holders are removed from the centrifuge buckets. Production molds are removed from the square tool holder (Figure 5). The operator places the freshly prepared arrays in a desiccator box in a controlled temperature refrigerator and allows the arrays to dry to a moisture content of approximately 5%. When fully dried, the arrays are then packaged and stored at 2-8°C. The fabrication cycle is complete. Subsequent cycles consisting of 80 microneedle arrays per run will follow the same process.

Packaging of Product

Starting from the innermost packaging, each array is contained in a foil-sealed PETG cube, which is contained in a 2" x 3" opaque, U-Line packet labeled with standard investigational drug text (Figure 6).

Figure 7. Left, the "cubes" holding each array (foil seal not shown); center, 2" x 3" packets holding the cubes; right, ziplock bag holding 4 packets of arrays

Four 2" x 3" packets are then stored in a Ziplock Uline 4" x 6" bag, which contains D-MNA's of the same dosage (25 µg, 50 µg, 100 µg, or 200 µg, or placebo). The outer Uline bag is sealed with a serialized security tape and carries standard investigation drug labeling (Figure 7) including a supplemental label containing the subject number.

Figure 8. 4" x 6" Ziplock Uline Bag with Serialized Security Strip

When the packaging of the entire production run (consisting typically of 200-240 arrays) has been completed, the product is then shipped on ice pack for the next phase, namely, sterilization, quality control testing, and release of the product.

Release Testing and Release of Product

The release of GMP-quality product to a clinical site is a highly regulated practice. Upon shipping of the arrays form GFE, LLC, the array manufacturer, which has already performed its own quality control, the entire shipment of arrays embarks on a multistage process, whose end goal is release of the investigational product to the clinical site (Figure 8).

Because the arrays are breaking the skin surface of human subjects, the FDA views the arrays as a type of parenteral product and therefore requires sterilization. On the day of completing the packaging of the arrays, GFE ships the fully packaged arrays by overnight courier to Ebeam Services who performs electron beam sterilization of the arrays. The arrays are then transported by a same-day courier service from Ebeam Services to Intertek Pharmaceutical Services ("Intertek"), who performs four functions:

1) places the majority of the arrays in stability storage;

2) ships a designated number of arrays to Nelson Laboratories for endotoxin and bioburden testing;

3) initiates analytical and other testing of the arrays within Intertek; and

4) ships a designated number of the arrays to Clinigen on quarantine for distribution to the clinical sites when the arrays have passed quality control/quality assurance.

Figure 9. Release procedures for Microneedle Arrays

Figure 10 indicates the types of tests performed for release of the product.

Figure 10. Certificate of Analysis qualifying the release of microneedle arrays

The essential settings for the phase appropriate, GMP-validated HPLC method for identity, assay/purity, related substances, and content uniformity testing performed by Intertek are provided below.

While Intertek is performing this testing, Nelson Laboratories is performing the following work to assess microbiological safety:

  Endotoxin testing: The Bacterial Endotoxin Test, or Lumulus Amebocyte Lysate ("LAL") Test, quantifies endotoxins that are part of the cell wall of gram-negative bacteria. LAL testing is performed on samples at T0 and subsequent stability timepoints.
  Sterility/bioburden: The arrays are also dissolved and the contents are cultured to determine if the sterilization eradicated all bacteria and yeasts from the samples. This test is performed on samples at T0 and subsequent stability timepoints.

All of the results of these tests and others such as moisture content and physical assessment are then collated and appended to a certificate of analysis ("COA"), which, when signed by qualified persons, allows the release of the product by Clinigen Clinical Services, who has stored the product under quarantine until they receive the signed COA authorizing release to the clinical site.

Preclinical Development of D-MNA

Preclinical Test Material

GMP-quality doxorubicin was used for all preclinical studies (murine local lymph node assay, rabbit irritation and pyrogenicity study, and Yucatan minipig local tolerance study). The nonclinical arrays were produced under non-GMP conditions; GMP conditions were not required for these studies. The manufacturing methods used to make the arrays for the non-clinical studies are identical to the methods used to make the GMP-quality arrays.

Preclinical PK and Safety Studies

The results of the preclinical studies indicate a reliable lack of systemic exposure when doxorubicin is delivered via MNA. Furthermore, minipig studies using doses of up to 200 µg per MNA showed no detectable levels of doxorubicin, measured by LC-MS/MS. Given these data, no systemic effects are anticipated from D-MNA application.

All preclinical studies of D-MNA were conducted by the University of Pittsburgh at the laboratory of Dr. Louis Falo.

University of Pittsburgh Experience

Doxorubicin delivered by the MNAs described in University of Pittsburgh's IND #122448 showed efficacy in causing local, acute tumor cell death in the mouse melanoma model at doses that would otherwise be considered safe (e.g., 25 µg), but sub-therapeutic if delivered via a systemic route of administration. A typical systemic dose of doxorubicin is 60-75 micrograms/m2 and a typical adult cancer patient is 1.73 m2, resulting in a dose of 104 to 130 milligrams (approximately 4,000 times higher than the 25 µg delivered by the MNA).

MNAs delivering doxorubicin also demonstrated efficacy in a murine squamous cell carcinoma model, with 100% survival in MNA-Doxorubicin group versus 0% survival in MNA-Blank group (Friedman B, et al, 2017). Survival advantage persisted with 40% of MNA-Doxorubicin-treated mice alive at 40 days post-inoculation. As a result, we believe BCC is a rational target for chemo-immunotherapy using D-MNAs.

The University of Pittsburgh research under IND #122448 was conducted on mice in groups ranging in size from six mice to 45 mice using the same D-MNAs that we are developing. These studies were not powered to demonstrate statistical significance.

Pharmacokinetics

Pharmacokinetics and Product Metabolism in Non-Human Animals

As shown by the data and Figure 10 below (courtesy of Louis Falo, M.D., Ph.D.), blood samples were collected from mice intravenously injected with 100 µg or 200 µg of doxorubicin or from mice receiving 200 µg D-MNA, after 5, 20, and 60 minutes. Doxorubicin content of the blood samples was measured by spectrofluorimetry and quantitated against a calibration curve. No detectable quantities of doxorubicin were observed in the mice receiving the 200 µg D-MNA; doxorubicin levels were detectable in the intravenously injected mice.

Figure 11.

In addition, Medicus obtained pharmacokinetic data during the Yucatan minipig local tolerance study (Study No. S15055). A total of 30 minipigs (15 males and 15 females) were randomized into five treatment groups. Groups of 3 males and 3 females were treated with a blank control array (Group 1), and three dose levels of D-MNA at 25, 50 and 200 µg/dose of doxorubicin hydrochloride (Groups 2 - 4), respectively. An intravenous ("IV") doxorubicin group consisting of 3 males and 3 females served as a reference control (Group 5). Dosing occurred on Days 1, 7 and 14 with either control array or test article (Groups 1-4), and Group 5 was dosed IV on these same study days. Each topical treatment was 30 minutes. The experimental design is provided in the table below.

Study Design of Minipig Local Tolerance Study

Group	Treatment	Treatment/Dose		Number of Animals		Dose Route/ Frequency
		Array	Dosage (µg/dose)	Male	Female
1	Blank Control	1	0	3	3	MNA/Days 1, 7, 14
2	D-MNA-low	1	25	3	3
3	D-MNA-mid	1	50	3	3
4	D-MNA-high	1	200	3	3
5	Reference Control	NA	2 mg/kg (Doxorubicin Hydrocholoride)	3	3	IV/Days, 1, 7, 14

Note:

(1) Dosing volume for Group 5 was 1 ml/kg (doxorubicin hydrocholoride 2 mg/ml). NA = Not Applicable IV = Intravenous

Blood collections for toxicokinetic evaluation were conducted on Days 1 and 14 post dose administration (post-30 mins application for Groups 1-4) for all groups.

Excluding the group 5 control group, all array-treated groups showed doxorubicin plasma levels below the lower limit of quantitation ("LLOQ"), which for this LC-MS/MS method was 0.25 ng/ml. The study sponsor concluded that in the minipig model there was no measurable systemic exposure to doxorubicin when administered by the Sponsor's tip-loaded, dissolvable microneedle array.

Based on the mice and minipig pharmacokinetic data, we concluded that human systemic exposure to doxorubicin is unlikely through the application of the D-MNA.

Analytical Methods and Validation

A bioanalytical method was validated for the determination of doxorubicin in Yucatan minipig plasma ("K2EDTA") by liquid chromatography tandem mass spectrometry ("LC-MS/MS") at a dynamic range of 0.250 - 50.0 ng/ml. The analyte is light sensitive and exposure to direct light was minimized during extraction and analysis. Doxorubicin-13C,d3 was used as the internal standard.

A summary of the validation data for the analyte is presented in the table below.

Summary of Validation Data from LC-MS/MS Study

Analyte	Doxorubicin

Matrix	Yucatan Mini Pig Plasma (K2EDTA)

Analytical Procedure	LC-MS/MS

Assay Aliquot Volume	50 µl

Sample Preparation	Protein Precipitation

Assay Range	0.250 - 50.0 ng/ml

Regression	Linear (1/x2)

Selectivity	6 of 6 lots within acceptance	≤ 20% of mean LLOQ, ≥90% of individual lots free of interference

Injector Carryover	Not Significant	≤20% of mean LLOQ

Validation Batch Acceptance (Acceptable/Total Primary Runs)	4/4

The toxicity of doxorubicin hydrochloride has previously been evaluated and reported in standard preclinical toxicology models. More important, the toxicity profile of parenteral doxorubicin in humans at doses cytotoxic to cancers has been well established and recounted in the Investigator Brochure for D-MNA Patch (September 4, 2018).

We have not conducted any formal safety pharmacology studies. However, selected parameters that are typically collected in CNS and respiratory safety pharmacology were collected in the form of clinical observations in the below-listed toxicology studies. In addition, electrocardiograms were recorded in a pivotal toxicology study in minipigs and were evaluated by a board-certified veterinary cardiologist.

We have completed three GLP-compliant toxicology studies:

1. D-MNA toxicity, local tolerance and toxicokinetics study in Yucatan minipigs (Study No. S15055)

2. Local lymph node immunotoxicology assay ("LLNA") in CBA/J mice (Study No. BRT Study 20170724)

3. Pyrogenicity/skin irritation study in New Zealand White ("NZW") rabbits (Study No. Study No. S15054), each of which was preceded by a pilot study using the same species and strain of animal.

The D-MNA was designed to penetrate human skin and dissolve into a skin cancer. Given the inherent differences in skin types between mammalian species, the pilot studies were necessary to ensure that the GLP study would provide for a valid safety assessment.

In total, three pilot studies were performed. For the GLP minipig study (SRC Study No. S15055), a pilot study demonstrated that it was technically feasible to administer D-MNA to Yucatan minipigs (SRC Study No. S15200). For the LLNA (BRT Study No. 20170725), the site of dosing is always the mouse's ears. It was immediately obvious that a novel approach would be needed since the D-MNA measures approximately 1.5 x 1.5 cm, as large or larger than the ears themselves. The study sponsor developed a liquid test article containing all the ingredients of the D-MNA with added DMSO, an approved LLNA solvent which helps the test article to penetrate the skin of the mouse ear. The pilot study demonstrated that this test article was non-irritating, and therefore, should perform a valid assessment of D-MNA's sensitization potential (BRT Study No. 20170724).

For the GLP rabbit study (SRC Study No. S15054), the pilot study demonstrated that the rabbit was not a valid model for testing D-MNA due to the lack of underlying musculoskeletal support which allows for the technician to apply pressure to the D-MNA during administration (SRC Study No. S15198). In addition, the presence of tightly spaced hair follicles appeared to at least partially inhibit penetration of the needles on the D-MNA. Accordingly, the Sponsor determined that a subcutaneous injection of modified D-MNA gel, with extra buffer added to make the D-MNA formulation syringeable, would provide a valid assessment of pyrogenicity. This same formulation was also used to test for skin irritation on abraded skin.

The data in the table below describe the results of studies conducted by SkinJect to elucidate the effects of delivering the gel used to make the array or the array itself to the skin.

Summary of Toxicology Studies (Phase 1 Study)

Study	Start Date	Model	Dose	Frequency/ Duration	Route of Admin	Observations	Conclusions
Single Dose: Pilot study, SRC Study No. S15200	09-Aug-2017	Yucatan Minipig 1 and 3- month old; 1M/1F n = 4	50 µg (3 mo. old) and 200 µg (1 month old) D-MNA	Day 1	D-MNA

Trial 1: 30 min 1 male and 1 female 3 month old pig. Trial 2: 60 min 1 male and 1 female 1 month old pig. D-MNA was applied to 1- or 3-month old minipigs, removed after 60 or 30 min, respectively, and analyzed for concentrations of doxorubicin as well as visual inspection of D-MNAs post application. 3-month old minipigs were ultimately used due to ease of handling and blood draws.

D-MNA administration was acceptable. 3- month old minipigs chosen for technical reasons. And 60 minutes resulted in backing part of array being too soft.
Repeat-Dose: SRC Study No. S15055	05-Feb-2018	Yucatan Minipig 3-month old; 3M/3F per group n = 30	0, 25, 50 and 200 µg/dose D- MNA; 2 mg/kg IV doxorubicin (positive control group)	Days 1, 7, 14	D-MNA, IV	200 µg minipigs show red discoloration of epidermis at dosing site, which correlated with dermal inflammatory reactions seen microscopically with high frequency and severity in D-MNA treated groups.	D-MNA doses of up to 200 µg per week for three doses total were well tolerated. Tissue reactions were limited to inflammatory reactions of the dermis at the treated sites.

Study	Start Date	Model	Dose	Frequency/ Duration	Route of Admin	Observations	Conclusions
Local Tolerance: SRC Study No. S15055 (continued)	-

Group 5 (reference control IV doxorubicin) males and females both had numerically or significantly decreased WBC, red blood cell counts, hemoglobin, hematocrit, platelets (females only), neutrophils, lymphocytes, monocytes (females only), eosinophils and reticulocytes. Group 5 (reference control) males had significantly (p<0.05) elevated APTTD and fibrinogen on study Day16. Blood samples (plasma) analyses after array administration on dosing phase Day 1 and 14 showed that there was no detectable doxorubicin systemic exposure after topical application at doses up to 200 μg via D-MNA (lower limit of detection was 0.250 ng/mL). For the reference control animals, all animals had detectable concentrations of doxorubicin for up to 8 hours post dose administration.

D-MNA doses of up to 200 µg per week for three doses total were well tolerated. Tissue reactions were limited to inflammatory reactions of the dermis at the treated sites.
Immunotoxi-cology (LLNA Pilot): BRT Study 20170724	21-Feb-2018	CBA/J Mice 8- weeks old; 2F per group N =8	25, 50, 100, 200 µg/ear modified D- MNA gel + DMSO	Days 1-3	Topical gel (both ears)	Modified D-MNA gel + DMSO was applied for three days and ear thickness and irritation were determined.	None had ≥ 25% increase of ear thickness or skin irritation.
Doxorubicin-Containing Microneedle Array (D-MNA) Constituents (Doxorubicin and Carboxymethyl Cellulose): Local Lymph Node Assay(LLNA) in Mice BRT Study 20170725	28-Feb-2018	CBA/J Mice 8-weeks old; 5-8F per group N = 45	25, 50, 100, 200 µg/ear modified D- MNA gel + DMSO	Days 1-3	Topical gel (both ears)

GLP. Standard test for sensitization potential of doxorubicin using modified D-MNA gel + DMSO. There were no clinical signs and no noteworthy body weight changes. Change in ear thickness was <25%. It was not possible to calculate an EC3 value.

Modified D-MNA gel + DMSO was not considered a sensitizer.

Study	Start Date	Model	Dose	Frequency/ Duration	Route of Admin	Observations	Conclusions
Other (Pilot Pyrogenicity & Skin Irritation): SRC Study No. S15198	09-Aug-2017	New Zealand White rabbit 5-7 months old, 2M per group	0, 50 µg D-MNA (Trial #1) 200 µg D-MNA (Trial #2)	Day 1	D-MNA

D-MNA was applied to shaved, depilated rabbits, removed after 30 minutes (Trial #1) or 60 min (Trial #2), and analyzed for concentrations of doxorubicin and well as visual inspection of D-MNAs post application.

The size and fragility of the rabbits resulted in inconsistent delivery profiles from the D-MNA and the Sponsor deemed the D-MNA unsuitable for use in the rabbit model.
Other (Pyrogenicity & Skin Irritation): SRC Study No. S15054	21-Dec-2017	New Zealand White rabbit 6-7 months old, 3M per group n = 15	50, 100, 200 µg/dose modified D-MNA gel + buffer, vehicle, LPS positive control (pyrogenicity), SLS positive control (dermal irritation)	Days 1 and 8	Day 1: SC injection of gel for pyro.; Day 8: gel for irritation

GLP. Day 1 - core body temperatures were measured at baseline and at post modified D-MNA gel administration at 30 min intervals until 4 hours, and then at 8 and 24 hours. Day 8 - Modified Draize scoring at baseline and at 1, 4, 24 and 48 hour post modified D-MNA gel administration. For the reference control (Group 5), animal body temperatures were above normal (104.8-107.7F/40.4-42.1C) for all animals during the first 4 hours after intravenously administered.

No noteworthy changes in body temperature or skin irritation for test article. Severe skin irritation was observed on all the test sites (SLS) in group 5.

Murine Local Lymph Node Assay

The purpose of this study (BRT Study No. 20170725) was to evaluate the sensitization potential of doxorubicin, the active component of D-MNA, when applied at 4 concentrations (25, 50, 100, 200 µg) to both mouse ears, once daily for 3 consecutive days, in the LLNA.

There were no clinical observations or signs of erythema in the vehicle group or in test article-treated animals. No meaningful body weight loss was observed in any of the control or treatment groups.

Treatment-group mean ear thickness values did not increase by 25% or more at any tested concentration of the test or control articles. Thus, primary irritation would not be expected to have affected the LLNA stimulation indices.

It was not possible to calculate a threshold positive response (EC3 potency) in the current study since all test article stimulation index values were below 3, thus, the test article containing D-MNA constituents (doxorubicin in DMSO, CMC and excipients) was not considered a sensitizer under the conditions of this study.

Irritation and Pyrogenicity Study in the New Zealand Rabbit

Experience in a pilot trial (SRC Study No. S15198) using this rabbit species with the dissolvable, tip-loaded microneedle array of doxorubicin indicated that the microneedle array was not suitable for the NZW rabbits.

Consequently, SkinJect decided to test the pre-molding array formulation, i.e., the gel consisting of doxorubicin, carboxy methylcellulose, trehalose, citric acid, dibasic sodium phosphate, and deionized water, on the New Zealand rabbit in this GLP study (SRC Study No. S15054). This approach provided a method for testing all gel components for their pyrogenic and irritation potential. The objective of this study was to evaluate the test article (doxorubicin and excipients) for pyrogenicity following subcutaneous (SQ) injection, and for local skin irritation potential after topical dose administration of various dose concentrations on NZW rabbits.

A total of 15 male NZW rabbits were randomized into one of five treatment groups, including a vehicle control (Group 1), three dose levels of test article (Groups 2-4), and a reference control (Group 5). This study was conducted in two phases as follows:

Pyrogenicity Phase: Pyrogenicity of the test article was evaluated at dose levels of 50, 100 and 200 μg (0.3 ml/animal). On dosing phase Day 1, the vehicle or test article formulations were administered via SQ injection to the scapular area of each animal (Groups 1-4). Group 5 animals were intravenously administered lipopolysaccharide (LPS, 0.01μg/ml) at 0.04 ml/kg and 4 ml/kg within ~4 hours. Body temperatures were recorded at baseline, and at ~30-minute intervals for the first 4 hours post-dose, and at 8 and 24 hours post-dose administration.

All animals had a normal body temperature (99.2-103.4 ºF/37.3-39.7 ºC) at baseline. After dose administration, all vehicle control and test animals body temperature appeared normal (ranged from 99.1 ºF/37.3 ºC to 103.9 ºF/39.9 ºC) within the observation period up to 24 hours, except for two measurements at 8 hour respectively for one vehicle animal (104.1°F /40.1°C) and one high dose animal (104.9°F /40.5°C). These two measurements were slightly above the normal range and considered an incidental finding. For the reference control (Group 5), animal body temperatures were above normal (104.8-107.7°F/40.4-42.1°C) for all animals during the first 4 hours after intravenously administered lipopolysaccharide (LPS, 0.01μg/ml) at 0.04 μg/kg.

Dermal Irritation Phase: Groups 1-4, all animals were dosed topically via 2 filter paper patches (2.5 cm x 2.5 cm) on naïve dorsal skin sites with a saline control patch (saturated with ~0.2 ml saline) and a 0.3 ml of vehicle (Group 1) or test formulation (Groups 2-4, 50, 100 or 200 μg/site) instilled patch. Prior to dosing, skin of all dose sites was abraded using adhesive tape. The patches were removed after 30 minutes. For the reference control (Group 5) animals, 2 saline control and 2 reference control patches (~0.2 ml/patch) were applied to the dose sites for 4 hours. Dose site skin was assessed at approximately 1, 4, 24 and 48 hours following patch removal for all groups.

All animals in groups 1 - 4 exhibited minimal-to-no dose-related erythema or edema. If erythema and edema were present, they were generally mild, with only a few observations of well-defined erythema. Severe skin irritation was observed on all the test sites (SLS) in group 5. These results demonstrate that the test article did not cause any pyrogenicity after subcutaneous injection or topical application at doses up to 200 μg/site.

14-Day Toxicity Study in the Yucatan Minipig

The objective of this study (SRC Study No. S15055) was to evaluate the local tissue tolerability, potential toxicity, skin irritation and systemic exposure after various dose levels delivered by D-MNA following three (3) topical dose administrations within two weeks on young Yucatan minipigs. The minipig data needs to be considered in the context of an unexpectedly high degree of dose variability. The variability in the minipig study was most likely the result of inconsistent delivery of doxorubicin from the microneedle array, possibly due to animal movement as the arrays were being applied.

Following an acclimation period, a total of 30 minipigs (15 males and 15 females) were randomized into one of five treatment groups. Groups of 3 males and 3 females were treated with a blank control array (Group 1), and three dose levels of D-MNA at 25, 50 and 200 µg/dose of doxorubicin (Groups 2 - 4), respectively. An IV DXR group, consisting of 3 males and 3 females, served as a reference control (Group 5). Dosing occurred on Days 1, 7 and 14 with either control array or test article (Groups 1-4), and Group 5 was dosed intravenously on these same study days. Each topical treatment lasted 30 minutes. Each animal receiving topical treatment (Groups 1 - 4) was observed for clinical signs and dose site reactions. Blood collections for toxicokinetic evaluation were conducted on Days 1 and 14 post dose administration (post-30 mins application for Groups 1-4) for all groups. Clinical pathology was conducted on all animals on Day 3 to look for acute effects, and again on Day 16 prior to necropsy. The animals were euthanized on Day 16 with designated tissues collection for histopathology. Study Day 1 corresponded to the first day of dose administration.

The histopathology findings showed that the D-MNA-treated animals exhibited no systemic effects and no organ toxicity. These findings are consistent with systemic exposure to doxorubicin being below the lower limit of quantitation.

Application of the D-MNAs to the minipig's skin produced several findings all related to cutaneous reactions. Test article-related macroscopic findings were present in the dose site (skin). Red discoloration of the epidermis of the dose site was identified in four animals, limited to Groups 3 and 4 (D-MNA mid and high dose, respectively). In two of the Group 4 female animals, the red discoloration correlated microscopically with serocellular crust, and additionally with dermis congestion in one of those animals. The other two animals (males) did not have a microscopic correlation. Abnormal surface (scabbing) of the epidermis of the dose site was observed in a Group 4 male animal and correlated microscopically with serocellular crust.

Hemorrhage of the right axillary region was observed in a single animal in Group 5 (intravenous Doxorubicin) and correlated microscopically to hemorrhage. It was believed to be related to blood collection or injection procedures.

Other macroscopic findings represented incidental background findings typical for this species, or else did not have a correlate.

Local cutaneous reactions were expected with application of the D-MNA to the minipig and similar reactions are likely to occur in human subjects receiving D-MNAs.

Clinical Development of D-MNA:

SkinJect Experience

Protocol SKNJCT-001 (Phase 1 Study)

Study Design: This study was designed as an open-label dose escalation trial of D-MNA in participants with BCC (subtype: superficial or nodular). The study followed a traditional 3+3 dose escalation design with 4 dose groups plus placebo to define a maximum tolerated dose ("MTD") by evaluating DLTs. Treatments consisted of one application administered weekly, three times over a two-week period. The goal of the dose escalation was to determine the MTD and assess lesion responses in the different dose groups to inform a decision on the doses to be tested in a subsequent Phase 2 study.

The study was composed of a screening visit, three treatment visits at one-week intervals over a two-week period, an end of treatment visit, and three follow-up visits. The total duration for study recruitment was completed in approximately five to seven months. Individual participant participation was approximately up to 11 weeks (four weeks screening + seven weeks from the first treatment to the final follow up visit).

Escalation followed a traditional 3+3 design. Specifically, in each dose group n=3 participants were treated. If no DLTs were observed, the study was escalated to the next dose level. If DLTs had been observed in 2 or more participants, then the MTD would have been exceeded. If one DLT had been observed, an additional three participants would have been added at the same dose level. If no DLTs had been observed in the additional three participants, the study would have escalated to the next dose level. If DLTs had been observed in one or more of the three additional participants, the MTD would have been exceeded. The first two dose groups, Placebo and 25 µg, screened and enrolled subjects concurrently in the study.

SkinJect hypothesized that treatment with D-MNA would result in tumor destruction and the induction of potent, immunogenic anti-tumor responses. Because MNAs enable this agent to be delivered at very low doses to a confined tumor microenvironment, the study sponsor expected only minimal, if any, systemic drug toxicity; thus, facilitating optimal local dose levels and durable clinical responses.

The study design also included a placebo group (placebo-MNA). Inclusion of placebo-MNA allowed the evaluation of two questions:

  Tolerability: to assess if there was a cutaneous response to microneedle penetration that was independent of microneedle delivery of doxorubicin to the target tissue.
  Efficacy: to assess if a placebo-containing array could stimulate a non-specific immune response in reaction to microneedle penetration of the skin, and compare to the response with the active compound doxorubicin delivered by the D-MNA.

In addition the clinical design also assessed the pre-established secondary efficacy endpoint described below.

  Secondary Endpoint: Lesion response as assessed by a central reader after the 3-week course of treatment to be categorized as either absence or presence of a complete response defined as no evidence of residual BCC in the resected specimen on histological examination.

Subject populations included adult males and females, 18+ years in general good health as assessed by the study's principal investigator. BCC (subtype: superficial or nodular) had to confirmed histologically by diagnostic shave biopsy at the screening visit. If previously confirmed, participants could only have diagnosed BCC via shave biopsy within 6 months of first study treatment. The disease had to be primary BCC (i.e., no previous treatment), and the lesion size was required to = 64 mm2 or 8 x 8 mm and = 169 mm2 or 13 x 13 mm, i.e., the entire lesion must be covered by 13 x 13 mm area of the array containing the microneedles. Laboratory values had to be within normal ranges.

Subjects were excluded from participation in this study if they had evidence of clinically significant, unstable medical conditions as assessed by the principal investigator; if they had an excisional biopsy performed on the lesion to be treated in this study; if they had recent therapy(ies) to the BCC treatment area; if they had recurrent BCC (previously treated) at the site presented for treatment; and if they previously demonstrated sensitivity to doxorubicin or carboxymethyl cellulose. Other reasons for exclusion included current active malignancies, metastatic disease, in other regions; pregnancy; and any other reason that the investigator deemed as prejudicial to the outcome of the study.

The investigational product is chemotherapeutic agent, doxorubicin (25 µg, 50 µg, 100 µg, or 200 µg) delivered to the basal layer of skin by a novel delivery system, a MNA. The delivery system is a square array 15 x 15 mm in dimension edge to edge. The dissolvable array of 400 microneedles is in a 13 x 13 mm area. The microneedles are 750 microns in length. Each MNA patch delivers 9.6 µL of drug product into the peri-epidermal space.

Conclusions: The Phase 1 study was designed as an open-label dose escalation trial of D-MNA in participants with BCC (subtype: superficial or nodular). The study followed a traditional 3+3 dose escalation design with 4 dose groups plus placebo to define a MTD by evaluating DLTs. Treatments consisted of one application administered weekly, three times over a two-week period. The goal of the dose escalation was to determine the MTD and assess lesion responses in the different dose groups to inform a decision on the doses to be tested in a subsequent Phase 2 study. Of the 13 subjects enrolled, all 13 subjects completed the study and were included in all analysis populations; no subjects discontinued the study prematurely. Most subjects (8 of 13) were male, all subjects were White, and all but one subject were Non-Hispanic/Latino. Age range across the 13 subjects was 31 to 94 years.

The primary study endpoint was the assessment of DLT through Visit 4 (21 days) as defined using the LSR grading scale. No subjects reached DLT at any treatment assessment.

At screening, both the site and central reader were in agreement for 7 of 13 subjects (5 were considered nodular and 2 superficial at screening); however, for 6 subjects, the site and central reader assessments differed. For one subject (01-014), the Central Reader found no BCC present in the screening biopsy. Consultants reviewing the study results stated that multiple reasons could possibly be attributable, including human error misreading at the site, confusion of BCC with certain benign follicular tumors, and the presence of BCCs with both nodular and superficial components.

At the end of study, three subjects (01-001, Placebo; 01-008, D-MNA 25 µg and 01-011, D-MNA 50 µg) had differing results when Local/Site evaluation were compared to the Central Reader evaluation. In all three subjects, the Local/Site evaluation noted the presence of residual BCC compared to the Central Reader results which noted no residual BCC for all three subjects. It should be noted that the central reader was blinded to study treatment. In addition, another contributing factor to the noted differences may have been related to different slices of the tumor being evaluated by each of the readers; the local/site reader had the tissue sample obtained at the time of the excision, whereas the Central Reader tissue samples were sliced from the same block for each subject and stained several months later; the slides used in the Local/Site evaluation were not available for reading by the Central Reader.

For the secondary endpoint of BCC clinical response, evaluations were performed both at the local/site level as well as independently by a central reader. For the local/site assessment, complete lesion response was observed in one subject each for Placebo, D-MNA 25 µg, D-MNA 100 µg, and D-MNA 200 µg. For D-MNA 50 µg, no subjects were observed to have CR. For the central reader assessment, histopathologic assessment showed six subjects (one Placebo, two D-MNA 25 µg, one D-MNA 50 µg, one D-MNA 100 µg, and one D-MNA 200 µg) with no residual BCC. A "complete response" was considered the absence of BCC in the final excision at 4 weeks. For the Placebo subject (001-003) although it was assessed as a clinical responder according to the local site assessment, the local PI noted a new squamous cell carcinoma in situ (but no residual basal cell carcinoma) that was also confirmed as squamous cell carcinoma by the Central Reader assessment of the end of study excision. Consultants stated that it could be difficult to tell by skin examination alone if there was residual BCC, and that a minority of subjects do not have any residual BCC after having had a biopsy (possibly due in part to local post-procedural inflammatory response).

For the exploratory endpoint of quantification of doxorubicin released by the MNAs, doxorubicin delivery was confirmed, but across all dose groups it was observed that there was inconsistent doxorubicin deposition by the MNAs.

For the secondary endpoint of local tolerance of the MNA, at post-MNA application, assessments indicated that subjects had mild to moderate erythema restricted to the treatment area, at each visit with each dose level, including placebo. Flaking/scaling was minimal and isolated to the lesions. Crusting was generally absent or isolated. Swelling, vesiculation/pustulation, and erosion/ulceration were absent. Based on the proposed mechanism of action, some erythema evidencing an inflammatory reaction at the site of D-MNA application was to be expected.

For the secondary endpoint of pain assessment, for most subjects, no pain was noted. Some subjects experienced mild or moderate pain, generally at Visit 2 or Visit 3. At the Visit 4 End of Treatment assessment, no pain was noted for any subject.

Only two subjects reported a total of three adverse events ("AEs") in this study. All three AEs were considered mild in severity, and only one was considered probably related to study treatment mild application site pain that resolved the same day; this AE was associated with a low pain assessment scale score (1) at Visit 3. No deaths, serious adverse events, or AEs leading to treatment discontinuation were reported. No clinically significant abnormal findings were observed with regard to laboratory parameters, vital signs, ECGs, and physical examination.

The SKNJCT-001 study was designed to assess the safety of the D-MNA patch in patients with BCC. There were no serious adverse events nor any demonstrated alterations in any clinical measurements during the trial. The conclusion of the study was that D-MNA patch was well tolerated with no evidence of dose limiting toxicity.

The SKNJCT-001 study also had a pre-established secondary efficacy endpoint as described above. Six of the 13 patients were categorized as complete response by the central reader.

As a result, the clinical study report concluded that SKNJCT-001 study met both its primary and secondary endpoints.

Protocol SKNJCT-002 (Suspended Phase 1/Phase 2 Study)

This study was written by SkinJect, Inc. prior to its acquisition by the Company and submitted as part of the IND. The FDA approved this protocol in 2021. It was designed as a two-part study. The first part involved the enrollment of 15 healthy volunteers and was designed to study the penetration of placebo-containing DMA patches at five different anatomic locations. After the first seven health volunteers were enrolled, due to the variability of array application observed by the investigator, SkinJect made the decision to pause the trial. The study was never resumed, and it was ultimately closed without further enrollment. There were no adverse events reported in the enrolled subjects.

Protocol SKNJCT-003 (Phase 2 Study)

Study Design: The clinical study, SKNJCT-003, is designed to be a randomized, double-blinded, placebo-controlled (P- MNA), multi-center study enrolling up to 60 subjects presenting with nodular type BCC of the skin. The study will evaluate the efficacy of two dose levels of D-MNA compared to placebo in patients with nodular BCC. The participants will be randomized 1:1:1 to one of three groups: a placebo-controlled group receiving P-MNA, a low-dose group receiving 100μg of D-MNA, and a high-dose group receiving 200μg of D-MNA. The clinical design was submitted to the FDA in January 2024 to seek comments to revise and amend the IND and finalize the protocol. The FDA responded in March 2024 and requested additional clinical information. A final protocol was submitted to the FDA in July 2024, which included the information requested by the FDA, along with updated chemistry, manufacturing and controls (CMC), stability and sterility data. On July 31, 2024, the FDA responded to the latest submission and requested certain additional information and clarification. The Company has responded to the FDA on August 2, 2024. Beginning August 13, 2024, the Company commenced activating its clinical trial sites and participant recruitment is now underway. On December 2, 2024, the Company announced that the phase 2 clinical study (SKNJCT-003) was underway in nine clinical sites in the United States and that it had already randomized more than 25% of the 60 patients expected to be enrolled in the study. As of the date of this prospectus, the Company has activated nine clinical sites in the United States and has randomized more than 50% of the 60 patients expected to be enrolled in the study. On March 6, 2025, the Company announced a positively trending interim analysis for its SKNJCT- 003 Phase 2 clinical study. The interim analysis shows the clinical study SKNJCT-003 is trending positively with a proportion of subjects with complete clinical clearance of more than 60%. The analysis also shows the investigational product, D-MNA was well tolerated for both dose levels, a low-dose group receiving 100ug of D-MNA and a high-dose group receiving 200ug of D-MNA in all participants so far enrolled in the study, with no dose limiting toxicities (DLTs), or serious adverse events (SAEs). In addition, there were no systemic effects or clinically significant abnormal findings in laboratory parameters, vital signs, ECGs, and physical examination. The findings of the interim analysis are preliminary and may or may not correlate with the findings of the study once completed. On July 8, 2025, the Company submitted a comprehensive package to the FDA seeking a Type C meeting during the week of October 6, 2025. On August 21, 2025, the Company announced that the FDA accepted the Company’s Type C Meeting request to formally discuss the D-MNA product development and gain further alignment on the clinical pathway. In September 2025, the FDA provided written responses to the Company’s queries, and agreed that the Company can rely on the 505(b)(2) regulatory pathway to treat BCC using D-MNA.

Protocol SKNJCT-004 (Phase 2 Study)

On May 22, 2025, the Company announced that it has received study may proceed approval from the United Arab Emirates (UAE) Department of Health to commence Phase 2 clinical study (SKNJCT-004) to non-invasively treat BCC of the skin. The clinical study, SKNJCT-004, is designed to be a randomized, double-blind, placebo-controlled (P-MNA), multi-center study enrolling up to 36 subjects presenting with BCC of the skin at four sites in the UAE. On September 8, 2025, the Company announced that the SKNJCT-004 phase 2 clinical study, to non-invasively treat BCC of the skin, commenced patient recruitment in Cleveland clinic Abu Dhabi.

Patents and Proprietary Information

License Agreement with the University of Pittsburgh

SkinJect entered into an exclusive license agreement with the University of Pittsburgh on April 26, 2016 (as amended, the "License Agreement"). The License Agreement was amended on February 26, 2020 and on April 23, 2024.

The License Agreement covers products designed to deliver drugs and bioactive agents, such as, but not limited to doxorubicin, for the treatment of cancers and pre-cancerous lesions, but specifically excluding the treatment of in-transit melanoma. Such treatments may include, but are not limited to, the use of agents that stimulate an immune response, which is different from vaccines, where an immune response is provoked by presentation of an antigen (the "Field").

The term of the License Agreement runs until the expiration of the last claim of the Patent Rights listed in the License Agreement, which is projected to be November 6, 2035 and could be extended, unless terminated earlier (the "Term"). The University of Pittsburgh has the right to terminate the License Agreement if breaches are not cured within 30 days of our receipt of written notice thereof from the University of Pittsburgh or in certain insolvency-related situations or if we cease to carry out its business.

The License Agreement covers any product or part thereof or service which is (a) covered in whole or in part by an issued, unexpired or pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold or in which any such service is used or sold; (b) manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such process that is included in Licensed Technology is used or in which such product or part thereof or service is used or sold; or (c) manufactured by or otherwise makes use of Know How (as defined below) (the "Licensed Technology").

The License Agreement also covers Know How that includes: (a) the University of Pittsburgh's IND Application 122488 for Microneedle Array (carboxymethylcellulose matrix) containing the active drug, doxorubicin for the treatment of cutaneous T-cell lymphoma, (b) experimental protocols, data, and any supporting materials relating to B16 Melanoma murine experiments comparing tumor growth over time for Microneedle Array -delivered chemo-immunotherapy for B16 melanoma, including control mice that did not receive any treatment and mice that were treated with doxorubicin incorporated into Microneedle Arrays, and (c) Response from the University of Pittsburgh for SkinJect's Know How Request provided April 29, 2016 and accompanying Batch Analysis documentation (the "Know How").

We have been granted an exclusive, worldwide license to make, have made, use and sell the Licensed Technology in the Field and to practice under the patent rights listed in the table below for the Term of the License. We have also been granted a non-exclusive worldwide license to practice under the Know How in the Field for the Term of the License.

The University of Pittsburgh has also granted to us an option to enter into a non-exclusive license in the Field to Future Intellectual Property Rights upon such terms and conditions as the parties may agree and which contain similar standard terms and conditions as contained hereunder to the extent not prohibited by law, regulation, or third-party obligations within sixty (60) days after University informs us that the clinical trial under the University of Pittsburgh's IND 122488 is closed and the final report for such clinical trial is completed ("Option Exercise"). Upon University's timely receipt of such written notice from us, the parties shall negotiate in good faith, which negotiations shall commence no later than sixty (60) days following Option Exercise and shall endeavor to enter into a definitive royalty-bearing license agreement as soon thereafter as reasonably possible. In furtherance of the foregoing, University has agreed to disclose from time to time at University's sole discretion to SkinJect Future Intellectual Property Rights until expiration of the option. Future Intellectual Property Rights are defined as specific Know How encompassed within the University of Pittsburgh's IND 122488 and/or deriving from studies conducted under such IND which the University of Pittsburgh owns or controls before or after the April 26, 2016.

The University of Pittsburgh and Carnegie Mellon University have retained a royalty-free, nonexclusive right to practice under the Patent Rights and to use the Licensed Technology for Non-Commercial Education and Research Purposes. Non-Commercial Education and Research Purposes are defined as the use of Patent Rights (including distribution of biological materials covered by the Patent Rights) in the Field for academic research or other not-for-profit scholarly purposes which are undertaken at a nonprofit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale or the performance of services for a fee. The license granted is subject to the rights of the U.S. government, if any, as set forth in 35 U.S.C. §200, et seq. The U.S. government may have acquired a nonexclusive, nontransferable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in the Patent Rights throughout the world. Pursuant to 35 U.S.C. §200, et seq. Licensed Technology produced for sale in the United States shall be substantially manufactured in the United States (unless a waiver under 35 U.S.C. §204 is granted by the appropriate U.S. government agencies).

We have the right to enter into sublicensing arrangements for the rights, privileges and licenses granted hereunder upon prior written approval of each sublicensee by the University of Pittsburgh, except that sublicensee shall not have rights to sublicense. Such sublicense agreements shall include a royalty rate upon sublicense Net Sales in an amount at least equal to the rate set forth in Article 5.1(c). Rights of any sublicensee shall terminate upon termination of this Agreement.

We are obligated to pay annual maintenance fees, which are non-refundable, non-creditable, and not to be prorated against any other payment or royalties due, in the amount of $5,000 until the first Net Sales occurs. we are further obligated to pay 15.0% of any execution fees, maintenance fees, milestone fees and all other non-royalty payments received by us from any of our sublicensees a share of Non-Royalty Sublicense Income.

Royalties are payable in an amount equal to 3.0% of Net Sales payable each calendar quarter with a minimum annual royalty of $50,000 per calendar year, but only to the extent such minimum royalty is greater than the aggregate annual royalty.

The License Agreement contains six milestones listed below:

1. Establish validated analytical methods related to licensed technology.

2. Submit IND application to FDA relating to licensed technology.

3. Raise $2.5 million of capital from investors or strategic partners (or combination thereof) in support of development or commercializing the licensed technology.

4. Submit a completed report to FDA of a Phase 2 trial of licensed technology or foreign equivalent.

5. Submit an NDA or foreign equivalent for a covered product under Licensed Technology.

6. First commercial sale of Licensed Technology within five years of submission of a NDA or foreign equivalent for a product covered under Licensed Technology.

The first four milestones have been achieved and noted as completed by the University of Pittsburgh on January 6, 2022.

Payments made to the University of Pittsburgh in connection with the License Agreement, including patent legal expense reimbursement, have amounted to $681,473 since April 2016. We expect the patent legal expense reimbursement to continue at an average of approximately $7,000 per month. Should sales commence in the future, royalties are payable to the University of Pittsburgh as described above.

Our failure to perform or to fulfill on a timely basis any one of the milestones set forth above shall be grounds for university to terminate this Agreement and upon termination all rights and interest to the Licensed Technology, Patent Rights, Know How, and Future Intellectual Property shall revert to university. Notwithstanding the foregoing, for a single time, if one of the milestones defined above has not been achieved within the required timeframe, through no fault of ours, and following best efforts of ours to meet the milestone, we shall be deemed to have fulfilled the milestone requirement if we make a payment of $50,000. In such case, in addition to the payment required, we shall negotiate with the University of Pittsburgh in good faith a new date for attainment of such missed milestone. If we fail to meet the revised milestone date, the University of Pittsburgh may terminate the License Agreement and upon termination all rights and interest to the Licensed Technology shall revert to the University of Pittsburgh.

Except as described above, there are no future milestone payments to be paid pursuant to the License Agreement.

We are in compliance with the License Agreement (after giving effect to such waivers and amendments as have been granted or entered into). The time taken to reach future milestones is dependent on several factors, not all of which are controlled by us. Although there can be no assurance that it will do so, we expect the University of Pittsburgh will grant any necessary future extensions to milestone requirements commensurate with our progress with its clinical development plan.

We have licensed three patent families from the University of Pittsburgh that include several granted U.S. patents and pending U.S. patent applications, as well as granted patents and pending patent applications in foreign jurisdictions, relating to microneedle arrays for delivering various drugs and bioactive agents to the skin, their use, and manufacture. The first patent family entitled "dissolvable microneedle arrays for transdermal delivery to human skin" includes 3 issued U.S. patents expiring in 2030 and 2031 claiming dissolvable microneedle arrays including a variety of bioactive components. This family also includes a pending U.S application. The second patent family entitled "Tip-loaded microneedle arrays for transdermal insertion" includes 1 issued U.S. patent expiring in 2033 claiming dissolvable microneedle arrays including one or more bioactive components. This family also includes issued patents in Australia, Canada, Japan and Mexico, India, and pending applications in the U.S., Australia, Europe, Hong Kong, Japan, and Mexico. The third patent family entitled "Microneedle arrays for cancer therapy applications" includes issued patents in Canada and Israel, a pending U.S. patent application as well as pending patent applications in Australia, Canada, Europe, Japan, and Korea relating to the use of microneedle arrays comprising one or more bioactive agents for the treatment of various cancers, which if issued, would have a natural expiration in 2035. The table below summarizes the patents covered by the License Agreement, each of which is a utility patent.

Country Name	Title	Application No.	Priority Date	Filed Date	Patent No.	Issue Date	Projected Expiration Date	Status	Assignee(s)
United States	Dissolvable microneedle arrays for transdermal delivery to human skin	12/910,516	10/23/2009	10/22/2010	8,834,423	9/16/2014	6/14/2031	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

United States	Dissolvable microneedle arrays for transdermal delivery to human skin	16/861,112	10/23/2009	4/28/2020	11,744,927	9/5/2023	10/22/2030	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

United States	Dissolvable microneedle arrays for transdermal delivery to human skin	18/454,628	10/23/2009	8/23/2023	12,239,767	3/4/2025	10/22/2030	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Country Name	Title	Application No.	Priority Date	Filed Date	Patent No.	Issue Date	Projected Expiration Date	Status	Assignee(s)
United States	Dissolvable microneedle arrays for transdermal delivery to human skin	19/046,918	10/23/2009	2/6/2025			10/22/2030	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

United States	Tip-loaded microneedle arrays for transdermal insertion	14/398,375	5/1/2012	10/31/2014	9,944,019	4/17/2018	7/5/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Canada	Tip-loaded microneedle arrays for transdermal insertion	2871770	5/1/2012	5/1/2013	2871770	7/7/2020	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Mexico	Tip-loaded microneedle arrays for transdermal insertion	MX/a/2014/ 013234	5/1/2012	5/1/2013	370579	12/17/2019	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Australia	Tip-loaded microneedle arrays for transdermal insertion	2013256348	5/1/2012	5/1/2013	2013256348	9/28/2017	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

India	Tip-loaded microneedle arrays for transdermal insertion	10161/DELNP/2014	5/1/2012	5/1/2013	555176	11/27/2024	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Europe	Tip-loaded microneedle arrays for transdermal insertion	22192026.7	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Country Name	Title	Application No.	Priority Date	Filed Date	Patent No.	Issue Date	Projected Expiration Date	Status	Assignee(s)
Japan	Tip-loaded microneedle arrays for transdermal insertion	2017-078229	5/1/2012	5/1/2013	6712963	6/4/2020	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Canada	Tip-loaded microneedle arrays for transdermal insertion	3077452	5/1/2012	5/1/2013	3077452	8/9/2022	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Mexico	Tip-loaded microneedle arrays for transdermal insertion	MX/a/2018/009573	5/1/2012	5/1/2013			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Australia	Tip-loaded microneedle arrays for transdermal insertion	2017225155	5/1/2012	5/1/2013	2017225155	9/19/2019	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

China	Tip-loaded microneedle arrays for transdermal insertion	202110125343.0	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

United States	Tip-loaded microneedle arrays for transdermal insertion	18/119,197	5/1/2012	3/8/2023			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Brazil	Tip-loaded microneedle arrays for transdermal insertion	112014027242-5	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Country Name	Title	Application No.	Priority Date	Filed Date	Patent No.	Issue Date	Projected Expiration Date	Status	Assignee(s)
Australia	Tip-loaded microneedle arrays for transdermal insertion	2021201365	5/1/2012	5/1/2013	2021201365	1/12/2023	5/1/2033	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Japan	Tip-loaded microneedle arrays for transdermal insertion	2021-148376	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Australia	Tip-loaded microneedle arrays for transdermal insertion	2022291555	5/1/2012	5/1/2013			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Hong Kong	Tip-loaded microneedle arrays for transdermal insertion	42021044396.6	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Japan	Tip-loaded microneedle arrays for transdermal insertion	2023-175104	5/1/2012	5/1/2013			5/1/2033	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Europe	Microneedle arrays for cancer therapy applications	15857785.8	11/6/2014	11/6/2015			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Canada	Microneedle arrays for cancer therapy applications	2967017	11/6/2014	11/6/2015	2967017	3/24/2020	11/6/2035	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Country Name	Title	Application No.	Priority Date	Filed Date	Patent No.	Issue Date	Projected Expiration Date	Status	Assignee(s)
Israel	Microneedle arrays for cancer therapy applications	252096	11/6/2014	11/6/2015	252096	10/2/2022	11/6/2035	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University
United States	Microneedle arrays for cancer therapy applications	17/576,141	11/6/2014	1/14/2022			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University
Israel	Microneedle arrays for cancer therapy applications	293291	11/6/2014	11/6/2015	293291	2/1/2024	11/6/2035	Issued	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University
Australia	Microneedle arrays for cancer therapy applications	2024256083	11/6/2014	11/6/2015			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University
Korea	Microneedle arrays for cancer therapy applications	10-2022-7039076	11/6/2014	11/6/2015			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University
Japan	Microneedle arrays for cancer therapy applications	2024189676	11/6/2014	11/6/2015			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University
Singapore	Microneedle arrays for cancer therapy applications	1002004900T	11/6/2014	11/6/2015			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University
Korea	Microneedle arrays for cancer therapy applications	10-2024-7043044	11/6/2014	11/6/2015			11/6/2035	Pending	University Of Pittsburgh of The Commonwealth System of Higher Education/ Carnegie Mellon University

Teverelix

On August 29, 2025, we completed the acquisition of 98.6% of the issued and outstanding shares of Antev, a clinical stage biotech company developing Teverelix as a first-in-market product for cardiovascular high-risk prostate cancer patients and patients with first acute urinary retention episodes due to enlarged prostate.

Teverelix is a long-acting GnRH antagonist. Unlike GnRH agonists, which can cause a surge in testosterone levels, Teverelix directly suppresses sex hormone production without this surge, potentially reducing cardiovascular risks. This mechanism is particularly beneficial for patients with existing cardiovascular conditions.

Acute Urinary Retention Indication

An enlarged prostate can reduce the flow of urine and in some cases prevent urination, causing AUR.  Teverelix operates by shrinking the prostate to allow urine flow.  Currently there are no FDA-approved pharmacologic treatments to prevent AUR recurrence.  The current standard of care for AUR involves catheterization, α-blockers and eventual surgical interventions, all of which carry significant risks and complications.

We aim for Teverelix to be the first-in-class indication product for preventing recurrence of AUR in males 45 years or older who suffer from prostate enlargement.  Eighty-five percent of nearly one million annual AUR episodes in the United States occur in men over 60 who suffer from enlarged prostate that manifests with age.  An AUR episode is followed by a recurrent episode within 6 months for approximately 30% of men.

Data from Phase 2 clinical trials to date indicate that on average Teverelix reduces prostate volume by approximately 11% within four weeks of treatment while increasing urinary flow rate by 40%, with efficacy sustained for at least 16 weeks post-treatment.

High Cardiovascular (CV) Risk Advanced Prostate Cancer Indication

Prostate cancer patients with high cardiovascular risk face limited hormonal therapy options, as current GnRH agonists exacerbate cardiovascular risks. We aim for Teverelix to be the best-in-class indication product for hormone therapy for advanced prostate cancer patients with increased CV risk, providing an androgen deprivation therapy ("ADT") option with potentially lower cardiac toxicity than conventional GnRH agonists.  If approved, Teverelix could become the first hormone therapy labeled specifically for treating prostate cancer in patients with a history of cardiovascular disease.

Data from Phase 2 clinical trials to date indicate that Teverelix provides testosterone suppression comparable to existing treatments, with better tolerability and lower incidence of CV-related adverse events.

Clinical Development

In September 2020, Antev completed a Phase 1 clinical trial in which Teverelix was shown to be well tolerated with no dose-limiting toxicities and demonstrated rapid testosterone suppression. The study included 48 healthy male volunteers. In February 2023, Antev also completed a Phase 2a study in 50 patients with advanced prostate cancer, where Teverelix achieved the primary endpoint of greater than 90% probability of castration levels of testosterone suppression (97.5%), but the secondary endpoint of maintaining this rate above 90% was not met with the probability dropping to 82.5% by day 42.

In January 2023, the FDA reviewed the Phase 1 and Phase 2a data and provided written guidance on Antev's proposed Phase 3 trial design for Teverelix. This supports the Company's clinical plans to develop Teverelix as a treatment for advanced prostate cancer patients with increased cardiovascular risk.

In December 2023, the FDA approved a Phase 2b open label study designed to recruit 40 men with advanced prostate cancer suitable for ADT.  The participants will receive a loading dose of 180mg via intramuscular injection plus two 180mg doses via subcutaneous injection (total dosage of 540mg), followed by two 180mg doses (total dosage of 360mg) via subcutaneous injection on day 29 and every 6 weeks. The total duration of the treatment is 22 weeks. The primary endpoint is to confirm castration rate by day 29, sustaining to day 155, with a probability greater than 90%.

In November 2024, the FDA approved a Phase 2b study of Teverelix to treat AUR.  The planned Phase 2b study is a randomized controlled double-blind study involving 390 men after a successful trial without catheterization in 60 to 70 sites in the United States and European Union.  The patients will receive either a single intramuscular or a single subcutaneous injection (90 mg or 120 mg) or placebo in addition to standard therapy.  The primary endpoint for the Phase 2b study is a composite of AUR, need for surgery or poor urinary flow metrics in the first 28 weeks plus 24 weeks follow up.

Patent Protection

Composition of matter patents for Teverelix have a natural expiration in 2039 and pending method of use patent applications, if issued, will have a natural expiration between 2044 and 2045, subject to any patent term adjustment that may be awarded.  The table below summarizes the patents we hold for Teverelix, each of which is a utility patent.

Country Name	Title	Application No.	Priority Date	Filed Date	Patent No.	Issue Date	Projected Expiration Date	Status	Assignee (s)
United States	Composition for treating one or more estrogen related diseases	17/050,430	4/26/2018	10/23/2020	11,446,351	8/31/2022	4/25/2039	Issued	LifeArc

China	Composition for treating one or more estrogen related diseases	112041028	4/26/2018	4/25/2019			4/25/2039	Pending	Life Agco

Israel	Composition for treating one or more estrogen related diseases	277876	4/26/2018	4/25/2019			4/25/2039	Pending	LifeArc

Japan	Composition for treating one or more estrogen related diseases	2021522227	4/26/2018	4/25/2019			4/25/2039	Pending	LifeArc

Mexico	Composition for treating one or more estrogen related diseases	2020011341	4/26/2018	4/25/2019			4/25/2039	Pending	LifeArc

Country Name	Title	Application No.	Priority Date	Filed Date	Patent No.	Issue Date	Projected Expiration Date	Status	Assignee (s)
United States	Reconstitutable teverelix-TFA composition	17/254,859	7/5/2018	12/22/2020	11,633,453	4/5/2023	7/2/2039	Issued	Antev Limited

United States	Reconstitutable teverelix-TFA composition	18/122,991	7/5/2018	3/17/2023			7/2/2039	Pending	Antev Limited

Europe	Reconstitutable teverelix-TFA composition	18181931.9	7/5/2018	7/5/2018	3590524	11/4/2020	7/2/2039	Issued	Antev Limited

Europe	Reconstitutable teverelix-TFA composition	19740498.1	7/5/2018	7/2/2019	3817759	7/27/2022	7/2/2039	Issued	Antev Limited

Germany	Reconstitutable teverelix-TFA composition	19740498.1	7/5/2018	7/2/2019	3817759	7/27/2022	7/2/2039	Issued	Antev Limited

France	Reconstitutable teverelix-TFA composition	19740498.1	7/5/2018	7/2/2019	3817759	7/27/2022	7/2/2039	Issued	Antev Limited

Great Britain	Reconstitutable teverelix-TFA composition	19740498.1	7/5/2018	7/2/2019	3817759	7/27/2022	7/2/2039	Issued	Antev Limited

Sweden	Reconstitutable teverelix-TFA composition	19740498.1	7/5/2018	7/2/2019	3817759	7/27/2022	7/2/2039	Issued	Antev Limited

Canada	Reconstitutable teverelix-TFA composition	3142967	7/5/2018	7/2/2019			7/2/2039	Pending	Antev Limited

China	Reconstitutable teverelix-TFA composition	112423777	7/5/2018	7/2/2019			7/2/2039	Pending	Antev Limited

United States	Teverelix-TFA composition	17/254864	7/5/2018	7/2/2019	11,357,818	5/25/2022	7/2/2039	Issued	Antev Limited

United States	Teverelix-TFA composition	17/740,743	7/5/2018	5/10/2022	12,070,484	5/10/2022	7/2/2039	Issued	Antev Limited

Canada	Teverelix-TFA composition	3141519	7/5/2018	7/2/2019			7/2/2039	Pending	Antev Limited

China	Teverelix-TFA composition	112423775	7/5/2018	7/2/2019	112423775	3/15/2024	7/2/2039	Issued	Antev Limited

China	Teverelix-TFA composition	118161591	7/5/2018	7/2/2019			7/2/2039	Pending	Antev Limited

Europe	Teverelix-TFA composition	19739941.3	7/5/2018	7/2/2019	3817758	1/5/2022	7/2/2039	Issued	Antev Limited

Germany	Teverelix-TFA composition	19739941.3	7/5/2018	7/2/2019	3817758	1/5/2022	7/2/2039	Issued	Antev Limited

France	Teverelix-TFA composition	19739941.3	7/5/2018	7/2/2019	3817758	1/5/2022	7/2/2039	Issued	Antev Limited

Country Name	Title	Application No.	Priority Date	Filed Date	Patent No.	Issue Date	Projected Expiration Date	Status	Assignee (s)
Great Britain	Teverelix-TFA composition	19739941.3	7/5/2018	7/2/2019	3817758	1/5/2022	7/2/2039	Issued	Antev Limited

Sweden	Teverelix-TFA composition	19739941.3	7/5/2018	7/2/2019	3817758	1/5/2022	7/2/2039	Issued	Antev Limited

Europe	Teverelix-TFA composition	22150163.8	7/5/2018	7/2/2019			7/2/2039	Pending	Antev Limited

Japan	Teverelix-TFA composition	2021529165	7/5/2018	7/2/2019	7181318	11/30/2022	7/2/2039	Issued	Antev Limited

Japan	Teverelix-TFA composition	2025004006	7/5/2018	7/2/2019			7/2/2039	Pending	Antev Limited

United States	A lyophilization process and a Teverelix-TFA lyophilizate obtained thereby	17/255,372	7/5/2018	7/2/2019	11,719,488	7/19/2023	7/2/2039	Issued	Antev Limited

United States	A lyophilization process and a Teverelix-TFA lyophilizate obtained thereby	18/348,722	7/5/2018	7/7/2023			7/2/2039	Pending	Antev Limited

Canada	A lyophilization process and a Teverelix-TFA lyophilizate obtained thereby	3141521	7/5/2018	7/2/2019			7/2/2039	Pending	Antev Limited

China	A lyophilization process and a Teverelix-TFA lyophilizate obtained thereby	112423776	7/5/2018	7/2/2019	112423776	5/31/2024	7/2/2039	Issued	Antev Limited

Europe	A lyophilization process and a Teverelix-TFA lyophilizate obtained thereby	19742691.9	7/5/2018	7/2/2019	3817760	9/7/2022	7/2/2039	Issued	Antev Limited

Germany	A lyophilization process and a Teverelix-TFA lyophilizate obtained thereby	19742691.9	7/5/2018	7/2/2019	3817760	9/7/2022	7/2/2039	Issued	Antev Limited

France	A lyophilization process and a Teverelix-TFA lyophilizate obtained thereby	19742691.9	7/5/2018	7/2/2019	3817760	9/7/2022	7/2/2039	Issued	Antev Limited

Great Britain	A lyophilization process and a Teverelix-TFA lyophilizate obtained thereby	19742691.9	7/5/2018	7/2/2019	3817760	9/7/2022	7/2/2039	Issued	Antev Limited

Country Name	Title	Application No.	Priority Date	Filed Date	Patent No.	Issue Date	Projected Expiration Date	Status	Assignee (s)
Sweden	A lyophilization process and a Teverelix-TFA lyophilizate obtained thereby	19742691.9	7/5/2018	7/2/2019	3817760	9/7/2022	7/2/2039	Issued	Antev Limited

Japan	A lyophilization process and a Teverelix-TFA lyophilizate obtained thereby	2021529166	7/5/2018	7/2/2019	7177859	11/24/2022	7/2/2039	Issued	Antev Limited

WO	A dosage regime for use in the treatment of prostate cancer	2024079225	10/18/2023	10/16/2024			10/16/2044	Pending	Antev Limited

Germany	Composition for treating acute urinary retention	212018000251	6/30/2017	6/28/2018	212018000251	6/18/2020	6/28/2038	Issued	Antev Limited

China	Composition for treating acute urinary retention	110891607	6/30/2017	6/28/2018			6/28/2038	Pending	Antev Limited

Japan	Composition for treating acute urinary retention	2020525528	6/30/2017	6/28/2018			6/28/2038	Pending	Antev Limited

Canada	A composition comprising at least one GNRH antagonist	3051182	6/30/2017	1/30/2018	3051182	5/282024	6/30/2038	Issued	Antev Limited

China	A composition comprising at least one GNRH antagonist	110248679	6/30/2017	1/30/2018			6/30/2038	Pending	Antev Limited

Europe	A composition comprising at least one GNRH antagonist	18707414.1	6/30/2017	1/30/2018	3573663	4/7/2021	6/30/2038	Issued	Antev Limited

Germany	A composition comprising at least one GNRH antagonist	18707414.1	6/30/2017	1/30/2018	3573663	4/7/2021	6/30/2038	Issued	Antev Limited

France	A composition comprising at least one GNRH antagonist	18707414.1	6/30/2017	1/30/2018	3573663	4/7/2021	6/30/2038	Issued	Antev Limited

Great Britain	A composition comprising at least one GNRH antagonist	18707414.1	6/30/2017	1/30/2018	3573663	4/7/2021	6/30/2038	Issued	Antev Limited

Country Name	Title	Application No.	Priority Date	Filed Date	Patent No.	Issue Date	Projected Expiration Date	Status	Assignee (s)
Sweden	A composition comprising at least one GNRH antagonist	18707414.1	6/30/2017	1/30/2018	3573663	4/7/2021	6/30/2038	Issued	Antev Limited

Japan	A composition comprising at least one GNRH antagonist	2020506229	6/30/2017	1/30/2018	6990717	2/3/2022	6/30/2038	Issued	Antev Limited

Mexico	A composition comprising at least one GNRH antagonist	382676	6/30/2017	1/30/2018			6/30/2038	Pending	Antev Limited

South Africa	A composition comprising at least one GNRH antagonist	201904119	6/30/2017	1/30/2018			6/30/2038	Pending	Antev Limited

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information relating to our directors and executive officers as of the date of this prospectus. Directors of Medicus hold office for a one year term and, unless re-elected, will retire from office at the end of the next annual meeting of the shareholders of Medicus. Unless otherwise stated, the business address of our executive officers and directors is our office address at 300 Conshohocken State Rd., Suite 200, W. Conshohocken, PA 19428.

Name	Age	Position with Medicus
Dr. Larry Kaiser(1) (5)	73	Director
Robert J. Ciaruffoli(1) (2) (3)	73	Director
William L. Ashton(3) (4) (5)	74	Director
Barry Fishman(2) (4) (5)	68	Director
Dr. Sara R. May(2)	48	Director
Hon. Cathy McMorris Rodgers	56	Director
Ajay Raju	55	Director
Patrick J. Mahaffy	62	Director
Dr. Raza Bokhari(3)	58	Executive Chairman and Chief Executive Officer
Carolyn Bonner	41	President and Acting Chief Financial Officer
James Quinlan	61	Chief Financial Officer (on medical leave of absence)
Dr. Edward Brennan	65	Chief Scientific Officer & Head of R&D Program
Dr. Faisal Mehmud	50	Chief Medical Officer
Andrew Smith	57	Chief Operating Officer

Notes:

(1) Member of the Compensation Committee. Dr. Kaiser is the Chair.

(2) Member of the Audit Committee. Mr. Ciaruffoli is the Chair.

(3) Member of the Corporate Disclosure Committee. Mr. Fishman is the Chair.

(4) Member of the Governance Committee. The Hon. Cathy McMorris Rodgers is the Chair.

(5) Member of the Nominating Committee. Dr. May is the Chair.

Set forth below is a description of the background of the directors and executive officers of Medicus.

Dr. Raza Bokhari, Executive Chairman and Chief Executive Officer

Dr. Bokhari has served as our Executive Chairman and Chief Executive Officer since September 2023. Dr. Bokhari works full time for the Company.

A recipient of Philadelphia Business Journal's "40 under 40" award, Dr. Raza Bokhari, a physician turned serial entrepreneur, has a demonstrated successful track record in aggregating and accelerating life sciences, healthcare services and Pharmaceutical R&D companies.

He previously served as Executive Chairman and CEO of FSD Pharma (Nasdaq: HUGE) (2020 to 2021), where his strategies successfully pivoted the company out of medicinal cannabis and into a clinical stage pharmaceutical R&D, a transition marked by a NASDAQ listing in January 2020, and raising nearly $100M institutional capital to fuel growth and expansion.

In addition to his corporate roles, Dr. Bokhari serves as the Vice Chairman of the World Affairs Council of Philadelphia. He formerly served on the board of Temple University's Fox School of Business and Management as Chairman of the Executive Advisory Committee and was a Trustee of the esteemed Franklin Institute and Foreign Policy Research Institute.

Dr. Bokhari, through his family foundation, believes in giving back and investing in the community. In recognition of a $1 million gift, he made to his alma mater, Temple University, its Fox Business School named the Innovation & Entrepreneurship Institute Suite in his honor. The school acknowledged Dr. Bokhari in 2018 by naming him a Centennial Honoree, a special collection of entrepreneurs, visionaries, and disruptors who helped shape the Fox School and the business world since 1918.

Dr. Bokhari has a Doctor of Medicine degree from the University of Punjab, Rawalpindi Medical College, and an Executive MBA from Temple University, Fox School of Business & Management.

Dr. Larry Kaiser, Director

Dr. Larry Kaiser has served as a member of our board of directors since September 2023.

Dr. Kaiser has been the Managing Director with the Healthcare Industry Group at Alvarez and Marsal, a leading global professional services firm, since 2020. Most recently, Dr. Kaiser was the President and CEO of the $2.2 billion Temple University Health System, Dean of Temple University's Lewis Katz School of Medicine, and Senior Executive Vice President for Health Sciences at Temple University (2011 to 2019). Among his many accomplishments at Temple was the acquisition of the Fox Chase NCI-designated Comprehensive Cancer Center, the development of a number of programs, including the number one lung transplant program in the country, a nationally recognized program in pulmonary hypertension, in addition to growing programs in cardiovascular surgery, thoracic surgery, neurosurgery, and orthopedic surgery. Before joining Temple University in 2011, Dr. Kaiser served as the President of the University of Texas Health Science Center at Houston (2008 to 2011), the largest of six health-related campuses at the University of Texas.

Dr. Kaiser graduated AOA (Alpha Omega Alpha Honor Medical Fraternity) from the Tulane University School of Medicine in 1977 and completed his residency in general surgery as well as a fellowship in surgical oncology at the University of California, Los Angeles. He then completed a residency in cardiovascular and thoracic surgery at the University of Toronto. Following that, he held positions as attending thoracic surgeon at Memorial Sloan-Kettering Cancer Center and Assistant Professor of Surgery at Cornell University Medical College (both New York City) and subsequently as Associate Professor (with tenure) at the Washington University School of Medicine (St. Louis) (1988 to 1991). At the University of Pennsylvania, Dr. Kaiser held a variety of positions from 1991 to 2008, including chief of general thoracic surgery, founder and director of the university's lung transplantation program, director of its Center for Lung Cancers and Related Disorders, and co-director of the Thoracic Oncology Laboratory. In 2001, following a national search, he was named the John Rhea Barton Professor and Chair of the Department of Surgery as well as Surgeon in Chief for the University of Pennsylvania Health System. In 1997, Dr. Kaiser was named as the first recipient of the Eldridge Eliason Professorship of Surgery endowment at the Perelman School of Medicine at the University of Pennsylvania.

Robert J. Ciaruffoli, Director

Robert J. Ciaruffoli has served as a member of our board of directors since September 2023.

Mr. Ciaruffoli is the co-founder and has been the Chairman of Broad Street Angels since 2016, a 100-member Philadelphia-based angel investor network which invests in start-up entrepreneurial businesses with high growth potential. Broad Street Angels is the largest angel investor network in the Philadelphia region.

Mr. Ciaruffoli is a CPA and served as the Chairman and CEO of the Parente Beard/Baker Tilly accounting and advisory firm (2000 to 2015). During his tenure as Chairman and CEO, he and his team transitioned the firm from a Pennsylvania practice to a multi-state super-regional firm. In 2014, he orchestrated a merger of the Parente Beard and Baker Tilly Virchow Krause firms to create the 12th largest U.S. accounting and advisory firm. Mr. Ciaruffoli also served on the board of directors and executive committee of Baker Tilly International, the 8th largest global accounting network. During his tenure on the board and the executive committee, Baker Tilly International grew from an unranked network to the eighth largest global accounting network.

Throughout his career, Mr. Ciaruffoli has served on numerous for-profit and not-for-profit boards. Presently, he is a board member of Ben Franklin Technology Partners. He was also the past chairman of the Pennsylvania State Board of Accountancy.

Mr. Ciaruffoli holds a Bachelor of Science in Accounting from Kings College, Wilkes-Barre, Pennsylvania and has proudly served in the U.S. Marine Corps (1970 - 1972).

William L. Ashton, Director

William L. Ashton has served as a member of our board of directors since September 2023.

Mr. Ashton is a former Fortune 100 senior executive with over 35 years' experience in the biotechnology and pharmaceutical business. Mr. Ashton retired from a successful career at Amgen Inc. where he served in various positions since 1989 including Vice President of U.S. Sales, Vice President/General Manager of the Corporate Accounts, and Vice President of Government and Commercial Affairs where he was responsible for working with the FDA, and Centers for Medicare and Medicaid Services and Advocacy groups.

He previously worked for Boehringer-Ingelheim and Warner Lambert Pharmaceuticals.

Mr. Ashton has been the President at Harrison Consulting Group, LLC, a privately held biopharmaceutical/ healthcare consulting firm with expertise in commercialization, payer strategy, and reimbursement since 2013.

He has served on the boards of several publicly traded pharmaceutical companies, namely, Spectrum Oncology, where he was Chairman of the Board, Baudax Bio, Societal CDMO, Sucampo Pharmaceuticals and Galena Bio Pharma. On February 22, 2024, Baudax Bio filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the eastern District of Pennsylvania.

In addition, he has served on the boards of the National Osteoporosis Foundation, Friends of the National Library of Medicine, and is a Commissioner on the Medical Representatives National Certification Commission.

Following his extensive pharmaceutical career, Mr. Ashton was the Founding Dean and assistant professor at the Mayes College of Healthcare Business and Policy (2007 to 2013) at the University of the Sciences of Philadelphia (now St. Joseph University).

Mr. Ashton holds a B.S. in Education from the University of California of Pennsylvania, (now Penn Western University) and a M.A. in Education from the University of Pittsburgh.

Barry Fishman, Director

Barry Fishman has served as a member of the Board since September 2023.

Mr. Fishman has almost 25 years of experience as an entrepreneurial business leader, he has held executive leadership roles in branded and generic pharmaceutical companies including Eli Lilly, Taro, Teva, and Merus Labs - a Canadian-based publicly traded international specialty pharmaceutical company focused on branded legacy and growth brands. Mr. Fishman has significant experience as a public company director and is a past Chair of the Canadian Generic Pharmaceutical Association (CGPA). Mr. Fishman has also recently served as an independent director on a number of high profile boards, including Aurora Cannabis Inc. and Canopy Growth Corporation. Mr. Fishman graduated from McGill University with a concentration in finance and went on to become a CPA while working for Deloitte in Southern California.

Dr. Sara R. May, Director

Sara May, PhD, has served as a member of our board of directors since June 2024.

Dr. May is a highly skilled professional with over 10 years of experience managing large-scale commercial and research projects within regulated industries. Dr. May brings a multidisciplinary background in quality assurance and compliance, clinical trial management, environmental consulting, and data analytics. She has direct experience working with regulators including the FDA, Health Canada and Canada Revenue Agency.

Dr. May started her career in environmental consulting at Beacon Environmental, an employee-owned environmental consulting firm in Ontario, Canada, where she currently holds the position of Senior Terrestrial Ecologist and Geomatics Manager (2012 to present). Dr. May has also served as the President of FV Pharma Inc. (2018 to 2020), a start up public cannabis company where she was responsible for all aspects of operations, and Senior Vice President of FSD Pharma Inc. (2020 to 2022), where Dr. May led several enterprise-wide transformation initiatives focused on enabling the company's business model to adapt to the shift in markets from cannabis to boutique pharma and drug development.

In addition, Dr. May brings deep corporate governance experience through her work with both corporate and not for profit boards, including contributing to the public listing and uplisting process of several start-up cannabis and boutique pharmaceutical companies. Dr. May has served on the board of directors of FV Pharma Inc. (2018 to 2020) and the board of directors of Cannara Biotech (2019 to 2020) where she chaired the Compensation Committee and was a member of the Corporate Governance Committee. She has also been a member of the YMCA Northumberland Charity Board (2020 to 2023) where she chaired the Finance Audit and Risk Committee and has been on the board of directors of Beacon Environmental since 2023.

Dr. May received her Bachelor of Science (Honours) degree in Botany and Plant Genetics from the University of Guelph and her PhD in Evolutionary Genetics from Queen's University.

Hon. Cathy McMorris Rodgers, Director

The Honorable Cathy McMorris Rodgers has served as a member of our board of directors since July 2025.

Ms. Rodgers is a high-profile congressional leader, innovative policymaker, and trust-builder with over 30 years of experience in legislative affairs, energy policy, and civic leadership.

Most recently, Ms. Rodgers served as the U.S. Representative for Washington's 5th Congressional District from 2004 to 2025. During her tenure, Ms. Rodgers represented approximately 774,000 constituents on all federal issues as Eastern Washington's chief advocate in the U.S. Congress. Ms. Rodgers provided oversight and accountability to various agencies and boards within the federal government.

Ms. Rodgers is also an ability advocate with leadership experience in the disabilities community including the National Down Syndrome Society, ARC, and Global Down Syndrome. She also founded and co-chairs the Congressional Task Force on Down Syndrome.

Ms. Rodgers received her Bachelor of Administration, Pre-Law, from Pensacola Christian College and her Executive Masters in Business Administration (EMBA) from Foster School of Business at the University of Washington.

Ajay Raju, Director

Ajay Raju has served as a member of our board of directors since July 2025.

Mr. Raju is a law firm leader who is highly involved in the civic interests of his community.  His experience includes representation of clients in the structured finance and real estate capital markets sectors, guiding clients through mergers, acquisitions, divestitures, joint ventures and cross-border strategic transactions.

Mr. Raju currently serves as Chairman and CEO of Raju LLP (2021 to present), Co-Founder and Director of Avstera Therapeutics Corp. (2022 to present), Chairman of Indigo Global (2014 to present) and Managing General Partner at 215 Capital (2016 to present). Mr. Raju is also the Co-Founder and Chairman of The Germination Project (2014 to present), Founder and Chairman of THE ARK INSTITUTE (2021 to present) and Co-Founder and Chairman of The Philadelphia Citizen (2014 to present). Mr. Raju previously served as Chairman and CEO of Dilworth Paxson LLP (2014 to 2021) and as Managing Partner of Reed Smith's Philadelphia office (2003 to 2014), where he was a member of the firm's global executive committee.

Mr. Raju also sits on a number of civic boards, including the Philadelphia Museum of Art, the Greater Philadelphia Chamber of Commerce, the Zicklin Center at Wharton, the President's Council at Temple University and the Research Council at Penn Medicine.

Mr. Raju received his Bachelor of Arts and Juris Doctor degrees from Temple University.

Patrick J. Mahaffy, Director

Patrick J. Mahaffy has served as a member of our board of directors since August 2025.

Mr. Mahaffy is a biopharmaceutical executive with a track record of serial value creation in the field of oncology-focused drug development and commercialization in the US and Europe. He has successfully led multiple companies as President, CEO and Board Chair and served on the boards of several high-growth biotechnology companies and he brings strategic vision and insightful perspective on commercial development, marketing, portfolio strategy and operational and management expertise specific to novel oncology therapeutics, as well as targeted radiotherapeutics, an exciting area of oncology drug development. Most recently, Mr. Mahaffy served as the Chairman of the Board of Antev from March 2024 until August 2025. Previously, Mr. Mahaffy was the President and CEO of Clovis Oncology, Inc. ("Clovis") (Nasdaq: CLVS), a company he co-founded in 2009. Under his leadership Clovis developed, gained approvals for and marketed Rubraca, a drug for ovarian and prostate cancer in the US and Europe, and commenced early-stage clinical development of a targeted radionuclide therapy.

Prior to Clovis, Mr. Mahaffy served as the President and CEO of Pharmion Corporation, a global drug development and commercialization company focused on hematological and solid tumor cancers, from 2000 to 2008 when it was acquired by Celgene (now Bristol Myers Squibb) for $2.9 billion. Its primary drug, Vidaza, remains today the standard of care for the treatment of myelodysplastic syndrome and acute myeloid leukemia.

Mr. Mahaffy's first role as CEO was at Nexstar Pharmaceuticals, focused on the discovery, development, manufacture and commercialization of products to treat serious and life-threatening illnesses including cancer. which he led from 1992 to 1998, prior to its 1999 acquisition by Gilead Sciences for $550 million. Nexstar's primary drug, Ambisome, remains the standard of care today for the treatment of certain life-threatening fungal infections. Mr. Mahaffy began his career at Warburg Pincus, where he served as a venture capitalist from 1986 to 1992.

Mr. Mahaffy holds a Master's degree in International Affairs from Columbia University, which he completed in 1986, a year after obtaining his Bachelor's degree in International Affairs from Lewis and Clark College. Pat is also a long serving member of the Board of Trustees for Lewis & Clark College.

Carolyn Bonner, President and Acting Chief Financial Officer

Carolyn Bonner has served as our President since September 2023. On September 12, 2025, in connection with Mr. Quinlan's medical leave of absence, Ms. Bonner was appointed as acting Chief Financial Officer of the Company in addition to remaining the Company's President.

Ms. Bonner until recently was the President & CEO of Parkway Clinical Laboratories (2019 to 2023), a College of American pathologist (CAP), accredited diagnostic company, serving healthcare providers across the United States.

Ms. Bonner was the Director of Corporate Development at Building Beyond BRIC Investment Fund (2019 to 2023) where she was extensively involved in fundraising, marketing, and assisting with back office operations from May 2009 to December 2011.

Previously Ms. Bonner was the Director of Business Development at Parkway Clinical Laboratories ("PCL"), where she delivered client guided customization of PCL services and creative corporate partnerships. Carolyn also simultaneously served as Director of Corporate Development for Rosetta Genomics, a publicly traded Israeli biotech company, the parent company of PCL, from July 2008 to May 2009.

Ms. Bonner started her career in 2006 as a sales executive at Lakewood Pathology (now called PLUS Diagnostics), which is owned and operated by Water Street Healthcare Partners, a Chicago based private equity fund. Ms. Bonner has a B.A. focused in marketing from West Chester University.

James Quinlan, Chief Financial Officer

James Quinlan has served as our Chief Financial Officer since September 2023. On September 12, 2025, the Company announced that Mr. Quinlan will be taking a medical leave of absence commencing on such date.

Mr. Quinlan is a Certified Public Accountant, Certified Financial Planner, Chartered Financial Consultant and has spent his career in financial services. He has been President of Trinity Financial Advisors, Smart Financial Advisors (1999 to 2007), and Beneficial Advisors (2007 to 2011), as well as a Partner at both Smart Business Advisory and Consulting (1999 to 2008), and Wipfli, LLP (2017 to 2022). While at Wipfli he was the U.S. Mid Atlantic regional leader for both Tax and Wealth management services (2017 to 2022).

Mr. Quinlan has been recognized in the Philadelphia region as a recipient of the 40 under 40 award and is very active in the community. His past board involvement includes acting as President of the Catholic Charities Appeal for the Archdiocese of Philadelphia (2011 to 2016), and Development Chair for the Archbishop John Carroll High School Board (2010 to 2020).

Mr. Quinlan has an MBA from Villanova University and a BS degree from Bucknell University.

Dr. Edward Brennan, Chief Scientific Officer & Head of R&D Program

Dr. Edward Brennan has served as our Chief Scientific Officer & Head of R&D Program since November 2024. Before that, Dr. Brennan served as our Chief Medical Officer since September 2023.

Dr. Brennan has more than 25 years of experience in leadership roles at major pharmaceutical companies and clinical research organizations. He is an accomplished biopharmaceutical executive with a proven track record in FDA submissions and drug development.

Dr. Brennan has extensive experience in all phases of clinical development across multiple therapeutic areas. As a Medical Director with Wyeth-Ayerst Research (2000 to 2003), and GlaxoSmithKline (2003 to 2007), he led teams through ten IND applications and advanced multiple compounds from pre-candidate selection (proof of concept) through clinical trial management and approval. At GSK, he was also responsible for coordinating all clinical activities for external partners within its Center of Excellence in External Drug Discovery. Dr. Brennan next founded IndiPharm (2007 to 2016), a full-service global CRO that was eventually acquired by private equity company, Velocity Fund Partners.

Dr. Brennan received his undergraduate Bachelor of Science Degree in Pharmacy from the Philadelphia College of Pharmacy and Science. He went on to study Medicine at the Royal College of Surgeons in Ireland before receiving his medical degree from the Temple University School of Medicine.

Dr. Faisal Mehmud, Chief Medical Officer

Dr. Faisal Mehmud has served as our Chief Medical Officer since November 2024.

Dr. Mehmud is a seasoned pharmaceutical executive, who brings over 20 years of global experience as a senior medical professional in clinical development, medical affairs, and drug safety across various therapeutic areas, including oncology, hematology, rare diseases, and primary care. He has played a central role in multiple successful launches of new medicines and has spearheaded innovative global medical lifecycle management strategies including for small molecules, antibodies, cell therapies and cytotoxic chemotherapies. Dr. Mehmud's expertise encompasses late-phase development, product launch, and the seamless integration of new therapies into treatment pathways, all with a focus on improving patient outcomes through forward thinking clinical development plans. Dr. Mehmud's career includes senior roles at leading pharmaceutical companies such as Sanofi, Novartis, Bristol Myers Squibb (BMS), Pfizer, and GlaxoSmithKline (GSK) based in London, Paris and Philadelphia.

Most recently, Dr. Mehmud was the Senior Vice President, Data Generation and Scientific Communications in Worldwide Global Medical Affairs at GlaxoSmithKline (LSE/NYSE:GSK), which included leadership of medical affairs sponsored and supported, interventional and non-interventional clinical trials

Before GSK, Dr. Mehmud was with Pfizer Inc. (NYSE: PFE), where he served in various roles including as Vice President and Worldwide Medical Franchise Head for Precision Medicine and Early Oncology Development, advancing the precision medicine oncology portfolio in a variety of tumor types, and supporting early-stage oncology projects moving from early clinical development to full development and market readiness, effectively bridging scientific innovation with commercial strategy.

Dr. Mehmud has also held leadership roles at Bristol Myers Squibb (NYSE: BMY), including as Vice President in global drug safety, where he oversaw the safety risk management of complex therapies, including antibody-based treatments and cellular therapies.

Dr. Mehmud completed a medical degree from the University of Cambridge, and has received diplomas in internal medicine and pharmaceutical medicine from the Royal College of Physicians and holds a medical license with the UK General Medical Council.

Andrew Smith, Chief Operating Officer

Andrew Smith first joined the Company as a consultant in May 2025 and transitioned to his new role as COO on June 30, 2025.

Mr. Smith joined the Company with over three decades experience and is an accomplished C-suite professional with a successful track record as a leader in asset management and financial operations. Mr. Smith served as a Consultant and Business Advisor to Connor Capital SB, LLC ("Connor Capital") from April 2024 to September 2024. Prior to joining Connor Capital, Mr. Smith served as the Chairman and Chief Executive Officer of SR Asset Management, LLC ("SRAM") from January 2017 until its sale in June 2024. Before joining SRAM, Mr. Smith held various leadership positions at Aberdeen Asset Management Inc. ("Aberdeen"), including as the Co-Head of Americas and Chief Operating Officer from 2014 to 2016, as Aberdeen's Chief Financial and Chief Operating Officer and as the Chief Compliance Officer for Aberdeen's North American Closed End Funds from 2005 until 2013, and as the Vice President of Finance & Administration from 2001 until 2004. On February 7, 2025, Andrew Smith filed a personal voluntary petition under Chapter 7 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the eastern District of Pennsylvania relating to several personal guarantees attached to certain debt of SRAM. On May 15, 2025, the U.S. Bankruptcy Court granted relief and the debts under such guarantees were discharged.

Mr. Smith currently sits on the board of HazelTree Fund Services and is an advisor to Code Registry. Mr. Smith holds an Executive MBA from INSEAD in Fountainebleau and received an HND in Accounting from Glasgow College of Commerce, Scotland.

Penalties, Sanctions, Cease Trade Orders or Bankruptcies

Penalties or Sanctions

Other than as disclosed below, to our knowledge, no director or executive officer, or shareholder holding a sufficient number of our securities to materially affect the control of us, has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

In 2018, following an investigation, the SEC filed a complaint against Clovis and Mr. Mahaffy, its CEO and a director, relating to a regulatory update announcement by Clovis in 2015 and certain disclosures regarding Clovis' flagship drug contained therein. Clovis and Mr. Mahaffy engaged in discussions with the SEC staff to resolve this matter. In September 2018 Mr. Mahaffy reached a settlement with the SEC on negligence-based allegations, to which he neither admits nor denies, paid a civil penalty of $250,000, and agreed to a standard injunction against future violations of federal securities laws. The settlement agreement did not allege any intentional fraud or misconduct and did not preclude Mr. Mahaffy from continuing to serve as a director or officer of a public company.

Individual Bankruptcies

To our knowledge, other than set forth above, no director or executive officer, or shareholder holding a sufficient number of our securities to materially affect the control of us, has, within the ten years prior to the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

Corporate Cease Trade Orders and Bankruptcies

To our knowledge, other than set forth above, no director or executive officer, or shareholder holding a sufficient number of our securities to materially affect the control of us, is, as at the date of this prospectus, or has been within the ten years prior to the date of this prospectus: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, "order" means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Conflicts of Interest

To the best of our knowledge, except as disclosed elsewhere in this prospectus, we are not aware of any existing or potential material conflicts of interest between us and any of our directors or officers as of the date hereof. However, certain of our directors and officers are, or may become, directors or officers of other companies with businesses, which may conflict with its business. Accordingly, conflicts of interest may arise which could influence these individuals in evaluating possible acquisitions or in generally acting on our behalf. See also "Risk Factors."

Pursuant to the OBCA, our directors and officers are required to act honestly and in good faith with a view to act in our best interests. Generally, as a matter of practice, directors who have disclosed a material interest in any contract or transaction that the Board is considering will not take part in any board discussion respecting that contract or transaction. If on occasion such directors do participate in the discussions, they will refrain from voting on any matters relating to matters in which they have disclosed a material interest. In appropriate cases, we will establish a special committee of independent directors to review a matter in which directors or officers may have a conflict.

Composition of Board of Directors

Our board of directors (the "Board") is responsible for the general supervision of the management of our business and affairs with the objective of enhancing shareholder value. The Board discharges its responsibilities directly and through its committees.

Our board consists of nine directors: Dr. Larry Kaiser, Robert J. Ciaruffoli, William L. Ashton, Barry Fishman, Dr. Sara R. May, the Hon. Cathy McMorris Rodgers, Ajay Raju, Patrick J. Mahaffy and Dr. Raza Bokhari. Dr. Bokhari is the Chairman of the Board. Robert J. Ciaruffoli acts as independent lead director and will assume the duties of the Chairman as and when required to address any actual or potential conflicts of interest.

Our articles provide that the number of directors may be between 1 and 15. The number of directors may be increased or decreased upon approval of the shareholders or, in certain circumstances and subject to our articles, by a majority of the directors. Our directors are elected at each annual general meeting of our shareholders and serve until the next annual meeting of shareholders or until their successors are elected or appointed unless their positions are earlier vacated.

Director Term Limits and Other Mechanisms of Board Renewal

Our Board has not adopted director term limits, a retirement policy for its directors or other automatic mechanisms of board renewal. Our Board will hold office for a one year term and, unless re-elected, will retire from office at the end of the next annual meeting of the shareholders of Medicus.

Director Independence

Our Board has determined that seven members of our Board are "independent," as defined under the Nasdaq rules and for purposes of Canadian securities laws and therefore, a majority of the directors on our Board are independent. Dr. Bokhari is not considered independent by virtue of his management position.

For purposes of the Nasdaq rules, an independent director means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, subject to certain additional limitations. A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the company. A material relationship is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of a director's independent judgment. Certain individuals, such as our employees and executive officers, are deemed by Canadian securities laws to have material relationships with us.

We will take steps to ensure that adequate structures and processes will be in place following the consummation of this offering to permit our Board to function independently of management, including for purposes of encouraging an objective process for nominating directors and determining executive compensation.

Meetings of Directors

Our Board holds regularly scheduled meetings as well as ad hoc meetings from time to time. The independent members of our Board will also meet, as required, without the non-independent directors and members of management before or after each regularly scheduled board meeting. In 2024, there were a total of three meetings of the board of directors.

Board of Directors' Charter

The Board has adopted a written mandate. The primary mandate of the Board is supervision of the senior management of the business, the going concern and general affairs of the Company. The Board discharges certain of its responsibilities through delegation to its committees as more particularly set out in committee mandates.

Position Descriptions

The Board has adopted a written position description for the lead independent director, which position is currently held by Robert J. Ciaruffoli, as well as a written position description for individual directors.

The Board does not intend on adopting written position descriptions for the Chief Executive Officer ("CEO"), other than as described in the CEO's employment contract, or the committee chairs on the basis that the roles are well understood by all of the directors. In general, the roles of the Board and committee chairs are to ensure that the Mandate of the Board or the mandate of a committee, as set out in their respective charters, are carried out in full.

With respect to the chairs of the committees, the Board has determined that their responsibilities include providing leadership to the applicable committee to carry out the committee's mandate as set out in a charter or through regulatory requirements and enhancing the committee's effectiveness through facilitating the committee's interaction with management, the Board and other committees of the Board and reporting as appropriate to the Board with respect to the committee's work.

With respect to the CEO, the CEO is responsible for our overall leadership and management in accordance with the strategies, policies and mandates established by the Board from time to time, and reports to the Board regarding our management and operations including the progress or deviations, if any, from the strategic plans set by the Board.

Orientation and Continuing Education

The Governance Committee, in conjunction with the Chair of the Board and the CEO, is responsible for ensuring that new directors are provided with an orientation program. It is not anticipated that we will adopt any formal policies with respect to the orientation of new directors, nor is it anticipated to provide continuing education for the directors. Formal policies with respect to director orientation and education will be implemented as and when warranted by growth of our operations.

Ethical Business Conduct

The Board has adopted a written code of conduct and ethics for its directors, officers, employees, contractors and consultants (the "Code of Conduct"). The Board will be responsible for monitoring compliance with the Code of Conduct. The Board has also adopted a whistleblower policy.

The Board will take appropriate measures to exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer may have a material interest. Where appropriate, directors will abstain from portions of board or committee meetings to allow independent discussion of points in issue.

Conflicts of Interest

When faced with a conflict, it is required that business judgment of responsible persons, uninfluenced by considerations other than our best interests, will be exercised in compliance with the guidelines set out in the Code of Conduct. Pursuant to the OBCA, any of our officers or directors with a conflict of interest must disclose the nature and extent of such conflict to the Board and recuse themselves from a matter that materially conflicts with that individual's duty as one of our directors or senior officers.

Protection and Proper Use of Corporate Assets, Information and Opportunities

Confidential information is not to be used for any purposes other than ours. This requirement of confidentiality extends beyond the duty not to discuss private information, whether about us and/or our management and also applies to any of our assets, including trade secrets, patient, supplier or customer lists, business plans, computer software, company records and other proprietary information. The Code provides for certain specific guidelines around the duty of confidentiality of our directors, officers, employees, contractors and consultants.

In the situation of contracts with third parties such as suppliers and service providers, management is to share only that information which is needed to satisfy the conditions of the contract and only to those individuals who need to know.

The duty of confidentiality applies to all directors, officers, employees, contractors and consultants even after leaving their position with us, regardless of the reason for departing.

Compliance with Laws, Rules, and Regulations

It is required that we are in compliance with all legislation applicable to our business operations, including but not restricted to the federal and provincial laws of Canada, and any other applicable laws in jurisdictions where the company operates.

All Board members and employees have a duty to know, understand and comply with any specific legislation pertaining to our business and any legislation applicable to their duties and responsibilities.

The Code of Conduct provides guidelines surrounding, among other items, compliance with applicable laws, conflicts of interest, certain opportunities, confidentiality and disclosure, employment practices, and use of our property and resources.

Insider Trading Policy

The Board has adopted an insider trading policy to set forth basic guidelines for trading in our securities and to preserve our confidential information so as to avoid any situation that might have the potential to damage our reputation, or which could constitute a violation of applicable securities law by our officers, directors, or employees. Under this policy, "insiders" (i.e., officers, members of the Board and other individuals having access to material non-public information) are prohibited from trading in common shares and other securities on the basis of such material non-public information until after the information has been disclosed to the public. The obligation not to trade on inside information applies not only to our insiders, but also to persons who obtain such information from insiders and use it to their advantage. Thus, liability may be imposed upon us, our insiders and also outsiders who are the source of leaks of material information not yet disclosed to the public and the leaks coincide with purchases or sales of our securities (i) by such insiders or outsiders, (ii) by the us, or (iii) by "tippees" (including relatives, friends, investment analysts, etc.).

We have established scheduled "blackout periods" prohibiting sales or purchases by our directors and officers, and any other employee, independent contractor, or consultant of the Company who receives notice from our Chief Financial Officer that they are designated blacked-out employees in respect of a given period prior to the release of financial results which continue until two business days after the time such information has been released to the public and which begin, (i) in the case of interim period financial results, ten business days prior to the end of the fiscal quarter; and (ii) in the case of annual financial results, the period of time beginning one calendar month after the end of the annual period. From time to time due to specific or anticipated events, we may feel it necessary to issue an unscheduled blackout period for a specific or indefinite period covering insiders or specific employees or groups.

Diversity Policy

The Board has adopted a written diversity policy relating to the identification and nomination of directors or members of senior management that are women, Indigenous peoples (First Nations, Inuit, and Metis), persons with disabilities or members of other racial, ethnic and/or visible minorities (collectively, "Designated Groups"). The Board and the Nominating Committee generally identifies, evaluates, and recommends candidates to become members of the Board or members of senior management with the goal of creating a Board and members of the senior management team that, as a whole, consists of individuals who possess extensive knowledge and competencies, diverse points of view, and relevant expertise, provide balance in terms of the knowledge and competencies of and represent all genders, various ages, and geographic and ethnic diversity, religious belief, cultural background, economic circumstance, human capacity, sexual orientation, as well as a broad range of business and educational experience, professional expertise, personal skills and perspectives The diversity policy identifies specific targets in respect of appointing persons from Designated Groups to the Board and in respect of executive officer appointments.

Committees of our Board of Directors

The Board may establish such other committees as it determines to be appropriate. Each permanent committee will have a mandate that is approved by the Board setting out the responsibilities of, and the extent of the powers delegated to, such committee by the Board.

Assessment of Directors, the Board and Board Committees

The Board is responsible for assessing its own mandate and the effectiveness in fulfilling its mandate and assesses the mandate and effectiveness of fulfilling each of the other committees (considering, among other things, the recommendation of the applicable committee) from time to time and at least annually.

Audit Committee

Composition of Audit Committee

Our audit committee is currently comprised of four members, including Robert J. Ciaruffoli, William Ashton, Barry Fishman and Dr. Sara R. May. Each member of our audit committee is a non-employee member of our Board. In addition, each member of our audit committee is financially literate, as required by the Nasdaq rules and Canadian securities laws and the Board has determined that Robert J. Ciaruffoli qualifies as an "audit committee financial expert" as defined in applicable SEC rules. All of the members of our audit committee are "independent" members of our Board, as required by the Nasdaq rules, Rule 10A-3 of the Exchange Act and Canadian securities laws.

Relevant Education and Experience

The education and related experience of each of the members of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee is described below.

Robert J. Ciaruffoli

Robert J. Ciaruffoli has served as a member of our audit committee since 2023. Mr. Ciaruffoli holds a Bachelor of Science in Accounting from Kings College, Wilkes-Barre, Pennsylvania. Mr. Ciaruffoli is a CPA and served as the Chairman and CEO of the Parente Beard/Baker Tilly accounting and advisory firm. Mr. Ciaruffoli also served on the Board and executive committee of Baker Tilly International. Throughout his career, Mr. Ciaruffoli has served on numerous for-profit and not-for-profit boards. Presently, he is a board member of Ben Franklin Technology Partners and the co-founder and Chairman of Broad Street Angels, an angel investor network. He was also the past chairman of the Pennsylvania State Board of Accountancy.

William Ashton

William Ashton has served as a member of our audit committee since 2025. Mr. Ashton holds a B.S. in Education from the University of California of Pennsylvania, (now Penn Western University) and a M.A. in Education from the University of Pittsburgh. Mr. Ashton brings extensive experience in the biotechnology, biopharmaceutical and pharmaceutical industries and has deep corporate governance experience from his work with both corporate and not for profit boards, including his role as Chairman of the Board of Spectrum Oncology.

Barry Fishman

Barry Fishman has served as a member of our audit committee since 2023. Mr. Fishman holds a Bachelor of Commerce in Accounting and Finance from McGill University. Mr. Fishman is a CPA and has served as Chief Executive Officer of Merus Labs and Teva Canada, and Vice President of Marketing at Eli Lilly Canada. Mr. Fishman has also recently served as an independent director on a number of high-profile boards, including Aurora Cannabis Inc. and Canopy Growth Corporation.

Dr. Sara R. May

Dr. Sara R. May has served as a member of our audit committee since 2024. Dr. May brings deep corporate governance experience through her work with both corporate and not for profit boards, including contributing to the public listing and uplisting process of several start-up cannabis and boutique pharmaceutical companies. Dr. May has served on the board of directors of FV Pharma Inc. (2018 to 2020) and the board of directors of Cannara Biotech (2019 to 2020) where she chaired the Compensation Committee and was a member of the Corporate Governance Committee. She has also been a member of the YMCA Northumberland Charity Board (2020 to 2023) where she chaired the Finance Audit and Risk Committee and has been on the board of directors of Beacon Environmental since 2023.

Audit Committee Charter

Our audit committee has adopted an audit committee charter, which details the principal functions of the Audit Committee, including:

  reviewing the financial statements to be included in our annual report and review with the Board and the auditors the results of the annual audit and reviews any financial statements;

  reviewing and recommending to the Board for approval, where appropriate, financial information contained in any prospectuses, annual information forms, annual reports to shareholders, management proxy circulars, press releases, material change disclosures of a financial nature and similar disclosure documents;

  reviewing with our management of the and with our auditor and assess significant accounting principles and disclosure issues and alternative treatments under IFRS or U.S. GAAP, as applicable, all with a view to gaining reasonable assurance that financial statements present fairly, in all material respects, our financial position, cash flows and the results of our operations in accordance with IFRS or U.S. GAAP, as applicable;

  reviewing and assessing the adequacy and effectiveness of our system of internal control and management information systems, risk management policies and procedures, and financial reporting of any transaction between us, and investigating any alleged fraud;

  reviewing and discussing with our management our major financial risk exposures and the steps taken to monitor and control such exposures, including the use of any financial derivatives and hedging activities;

  reviewing, discussing and investigating any alleged fraud involving our management or employees in relation to the internal controls, including our management's response to any allegations of fraud;

  reviewing the financial reporting of any transaction between us and any officer, director or other "related party" or any entity in which any such person has a financial interest;

  recommending an auditor for nomination and the auditors compensation to the Board, overseeing the work of the auditors, establishing communication with the auditors, reviewing the independence of the auditor, the audit plan, the performance of the auditors, and the results of the external audit and the report thereon;

  monitoring and periodically reviewing our corporate policies and associated procedures, and hiring policies; and

  providing broad oversight of our financial, risk and control related activities.

The Audit Committee has unrestricted access to all information regarding the Company and all our directors, officers and employees and will be directed to cooperate as requested by the Audit Committee. The Audit Committee has the authority to retain, at our expense, outside legal, financial and other advisors, consultants and experts, to assist the Audit Committee in fulfilling its duties and responsibilities. The Audit Committee also has the authority to communicate directly with the auditors and, if applicable, our internal auditors.

Pre-Approval Policies and Procedures

The Audit Committee will pre-approve all non-audit services to be provided to us by its external auditors. The Audit Committee may delegate to one or more of its members the authority to pre-approve non-audit services but preapproval by such member or members so delegated shall be presented to the full Audit Committee at its first scheduled meeting following such pre-approval.

External Auditor Service Fees

The aggregate fees billed by the Company's external auditors in the years ended December 31, 2024 and 2023 are set out below:

Financial Year Ending	Audit Fees(1) ($)	Audit-Related Fees(2) ($)	Tax Fees(3) ($)	All Other Fees(4) ($)
December 31, 2024(5)	168,000	-	-	-
December 31, 2024(6)	134,673	36,114	10,213	9,471
December 31, 2023(7)	158,004	12,125	8,178	-

Notes:

(1) Audit Fees include fees for performance of the annual audit of the Company's financial statements, reviews of quarterly financial statements, reviews of periodic reports and reviews of other documents required by legislation or regulation.

(2) Audit-Related Fees include fees related to comfort letters, consents and reviews of securities filings.

(3) Tax Fees include fees billed for tax compliance, tax advice and tax planning professional services. These services included reviewing tax returns and assisting in responses to government tax authorities.

(4) All other fees include aggregate fees billed for professional services which included accounting advice.

(5) Aggregate fees for the financial year ending December 31, 2024 billed by EisnerAmper LLP.

(6) Aggregate fees for the financial year ending December 31, 2024 billed by MNP LLP.

(7) Aggregate fees for the financial year ending December 31, 2023 were billed by MNP LLP.

Compensation Committee

The purpose of the Compensation Committee is to assess and make recommendations to the Board regarding certain compensation matters, including, but not limited to, relating to the development of human resource strategy, policies and programs, the proper utilization of human resources within the Company, with special focus on senior management succession, development and compensation, the compensation of directors and senior executives and other employee benefits.

The Compensation Committee is required to review and assess the adequacy of its charter periodically as conditions dictate, but at least annually, to ensure compliance with any rules or regulations and recommend any modifications to its charter if and when appropriate to the Board for its approval.

Composition of the Compensation Committee

As of the date of this prospectus, the Compensation Committee is comprised of Dr. Larry Kaiser, Robert J. Ciaruffoli, William Ashton, and Dr. Sara R. May, all of whom are considered independent.

Compensation Committee Charter

The Board has adopted a written charter for the Compensation Committee, which sets out the Compensation Committee's responsibilities, including:

  reviewing and recommending on an annual basis, the remuneration of our senior executives to the Board, including any incentive plans of directors and any remuneration policies;

  reviewing the CEO's goals and objectives, including corporate goals and objectives relevant to the compensation of the CEO and the CEO's performance in light of those goals and objectives;

  reviewing with the CEO the goals and objectives of other senior executives, including corporate goals and objectives relevant to the compensation of such senior executives, evaluate the performance of senior executives in light of those goals and objectives;

  reviewing, in conjunction with the Nominating Committee, our corporate succession and development plans at the executive officer level;

  reviewing executive compensation disclosure before we publicly disclose this information;

  keeping abreast of current developments in executive compensation in companies engage in similar industries;

  reviewing and making recommendations to the Board in relation to employment offers for a CEO or any senior executive employment offer, or any offer that contains special terms including, but not limited to, any retiring or other allowance agreements, equity-based compensation and any proposed change of control provisions;

  proposing to the Board the engagement of, and manage and supervise, compensation consultants to assist in the evaluation of the compensation of the senior executives' and directors', including the fees and other terms of the retention;

  periodically reviewing the structure and implementation of bonus plans and all share compensation plans;

  reviewing on an annual basis our remuneration policies, including the total remuneration (including benefits) and the main components thereof for the directors and senior executives, and to compare such remuneration policies with the remuneration practices of peers in the same industry;

  reviewing and recommending to the Board for its approval the disclosure required in any management information circular in respect of meetings of our shareholders relating to executive compensation and finalizing the report on executive compensation in any management information circular;

  determining those directors, officers, employees and consultants of the Company who will participate in long term incentive plans, the number and type of shares of the Company allocated to each participant under such plan and the time or times when ownership of such shares will vest for each participant;

  administering all matters relating to any long term incentive plan and any employee bonus plan to which the Committee has been delegated authority pursuant to the terms of such plans or any resolutions passed by the Board;

  annually recommending to the Board the CEO's and senior executives' entitlement to be paid a bonus under any employee bonus plan;

  reviewing on an annual basis, its mandate and recommending any proposed changes to the Board;

  reporting regularly to the Board in relation to any matters arising from its review of compensation practices; and

  evaluating the function of the Compensation Committee on an annual basis.

Nominating Committee

The primary function of the Nominating Committee, in accordance with its charter, is to assist the Board in fulfilling its responsibility to oversee our nominating procedures.

The Nominating Committee is required to review and assess the adequacy of its charter periodically as conditions dictate, but at least annually, to ensure compliance with any rules or regulations and recommend any modifications to its charter if and when appropriate to the Board for its approval.

Nominating Committee Composition

As of the date of this prospectus, the Nominating Committee is comprised of Dr. Sara R. May, Dr. Larry Kaiser, the Hon. Cathy McMorris Rodgers and Robert J. Ciaruffoli, all of whom are considered independent.

Nominating Committee Charter

The Board has adopted a written charter for the Nominating Committee, which sets out the Compensation Committee's responsibilities, including;

  making recommendations to the Board with respect to the size, composition and structure of the Board;

  making recommendations to the Board with respect to the reorganization of responsibilities among committees, the creation of additional committees or subcommittees, or the elimination of committees;

  making recommendations to the Board with respect to the preferred experience and qualifications of news directors to be elected by shareholders;

  making recommendations to the Board with respect to qualified candidates for nomination for election to the Board at each annual general meeting of shareholders;

  making recommendations to the Board with respect to the appointment of qualified directors to each committee;

  making recommendations to the Board with respect to developing and overseeing an orientation program for new directors and a continuing education program for current directors;

  making recommendations to the Board with respect to Board succession; and

  conducting annual performance assessments of the Board.

Executive Compensation

Named Executive Officers

Compensation of our named executive officers generally consists of the following elements: base salaries and participation in our equity incentive plan. The following table sets forth all compensation awarded to, or earned by, our named executive officers for the years ended December 31, 2024 and 2023.

Name and principal position	Fiscal Year Ended December 31,	Salary ($)	Share-based Awards ($)	Option-based Awards ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Dr. Raza Bokhari, (1) CEO	2024	-	-	100,856	-	-	100,856
	2023	-	-	132,601	-	-	132,601
James Quinlan, CFO	2024	318,269	-	40,342	-	125,000	483,611
	2023	93,969	-	66,300	-	100,000	260,269
Dr. Edward Brennan, CSO, CMO (2)	2024	325,710	-	40,342	-	125,000	491,052
	2023	79,424	-	39,780	-	75,000	194,204

(1) Dr. Raza Bokhari provided executive services to the Company through an agreement between Medicus and RBx, an entity controlled by Dr. Bokhari. RBx also made available to the Company certain other management services and administrative and executive support. Reimbursable salaries paid to RBx pursuant to this agreement were $125,000 per month through November 2024. In December 2024, reimbursable salaries were changed to $100,000 per month.

(2) Dr. Edward Brennan served as our Chief Medical Officer from September 2023 to November 2024. Dr. Edward Brennan has served as our Chief Scientific Officer & Head of R&D Program since November 2024.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards granted to our named executive officers that remained outstanding as of December 31, 2024.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price (C$)	Option Expiration Date
Dr. Raza Bokhari	250,000	-	1.16	10/24/2028
	-	50,000	3.95	12/17/2029
James Quinlan	125,000	-	1.16	10/24/2028
	-	20,000	3.95	12/17/2029
Dr. Edward Brennan	75,000	-	1.16	10/24/2028
	-	20,000	3.95	12/17/2029

(1) All options have vested and are currently exercisable as of the date of this prospectus.

Employment and Consulting Agreements with Executive Officers

We have entered into written employment agreements with James Quinlan, our Chief Financial Officer, Edward Brennan, our Chief Scientific Officer, Faisal Mehmud, our Chief Medical Officer and Andrew Smith, our Chief Operating Officer. Such agreements provide for a base salary, an annual discretionary bonus, notice and payment requirements upon termination without cause or as a result of a change in control, and payments following or in connection with any other termination or resignation. Mr. Quinlan, Mr. Brennan, Mr. Mehmud and Mr. Smith are also subject to non-solicitation and non-competition agreements prohibiting competing with us and soliciting our clients for a period of one year following termination and also prohibiting soliciting our employees, of officers, executives, or agents for a period of one year following termination.

Directors

Compensation of our directors generally consists of annual retainer fees and the Board and committee meeting fees, which are paid on a quarterly basis. There are no special arrangements between us and any director with respect to fees. Our directors are also entitled to participate in our equity incentive plan. Our executive officers who also act as directors do not receive any additional compensation for services rendered in their capacities as directors.

The following table sets forth all compensation awarded to, or earned by, our directors for the year ended December 31, 2024.

Director	Fees earned ($)(1)	Share-based Awards ($)	Option-based Awards ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Dr. Raza Bokhari	-	-	100,856	-	-	100,856
Dr. Larry Kaiser	60,000	-	30,257	-	-	90,257
Robert J. Ciaruffoli	75,000	-	30,257	-	-	105,257
Frank Lavelle	60,000	-	30,257	-	-	90,257
William L. Ashton	50,000	-	30,257	-	-	80,257
Barry Fishman	60,000	-	30,257	-	-	90,257
Dr. Sara R. May(2)	30,000	-	76,051	-	-	106,051

(1) Other than Dr. Raza Bokhari, who did not receive any extra compensation for serving as Executive Chairman, all directors were paid $50,000 annually, in quarterly installments, as compensation for Board membership in 2024. In addition, committee Chairs received an annual compensation of $10,000, other than the Chair of the Audit Committee, who received $15,000, and Mr. Ciaruffoli, as the lead director, who received an additional $10,000 per annum.

(2) Dr. Sara R. May joined the Board in June 2024.

Directors' Service Contracts

There are no arrangements or understandings between us, on the one hand, and any of our directors, on the other hand, providing for benefits upon termination of their service as directors of our company.

Employees

As of the date of this prospectus, we have 18 employees, all of which are full-time employees, except for two. None of our current employees were employees of Velocity Fund Partners or of SkinJect prior to the Business Combination.

Equity Incentive Plan

Background

The Board has adopted an Equity Incentive Plan (the "Plan"), which was approved by shareholders on July 28, 2023. The Plan allows for the issuance of restricted share units ("RSUs"), and stock options ("Options", and together with the RSUs, "Awards").

Purpose

The purpose of the Plan is to (i) assist in the reward, retention and motivation of directors, consultants, and key employees of the Company and its designated affiliates, (ii) link the reward of such persons to shareholder value creation, and (iii) align the interests of the directors, consultants, and key employees of the Company with its shareholders by providing an opportunity to receive an equity interest in the Company.

A summary of the key terms of the Plan is set out below, which is qualified in its entirety by the full text of the Plan.

Administration of the Equity Incentive Plan

The Plan is administered by the Compensation Committee, which has full authority to administer the Plan, subject to the rules of any stock exchange on which the common shares are listed, including the authority to: (i) interpret and construe any provision of the Plan; (ii) adopt, amend, and rescind such rules and regulations for administering the Plan as the Compensation Committee deems necessary or desirable in order to comply with the requirements of the Plan subject in all cases to compliance with regulatory requirements; (iii) permit an Option to be exercised by way of a "cashless exercise" or "net exercise" basis on terms established by the Compensation Committee in its sole discretion and in accordance with the policies of the Nasdaq, or such other principal market on which the common shares are then traded as designated by the Compensation Committee (the "Stock Exchange").

The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Compensation Committee deems, in its discretion, necessary or desirable. All actions taken and all interpretations and determinations made by the Compensation Committee in good faith shall be final and conclusive and shall be binding on each of the Participants (as defined below) and the Company.

Eligibility

The Compensation Committee determines the employees, directors and consultants of the Company who are eligible to participate in the Plan (the "Participants"). The extent to which any Participant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Compensation Committee. For Awards granted to eligible directors, eligible employees and consultants, the Company and the Participant are responsible for ensuring and confirming that the Participant is a bona fide eligible director, eligible employee or consultant, as the case may be.

Common Shares Subject to the Equity Incentive Plan

The Plan is a "rolling up to 10% and fixed up to 10%" security-based compensation plan, within the meaning of Policy 4.4 - Security Based Compensation of the TSXV. The Plan is: a "rolling" plan pursuant to which the number of common shares that are issuable pursuant to the exercise of Options granted under the Plan shall not exceed 10% of the issued and outstanding common shares as at the date of any Option grant; and a "fixed" plan under which the number of common shares that are issuable pursuant to all Awards other than Options granted under the Plan and under any other security based compensation plan, in the aggregate is a maximum of 10% of the issued and outstanding common shares as at the effective date of implementation of the Plan.

Insider Participation Limit, Individual Limits, Annual Grant Limits and Non-Employee Director Limits

The maximum number of common shares reserved for issue pursuant to Awards granted under the Plan to Participants who are "insiders" (as a group) in any 12-month period shall not exceed 10% of the number of common shares then outstanding, unless disinterested shareholder approval is received therefor in accordance with the policies of the Stock Exchange.

The maximum number of common shares reserved for issue pursuant to Awards granted under the Plan to Participants who are "insiders" (as a group) at any point in time shall not exceed 10% of the number of common shares then outstanding, unless disinterested shareholder approval is received therefor in accordance with the policies of Stock Exchange.

The maximum number of common shares reserved for issue under Awards granted to any one Participant in any 12-month period shall not exceed 5% of the number of common shares then outstanding, unless disinterested shareholder approval is received therefor in accordance with the policies of the Stock Exchange.

The maximum number of common shares reserved for issue under Awards granted to any one consultant in any 12-month period shall not exceed 2% of the number of common shares then outstanding.

The maximum number of common shares reserved for issue under Options granted to all Participants conducting investor relations activities in any 12-month period shall not exceed, in the aggregate, 2% of the number of common shares then outstanding. Options granted to Participants performing investor relations activities shall vest in stages over a 12-month period, with no more than one-quarter of the Options vesting in any three-month period. No acceleration of the vesting provisions of Options granted to persons retained to provide investor relations activities is allowed without the prior acceptance of the Stock Exchange.

Types of Awards

The Plan provides for the grant of Options and RSUs. All of the Awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting, settlement and forfeiture provisions determined by the Board, in its sole discretion, subject to such limitations provided in the Plan. In addition, subject to the limitations provided in the Plan and in accordance with applicable law, the Board may accelerate or defer the vesting of Awards, modify outstanding Awards, and waive any condition imposed with respect to Awards or common shares issued pursuant to Awards.

Options

An Option is an option granted by the Company to a Participant entitling such Participant to acquire a designated number of common shares from treasury at the exercise price, subject to the provisions of the Plan. For greater certainty, the Company is obligated to issue and deliver the designated number of common shares on the exercise of an Option and shall have no independent discretion to settle an Option in cash or other property other than common shares issued from treasury. For the avoidance of doubt, no dividend equivalents shall be granted in connection with an Option.

Subject to the provisions set forth in the Plan and any shareholder or regulatory approval which may be required, the Compensation Committee shall, from time to time by resolution, in its sole discretion, (a) designate the eligible director, eligible employee or consultant who may receive Options under the Plan, (b) fix the number of Options, if any, to be granted to each eligible director, eligible employee or consultant and the date or dates on which such Options shall be granted, (c) determine the price per common share to be payable upon the exercise of each such Option, (d) determine the relevant vesting provisions (including performance criteria, if applicable) and (e) determine the period of time during which the particular Option may be exercised (the "Option Period").

Each Option granted to a Participant may be evidenced by a stock option notice or stock option agreement setting out terms and conditions consistent with the provisions of the Plan and may be subject to any other terms and conditions (including without limitation any recoupment, reimbursement or claw-back compensation policy as may be adopted by the Compensation Committee from time to time) which are not inconsistent with the Plan and which the Compensation Committee deems appropriate for inclusion in an Option, which terms and conditions need not be the same in each case and which terms and conditions may be changed from time to time.

The price per share (the "Exercise Price") at which any common share which is the subject of an Option may be purchased shall be determined by the Compensation Committee at the time the Option is granted, provided that the Exercise Price shall be not less than the closing price of the common shares on the Stock Exchange on the last trading day immediately preceding the date of the grant of such Option less the maximum discount, if any, permitted by the Stock Exchange or, if the common shares are not then listed on any Stock Exchange, the Exercise Price shall not be less than the fair market value of the common shares as may be determined by the Board on the day immediately preceding the date of the grant of such Option. Disinterested shareholder approval shall be required for any reduction in the Exercise Price of any Option if the optionee is an insider of the Company at the time of the proposed amendment to the Exercise Price.

Except as otherwise specifically provided in the Plan or in any employment contract, Options may be exercised by the optionee in whole at any time, or in part from time to time (in each case to the nearest full common share), during the Option Period only in accordance with the vesting schedule, if any, determined by the Compensation Committee, in its sole and absolute discretion, subject to the applicable requirements of the Stock Exchange, at the time of the grant of the Option, which vesting schedule may include performance vesting or acceleration of vesting in certain circumstances and which may be amended or changed by the Compensation Committee from time to time with respect to a particular Option. If the Compensation Committee does not determine a vesting schedule at the time of the grant of any particular Option, such Option shall be exercisable in whole at any time, or in part from time to time, during the Option Period, subject to the applicable requirements of the Stock Exchange. In the event that the common shares are listed on the TSXV, Options with an Exercise Price based on the discounted market price (as such term is defined in the policies of the TSXV), and the common shares issuable upon the exercise thereof, shall be subject to the restricted period and legending requirements imposed by the policies of the TSXV.

RSUs

An RSU is an Award that is a bonus for services rendered in the year of grant, that, upon settlement, entitles the recipient Participant to receive a cash payment equal to the market value of a common share or, at the sole discretion of the Compensation Committee, a common share, and subject to such restrictions and conditions on vesting as the Compensation Committee may determine at the time of grant, unless such RSU expires prior to being settled. Restrictions and conditions on vesting may, without limitation, be based on the passage of time during continued employment or other service relationship, the achievement of specified performance criteria or both.

Subject to the provisions of the Plan and any shareholder or regulatory approval which may be required, the Compensation Committee shall, from time to time by resolution, in its sole discretion, (a) designate the eligible director, eligible employee or consultant who may receive RSUs under the Plan, provided such person was not retained to provide investor relations activities, (b) fix the number of RSUs, if any, to be granted to each eligible director, eligible employee or consultant and the date or dates on which such RSUs shall be granted, (c) determine the relevant conditions, vesting provisions and the restriction period of such RSUs, and (d) determine any other terms and conditions applicable to the granted RSUs, which need not be identical and which, without limitation, may include non-competition provisions, subject to the terms and conditions prescribed in the Plan, in any RSU agreement, and any applicable rules of the Stock Exchange.

Subject to the vesting and other conditions and provisions in the Plan, all RSUs will vest in accordance with the terms of the RSU agreement entered into in respect of such RSUs, provided that no RSUs may vest for one year from the date of issuance.

Subject to the vesting and other conditions and provisions in the Plan and in the applicable RSU agreement, each RSU awarded to a Participant shall entitle the Participant to receive, on settlement, a cash payment equal to the market value of a common share, or, at the discretion of the Compensation Committee, one common share or any combination of cash and common shares as the Compensation Committee in its sole discretion may determine, in each case less any applicable withholding taxes. For greater certainty, no Participant shall have any right to demand to be paid in, or receive, common shares in respect of any RSU, and, notwithstanding any discretion exercised by the Compensation Committee to settle any RSU, or a portion thereof, in the form of common shares, the Compensation Committee reserves the right to change such form of payment at any time until payment is actually made.

Persons who provide investor relations activities shall not receive any Awards other than Options.

The Compensation Committee shall have sole discretion to (a) determine if any vesting conditions with respect to a RSU, including any performance criteria or other vesting conditions contained in the applicable RSU agreement, have been met, (b) waive the vesting conditions applicable to RSUs (or deem them to be satisfied), and (c) extend the restriction period with respect to any grant of RSUs, provided that any such extension shall not result in the restriction period for such RSUs extending beyond the RSU Outside Expiry Date (as defined below) and, provided, further, that any such determination, waiver or extension to an RSU granted to an eligible director, eligible employee or consultant who is a U.S. person shall be made in accordance with Section 409A of the U.S. Code. The Company shall communicate to a Participant, as soon as reasonably practicable, the date on which all such applicable vesting conditions in respect of a grant of RSUs to the Participant have been satisfied, waived or deemed satisfied and such RSUs have vested (the "Vesting Date").

Dividend Equivalents

Dividend equivalents may, as determined by the Compensation Committee in its sole discretion, be awarded as a bonus for services rendered in the year awarded in respect of unvested RSUs in a Participant's account on the same basis as cash dividends declared and paid on common shares as if the Participant was a shareholder of record of common shares on the relevant record date. Dividend equivalents, if any, will be credited to the Participant's account in additional RSUs, the number of which shall be equal to a fraction where the numerator is the product of (a) the number of RSUs in such Participant's account on the date that dividends are paid multiplied by (b) the dividend paid per common share and the denominator of which is the market value of a common share calculated as of the date that dividends are paid. Any additional RSUs credited to a Participant's account as a dividend equivalent shall be subject to the same terms and conditions (including vesting, restriction periods and expiry) as the RSUs in respect of which such additional RSUs are credited.

In the event that the Participant's applicable RSUs do not vest, all dividend equivalents, if any, associated with such RSUs will be forfeited by the Participant.

In the event that the limits set forth in the Plan prevent the Company from satisfying its obligations under any dividend equivalent, or the Company elects in its sole and absolute discretion, the Company shall be permitted to settle any dividend equivalent issued under the Plan in cash. Any such cash payments shall be calculated by multiplying the number of RSUs to be redeemed for cash by the market value per common share as at the settlement date.

Black-out Periods

If the expiry date of an Option fall falls within a blackout period or within ten business days after the expiry of a blackout period, then the expiry date of the Option will be the date which is ten business days after the expiry of the blackout period.

Expiry Date of Awards

Options

The Option Period for each Option shall be such period of time as shall be determined by the Compensation Committee, subject to amendment by an employment contract, provided that in no event shall an Option Period exceed ten years. Disinterested shareholder approval shall be required for the extension of any Option Period if the optionee is an insider of the Company at the time of the proposed amendment to the Option Period.

RSUs

No payment, whether in cash or in common shares, shall be made in respect of the settlement of any RSUs later than December 15th of the third (3rd) calendar year following the end of the calendar year in respect of which such RSU is granted (the "RSU Outside Expiry Date").

Termination of Employment or Service

Options

If a Participant shall:

(a) cease to be a director or of a designated affiliate, as the case may be (and is not or does not continue to be an employee thereof), for any reason (other than death); or

(b) cease to be employed by, or provide services to, the Company or the designated affiliates (and is not or does not continue to be a director or officer thereof), or any corporation engaged to provide services to the Company or the designated affiliates, for any reason (other than death) or shall receive notice from the Company or any designated affiliate of the termination of their employment contract;

(the earliest to occur of any of the foregoing events being referred to herein as a "Termination"), except as otherwise provided in any employment contract, such Participant may, but only within the 90 days next succeeding such Termination (or, subject to the limitations set forth below, such other period of time as may be determined by the Board), exercise the Options to the extent that such Participant was entitled to exercise such Options at the date of such Termination. Notwithstanding the foregoing or any employment contract, in no event shall such right extend beyond the Option Period or one year from the date of Termination, whichever is earlier.

RSUs

If a Participant shall:

(a) cease to be a director or of a designated affiliate, as the case may be (and is not or does not continue to be an employee thereof), for any reason (other than death); or

(b) cease to be employed by, or provide services to, the Company (and is not or does not continue to be a director or officer thereof), or any corporation engaged to provide services to the Company, for any reason (other than death) or shall receive notice from the Company of the termination of their employment contract;

(the earliest to occur of any of the foregoing events being referred to as a Termination), the Participant's participation in the Plan shall be terminated immediately, all RSUs credited to such Participant's account that have not vested shall be forfeited and cancelled, and the Participant's rights that relate to such Participant's unvested RSUs shall be forfeited and cancelled on the date of such Termination. Notwithstanding the foregoing, if the Compensation Committee, in its sole discretion, instead accelerates the vesting or waives vesting conditions with respect to all or some portion of outstanding unvested RSUs, the date of such action is the Vesting Date.

If a Participant or, in the case of a consultant which is not an individual, the primary individual providing services to the Company on behalf of the consultant, shall die, any unvested RSUs in the Participant's account as at the date of such death relating to a restriction period in progress shall become immediately forfeited and cancelled. For greater certainty, where a Participant's employment or service relationship with the Company is terminated as a result of death following the satisfaction of all vesting conditions in respect of particular RSUs but before receipt of the corresponding distribution or payment in respect of such RSUs, the Participant shall remain entitled to such distribution or payment. Notwithstanding the foregoing, if the Compensation Committee, in its sole discretion, instead accelerates the vesting or waives vesting conditions with respect to all or some portion of outstanding unvested RSUs, the date of such action is the Vesting Date.

Change of Control

Under the Plan, in the event of a potential change in control, except as otherwise provided in the applicable resolution granting an Award, the Board shall provide for the treatment of each outstanding Award as it determines in its sole discretion, which treatment need not be uniform for all Participants and/or Awards and which may include, without limitation, one or more of the following:

(a)  (i) continuation of such Awards or (ii) conversion of such Awards into, or substitution or replacement of such Awards with, an Award with respect to shares of the successor corporation (or a parent or subsidiary thereof) with substantially equivalent terms and value as such Awards (which value as at immediately following such change in control shall not exceed the intrinsic value of any such Option as at immediately prior to such change in control), effected in accordance with Sections 409A and 424 of the United States Internal Revenue Code of 1986 to the extent applicable; and/or

(b)  acceleration of the vesting and the right to exercise such Option or settle such RSU as at immediately, or during a specified period, prior to such change in control, and the termination of such Option to the extent such Option is not timely exercised. If the change in control is not completed within the time specified therein (as the same may be extended), the Awards which vest pursuant to the Plan shall be returned by us to the Participant and, if exercised or settled, as applicable, the common shares issued on such exercise or settlement shall be reinstated as authorized but unissued common shares and the original terms applicable to such Awards shall be reinstated.

(c)  for purposes of the application of the change in control provisions to any outstanding Award, if such Award is subject to performance criteria (including any performance vesting conditions), the level of attainment of such criteria shall be determined by the Board in its sole discretion, including, without limitation, by deeming such criteria attained at the applicable target or maximum level regardless of actual performance, or measuring the attainment of such criteria based on actual performance through such change in control or a specified date prior thereto.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of deferred compensation to any U.S. taxpayer, change in control shall be limited to a change in control event as defined in Treasury Regulations (as defined below) Section 1.409A-3(i)(5) prescribed pursuant to Section 409A of the Code.

Non-Transferability of Awards

No rights under the Plan and no Award granted pursuant to the Plan are assignable or transferable by any Participant other than pursuant to a will or by the laws of descent and distribution.

Amendments to the Equity Incentive Plan

Subject to certain restrictions, the Compensation Committee shall have the right without the approval of the shareholders of the Company to make certain amendments to the Plan, including but not limited to the following amendments:

(a) any amendment of a "housekeeping" nature, including, without limitation, amending the wording of any provision of the Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correcting grammatical or typographical errors and amending the definitions contained within the Plan;

(b) any amendment to comply with the rules, policies, instruments and notices of any regulatory authority to which the Company is subject, including the Stock Exchange, or to otherwise comply with any applicable law or regulation;

(c) other than changes to the expiration date and the exercise price of any Award, any amendment, with the consent of the Participant, to the terms of any Award previously granted to such Participant under the Plan;

(d) any amendment to the provisions concerning the effect of the termination of any Participant's position, employment or services on such Participant's status under the Plan;

(e) any amendment to the categories of persons who are Participants; and

(f) any amendment respecting the administration or implementation of the Plan.

Subject to the provisions of the Plan, the Compensation Committee also has the right, under the Plan with the approval of the shareholders of the Company by ordinary resolution including, if required by the applicable Stock Exchange, disinterested shareholder approval, to make amendments to the Plan not contemplated above, including, but not limited to:

(a) any change to the number of common shares issuable from treasury under the Plan, including an increase to the fixed maximum percentage or number of common shares or a change from a fixed maximum percentage of common shares to a fixed maximum number of common shares or vice versa;

(b) any amendment which reduces the exercise price of any Award, provided, however, that, for greater certainty, disinterested shareholder approval will be required for any amendment which reduces the exercise price of any Option if the Participant is an insider of the Company at the time of the proposed amendment;

(c) any amendment which extends the expiry date of an Award, or the restriction period of any RSU beyond the original expiry date or restriction period, except in the event of an extension due to a blackout period;

(d) any amendment which cancels any Award and replaces such Award with an Award which has a lower exercise price or other entitlement;

(e) any amendment which would permit Awards to be transferred or assigned by any Participant; and

(f) any amendments to the amendment provisions of the Plan.

Notwithstanding the foregoing: any amendment to the Plan shall be subject to the receipt of all required regulatory approvals including, without limitation, the approval of the Stock Exchange.

The following table sets forth the number of common shares to be issued, including upon exercise of outstanding convertible securities, pursuant to the Company's equity compensation plans, the weighted-average exercise price of such outstanding convertible securities and the number of common shares remaining available for future issuance under equity compensation plans as at December 31, 2024.

Plan Category	Number of common shares to be issued upon exercise of outstanding Options, warrants and rights	Weighted-average exercise price of outstanding Options, warrants and rights	Number of common shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,185,000	C$2.06	801,556
Equity compensation plans not approved by security holders	-	-	-
Total	1,185,000	C$2.06	801,556

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common shares as of September 22, 2025, by:

  each person known by us to be the beneficial owner of more than 5% of our outstanding common shares;

  each of our executive officers and directors; and

  all our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 20,468,104 common shares outstanding as of September 22, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options, warrants, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of September 22, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percentage of Outstanding Common Shares
Executive Officers and Directors of Medicus Pharma Ltd.(1)
Dr. Raza Bokhari	1,155,673	(2)	5.5%
James Quinlan	310,647	(3)	1.5%
Carolyn Bonner	103,905	(4)	*
Edward Brennan	218,000	(5)	1.1%
Faisal Mehmud	112,500	(6)	*
Andrew Smith	100,164	(7)	*
Ajay Raju	2,006,250	(8)	9.8%
William L. Ashton	47,500	(9)	*
Robert J. Ciaruffoli	58,750	(10)	*
Larry Kaiser	46,250	(11)	*
Barry Fishman	46,250	(12)	*
Sara R. May	46,250	(13)	*
Hon. Cathy McMorris Rodgers	6,250	(14)	*
Patrick J. Mahaffy	35,435		*
All officers and directors as a group (14 individuals)	4,293,824		19.9%
Five Percent Holders of Medicus Pharma Ltd. (other than those listed above)
Dr. Kenneth Melani	3,248,741	(15)	15.9%

* Less than one percent.

(1) Unless otherwise noted, the business address of each of our directors and executive officers is 300 Conshohocken State Rd., Suite 200, W. Conshohocken, PA 19428.

(2) Includes 793,173 common shares held by RBx Capital, LP, an entity controlled by Dr. Raza Bokhari. Dr. Raza Bokhari may be deemed the beneficial owner of securities held by RBx Capital, LP. Includes 362,500 common shares underlying stock options that are currently exercisable.

(3) Includes 12,500 common shares underlying stock options and 24,000 common shares underlying Public Warrants that are currently exercisable or will become exercisable.

(4) Includes 85,000 common shares underlying stock options that are currently exercisable.

(5) Includes 107,500 common shares underlying stock options and 24,000 common shares underlying Public Warrants that are currently exercisable.

(6) Includes 112,500 common shares underlying stock options that are currently exercisable.

(7) Includes 100,000 common shares underlying stock options that are currently exercisable.

(8) Includes 2,000,000 common shares held of record by 215 Capital Togo PHL Fund I, LP and 6,250 common shares underlying stock options that are currently exercisable. Ajay Raju's address is Two Liberty Place, 50 S. 16th Street, Suite 2710, Philadelphia, PA 19102.

(9) Includes 46,250 common shares underlying stock options that are currently exercisable.

(10) Includes 46,250 common shares underlying stock options that are currently exercisable.

(11) Includes 46,250 common shares underlying stock options that are currently exercisable.

(12) Includes 46,250 common shares underlying stock options that are currently exercisable.

(13) Includes 46,250 common shares underlying stock options that are currently exercisable.

(14) Includes 6,250 common shares underlying stock options that are currently exercisable.

(15) Includes 2,839,330 common shares held by Velocity Fund Partners, LP, an entity controlled by Dr. Kenneth R. Melani. Dr. Kenneth R. Melani's address is 1100 Stonegate Manor, Cheswick, PA 15024.

Based upon a review of the information provided to us by our transfer agent, as of September 22, 2025, there were 191 record holders of our common shares, one holder of record of our Public Warrants, one holder of record of our Regulation A Warrants, one holder of record of our June 2030 Warrants and one holder of record of our Private Warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

RELATED PARTY TRANSACTIONS

The Company had an agreement with Velocity Fund Management, LLC ("VFM"), an affiliate of a shareholder of the Company, that provided for certain managerial positions to be filled from within VFM. These employees were not deemed employees of the Company, and VFM was responsible for the payment and provision of all wages, bonuses, commissions and benefits. Reimbursable salaries paid to VFM were approximately $180,000 during the year ended December 31, 2023. This agreement was terminated on September 29, 2023.

In December 2022, Velocity Fund Partners, LP, an affiliate of shareholders' of the Company invested $150,000 in a simple agreement for future equity issued by the Company.

On September 29, 2023, RBx, an entity controlled by Executive Chairman and Chief Executive Officer of the Company, Dr. Raza Bokhari, invested $1,600,000 in exchange for 400,000 common shares as part of the share issuance in connection with the RTO, and received 261,780 common shares upon conversion of promissory notes. RBx made an additional investment of $55,000 in Interactive Capital Partners Corporation in exchange for 1,375,000 common shares, which were consolidated into 54,525 common shares of the Company at the date of the RTO. An additional $405,000 was invested by directors and officers of the Company in exchange for 101,250 common shares as part of the share issuance in connection with the RTO, and another $55,000 was invested in Interactive Capital Partners Corporation by an officer of the Company in exchange for 1,375,000 common shares, which were consolidated into 54,525 common shares of the Company at the date of the RTO.

On October 18, 2023, the Company signed an agreement with RBx, that provides for certain managerial positions to be filled from within RBx. RBx is responsible for the payment and provision of all wages, bonuses, and benefits for these positions. Reimbursable salaries paid to RBx pursuant to this agreement are $125,000 per month. In December 2024, reimbursable salaries were changed to $100,000 per month. Reimbursable salaries paid to RBx were $1,300,000 and $400,000 during the years ended December 31, 2024 and 2023, respectively. Additional expenses of $180,857 and $736,690 were incurred by RBx on behalf of the Company during the years ended December 31, 2024 and 2023, respectively. The Company paid $1,623,316 and $970,740 to RBx during the years ended December 31, 2024 and 2023. The total amount of accounts payable to RBx was $142,459 and $165,950 as of December 31, 2024 and 2023, respectively. Reimbursable salaries paid to RBx were $600,000 and $675,000 during the six months ended June 30, 2025 and 2024, respectively. Additional expenses of $104,911 and $124,178 were incurred by RBx on behalf of the Company during the six months ended June 30, 2025 and 2024, respectively.

In connection with the convertible notes issued by the Company on May 3, 2024, related parties consisting of key management personnel subscribed for 168,750 convertible notes in the principal amount of $675,000 on the same terms as the investors who were not related to the Company. Upon conversion the Company settled the convertible notes, along with accrued but unpaid interest, with 172,953 common shares. RBx purchased $300,000 principal amount of convertible notes. James Quinlan, Chief Financial Officer of the Company, purchased $100,000 principal amount of convertible notes. Carolyn Bonner, President of the Company, purchased $25,000 principal amount of convertible notes.

On November 15, 2024, the Bokhari Trust, of which Dr. Raza Bokhari is a trustee, invested $594,000 in exchange for 144,000 units, consisting of 144,000 common shares and 144,000 Public Warrants as part of the Company's initial public offering, James Quinlan, Chief Financial Officer of the Company, invested $111,360 in exchange for 24,000 units, consisting of 24,000 common shares and 24,000 Public Warrants as part of the Company's U.S. initial public offering and Edward Brennan, Chief Scientific Officer of the Company, invested $111,360 in exchange for 24,000 units, consisting of 24,000 common shares and 24,000 Public Warrants as part of the Company's U.S. initial public offering.

Interests of Management and Others in Material Transactions

Other than as disclosed above, none of the directors or executive officers of Medicus, or persons or companies that beneficially own, or control or direct, directly or indirectly, more than 10% of our outstanding common shares, or any associate or affiliate of any of the foregoing, has any material interest, direct or indirect, in any transactions in which Medicus has participated within the three years before the date of this prospectus, which has materially affected or is reasonably expected to materially affect Medicus.

Indebtedness of Directors and Executive Officers

As of the date of this prospectus, no director or officer of Medicus, or any associate or affiliate of any of them is indebted to Medicus, nor is any indebtedness of any such person the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Medicus.

DESCRIPTION OF SECURITIES

The following description of the material terms of the securities of the Company includes a summary of specified provisions of the articles of incorporation (the "Articles") and the by-laws (the "Bylaws") of the Company. This description is qualified by reference to the Articles and the Bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part and are incorporated in this prospectus by reference.

Authorized Capital

The Company's authorized capital consists of an unlimited number of common shares and an unlimited number of preferred shares. The following is a summary of the rights, privileges, restrictions and conditions attached to the common shares and the preferred shares as set forth in the Articles and the Bylaws and certain related sections of the OBCA but does not purport to be complete. Reference should be made to the constating documents of the Company and the full text of their provisions for a complete description thereof.

Common Shares

The Company is authorized to issue an unlimited number of common shares, of which 20,468,104 are issued and outstanding as of September 22, 2025.

The holders of the common shares are entitled to receive notice of and attend any meeting of the shareholders of the Company and are entitled to one vote for each common share held. Shareholders are entitled to receive dividends, if, as and when declared by the board of directors of the Company and to receive a proportionate share, on a per share basis, of the assets of the Company available for distribution in the event of a liquidation, dissolution or winding-up of the Company.

Provisions as to the modification, amendment or variation of the rights attached to the common shares are contained in the Bylaws.

Preferred Shares

The Company is authorized to issue an unlimited number of preferred shares, of which no preferred shares are issued and outstanding as of the date of this prospectus.

Dividends

The holders of the preferred shares are entitled to receive dividends if, as and when declared by the board of directors of the Company out of the assets of the Company properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Company entitled to receive dividends in priority to or ratably with the holders of the preferred shares, the board of directors may in their sole discretion declare dividends on the preferred shares to the exclusion of any other class of shares of the Company.

Participation

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the preferred shares shall be entitled to receive from the assets of the Company a sum equivalent to the aggregate Redemption Amount (as defined below) of all preferred shares held by them respectively before any amount shall be paid or any assets of the Company distributed to the holders of common shares or shares of any other class ranking junior to the preferred shares. After payment to the holders of the preferred shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the assets of the Company.

Redemption Holder

A holder of preferred shares is entitled to require the Company to redeem, subject to the requirements of the OBCA, at any time or times all or any of the preferred shares held by such holder by tendering to the Company at its registered office a share certificate or certificates representing the preferred shares which the holder desires to have the Company redeem together with a request in writing specifying (i) that the holder desires to have the preferred shares represented by such certificate or certificates redeemed by the Company and, if part only of the shares represented by such certificate or certificates is to be redeemed, the number thereof so to be redeemed and (ii) the business day (the "Redemption Date") on which the holder desires to have the Company redeem such preferred shares. The Redemption Date shall be not less than 30 days after the day on which the request in writing is given to the Company. Upon receipt of a share certificate or certificates representing the preferred shares which the holder desires to have the Company redeem together with such a request the Company shall on the Redemption Date redeem such preferred shares by paying to such holder an amount for each such preferred share being redeemed equal to the Redemption Amount. Such payment shall be made by cheque payable at par at any branch of the Company's bankers for the time being in Canada. If a part only of the shares represented by any certificate by redeemed a new certificate for the balance shall be issued at the expense of the Company. The said preferred shares shall be redeemed on the Redemption Date and from and after the Redemption Date the holder of such shares shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of a holder of preferred shares in respect thereof unless payment of the Redemption Amount is not made on the Redemption Date, in which event the rights of the holder of the said preferred shares shall remain unaffected.

Redemption Company

The Company may, upon giving notice to holders of preferred shares, redeem at any time the whole or from time to time any part of the then outstanding preferred shares on payment of an amount for each share to be redeemed equal to the amount paid up thereon plus all declared and unpaid dividends thereon, the whole constituting and being herein referred to as the "Redemption Amount."

Voting

The holders of the preferred shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Company and shall not be entitled to vote at any such meeting. The holders of the preferred shares shall, however, be entitled to notice of meetings of the shareholders called for the purpose of authorizing the dissolution of the Company or the sale, lease or exchange of all or substantially all the property of the Company other than in the ordinary course of business of the Company under subsection 184(3) of the OBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced.

Stock Options

As of the date of this prospectus, the Company had options outstanding to purchase approximately 1,695,000 common shares at exercise prices ranging from C$1.16 to C$4.80 and expiry dates ranging from October 24, 2028 to July 22, 2030. Of these options, 512,500 options may be exercised at C$1.16 and expire on October 24, 2028, 37,500 options may be exercised at C$4.80 and expire on April 1, 2029, 25,000 options may be exercised at C$3.34 and expire on June 25, 2029, 100,000 may be exercised at C$3.25 and expire on November 14, 2029, 50,000 may be exercised at C$2.70 and expire on November 20, 2029, 170,000 options may be exercised at C$3.95 and expire on December 17, 2029, 100,000 options may be exercised at $2.60 and expire on June 30, 2030 and 700,000 options may be exercised at $3.08 and expire on July 22, 2030.

Certain Important Provisions of the Articles and the Bylaws and the OBCA

The following is a summary of certain important provisions of the Articles and the Bylaws and certain related sections of the OBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of the Articles and the Bylaws and the OBCA.

Objects and Purposes of the Company

Our Articles do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our Articles on the business that we may carry on.

Voting on Certain Proposal, Arrangement, Contract or Compensation by Directors

Other than as disclosed below, neither our Articles nor our Bylaws restrict our directors' power to: (a) vote on a proposal, arrangement or contract in which the directors are materially interested; or (b) to vote with regard to compensation payable to themselves or any other members of their body in the absence of an independent quorum.

Our Bylaws provide that a director who: (a) is a party to; or (b) is a director or an officer of, or has a material interest in, any person who is a party to; a material contract or transaction or proposed material contract or transaction with us shall disclose the nature and extent of such director's interest at the time and in the manner provided by the OBCA. Any such contract or transaction or proposed material contract or transaction shall be referred to our board of directors or shareholders for approval in accordance with the OBCA even if such contract or proposed material contract or transaction is one that in the ordinary course of our business would not require approval by our board of directors or shareholders, and a director interested in a contract or transaction so referred to our board of directors shall not attend any part of a meeting of our board of directors during which the contract or transaction is discussed and shall not vote on any resolution to approve such contract or transaction except as provided by the OBCA.

Subject to our Articles and any unanimous shareholder agreement, our directors shall be paid such remuneration for their services as our board of directors may from time to time determine. Our directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of our board of directors or any committee thereof. Nothing in our Bylaws shall preclude any director from serving the Company in any other capacity and receiving remuneration therefor in that capacity.

The OBCA provides that a director who: (a) is a party to a material contract or transaction or proposed material contract or transaction with the Company; or (b) is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the Company, shall not attend any part of a meeting of directors during which the contract or transaction is discussed and shall not vote on any resolution to approve the contract or transaction unless the contract or transaction is one: (i) relating primarily to such director's remuneration as a director of the Company or one of our affiliates; (ii) for indemnity or insurance for the benefit of such director in his or her capacity as a director; or (iii) with one of our affiliates.

Where a material contract is made or a material transaction is entered into between us and a director of the Company, or between us and another person of which a director of the Company is a director or officer or in which he or she has a material interest: (a) the director is not accountable to us or our shareholders for any profit or gain realized from the contract or transaction; and (b) the contract or transaction is neither void nor voidable, by reason only of that relationship or by reason only that the director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction, if the director disclosed his or her interest in accordance with the OBCA and the contract or transaction was reasonable and fair to us at the time it was approved.

Borrowing Powers of Directors

Our Bylaws provide that, if authorized by our directors, we may, subject to our Articles: (i) borrow money upon our credit; (ii) issue, reissue, sell, pledge or hypothecate bonds, debentures, notes or other evidences of indebtedness of the Company, whether secured or unsecured; (iii) give a guarantee on behalf of the Company to secure performance of any present or future indebtedness, liability or obligation of any person; and (iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the Company including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or obligation of the Company.

Amendment to the borrowing powers described above requires an amendment to the Articles and the Bylaws. Our Bylaws do not contain any provisions in connection with amending the Bylaws. The OBCA provides that our board of directors may by resolution, make, amend or repeal any Bylaws that regulate our business or affairs and that our board of directors shall submit such Bylaws, amendment or repeal to our shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the Bylaw, amendment or repeal.

Qualifications of Directors

Under our Bylaws and the OBCA, the following persons are disqualified from being a director of the Company: (i) a person who is less than 18 years of age; (ii) a person who has been found under the Substitute Decisions Act, 1992 or under the Mental Health Act to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere; (iii) a person who is not an individual; and (iv) a person who has the status of a bankrupt. Subject to our Articles, a director is not required to be a shareholder of the Company. At least 25% of our directors must be resident Canadian and if we have less than four directors, at least one director must be a resident Canadian.

Procedures to Change the Rights of Shareholders

The rights, privileges, restrictions and conditions attaching to our shares are contained in our Articles and such rights, privileges, restrictions and conditions may be changed by amending our Articles. In order to amend our Articles, the OBCA requires a resolution to be passed by a majority of not less than two-thirds of the votes cast by the shareholders entitled to vote thereon. In addition, if we resolve to make particular types of amendments to our Articles, a holder of our shares may dissent with regard to such resolution and, if such shareholder so elects, we would have to pay such shareholder the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted. The types of amendments that would be subject to dissent rights include without limitation: (i) to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of our shares; (ii) to add, remove or change any restriction upon the business that we may carry on or upon the powers that we may exercise; (iii) to amalgamate with another corporation in accordance with the OBCA; (iv) to continue under the laws of another jurisdiction in accordance with the OBCA; and (v) to sell, lease or exchange all or substantially all of our property other than in the ordinary course of our business in accordance with the OBCA.

Meetings

Each director holds office until our next annual meeting or until his office is earlier vacated in accordance with our Articles, Bylaws or with the provisions of the OBCA. A director appointed or elected to fill a vacancy on our board also holds office until our next annual meeting.

Annual meetings of our shareholders must be held at such time in each year not more than 15 months after the last annual meeting, as our board of directors may determine. Notice of the time and place of a meeting of shareholders must be sent not less than twenty-one days and not more than fifty days, before the meeting.

Meetings of our shareholders shall be held at our registered office or, if our board of directors shall so determine, at some other place in Ontario or, at some place outside Ontario if all the shareholders entitled to vote at the meeting so agree.

Our Board, the Chair of our Board or our CEO shall have the power to call a special meeting of our shareholders at any time.

The OBCA provides that our shareholders may requisition a special meeting in accordance with the OBCA. The OBCA provides that the holders of not less than five percent of our issued shares that carry the right to vote at a meeting sought to be held may requisition our directors to call a special meeting of shareholders for the purposes stated in the requisition.

Pursuant to our Bylaws, the quorum for the transaction of business at any meeting of our shareholders will not be less than 33 1/3 of the outstanding common shares.

Limitations on Ownership of Securities

Except as provided in the Investment Canada Act (Canada), there are no limitations specific to the rights of non-Canadians to hold or vote our shares under the laws of Canada or Ontario, or in our charter documents.

Change in Control

There are no provisions in our Articles or Bylaws that would have the effect of delaying, deferring or preventing a change in control of the Company, and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company or our subsidiaries.

Ownership Threshold

Neither the Articles nor the Bylaws contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. In addition, securities legislation in Canada requires that we disclose in our proxy information circular for our annual meeting and certain other disclosure documents filed by us under such legislation, holders who beneficially own more than 10% of our issued and outstanding shares.

U.S. federal securities laws require us to disclose, in our annual reports on Form 10-K, holders who own 5% or more of our issued and outstanding voting shares.

Transfer Agent and Registrar

Our registrar and transfer agent for the common shares is Odyssey Trust Company, 702 - 67 Yonge Street, Toronto, Ontario, M5E 1J8, Canada, telephone: 1-888-290-1175.

Public Warrants

As of September 22, 2025, we had 985,595 Public Warrants outstanding. Each Public Warrant is exercisable for one common share at an exercise price of $4.64 per share. The Public Warrants were issued on November 15, 2024 in connection with our initial public offering and are exercisable at any time for a period of five years following the date of issuance, expiring at 5:00 pm ET on November 15, 2029.

The number of Public Warrants outstanding, and the exercise price of those securities, will be adjusted proportionately in the event of a consolidation or share split of our common shares, a recapitalization or reclassification of our common shares, payment of dividends or distributions in common shares to our common share holders, or similar transactions. In the event that the Company effects a rights offering to its common share holders or a pro rata distribution of its assets among its common share holders, then the holders of the Public Warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company's outstanding common shares assuming they owned the number of common shares issuable upon the exercise of their Public Warrants. In the event of a "Fundamental Transaction" by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company's assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the common shares, then the Public Warrant holders will have the right to receive, for each common share issuable upon the exercise of a Public Warrant, at the option of the holder, the number of common shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction, that would have been issued or conveyed to the Public Warrant holder had the holder exercised the Public Warrant immediately preceding the closing of the Fundamental Transaction.

The Company will promptly notify the Public Warrant holders in writing of any adjustment to the exercise price or to the number of the outstanding Public Warrants, declaration of a dividend or other distribution, a special non recurring cash dividend on or a redemption of the common shares, the authorization of a rights offering, the approval of the share holders required for any proposed reclassification of the common shares, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the underlying shares to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the full text of the Public Warrant.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Public Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price of the Public Warrants or round the number of shares to be received by the holder up to the next whole number.

The Public Warrants are issued in registered form under a Warrant Agency Agreement between Odyssey Transfer and Trust Company ("Warrant Agent") and the Company. The Public Warrants were initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC), and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The Public Warrants contain a contractual provision stating that all questions concerning the construction, validity, enforcement and interpretation of the Public Warrants are governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law.

This summary of the Public Warrants is not complete, and is qualified in its entirety by, the full text of the Public Warrant and Warrant Agency Agreement, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part and are incorporated in this prospectus by reference.

Regulation A Warrants

As of September 22, 2025, we had 16,200 Regulation A Warrants outstanding. Each Regulation A Warrant is exercisable for one common share at an exercise price of $2.80 per share. The Regulation A Warrants were issued on March 10, 2025 in connection with our Regulation A offering and are exercisable at any time up for a period of five years following the date of issuance, expiring on or prior to 5:00 pm ET on March 10, 2030.

The number of Regulation A Warrants outstanding, and the exercise price of those securities, will be adjusted proportionately in the event of a consolidation or share split of our common shares, a recapitalization or reclassification of our common shares, payment of dividends or distributions in common shares to our common share holders, or similar transactions. In the event that the Company effects a rights offering to its common share holders or a pro rata distribution of its assets among its common share holders, then the holders of the Regulation A Warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company's outstanding common shares assuming they owned the number of common shares issuable upon the exercise of their Regulation A Warrants. In the event of a "Fundamental Transaction" by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company's assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the common shares, then the Regulation A Warrant holders will have the right to receive, for each common share issuable upon the exercise of a Regulation A Warrants, at the option of the holder, the number of common shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction, that would have been issued or conveyed to the Regulation A Warrant holder had the Regulation A Warrant holder exercised the Regulation A Warrant immediately preceding the closing of the Fundamental Transaction.

The Company will promptly notify the Regulation A Warrant holders in writing of any adjustment to the exercise price or to the number of the outstanding Regulation A Warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or a redemption of the common shares, the authorization of a rights offering, the approval of the share holders required for any proposed reclassification of the common shares, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

If at the time of exercise there is no qualified offering statement or effective registration statement, or the offering circular or prospectus, as applicable, contained therein is not available for the issuance of the underlying shares to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the full text of the Regulation A Warrant.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Regulation A Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price of the Regulation A Warrants or round the number of shares to be received by the holder up to the next whole number.

The Regulation A Warrants contain a contractual provision stating that all questions concerning the construction, validity, enforcement and interpretation of the Regulation A Warrants are governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law.

This summary of the Regulation A Warrants is not complete, and is qualified in its entirety by, the full text of the Regulation A Warrants and Warrant Agency Agreement in respect of the Regulation A Warrants, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part and are incorporated in this prospectus by reference.

June 2030 Warrants

As of September 22, 2025, we had 2,260,000 June 2030 Warrants outstanding. Each warrant is exercisable for one common share at an exercise price of $3.10. The June 2030 Warrants were issued on June 2, 2025 in connection with our May 2025 Unit Offering and are exercisable at any time for a period of five years following the date of issuance, expiring on or prior to 5:00 pm ET on June 3, 2030.

The number of June 2030 Warrants outstanding, and the exercise price of those securities, will be adjusted proportionately in the event of a consolidation or share split of our common shares, a recapitalization or reclassification of our common shares, payment of dividends or distributions in common shares to our common share holders, or similar transactions. In the event that the Company effects a rights offering to its common share holders or a pro rata distribution of its assets among its common share holders, then the holders of the June 2030 Warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company's outstanding common shares assuming they owned the number of common shares issuable upon the exercise of their June 2030 Warrants. In the event of a "Fundamental Transaction" by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company's assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the common shares, then the June 2030 Warrant holders will have the right to receive, for each common share issuable upon the exercise of a June 2030 Warrants, at the option of the holder, the number of common shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction, that would have been issued or conveyed to the June 2030 Warrant holder had the holder exercised the June 2030 Warrant immediately preceding the closing of the Fundamental Transaction.

The Company will promptly notify the June 2030 Warrant holders in writing of any adjustment to the exercise price or to the number of the outstanding warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or a redemption of the common shares, the authorization of a rights offering, the approval of the shareholders required for any proposed reclassification of the common shares, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

If at the time of exercise there is no effective registration statement or prospectus, as applicable, contained therein is not available for the issuance of the underlying shares to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the June 2030 Warrant holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the full text of the form of warrant.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the June 2030 Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price of the June 2030 Warrants or round the number of shares to be received by the holder up to the next whole number.

The June 2030 Warrants contain a contractual provision stating that all questions concerning the construction, validity, enforcement and interpretation of the warrants are governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law.

This summary of the June 2030 Warrants is not complete, and is qualified in its entirety by, the full text of the form of May 2025 Unit Offering Warrant and the Warrant Agency Agreement in respect of the May 2025 Unit Offering Warrants, copies of which have been filed with the SEC as exhibits to this prospectus and incorporated in this prospectus by reference.

Private Warrants

As of September 22, 2025, we had 2,680,000 Private Warrants outstanding in two series, each containing 1,340,000 Private Warrants. Each Private Warrant is exercisable for one common share at an exercise price of $3.75 per share. The Private Warrants were issued on July 14, 2025 in connection with the Warrant Inducement Agreement and are exercisable at any time up for a period of five years following the date of issuance, expiring on or prior to 5:00 pm ET on July 15, 2030. In addition, one of the series of Private Warrants contains a right for the Company to force the Holder to exercise such New Warrants, subject to certain conditions described in the New Warrants, in the event that the average VWAP (as defined in the Private Warrants) of the Common Shares during any ten (10) Trading Day (as defined in the Private Warrants) period shall equal or exceed $10.00.

The number of Private Warrants outstanding, and the exercise price of those securities, will be adjusted proportionately in the event of a consolidation or share split of our common shares, a recapitalization or reclassification of our common shares, payment of dividends or distributions in common shares to our common share holders, or similar transactions. In the event that the Company effects a rights offering to its common share holders or a pro rata distribution of its assets among its common share holders, then the holders of the Private Warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company's outstanding common shares assuming they owned the number of common shares issuable upon the exercise of their Private Warrants. In the event of a "Fundamental Transaction" by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company's assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the common shares, then the Private Warrant holders will have the right to receive, for each common share issuable upon the exercise of an Private Warrant, at the option of the holder, the number of common shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction, that would have been issued or conveyed to the Private Warrant holder had the Private Warrant holder exercised the Private Warrant immediately preceding the closing of the Fundamental Transaction.

The Company will promptly notify the Private Warrant holders in writing of any adjustment to the exercise price or to the number of the outstanding Private Warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or a redemption of the common shares, the authorization of a rights offering, the approval of the share holders required for any proposed reclassification of the common shares, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

If at the time of exercise there is no effective registration statement for the sale of the common shares underlying the Private Warrants, or the offering circular or prospectus, as applicable, contained therein is not available for the issuance of the underlying shares to the holder,  then, and only when held directly or beneficially owned by Armistice, the Private Warrants may also be exercised, in whole or in part, at such time by means of a "cashless exercise" in accordance with the formula set forth in the full text of the Private Warrant.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Private Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price of the Private Warrants or round the number of shares to be received by the holder up to the next whole number.

The Private Warrants contain a contractual provision stating that all questions concerning the construction, validity, enforcement and interpretation of the Private Warrants are governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law.

This summary of the Private Warrants is not complete, and is qualified in its entirety by, the full text of the Private Warrants and Warrant Agency Agreement in respect of the Private Warrants, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part and are incorporated in this prospectus by reference.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our common shares. This discussion applies to holders that purchase common shares pursuant to this offering and hold such common shares as capital assets within the meaning of Section 1221 of the Code (generally, assets held for investment purposes). This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law such as certain financial institutions, thrifts, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, governmental organizations, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, holders who hold common shares as part of a "straddle", "hedge", "conversion transaction", "synthetic security" or integrated investment, holders whose "functional currency" (as defined in the Code) is not the U.S. dollar, corporations that accumulate earnings to avoid U.S. federal income tax, persons who acquired our shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, partnerships and other pass-through entities (or arrangements treated as a partnership for U.S. federal income tax purposes), and investors in such pass-through entities. In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our common shares through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our common shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships are urged to consult their tax advisors regarding the tax consequences of the ownership and disposition of our common shares. This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences or the requirements of Section 451 of the Code with respect to conforming the timing of income accruals to financial statements. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

As used in this discussion, the term "U.S. Holder" means a beneficial owner of common shares that is, (1) an individual who is a citizen or resident alien of the United States for U.S. federal income tax purposes, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes, and the term "Non-U.S. Holder" means a beneficial owner of our common shares that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of common shares and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Persons considering an investment in common shares are urged to consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of common shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Treatment as a Domestic Corporation for U.S. Federal Income Tax Purposes

Even though we are organized as a corporation existing under the laws of Ontario, as a result of the Business Combination, we believe we are treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. As such, we will generally be subject to U.S. federal income tax as if we were organized under the laws of the United States or a state thereof. The remaining discussion contained in this "Certain Material U.S. Federal Income Tax Considerations" assumes that we will be treated as a domestic corporation for all U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions on Common Shares

If we pay distributions or make constructive distributions (other than certain distributions of our shares or rights to acquire our stock) to U.S. Holders, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder's adjusted tax basis in our common shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the common shares and will be treated as described under "Dispositions of Common Shares" below.

Dividends we pay to a U.S. Holder that is taxable as a corporation will generally qualify for the dividends received deduction if the required holding period is satisfied. Dividends we pay to a non-corporate U.S. Holder will generally constitute "qualified dividends" which are subject to tax at preferential long-term capital gains rates provided certain holding period and other requirements are met. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

If a U.S. Holder is subject to Canadian withholding tax on dividends paid on common shares to the U.S. Holder, the dividends will be considered U.S. source income, which could limit the ability of a U.S. Holder to claim a foreign tax credit for the Canadian withholding taxes imposed in respect of such a dividend. See "-Foreign Tax Credit Limitations" below.

Dispositions of Common Shares

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder's holding period for the common shares so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder's adjusted tax basis in its common shares so disposed of. A U.S. Holder's adjusted tax basis in its common shares will generally equal the U.S. Holder's acquisition cost for such common shares, less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder's holding period for the common shares so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

To the extent a U.S. Holder pays any Canadian tax on a sale, exchange or disposition of our common shares, a U.S. foreign tax credit may not be available. See "Foreign Tax Credit Limitations" below.

Receipt of Foreign Currency

The gross amount of any payment in a currency other than U.S. dollars will be included by each U.S. Holder in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such U.S. Holder actually or constructively receives the payment in accordance with its regular method of accounting for U.S. federal income tax purposes regardless of whether the payment is in fact converted into U.S. dollars at that time. If the non-U.S. currency is converted into U.S. dollars on the date of the payment, the U.S. Holder should not be required to recognize any foreign currency gain or loss with respect to the receipt of non-U.S. currency. If, instead, the foreign currency is converted at a later date, any currency gains or losses resulting from the conversion of the foreign currency will be treated as U.S. source ordinary income or loss for U.S. foreign tax credit purposes. U.S. Holders are urged to consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit Limitations

Because the Company is subject to tax both as a U.S. domestic corporation and as a Canadian corporation, a U.S. Holder may pay, through withholding, Canadian tax, as well as U.S. federal income tax, with respect to dividends paid on its common shares. For U.S. federal income tax purposes, a U.S. Holder may elect for any taxable year to receive either a credit or a deduction for foreign income taxes paid by the holder during the year. Complex limitations apply to the foreign tax credit, including a general limitation that the credit cannot exceed the proportionate share of a taxpayer's U.S. federal income tax that the taxpayer's foreign source taxable income bears to the taxpayer's worldwide taxable income. In applying this limitation, items of income and deduction must be classified, under complex rules, as either foreign source or U.S. source.

The status of the Company as a U.S. domestic corporation for U.S. federal income tax purposes will cause dividends paid by the Company to be treated as U.S. source rather than foreign source income for this purpose. As a result, a foreign tax credit may be unavailable for any Canadian tax paid on dividends received from the Company. Similarly, to the extent a sale or disposition of common shares by a U.S. Holder results in Canadian tax payable by the U.S. Holder (for example, because the common shares constitute taxable Canadian property within the meaning of the Income Tax Act (Canada) and the regulations thereunder (the "Tax Act")), a U.S. foreign tax credit may be unavailable to the U.S. Holder for such Canadian tax. In each case, however, the U.S. Holder may be able to take a deduction for the U.S. Holder's Canadian tax paid, provided that the U.S. Holder has not elected to credit other foreign taxes during the same taxable year. The foreign tax credit rules are complex, and each U.S. Holder is urged to consult its own tax advisor regarding these rules.

Additional Tax on Net Investment Income

U.S. Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on the lesser of (1) the U.S. Holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder's "net investment income" generally includes, among other things, dividends and net gains from disposition of property (other than property held in the ordinary course of the conduct of a trade or business).

Accordingly, dividends on and capital gain from the sale, exchange or other taxable disposition of common shares may be subject to this additional tax. U.S. Holders are urged to consult their own tax advisors regarding the additional tax on passive income.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our common shares, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder does not establish, in the manner provided by law, an exemption from backup withholding, or fails to provide a correct taxpayer identification number or make any other required certifications.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. U.S. Holders are urged to consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Distributions on Common Shares

Distributions of cash or property that we pay in respect of our common shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions below under "U.S. Trade or Business Income," "Information Reporting and Backup Withholding" and "FATCA," Non-U.S. Holders generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common shares. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder's tax basis in our common shares, and thereafter will be treated as capital gain and will be treated as described below under "Dispositions of Common Shares." However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds its common shares elects) otherwise, we (or the intermediary) must generally withhold at the applicable rate on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion, if any, of the distribution that exceeded our current and accumulated earnings and profits.

In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, Non-U.S. Holders will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) certifying the Non-U.S. Holder's entitlement to benefits under such treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, it may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their possible entitlement to benefits under an applicable income tax treaty.

Dispositions of Common Shares

Subject to the discussions below under "U.S. Trade or Business Income," "Information Reporting and Backup Withholding" and "FATCA," Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our common shares unless:

  the gain is U.S. trade or business income (as defined below), in which case, such gain will be taxed as described in "U.S. Trade or Business Income" below;

  the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources, provided the Non-U.S. Holder has timely filed its U.S. federal income tax return with respect to such losses; or

  we are or have been a "United States real property holding corporation" (a "USRPHC") under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and the Non-U.S. Holder's holding period for such common shares, in which case, subject to the exception set forth in the last sentence of the next paragraph, such gain will be subject to U.S. federal income tax as described in "U.S. Trade or Business Income" below.

In general, a corporation is a USRPHC if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes. In the event that we are determined to be a USRPHC, gain arising from the sale, exchange or other taxable disposition of common shares by a Non-U.S. Holder will, nonetheless, not be subject to tax as U.S. trade or business income if our common shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market unless the Non-U.S. Holder's holdings (direct and indirect, taking into account certain constructive ownership rules) exceed certain thresholds.

U.S. Trade or Business Income

For purposes of this discussion, dividends paid in respect of common shares and gain on the sale, exchange or other taxable disposition of common shares will be considered to be "U.S. trade or business income" if (A)(i) such dividends or gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States and (ii) the Non-U.S. Holder is eligible for the benefits of an applicable income tax treaty and such treaty requires that such dividends or gain is attributable to a permanent establishment (or, if the Non-U.S. Holder is an individual, a fixed base) that the Non-U.S. Holder maintains in the United States or (B) with respect to gain, we are or have been a USRPHC at any time during the shorter of the five-year period ending on the date of the disposition of our common shares and the Non-U.S. Holder's holding period for our common shares (subject to the exception set forth above in the last sentence of the second paragraph of "Dispositions of Common Shares"). Generally, a Non-U.S. Holder's U.S. trade or business income is not subject to U.S. federal withholding tax (provided that the Non-U.S. Holder complies with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, the Non-U.S. Holder is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (generally in the same manner as a United States person) on the Non-U.S. Holder's U.S. trade or business income. Any U.S. trade or business income received by a corporate Non-U.S. Holder may also be subject to a "branch profits tax" at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must annually report to the IRS and to each Non-U.S. Holder any dividends paid in respect of our common shares that is subject to U.S. federal withholding tax or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to a Non-U.S. Holder will generally be exempt from backup withholding if the Non-U.S. Holder certifies its non-U.S. status by providing a properly executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or, in each case, a successor form) or otherwise establish an exemption, and the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person or that the conditions of such other exemption are not, in fact, satisfied.

The payment of the proceeds from a Non-U.S. Holder's sale, exchange or other taxable disposition of our common shares to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and, depending on the circumstances, backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury by providing the certification described above to the broker or otherwise establish an exemption, and the broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from a Non-U.S. Holder's sale, exchange or other taxable disposition of our common shares to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related financial intermediary"). In the case of the payment of proceeds from a Non-U.S. Holder's sale, exchange or other taxable disposition of our common shares to or through a non-U.S. office of a broker that is either a United States person or a U.S. related financial intermediary, information reporting and, depending on the circumstances, backup withholding will apply on the payment unless the broker has documentary evidence, such as the certifications described above, in its files certifying that the Non-U.S. Holder is not a United States person and the broker has no knowledge to the contrary. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of information reporting and backup withholding in light of their particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to Sections 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act ("FATCA"), "foreign financial institutions" and "non-financial foreign entities" (each as defined in the Code) that do not otherwise qualify for an exemption must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on certain types of U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party).

More specifically, a foreign financial institution or non-financial foreign entity that does not comply with the FATCA reporting requirements or otherwise qualify for an exemption will generally be subject to a 30% withholding tax with respect to any "withholdable payments." For this purpose, withholdable payments generally include dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the disposition of, our common shares paid to a foreign financial institution or non-financial foreign entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Withholding under FATCA currently applies to dividends paid in respect of our common shares. Proposed Treasury Regulations, the preamble to which state that they can be relied upon until final Treasury Regulations are issued, exempt from FATCA withholding gross proceeds from the dispositions of stock. To prevent withholding on dividends, Non-U.S. Holders may be required to provide the Company (or its withholding agents) with applicable tax forms or other information. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of FATCA to them based on their particular circumstances.

SELLING SHAREHOLDERS

On August 29, 2025, we consummated the Antev Transaction.

Other than as contractually restricted, the Selling Shareholders may offer and sell, from time to time, any or all of the common shares being offered for resale by this prospectus. See "Shares Eligible for Future Sale - Contractual Lock-Up Restrictions".

The term "Selling Shareholders" includes the shareholders listed in the table below and their permitted transferees.

The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our common shares of each Selling Shareholder, the number of common shares that may be sold by each Selling Shareholder under this prospectus and that each Selling Shareholder will beneficially own after this offering. We have based percentage ownership on 20,468,104 common shares outstanding as of September 22, 2025.

Because each Selling Shareholder may dispose of all, none or some portion of their common shares, no estimate can be given as to the number of common shares that will be beneficially owned by a Selling Shareholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the common shares covered by this prospectus will be beneficially owned by the Selling Shareholder and further assumed that the Selling Shareholders will not acquire beneficial ownership of any additional common shares during the offering. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our common shares in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the business address of each Selling Shareholder is 300 Conshohocken State Road, Suite 200, Conshohocken, Pennsylvania, United States 19428.

	Number of Common Shares Beneficially Owned		Maximum Number of Common Shares Being Offered	Common Shares Beneficially Owned After the Offered Common Shares Are Sold
Name of Selling Shareholder	Number	Percent		Number(1)	Percent
Michael Eising	160,130	*	160,130	-	-
Chalemenza II ApS(2)	132,244	*	132,244	-	-
Amit Kohli	122,465	*	122,465	-	-
Ajmal Rahman	119,331	*	119,331	-	-
Bar None Investments Ltd(3)	112,504	*	112,504	-	-
Matos Invest ApS(4)	79,618	*	79,618	-	-
Alistrathen ApS(5)	48,834	*	48,834	-	-
Faerch & Doetre ApS(6)	38,215	*	38,215	-	-
Patrick Mahaffy	35,435	*	35,435	-	-
Carlo Siebert	26,097	*	26,097	-	-
Zona Godsafe	24,312	*	24,312	-	-
Mats Invest AB(7)	21,510	*	21,510	-	-
Klanatras A/S(8)	20,521	*	20,521	-	-
Knud B. Johansen Holding A/S	18,686	*	18,686	-	-

	Number of Common Shares Beneficially Owned		Maximum Number of Common Shares Being Offered	Common Shares Beneficially Owned After the Offered Common Shares Are Sold
Name of Selling Shareholder	Number	Percent		Number(1)	Percent
TLA Holding 2018 ApS	18,686	*	18,603	-	-
Jannik Vestergaard	18,603	*	18,603	-	-
Ian Davison	18,397	*	18,397	-	-
Laurence Slattery	18,397	*	18,397	-	-
James McNaught-Davis	18,351	*	18,351	-	-
LMST Holding ApS(9)	18,212	*	18,212	-	-
Steven Clark van Os	16,439	*	16,439	-	-
Ole Schneider Holding	14,990	*	14,990	-	-
Jan Norgaard Lauridsen	14,989	*	14,989	-	-
JH Investment GmbH(10)	14,375	*	14,375	-	-
Sten Christensen	14,323	*	14,323	-	-
Andreas B. Christensen	14,068	*	14,068	-	-
Caroline Elisabeth Ada Fleming	12,510	*	12,510	-	-
Olav Hellebo	11,848	*	11,848	-	-
Bulbus Invest ApS(11)	10,784	*	10,784	-	-
Tom K Holding A/S	10,616	*	10,616	-	-
Kester Ng	10,581	*	10,581	-	-
Shazad Ghaffar	10,430	*	10,430	-	-
Lynenskjold Holding APS	10,251	*	10,251	-	-
Catomima Invest ApS(12)	9,812	*	9,812	-	-
Bjarne Stæhr	9,192	*	9,192	-	-
Jan Mikkelsen Holding ApS	8,111	*	8,111	-	-
Alexandra Pearce	7,359	*	7,359	-	-
Stephen CuUnjieng	7,359	*	7,359	-	-
Timothy Clayton	6,017	*	6,017	-	-
Henrik Maartensson	5,793	*	5,793	-	-
Remy Poland	5,519	*	5,519	-	-
Steffen Stæhr	5,454	*	5,454	-	-
A&C Investments Midlands Limited(13)	4,905	*	4,905	-	-
Per Lund Sorensen	4,415	*	4,415	-	-
Syeda Matanat Ghaffar	4,373	*	4,373	-	-
Melbye Invest AB(14)	4,102	*	4,102	-	-
Kastbjerg Holding ApS	4,101	*	4,101	-	-
Alex Birksted	4,029	*	4,029	-	-
Tove Grøn	4,029	*	4,029	-	-
Tomas Ware	3,865	*	3,865	-	-
Dante Roscini	3,527	*	3,527	-	-

	Number of Common Shares Beneficially Owned		Maximum Number of Common Shares Being Offered	Common Shares Beneficially Owned After the Offered Common Shares Are Sold
Name of Selling Shareholder	Number	Percent		Number(1)	Percent
Carol MacLean	3,311	*	3,311	-	-
CEAS Energy Holding ApS(15)	3,116	*	3,116	-	-
Erik Skovlund Holding ApS	2,943	*	2,943	-	-
Neil Ted Nichols and Giuseppina Bonacci	2,943	*	2,943	-	-
Mazards Limited(16)	2,943	*	2,943	-	-
Kim Storm Michelsen	2,842	*	2,842	-	-
Kent Fritzbøger Christensen	2,828	*	2,828	-	-
Lars Ohnemus	2,729	*	2,729	-	-
Marian Pardo	2,729	*	2,729	-	-
Pankaj Patel	2,584	*	2,584	-	-
Delfina McNaught-Davis	2,312	*	2,312	-	-
Giacinta McNaught-Davis	2,312	*	2,312	-	-
Peter Cooney	2,069	*	2,069	-	-
Gareth Crooker	2,056	*	2,056	-	-
Arjun Bhundia	1,839	*	1,839	-	-
One-on-One APS(17)	1,744	*	1,744	-	-
Michael Byrne	1,525	*	1,525	-	-
Jesper Kirk	1,504	*	1,504	-	-
Jesper Bang	1,471	*	1,471	-	-
Jesper Bang ApS	1,471	*	1,471	-	-
Jesper Hojer	1,471	*	1,471	-	-
Cara Ward	1,202	*	1,202	-	-
Justin Thomas Chaston	1,201	*	1,201	-	-
Matthew Christopher John Chaston	1,201	*	1,201	-	-
Antonios Papadopoulos	735	*	735	-	-
Terje Laugerud	735	*	735	-	-
Roger Poland	551	*	551	-	-
Lisbeth Hein	537	*	537	-	-
CMC Holdings ApS(18)	451	*	451	-	-
4030 Holding ApS(19)	395	*	395	-	-
Aneka Osborne	367	*	367	-	-
Marni J Atherton	367	*	367	-	-
Nikita Lawes	367	*	367	-	-
Sarra Gimalova	367	*	367	-	-
Thomas Andersen	367	*	367	-	-
Lars Lyngaa Hansen	294	*	294	-	-
Michael Storm Frandsen	225	*	225	-	-
George Sallitt	183	*	183	-	-
Michael Lynenskjold	183	*	183	-	-
TOTAL	1,397,184	6.8%	1,397,184	-	-

________________

* Less than one percent.

(1) Assumes the sale of all common shares being offered pursuant to this prospectus.

(2) The business address of Chalemenza II ApS is Helsingevej 50A, Blistrup, Graested 3230, Denmark.

(3) The business address of Bar None Investments Ltd is c/o Open Skies Management Services Ltd, 2nd Floor Ebene House, 33 Cybercity MU, Ebene 72201, Mauritius

(4) The business address of Matos Invest ApS is Spurvevaenget 48, Skibby 4050, Denmark.

(5) The business address of Alistrathen ApS is Helsingevej 50A, Blistrup, Graested 3230, Denmark.

(6) The business address of Faerch & Doetre ApS is Noerrebrogade 58 3TV, Copenhagen N 2200, Denmark.

(7) The business address of Mats Invest AB is Skomakaregatan 4, Malmo S-211 34, Sweden.

(8) The business address of Klanatras A/S is Fridjof Nansens Plads 5 4th, Kobenhavn O 2100, Denmark.

(9) The business address of LMST Holding ApS is c/o Morten Tinggaard, Nyvej 18 5TV, Frederiksberg 1851, Denmark.

(10) The business address of JH Investment GmBH is Rotebuhlstrasse 121, Stuttgart 70197, Germany.

(11) The business address of Bulbus Invest ApS is Strandvej 9, Hadsund 9560, Denmark.

(12) The business address of Catomima Invest ApS is Skovvaenget 7, Koge 4600, Denmark.

(13) The business address of A&C Investments Midlands Limited is 93 Church Street, Bilston, West Midlands WV14 0BJ, United Kingdom.

(14) The business address of Melbye Invest AB is Sunnanvag 6H, Lund S-222 76, Sweden.

(15) The business address of CEAS Energy Holding ApS is NY Vestergade 17 1, Copenhagen K 1471, Denmark.

(16) The business address of Mazards Limited is 98 Lancaster Road, Newcastle under Lyme, Staffordshire ST5 1D2, United Kingdom.

(17) The business address for One-on-One APS is Zeuthens Alle 8, Hellerup 2900, Denmark.

(18) The business address for CMC Holdings ApS is c/o Cobis Ole, Maaloes Vej 3, Kobenhavn N 2200, Denmark.

(19) The business address of 4030 Holding ApS is Skaeppestien 31, Tune 4030, Denmark.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 22, 2025, 20,468,104 common shares of the Company were outstanding. Upon the effectiveness of the registration statement of which this prospectus forms a part, the 1,397,184 common shares offered for sale hereby will be freely transferable except for (i) by any Selling Shareholders who are or have been "affiliates" of the Company (as defined by Rule 144 under the Securities Act) within ninety days and (ii) as contractually restricted. Such contractual restrictions are described in further detail below.

Contractual Lock-Up Restrictions

Pursuant to the Definitive Agreement, the Selling Shareholders agreed to the below staggered lock-up restrictions:

(i) 15% of the Consideration Shares will be automatically released on the day that is 30 days after the Registration Statement of which this prospectus forms a part is declared effective by the SEC;

(ii) 15% of the Consideration Shares will be automatically released on the day that is 60 days after the Registration Statement of which this prospectus forms a part is declared effective by the SEC;

(iii) 15% of the Consideration Shares will be automatically released on the day that is 90 days after the Registration Statement of which this prospectus forms a part is declared effective by the SEC;

(iv) 15% of the Consideration Shares will be automatically released on the day that is 120 days after the Registration Statement of which this prospectus forms a part is declared effective by the SEC;

(v) 15% of the Consideration Shares will be automatically released on the day that is 150 days after the Registration Statement of which this prospectus forms a part is declared effective by the SEC;

(vi) 15% of the Consideration Shares will be automatically released on the day that is 180 days after the Registration Statement of which this prospectus forms a part is declared effective by the SEC; and

(vii) 10% of the Consideration Shares will be automatically released on the day that is 210 days after the Registration Statement of which this prospectus forms a part is declared effective by the SEC;

provided that any Consideration Shares that have not been released from the lock-up restriction in accordance with the foregoing on or before May 29, 2026, the nine-month anniversary of August 29, 2025, will be automatically released on such date.

The lock-up restrictions do not apply in connection with:

(i) transfers from a Selling Shareholder to their affiliates, family members, or any company, trust or other entity owned by or maintained for the benefit of such Selling Shareholder or any of its family members;

(ii) transfers occurring by operation of law or in connection with transactions arising as a result of the death or incapacitation of a Selling Shareholder;

(iii) pledges of the Consideration Shares as security for bona fide indebtedness of a Selling Shareholder; or

(iv) transfers made pursuant to a bona fide take-over bid or similar transaction made to all holders of the Company common shares, including without limitation, a merger, arrangement or amalgamation, involving a change of control of the Company and provided that in the event the take-over or acquisition transaction is not completed, the Consideration Shares shall remain subject to the lock-up restrictions described herein.

The foregoing description of the contractual lock-up restrictions does not purport to be complete and is qualified in its entirety by reference to the full text of the Definitive Agreement, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part and is incorporated herein by reference.

PLAN OF DISTRIBUTION

This Registration Statement relates to the sale from time to time of up to 1,397,184 common shares by the Selling Shareholders.

The Selling Shareholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares on any stock exchange, market or trading facility on which the Company's common shares are traded or in private transactions, except as contractually restricted. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See "Shares Eligible for Future Sale - Contractual Lock-Up Restrictions".

The Selling Shareholders may use any one or more of the following methods when disposing of the common shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales effected after the date this Registration Statement became effective with the SEC;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  broker-dealers may agree with the Selling Shareholder to sell a specified number of such common shares at a stipulated price per common share;

  any combination of the foregoing; or

  any manner permitted under applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this Registration Statement. The Selling Shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Registration Statement.

In connection with the sale of the common shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The Selling Shareholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the common shares offered by this Registration Statement, which common shares such broker-dealer or other financial institution may resell pursuant to this Registration Statement (as supplemented or amended to reflect such transaction).

In addition, the Selling Shareholders may elect to make a pro rata in-kind distribution of securities to their members, partners or stockholders pursuant to this Registration Statement. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution.

The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the common shares to be made directly or through agents. The Company will not receive any of the proceeds from this Offering by the Selling Shareholders.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any sale of the common shares may be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is an "underwriter" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

We know of no existing arrangements between the Selling Shareholders or any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of common shares offered by this prospectus by the Selling Shareholders, including with respect to any compensation paid or payable by the Selling Shareholders to any brokers, dealers, underwriters, or agents that participate in the distribution of such shares by the Selling Shareholders, and any other related information required to be disclosed under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the common shares covered by this prospectus by the Selling Shareholders.

We have advised the Selling Shareholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We have agreed with the Selling Shareholders to keep the Registration Statement effective until the earliest of the following events: (i) the Selling Shareholders no longer own any common shares hereby registered and (ii) the date on which all common shares hereby registered may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act.

EXPERTS AND LEGAL MATTERS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or its subsidiaries. Nor was any such person connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriters, voting trustee, director, officer or employee.

The consolidated balance sheets of the Company and its subsidiaries as of December 31, 2024, and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for the year then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is included herein which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of the Company and subsidiaries as of December 31, 2023, and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for the year then ended, have been audited by MNP LLP, independent registered public accounting firm, as stated in their report which is included herein.

The validity of the issuance of our common shares offered in this prospectus and certain other legal matters as to Canadian law will be passed upon for us by Bennett Jones LLP, Toronto, Canada. Certain legal matters governed by U.S. law will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Ontario, Canada. Service of process upon us and upon certain of our directors and officers and the experts named in this prospectus, who reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a substantial amount of our assets and certain of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

In addition, there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on the U.S. federal securities laws or "blue sky" laws of any state within the United States and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based on the civil liability provisions of the U.S. federal securities laws or any such state securities or blue sky laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form S-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely. The SEC maintains an internet site at www.sec.gov, from which you can electronically access the registration statement and its exhibits.

Medicus Pharma Ltd.
Consolidated Financial Statements
For the years ended December 31, 2024 and 2023
(expressed in United States dollars, except number of shares)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Medicus Pharma Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Medicus Pharma Ltd. and Subsidiaries (the "Company") as of December 31, 2024, and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company experienced negative cash flows from operating activities and has incurred operating losses that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company's auditor since 2024.

EISNERAMPER LLP
Philadelphia, Pennsylvania

March 28, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Medicus Pharma Ltd. (formerly 'Interactive Capital Partners Corp.)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Medicus Pharma Ltd. (formerly Interactive Capital Partners Corp.) (the "Company") as of December 31, 2023 and the related consolidated statements of loss and comprehensive loss, changes in shareholders' equity (deficiency), and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the "consolidated financial statements").

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2023, and the results of its consolidated operations and its consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

We have served as the Company's auditor since 2014.

Mississauga, Canada

March 28, 2025

Medicus Pharma Ltd.
Consolidated Financial Statements

For the years ended December 31, 2024 and 2023
(expressed in United States dollars, except number of shares)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$4,164,323	$1,719,338
Prepaid expenses	1,213,984	173,719
Total current assets	5,378,307	1,893,057
Operating lease right-of-use assets	268,571	-
Total assets	5,646,878	1,893,057
Liabilities and Shareholder's equity
Current liabilities:
Accounts payable	1,284,612	210,842
Accrued expenses and other current liabilities	762,835	404,817
Related party payable	142,459	165,950
Operating lease liability, current	116,323	-
Total current liabilities	2,306,229	781,609
Operating lease liability, non-current	205,945	-
Total liabilities	2,512,174	781,609
Commitments and contingencies (Note 12)
Shareholders' equity
Common shares, no par value; 11,816,721 and 8,076,673 shares authorized, issued and outstanding at December 31, 2024 and 2023, respectively	30,518,195	18,761,250
Additional paid-in capital	1,520,412	98,585
Accumulated deficit	(28,903,903)	(17,748,387)
Total shareholders' equity	3,134,704	1,111,448
Total liabilities and shareholders' equity	5,646,878	1,893,057

The accompanying notes are an integral part of these consolidated financial statements.

	Years Ended December 31,
	2024	2023
Operating expenses:
General and administrative	$7,653,116	$4,536,367
Research and development	3,527,786	193,578
Total operating expenses	11,180,902	4,729,945
Loss from operations	(11,180,902)	(4,729,945)
Other (income) expense
Finance (income) expense, net	(25,386)	584,820
Total other (income) expense	(25,386)	584,820
Net loss and comprehensive loss for the year	(11,155,516)	(5,314,765)
Net loss per share attributable to common shareholders - basic and diluted	(1.16)	(1.53)
Weighted average number of common shares outstanding - basic and diluted	9,619,184	3,479,494

The accompanying notes are an integral part of these consolidated financial statements.

	Common shares		Additional paid-in capital	Accumulated deficit	Total
	#	$	$	$	$
Balance as of December 31, 2022	1,884,900	194,538	-	(12,383,622)	(12,189,084)
Issuance of common shares upon acquisition of Interactive Capital Partners Ltd.	287,471	-	-	(50,000)	(50,000)
Issuance of common shares upon conversion of preferred shares	3,952,366	10,506,903	-	-	10,506,903
Issuance of common shares upon conversion of promissory notes	647,224	2,799,859	-	-	2,799,859
Issuance of common shares upon conversion of note payable	27,286	150,000	-	-	150,000
Issuance of common shares in connection with financing	1,277,426	5,109,950	-	-	5,109,950
Stock-based compensation	-	-	98,585	-	98,585
Net loss and comprehensive loss for the year	-	-	-	(5,314,765)	(5,314,765)
Balance as of December 31, 2023	8,076,673	18,761,250	98,585	(17,748,387)	1,111,448
Issuance of common shares upon conversion of debt	1,308,798	5,210,962	-	-	5,210,962
Issuance of common shares in connection with a private placement, net of issuance costs of $375,000	1,461,250	5,470,000	-	-	5,470,000
Issuance of common shares and warrants in connection with initial public offering, net of issuance costs of $2,218,014	970,000	1,075,983	708,708	-	1,784,691
Stock-based compensation	-	-	713,119	-	713,119
Net loss and comprehensive loss for the year	-	-	-	(11,155,516)	(11,155,516)
Balance as of December 31, 2024	11,816,721	30,518,195	1,520,412	(28,903,903)	3,134,704

The accompanying notes are an integral part of these consolidated financial statements.

	Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss for the year	$(11,155,516)	$(5,314,765)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	713,119	98,585
Non-cash interest expense	74,005	584,820
Change in operating lease right-of-use assets	88,234	-
Changes in operating assets and liabilities:
Prepaid expenses	(1,040,265)	(158,719)
Accounts payable	808,745	79,088
Accrued expenses and other current liabilities	358,018	386,777
Operating lease liability	(70,080)	-
Related party payable	(23,491)	165,950
Net cash used in operating activities	(10,247,231)	(4,158,264)
Cash flows from financing activities:
Proceeds from issuance of convertible promissory notes	5,172,500	500,000
Proceeds from initial public offering, net of offering expenses	2,049,716	-
Proceeds from issuance of common shares, net of issuance costs	5,470,000	-
Proceeds from concurrent financing	-	5,109,950
Net cash provided by financing activities	12,692,216	5,609,950
Net increase in cash and cash equivalents during the year	2,444,985	1,451,686
Cash and cash equivalents, beginning of the year	1,719,338	267,652
Cash and cash equivalents, end of the year	4,164,323	1,719,338

Supplemental information
Cash paid for interest	$40,563	-
Supplemental disclosure of non-cash investing and financing activities
Right-of-use assets obtained in exchange for lease liabilities	$356,805	-
Accrued interest converted into common shares	$38,462	-
Issuance costs included in accounts payable	$265,025	-

The accompanying notes are an integral part of these consolidated financial statements.

1. Description of business

Medicus Pharma Ltd. (the "Company" or "Medicus Pharma"), formerly Interactive Capital Partners Corporation ("Interactive"), is a clinical stage, multi-strategy holding company focused on investing in and accelerating novel life sciences and bio-technology companies through FDA approved clinical trials.

The Company is a public limited Company originally incorporated pursuant to the provisions of the Business Corporations Act (Ontario) on April 30, 2008, as a private company named Interactive Capital Partners Corporation, with nominal assets and liabilities. The Company's registered office is located at 100 King Street West, Suite 3400, One First Canadian Place, Toronto, Ontario, Canada.

Business Combination Agreement

On March 17, 2023, and as amended on May 12, 2023 and August 29, 2023, the Company entered into a Business Combination Agreement ("BCA") with RBx Capital, LP ("RBx") and SkinJect, Inc. ("SkinJect") under which the Company entered into a reverse takeover ("RTO") with SkinJect on September 29, 2023. SkinJect converted all its shares of equity and securities convertible into equity into common shares to facilitate the RTO.

RBx, a family office controlled by the Company's Executive Chairman and CEO, played a foundational role in the Company's development, dating back to the identification and evaluation of the SkinJect technology and negotiation of a proposed merger and Canadian listing transaction with the SkinJect principals. RBx participated as lead investor in financings leading up to the Business Combination. It also identified Interactive as a suitable Canadian reporting issuer vehicle to combine with SkinJect in the Business Combination (Interactive subsequently changed its name to "Medicus Pharma Ltd.").

RBx was a party to the Business Combination Agreement prior to Interactive being identified and designated as the acquisition vehicle. The Business Combination Agreement was later amended to include Interactive as acquiror.

Liquidity and Going Concern

The Company has incurred significant operating losses and cash outflows from operating activities since its inception. As of December 31, 2024 and 2023, the Company had an accumulated deficit of $28,903,903 and $17,748,387, respectively.

From the Company's inception through the year ended December 31, 2024, the Company has funded its operations primarily through equity and debt financings.

On February 10, 2025, the Company announced that it had entered into the SEPA (as defined below). Subject to the satisfaction of certain conditions, Yorkville (as defined below) has committed to purchase the Company's common shares up to an aggregate gross sales price of $15,000,000 during the 36 months following the date of the SEPA. See Note 14 for further details.

The Company expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. In addition to the SEPA, management believes that the Company has access to additional capital resources through public and/or private equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. However, if the Company is unable to secure additional capital, it may be required to take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These measures could cause significant delays or entirely prevent the Company's continued efforts to commercialize its current or future products, which are critical to the realization of its business plan and the future operations of the Company. This uncertainty, along with the Company's history of losses, indicates that there is substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Reverse Share Split

On June 25, 2024, the Company's shareholders approved an amendment to the Company's articles of incorporation to provide for the share consolidation, or reverse share split, of the Company's issued and outstanding common shares at such a consolidation ratio to be determined by the Board of Directors of the Company in its sole discretion, to permit the Company to satisfy all conditions and necessary regulatory approvals to list the common shares on a U.S. national securities exchange as the Board of Directors of the Company may determine in its sole direction (the "Share Consolidation"). The Board of Directors of the Company approved the Share Consolidation on October 15, 2024, and the Share Consolidation was completed by the Company on October 28, 2024, at the ratio of 1-for-2.

After the completion of the Share Consolidation, the number of the Company's issued and outstanding common shares decreased from 21,693,560 to 10,846,721. The par value of the Company's common shares remains unchanged at $0 per share after the Share Consolidation.

Share and per share data presented in these consolidated financial statements for all periods presented has been adjusted for the Share Consolidation.

2. Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements ("financial statements") are presented in United States dollars, and are prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP") and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") for financial information.

Basis of consolidation

These financial statements include the financial statements of the Company and its wholly-owned subsidiaries, SkinJect, Inc. and Medicus Pharma Inc. All intercompany balances and transactions have been eliminated on consolidation. The functional currency of the Company and its wholly-owned subsidiaries is the United States dollar.

Use of estimates

The preparation of these financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Such estimates include the valuation of stock-based awards and the incremental borrowing rate used to discount the Company's operating lease liabilities, and the valuation allowance relating to the Company's deferred tax assets, all of which are management's best estimates. Estimates are based on historical experience, where applicable, and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in estimates in future years could be significant. Management believes that the estimates utilized in preparing the financial statements are reasonable, however, actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash held at financial institutions and short-term investments in highly liquid marketable securities, having an original maturity of three months or less.

The Company holds money market accounts with maturities of three months or less. These money market accounts are included in cash and cash equivalents on the accompanying consolidated balance sheets.

Prepaid expenses

Prepaid expenses include payments for goods or services to be received in the future, insurance, subscription services and professional services.

Leases

The Company assess whether a contract is, or contains, a lease at inception of the contract and reassesses that conclusion if the contract is modified. The Company accounts for a contract as a lease when the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company recognizes a right-of-use ("ROU") asset and a lease liability at the lease commencement date. The ROU asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentives received. The assets are amortized to the earlier of the end of the useful life of the ROU asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option.

The lease liability is initially measured at the present value of the future lease payments at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate.

Variable lease components and non-lease components are excluded from the lease payments used to calculate the right-of-use assets and lease liabilities and are recorded in the period in which the obligation for the payment is incurred.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured, a corresponding adjustment is made to the carrying amount of the ROU asset or is recorded in profit or loss if the carrying amount of the ROU asset has been reduced to zero.

The Company's operating lease cost for lease component payments is recognized on a straight-line basis over the lease term within general and administrative expenses.

The Company has elected to apply the practical expedient not to recognize ROU assets and lease liabilities for short term leases that have a lease term of 12 months or less. The lease payments for short-term leases are recognized as an expense.

Research and development

All research and development costs are expensed as incurred. Research and development costs consist primarily of salaries, employee benefits, costs associated with preclinical studies and clinical trials (including amounts paid to clinical research organizations and other professional services). Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received.

The Company records accruals for estimated research and development costs, comprising payments for work performed by third party contractors, laboratories, participating clinical trial sites, and others. Some of these contractors bill monthly based on actual services performed, while others bill periodically based upon achieving certain contractual milestones. For the latter, the Company accrues the expenses as goods or services are used or rendered. Clinical trial site costs related to patient enrollment are accrued as patients enter and progress through the trial. Upfront costs, such as costs associated with setting up clinical trial sites for participation in the trials, are expensed immediately once incurred as research and development expenses.

Stock-based compensation

The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards. The Company records the expense for stock-based compensation awards subject to vesting over the requisite service period. The Company estimates the fair value of stock option grants and shares purchasable under the Company's Equity Incentive Plan (the "Plan") using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management's best estimates and involve inherent uncertainties and the application of management's judgment. The Company accounts for forfeitures as they occur. All stock-based compensation costs are recorded in the statements of operations and comprehensive loss based upon the underlying employees or non-employee's roles within the Company.

Net loss per share

Basic net loss per share is calculated by dividing net loss by the weighted average number of shares outstanding during the period. Diluted net loss per share is calculated by dividing net loss by the sum of the weighted average number of shares outstanding and all additional shares that would have been outstanding if potentially dilutive shares had been exercised at the beginning of the period.

Financial instruments

Financial instruments, including cash and cash equivalents and accounts payable are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The fair value of lease obligations approximates their carrying amounts as a market rate of interest is attached to their repayment. The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The Company uses three levels of inputs that may be used to measure fair value:

Level 1-Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for identical assets or liabilities as of the reporting date.

Level 2- Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3-Unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment are used to measure fair value. These values are generally determined using pricing models for which the assumptions utilize management's estimates of market participant assumptions. The determination of fair value for Level 3 investments and other financial instruments involves the most management judgment and subjectivity.

Concentration of credit risk

Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company's cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company maintains its cash equivalents in money market funds that invest in U.S. Treasury and agency securities.

Foreign currency transactions

Foreign exchange transaction gains and losses are included in general and administrative expense in the Company's consolidated statement of operations and comprehensive loss.

Income taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Tax benefits claimed or expected to be claimed on a tax return are recorded in the Company's consolidated financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on the Company's consolidated financial condition, results of comprehensive loss or cash flows.

Operating segments

Operating segments are identified as components of an entity about which separate discrete financial information is available for evaluation by the chief operating decision-maker ("CODM") in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment.

Recently adopted accounting pronouncements

In August 2020, the FASB issued ASU 2020-06 "Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40)" to simplify the accounting for convertible instruments by reducing the number of accounting models and to improve the information provided to the financial statement users by reducing the complexity and diversity of accounting practices. ASU 2020-06 is effective for our annual periods beginning January 1, 2024. The impact of adopting the amendment on the Company's financial statements was not significant.

In November 2023, the FASB issued ASU 2023-07 "Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures" to expand the disclosures required by public entities for reportable segments, thereby responding to stakeholders' requests for more detailed information about expenses within each reportable segment. The expanded disclosures now require public entities to disclose significant expenses for reportable segments in both interim and in annual reporting periods, while entities with only a single reportable segment must now provide all segment disclosures required both in ASC 280 and under the amendments in ASU 2023-07. ASU 2023-07 is effective for our annual periods beginning January 1, 2024. See Note 13 for enhanced segment reporting disclosures.

Recently issued accounting pronouncements

In December 2023, the FASB issued ASU 2023-09 "Income Taxes (Topics 740): Improvements to Income Tax Disclosures" to expand the disclosure requirements for income taxes, specifically related to the rate reconciliation and income taxes paid. ASU 2023-09 is effective for our annual periods beginning January 1, 2025, with early adoption permitted. We are currently evaluating the potential effect that the updated standard will have on our financial statement disclosures.

In November 2024, the FASB issued ASU 2024-03 "Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures" to provide greater transparency about the components of specific expense categories in the income statements. The effective dates of ASU 2024-03 were subsequently clarified by ASU 2025-01. ASU 2025-01 is effective for our annual period beginning January 1, 2027, with early adoption permitted. We are currently evaluating the potential effect that the updated standard will have on our financial statement disclosures.

In November 2024, the FASB issued ASU 2024-04 "Debt-Debt with Conversion and Other Options (Subtopic 470-20: Induced Conversions of Convertible Debt Instruments", to improve consistency and relevance of accounting for induced conversions of convertible debt instruments and it addresses scenarios involving convertible debt instruments and cash conversion features and those not currently convertible. ASU 2024-04 is effective for our annual period beginning January 1, 2026, with early adoption permitted for entities that adopted the amendment in ASU 2020-06. We are currently evaluating the potential effect that the updated standard will have on our financial statement disclosures.

There were no other significant updates to the recently issued accounting standards which may be applicable to the Company. Although there are several other new accounting pronouncements issued or proposed by the FASB, the Company does not believe any of those accounting pronouncements have had or will have a material impact on its financial position or operating results.

3. Reverse takeover transaction

On September 29, 2023, the Company executed the BCA with RBx and SkinJect, pursuant to which Interactive and SkinJect completed the RTO. Effective September 29, 2023, Interactive changed its name to Medicus Pharma Ltd.

On May 12, 2023, as amended on August 29, 2023, the Company entered into a BCA with RBX and SkinJect to combine Interactive and SkinJect via the purchase of SkinJect which constituted a reverse takeover of Interactive by the shareholders of SkinJect. Interactive acquired all of the issued and outstanding SkinJect shares from the SkinJect shareholders and issued to each SkinJect shareholder (other than Interactive) the number of common shares in the capital of the Company as described below. In connection with and as a closing condition of the RTO, Interactive raised aggregate gross proceeds of $5,109,950 through the issuance of 1,277,426 common shares at a price of $4.00 per share.

Pursuant to the terms of the RTO, all outstanding financial instruments of SkinJect were converted into shares of SkinJect common stock. The SkinJect preferred shares, convertible promissory notes and note payable were converted into 15,423,561 shares of SkinJect common stock which were then consolidated into 4,626,876 shares of SkinJect common stock on a 3.413443-to-1 basis, with the exception of $1,000,000 of convertible promissory notes, which converted into 261,781 of the Company's common shares on a one-to-one basis. In addition, 6,434,000 shares of SkinJect common stock were consolidated on a 3.413443-to-one basis, into 1,884,900 shares of SkinJect common stock.

Immediately prior to the completion of the RTO, the 7,249,999 Interactive common shares were consolidated into 287,471 common shares on a 25.219932-to-1 basis.

The substance of the acquisition is a reverse takeover as the shareholders of SkinJect held 80.62% of the resulting issuer shares and Interactive shareholders held 3.56% of the resulting issuer shares. The remaining 15.82% of the resulting issuer shares are held by former holders of subscription receipts. Accordingly, for accounting purposes, it was determined that SkinJect was the accounting acquirer and Interactive was the accounting acquiree. As SkinJect was deemed to be the acquirer for accounting purposes, its assets, liabilities and operations since incorporation are included in these consolidated financial statements at their historical carrying values. Interactive's results of operations have been included from September 29, 2023. SkinJect incurred $270,419 of legal costs related to the RTO for the year ended December 31, 2023, included in general and administrative expense on the consolidated statements of loss and comprehensive loss.

The consideration paid to acquire Interactive consisted of net liabilities assumed of $50,000, recognized directly in shareholder's equity on completion of the RTO.

Upon closing of the transaction, the Company assumed liabilities of $2,071,580 for costs incurred by RBx that related to the BCA and RTO. The assumed liabilities have been expensed and included in the line item 'general and administrative' in the statement of operations and comprehensive loss for the year ended December 31, 2023.

4. Balance sheet components

Prepaid expenses include the following:

	Year ended December 31,
	2024	2023
Insurance	$583,561	$163,500
Contract research organizations	455,810	-
Professional services	144,643	-
Prepaid services	29,970	10,219
	$1,213,984	$173,719

Accrued expenses and other current liabilities include the following:

	Year ended December 31,
	2024	2023
Accrued legal fees	$495,016	$359,011
Accrued compensation and benefits	140,989	27,766
Accrued other	126,830	18,040
	$762,835	$404,817

5. Leases

As of December 31, 2024, the Company had one operating lease for its corporate office that commenced in 2024, for which the Company recorded a right-of-use asset and lease liability as of the commencement date. The Company's lease does not contain a purchase option. Where the Company's lease contains an option to extend the lease term, the extended lease term is only included in the measurement of the lease when it is reasonably certain to remain in the lease beyond the non-cancellable term. The Company's lease also contains variable lease costs, which pertain to common area maintenance and other operating charges, that are expensed as incurred.

Balance sheet information related to the Company's lease is presented below:

Year Ended December 31,
2024
Operating lease
Operating lease right-of-use assets	$268,571
Operating lease liabilities - current	116,323
Operating lease liabilities - non-current	205,945

Other information related to leases is presented below:

Year Ended December 31,
2024
Lease cost
Operating lease cost	$123,777
Other information
Operating cash flows used in operating leases	(70,080)
Remaining lease term (in years)	2.42
Discount rate	10%

As of December 31, 2024, the annual future minimum lease payments of the Company's operating lease liabilities were as follows:

Year ending December 31,
2025	$142,262
2026	146,530
2027	74,348
Total future minimum lease payments, undiscounted	363,140
Present value discount	(40,872)
Total lease liability	$322,268

6. Share capital

Authorized

The Company has authorized an unlimited number of common shares participating, voting and without par value. Each holder of common shares is entitled to one vote for each share owned on all matters voted upon by shareholders.

Conversion of preferred shares

Prior to the RTO, the Company had 13,491,174 of Series A and Series A-1 preferred shares issued and outstanding with no par value. The preferred shares were convertible at any time at the option of the holder into common shares at the series conversion rate unless there is a recapitalization event, in which case an anti-dilutive effect is triggered. As a result, the preferred shares were classified as a financial liability. Each share entitled the holder to the number of votes per share equal to the common shares into which the preferred shares convert. Preferred shares had several liquidity event triggers that required conversion to common shares and have liquidation preference over any other classes of shares.

Holders of preferred shares were entitled to accrue dividends at a dividend rate of 8% of the original issue price per annum, and participate in any dividend declared on common shares, whether or not declared by the Board of Directors. Dividends were payable only when and if declared by the Board of Directors, out of funds, common shares or other property.

The preferred shares were redeemable as of March 30, 2022, at the option of holders that together hold at least 75% of the issued and outstanding preferred shares. The redemption price is equal to the original issue price plus any unpaid dividends accrued at the redemption request date.

To facilitate the closing of the RTO, the preferred shares outstanding were converted into 7,904,731 common shares on a 1.706721-to-1 basis. On October 28, 2024, the Company completed a reverse share split at the ratio of 1-for-2, resulting in 3,952,366 common shares after conversion.

Conversion of promissory notes

From July 2021 to May 2023, the Company issued convertible promissory notes in the principal amount of $2,500,000. The convertible promissory notes accrued interest at the rate of 8% per annum and had a maturity date of December 31, 2023. At maturity the notes were payable in full, including unpaid accrued interest, or the convertible note holder could elect to convert to preferred shares. $1,500,000 of the convertible promissory notes could be converted into preferred shares at a price of $2.64122, and $1,000,000 could be converted at a price determined by dividing $25,000,000 by the fully diluted outstanding shares at the time of conversion, excluding other dilutive instruments.

In the event of a financing greater than $3,000,000 prior to maturity, the outstanding principal of the convertible debentures of $2,500,000 and any unpaid accrued interest automatically converted into preferred shares at the lesser of 80% of the price per share paid by other purchasers or the base conversion rate. The Company determined that the conversion options did not meet the criteria for separation and the convertible promissory notes would be accounted for as a single, hybrid instrument.

The promissory notes were converted immediately prior to the RTO transaction for 1,294,447 common shares of SkinJect. On October 28, 2024, the Company completed a reverse share split at the ratio of 1-for-2, resulting in 647,224 common shares after conversion.

On May 3, 2024, the Company issued convertible notes in the principal amount of $5,172,500. The convertible notes accrued interest at the rate of 10% per annum, payable in-kind semi-annually in arrears in the form of either cash or common shares of the Company, at the election of the holder, and had a maturity date of December 31, 2025.

Prior to January 1, 2025, the convertible notes would automatically convert to common shares in the event that the Company completed an initial public offering in the United States, at a conversion price equal to the greater of (i) a 20% discount to the initial public offering price and (ii) $4.00; or if there had been a change of control, at a conversion price of $4.00 per common share. On or after January 1, 2025, conversion would be at the option of the holder at a conversion price of $4.00 per common share. The Company had the option to redeem all or any portion of the convertible notes at a price equal to 100% of the outstanding principal plus accrued and unpaid interest up to but not including the date of redemption. In the event of a change of control, the Company would offer to repurchase the convertible notes at a price equal to 101% of the principal plus accrued and unpaid interest up to but not including the date of repurchase. The Company elected to account for the convertible notes in their entirety at fair value through profit and loss.

Subsequently, the note holders were given the option to convert at a conversion price of $4.00 per share prior to July 31, 2024. On June 28, 2024, all of the holders of the convertible notes elected to convert to common shares. The Company paid cash interest of $40,563 and accrued interest of $38,462 was converted, along with the principal amount of $5,172,500, into 1,308,798 common shares.

Conversion of notes payable

On December 6, 2022, SkinJect issued a simple agreement for future equity ("SAFE") to a related party for proceeds of $150,000. In the event of an equity financing greater than $3 million, the SAFE is convertible to preferred shares at the lower of the SAFE valuation cap divided by the capitalization of the Company immediately prior to the equity financing and the lowest price per share sold in the equity financing. The SAFE was redeemed immediately prior to the RTO transaction for 54,571 common shares of SkinJect. On October 28, 2024, the Company completed a reverse share split at the ratio of 1-for-2, resulting in 27,286 common shares after conversion.

Private placement

On June 28, 2024, the Company issued 1,461,250 common shares as part of a private placement for total proceeds of $5,845,000 at $4.00 per common share. The company incurred finders' fees of $375,000, which were recognized in equity as deduction from the gross proceeds received.

Initial Public Offering

On November 14, 2024, the Company completed the sale of 970,000 Units, with each Unit consisting of one common share and one warrant to purchase one common share (the "Unit") at the price of $4.125 per Unit. In addition, the underwriters exercised an option to purchase 145,500 warrants (the 'Overallotment Warrants") at a price of $0.01 per warrant.

Total gross proceeds from the IPO were $4,002,705, including the proceeds from the Overallotment Warrants. The Company incurred total issuance costs of $2,218,014, including underwriter fees, and legal and other professional fees incurred directly related to the issuance.

The incremental costs directly associated with the issuance were recognized as a deduction in equity and allocated based on the relative fair values of the warrants and common shares on a standalone basis.

The fair value of the common shares was based on the Company's stock price on the day of issuance of $2.65 and the fair value of the warrants was $1.7419 per warrant. The warrants were recognized in additional paid-in capital as they met the criteria for equity classification.

The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following inputs:

2024
Valuation date share price	$2.65
Exercise price	$4.64
Expected dividend yield	-
Risk-free interest rate	4.32%
Expected term (in years)	5 years
Expected volatility	95%

The number of warrants outstanding during the year ended December 31, 2024:

Warrants outstanding
Expiry date	Exercise price	Number outstanding
November 15, 2029	$ 4.64	1,115,500

7. Stock-based compensation

In 2023, the Company approved the Equity Incentive Plan (the "Plan"). The Plan provides both for the direct award or sale of shares and for the grant of options to purchase shares. Under the plan the total number of shares available for options cannot exceed 10% of the Company's issued and outstanding common shares at the time of any grant. The Company is authorized to issue options to employees, non-employee directors and consultants under the plan.

On June 25, 2024, the Board of Directors approved the acceleration of vesting for all outstanding share options to June 25, 2024, resulting in the Company recognizing the remaining expense for all share options outstanding and unvested as of that date.

The following table summarizes option transactions for the Plan:

	Number of options	Weighted average exercise price C$	Weighted average remaining contractual life (years)	Aggregate intrinsic value C$
Outstanding at December 31, 2022	-	-	-	-
Granted	812,500	1.16	4.82	2.84
Outstanding at December 31, 2023	812,500	1.16	4.82	2.84
Granted	485,000	3.83	-	-
Forfeited	(112,500)	3.20	-	-
Outstanding at December 31, 2024	1,185,000	2.06	4.18	1.89
Exercisable at December 31, 2024	875,000	1.32	3.92	2.63
Unvested at December 31, 2024	310,000	3.72	4.94	0.23

The weighted average grant-date fair value of options granted during the years ended December 31, 2024 and December 31, 2023 was C$2.82 and C$0.73, respectively. The weighted average grant-date fair value of options forfeited during the year ended December 31, 2024 was C$2.36.

As of December 31, 2024 and December 31, 2023, there were $565,986 and $335,812 of unrecognized stock-based compensation cost related to share options outstanding, which is expected to be recognized over a weighted-average period of 2.25 and 4.82 years, respectively.

For the years ended December 31, 2024 and 2023, stock-based compensation expense was $713,119 and $98,585, respectively. Stock-based compensation expense has been reported in the Company's consolidated statements of operations and comprehensive loss within the line items 'general and administrative' and 'research and development' expenses.

The following table presents the assumptions that were used in the Black-Scholes option pricing model to determine the fair value of share options granted during the period:

	2024	2023
Expected dividend yield	-	-
Risk-free interest rate	2.95% - 4.24%	4.24%
Expected term (in years)	5 years	5 years
Expected volatility	95% - 100%	93.10%

The expected volatility is based on the share price volatility observed for comparable publicly traded companies over a period similar to the life of the options. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on Canadian government bonds with a remaining term equal to the expected life of the options.

8. Net loss per share

Basic and diluted net loss per share attributable to ordinary shareholders was calculated as follows:

	Year ended December 31,
	2024	2023
Net loss attributable to shareholders	$(11,155,516)	$(5,314,765)
Weighted average number of common shares outstanding during the year	9,619,184	3,479,494
Basic and diluted net loss per share attributable to shareholders	$(1.16)	$(1.53)

The Company's potentially dilutive securities as of December 31, 2024 and 2023, include stock options, warrants, notes payable, convertible promissory notes and preferred shares. The Company excluded the potential ordinary shares outstanding at each period end from the computation of diluted net loss per share attributable to ordinary shareholders for the period ended December 31, 2024 and 2023 because including them would have had an anti-dilutive effect.

9. Income taxes

For the years ended December 31, 2024 and 2023, the total net loss and comprehensive loss is as follows:

	Year ended December 31,
	2024	2023
Loss attributed to US foreign operations	(4,968,344)	(2,023,786)
Loss attributed to Canadian operations	(6,187,172)	(3,290,979)
Loss before income taxes	(11,155,516)	(5,314,765)

A reconciliation from the US statutory income tax rate of 21% to the Company's effective income tax rate, is as follows:

	Year ended December 31,
	2024	2023
Income tax recovery at the statutory tax rate	(2,956,212)	(1,408,413)
Permanent differences	189,075	796,707
Impact of tax rate changes	42,865	436,994
Change in valuation allowance	2,724,272	174,712
	-	-

The tax effect of temporary differences between US GAAP accounting and income tax accounting creating deferred income tax assets and liabilities were as follow:

	Year ended December 31,
	2024	2023
Non-capital losses carry forward - Canada	1,973,535	561,698
Net operating losses carry forward - US	2,678,919	2,208,235
Intangible assets	10,855	11,810
Accrued expenses	994,653	170,598
Research and Development Tax credits	242,190	242,190
Other	14,230	25,290
Financing charges and interest	668,701	-
Total deferred tax assets	6,583,083	3,219,821
Less: valuation allowance	(6,583,083)	(3,219,821)
Deferred tax assets, net	-	-

The Company has a valuation allowance on all of its deferred tax assets at December 31, 2024 and 2023, which based in the judgement of management are not more-likely than-not to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that all or some portion of the deferred assets will not be realized. This ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those deductible temporary difference become deductible. Based on the history of losses and projections for future taxable income, management believes that it is not more-likely than-not that the Company will realize the benefits of these deductible temporary differences (e.g. deferred tax assets).

The Company has $242,190 of US Research and Development Tax Credits which are available to reduce future US taxes payable and begin to expire in 2036.

In addition, the Company has gross Canadian non-capital loss carryforwards of $7,447,301. To the extent that the non-capital loss carryforwards are not used, they begin to expire in 2028. The Company also has gross US Federal net operating loss carryforward of $11,037,837, of which approximately $1,253,000 begin to expire in 2035, while approximately $9,514,000 has an indefinite life.

In addition, the Company has approximately $11,222,000 of gross US State net operating losses, which begin to expire in 2035.

The US NOL carryforwards may be, or become subject to, an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, as well as similar state tax provisions. This could limit the amount of NOLs that the Company can utilize annually to offset future taxable income or tax liabilities. The amount of the annual limitation, if any, will be determined based on the value of the Company immediately prior to an ownership change. Subsequent ownership changes may further affect the limitation in future years. If and when the Company utilizes the NOL carryforwards in a future period, it will perform an analysis to determine the effect, if any, of these loss limitation rules on the NOL carryforward balances.

The Company files income tax returns with Canada and its provinces and territories and is generally subject to routine examinations by the Canada Revenue Agency ("CRA"). Income tax returns filed with various provincial jurisdictions are generally open to examination for periods of four to five years subsequent to the filing of the respective returns.

The Company also files income tax returns for our U.S. operations and subsidiary with the U.S. federal and state tax jurisdictions. Generally, we are subject to routine examination by taxing authorities in the U.S. jurisdictions, which all years since inception are open to examination due to net operating losses.

There are presently no examinations of our Canadian, U.S. federal and U.S. state jurisdictions.

10. Related party transactions

The Company had an agreement with Velocity Fund Management, LLC ("VFM"), an affiliate of a shareholder of the Company, that provided for certain managerial positions to be filled from within VFM. These employees were not deemed employees of the Company, and VFM was responsible for the payment and provision of all wages, bonuses, commissions and benefits. Reimbursable salaries paid to VFM was $180,000 during the period ended December 31, 2023. This agreement was terminated on September 29, 2023.

On October 18, 2023, the Company signed an agreement with RBx, that provides for certain managerial positions to be filled from within RBx. RBx is responsible for the payment and provision of all wages, bonuses, and benefits for these positions. Reimbursable salaries paid to RBx pursuant to this agreement are $125,000 per month. In December 2024, reimbursable salaries were changed to $100,000 per month. Reimbursable salaries paid to RBx were $1,300,000 and $400,000 during the years ended December 31, 2024 and 2023, respectively. Additional expenses of $180,857 and $736,690 were incurred by RBx on behalf of the Company during the years ended December 31, 2024 and 2023, respectively. The Company paid $1,623,316 and $970,740 to RBx during the years ended December 31, 2024 and 2023. The total amount of accounts payable to RBx was $142,459 and $165,950 as of December 31, 2024 and 2023, respectively.

In connection with the convertible notes issued by the Company on May 3, 2024 (Note 6), related parties consisting of key management personnel subscribed for 168,750 convertible notes in the principal amount of $675,000. Upon conversion the Company settled the convertible notes, along with accrued but unpaid interest, with 172,953 common shares.

11. Fair value measurements

The accounting guidance for fair value establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, or which require the reporting entity to develop its own assumptions

The Company's cash equivalents are classified as Level 1. The fair value of the Company's cash and cash equivalents is determined based on market pricing that is both objective and publicly available. As of December 31, 2024 and 2023, the fair value of the Company's cash equivalents was $4,164,323 and $1,719,338, respectively.

The Company did not reclassify any investments between levels in the fair value hierarchy during the periods presented.

As of December 31, 2024 and 2023, the carrying amounts of the Company's other financial instruments, which include cash, accounts payable, and accrued expenses, approximate fair values because of their short-term maturities.

12. Commitment and contingencies

Commitments

As of December 31, 2024, the Company had no long-term commitments.

Contingencies

In the ordinary course of business, from time to time, the Company may be involved in various claims related to operations, rights, commercial, employment or other claims. Although such matters cannot be predicted with certainty, management does not consider the Company's exposure to such claims to be material to these consolidated financial statements.

13. Segment reporting

The Company manages the business activities on a consolidated basis and operates as one reportable segment that constitutes all of the consolidated entity, which is the business of advancing the clinical development program of the Company's product, while opportunistically identifying, evaluating, and acquiring accretive assets, properties or businesses. The Company's CODM is its Chief Executive Officer. The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The CODM uses consolidated net loss to measure segment loss, allocate resources and assess performance. The significant segment expense categories (general and administrative and research and development) are consistent with those presented on the face of the statements of operations and comprehensive loss. Other segment items are finance (income) expense which are consistent with those presented on the face of the statements of operations and comprehensive loss. Additionally, the CODM reviews cash forecast models to determine where the Company will invest in planned research and development activities.

14. Subsequent events

On February 10, 2025, the Company also announced that it had entered into a Standby Equity Purchase Agreement (the "SEPA") with YA II PN, Ltd. ("Yorkville"). Pursuant to the SEPA and subject to the satisfaction of certain conditions, Yorkville has committed to purchase the Company's common shares, no par value, in increments (each purchase, an "Advance") up to an aggregate gross sales price of up to $15,000,000 during the 36 months following the date of the SEPA (such shares, the "Shares"). The Shares will be sold at the Company's option pursuant to the SEPA at 97% of the Market Price (as defined pursuant to the SEPA) and purchases are subject to certain limitations set forth in the SEPA.

On March 10, 2025, the Company closed its Tier II Regulation A offering of $4.2 million. The Company issued 1,490,000 units at a price of $2.80 per unit. Each unit consisted of one common share of the Company and one warrant to purchase one common share. The warrants have an exercise price of $2.80 per share and will expire 5 years from the date of issuance.

Medicus Pharma Ltd.

Condensed Consolidated Interim Financial Statements
For the three months and six months ended June 30, 2025 and 2024
(unaudited) (expressed in United States dollars, except number of shares)

MEDICUS PHARMA LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,669,546	$4,164,323
Prepaid expenses and other current assets	1,327,185	1,213,984
Total current assets	10,996,731	5,378,307
Operating lease right-of-use assets	220,999	268,571
Deferred issuance costs	716,898	-
Total assets	$11,934,628	$5,646,878

Liabilities and Shareholder's equity
Current liabilities:
Accounts payable	$1,770,178	$1,284,612
Accrued expenses and other current liabilities	1,828,312	762,835
Related party payable	121,273	142,459
Operating lease liability, current	124,402	116,323
Debentures	4,700,000	-
Total current liabilities	8,544,165	2,306,229
Operating lease liability, non-current	141,753	205,945
Total liabilities	8,685,918	2,512,174

Commitments and contingencies (Note 10)

Shareholders' equity
Common shares, no par value; unlimited shares authorized; 15,936,266 and 11,816,721 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	37,833,999	30,518,195
Additional paid-in capital	5,597,106	1,520,412
Accumulated deficit	(40,182,395)	(28,903,903)
Total shareholders' equity	3,248,710	3,134,704
Total liabilities and shareholders' equity	$11,934,628	$5,646,878

The accompanying notes are an integral part of the unaudited condensed financial statements.

MEDICUS PHARMA LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Operating expenses:
General and administrative	$4,576,524	$2,276,676	$7,696,584	3,662,657
Research and development	1,439,564	1,277,158	3,445,778	1,598,535
Total operating expenses	6,016,088	3,553,834	11,142,362	5,261,192
Loss from operations	(6,016,088)	(3,553,834)	(11,142,362)	(5,261,192)

Other income (expense):
Interest income (expense)	40,004	(79,025)	63,870	(79,025)
Change in fair value of Debentures	(200,000)	-	(200,000)	-
Total other income (expense)	(159,996)	(79,025)	(136,130)	(79,025)
Net loss and comprehensive loss for the year	$(6,176,084)	$(3,632,859)	$(11,278,492)	(5,340,217)

Net loss per share attributable to common shareholders - basic and diluted	$(0.43)	$(0.44)	$(0.81)	(0.66)

Weighted average number of common shares outstanding - basic and diluted	14,284,261	8,167,993	13,853,305	8,122,333

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDICUS PHARMA LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(UNAUDITED)
For the Six Months Ended June 30, 2025 and 2024

	Common shares		Additional paid-in capital	Accumulated deficit	Total
	Shares	Amount
Balance as of December 31, 2024	11,816,721	$30,518,195	$1,520,412	$(28,903,903)	$3,134,704
Issuance of common shares and warrants in connection with Regulation A, net of issuance costs of $483,020	1,490,000	2,076,507	1,612,474	-	3,688,981
Issuance of common shares in connection with SEPA offering costs	105,840	300,000	-	-	300,000
Issuance of common shares upon exercise of stock warrants	5,000	14,000	-	-	14,000
Stock-based compensation	-	-	112,277	-	112,277
Net loss and comprehensive loss for the period	-	-	-	(5,102,408)	(5,102,408)
Balance as of March 31, 2025	13,417,561	32,908,702	3,245,163	(34,006,311)	2,147,554
Issuance of common shares in connection with equity financing, net of offering costs of $809,606	2,260,000	3,961,899	2,234,495		6,196,394
Issuance of common shares upon the exercise of stock warrants	258,705	963,398	-	-	963,398
Stock-based compensation	-	-	117,448	-	117,448
Net loss and comprehensive loss for the period	-	-	-	(6,176,084)	(6,176,084)
Balance as of June 30, 2025	15,936,266	$37,833,999	$5,597,106	$(40,182,395)	$3,248,710

	Common shares		Additional paid-in capital	Accumulated deficit	Total
	Shares	Amount
Balance as of December 31, 2023	8,076,673	$18,761,250	$98,585	$(17,748,387)	$1,111,448
Stock-based compensation	-	-	35,953	-	35,953
Net loss and comprehensive loss for the period	-	-	-	(1,707,358)	(1,707,358)
Balance as of March 31, 2024	8,076,673	18,761,250	134,538	(19,455,745)	(559,957)
Conversion of debt	1,307,798	5,210,962	-	-	5,210,962
Issuance of common shares	1,461,250	5,470,000	-	-	5,470,000
Stock-based compensation	-	-	585,442	-	585,442
Net loss and comprehensive loss for the period	-	-	-	(3,632,859)	(3,632,859)
Balance as of June 30, 2024	10,846,721	$29,442,212	$719,980	$(23,088,604)	$7,073,588

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDICUS PHARMA LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss for the period	$(11,278,492)	$(5,340,217)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	229,725	621,395
Change in operating lease right-of-use assets	47,572	43,644
Change in fair value of Debentures	200,000	-
Costs to issue Debentures	111,725	-
Non-cash interest expense	-	97,270
Changes in operating assets and liabilities:
Prepaid expenses	(113,201)	106,455
Deferred issuance costs	-	(280,712)
Accounts payable	404,670	655,242
Accrued expenses and other current liabilities	1,065,475	214,697
Operating lease liability	(56,113)	(40,563)
Related party payable	(21,186)	(30,850)
Net cash used in operating activities	(9,409,825)	(3,953,639)
Cash flows from financing activities:
Net proceeds from issuance of common shares and warrants	9,790,015	5,470,000
Proceeds from issuance of Debentures	4,500,000	-
Proceeds from issuance of convertible notes	-	5,172,500
Proceeds from exercise of warrants	977,398	-
Costs to issue Debentures	(54,582)	-
Cash paid for financing costs in connection with SEPA	(297,783)	-
Net cash provided by financing activities	14,915,048	10,642,500
Net increase in cash and cash equivalents during the period	5,505,223	6,688,861
Cash and cash equivalents, beginning of the year	4,164,323	1,719,338
Cash and cash equivalents, end of the period	9,669,546	8,408,199

Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for lease liabilities	$-	356,805
Issuance costs included in accounts payable	$271,618	-
Deferred issuance costs on issued shares related to SEPA	$300,000	-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDICUS PHARMA LTD.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. Description of business

Medicus Pharma Ltd. (the "Company"), formerly Interactive Capital Partners Corporation, is a clinical stage, multi-strategy, life sciences, biotech company focused on investing in and accelerating clinical development programs of novel and potentially disruptive therapeutic assets.

The Company is a public limited Company originally incorporated pursuant to the provisions of the Business Corporations Act (Ontario) on April 30, 2008, as a private company named Interactive Capital Partners Corporation, with nominal assets and liabilities. The Company's registered office is located at 100 King Street West, Suite 3400, One First Canadian Place, Toronto, Ontario, Canada, and its head office is located at 300 Conshohocken State Rd., Suite 200, W. Conshohocken, PA.

Reverse Share Split

On June 25, 2024, the Company's shareholders approved an amendment to the Company's articles of incorporation to provide for the share consolidation, or reverse share split, of the Company's issued and outstanding common shares at such a consolidation ratio to be determined by the Board of Directors of the Company in its sole discretion, to permit the Company to satisfy all conditions and necessary regulatory approvals to list the common shares on a U.S. national securities exchange as the Board of Directors of the Company may determine in its sole direction (the "Share Consolidation"). The Board of Directors of the Company approved the Share Consolidation on October 15, 2024, and the Share Consolidation was completed by the Company on October 28, 2024, at the ratio of 1-for-2.

After the completion of the Share Consolidation, the number of the Company's issued and outstanding common shares decreased from 21,693,560 to 10,846,721. The par value of the Company's common shares remains unchanged at $0 per share after the Share Consolidation.

Share and per share data presented in these consolidated financial statements for all periods presented has been adjusted for the Share Consolidation.

2. Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying unaudited condensed consolidated financial statements included herein have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") and under the rules and regulations of the United States Securities and Exchange Commission ("SEC") for interim reporting. The accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that are necessary to present fairly the Company's financial position, results of operations, and cash flows. The condensed consolidated results of operations are not necessarily indicative of the results that may occur for the full fiscal year. Certain information and footnote disclosures of the Company normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted under the SEC's rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes thereto for the year ended December 31, 2024, included in the Company's Annual Report on Form 10-K, as amended, originally filed with the SEC on March 28, 2025 (the "2024 Annual Report"). These financial statements include the financial statements of the Company and its wholly-owned subsidiaries, SkinJect, Inc. and Medicus Pharma Inc. All intercompany balances and transactions have been eliminated on consolidation. The functional currency of the Company and its wholly-owned subsidiaries is the United States dollar.

Use of estimates

The preparation of these condensed consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of income and expenses during the reporting period. Such estimates include the valuation of stock-based awards, the incremental borrowing rate used to discount the Company's operating lease liabilities, fair value of the Debentures (as defined below), Warrants (as defined below), and the valuation allowance relating to the Company's deferred tax assets, all of which are management's best estimates. Estimates are based on historical experience, where applicable, and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in estimates in future years could be significant. Management believes that the estimates utilized in preparing the financial statements are reasonable, however, actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash held at financial institutions and short-term investments in highly liquid marketable securities, having an original maturity of three months or less. The Company holds money market accounts with maturities of three months or less. These money market accounts are included in cash and cash equivalents on the accompanying consolidated balance sheets.

Research and development

All research and development costs are expensed as incurred. Research and development costs consist primarily of salaries, employee benefits, costs associated with preclinical studies and clinical trials (including amounts paid to clinical research organizations and other professional services). Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received.

The Company records accruals for estimated research and development costs, comprising payments for work performed by third party contractors, laboratories, participating clinical trial sites, and others. Some of these contractors bill monthly based on actual services performed, while others bill periodically based upon achieving certain contractual milestones. For the latter, the Company accrues the expenses as goods or services are used or rendered. Clinical trial site costs related to patient enrollment are accrued as patients enter and progress through the trial. Upfront costs, such as costs associated with setting up clinical trial sites for participation in the trials, are expensed immediately once incurred as research and development expenses.

Stock-based compensation

The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards. The Company estimates the fair value of stock option grants and shares purchasable under the Plan (as defined below) using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management's best estimates and involve inherent uncertainties and the application of management's judgment. The Company accounts for forfeitures as they occur. All stock-based compensation costs are recorded in the statements of operations and comprehensive loss based upon the underlying employees or non-employee's roles within the Company.

Net loss per share

Basic net loss per share is calculated by dividing net loss by the weighted average number of shares outstanding during the period. Diluted net loss per share is calculated by dividing net loss by the sum of the weighted average number of shares outstanding and all additional shares that would have been outstanding if potentially dilutive shares had been exercised at the beginning of the period.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.  For the three and six months ended June 30, 2025 and 2024, the Company recorded zero income tax expense. No tax benefit has been recorded in relation to the pre-tax loss for the three and six months ended June 30, 2025 and 2024, due to a full valuation allowance to offset any deferred tax asset related to net operating loss carry forwards attributable to the losses.

Fair value of financial instruments

Financial instruments, including cash and cash equivalents and accounts payable are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The fair value of lease obligations approximates their carrying amounts as a market rate of interest is attached to their repayment. The fair value of Debentures is recorded at an initial value with a gain/loss for the difference between the transaction price and the par value. The Company will subsequently remeasure the Debentures at fair value at each reporting period with the gain or loss recognized in the statements of operations and comprehensive loss. The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The Company uses three levels of inputs that may be used to measure fair value:

Level 1: Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment are used to measure fair value. These values are generally determined using pricing models for which the assumptions utilize management's estimates of market participant assumptions. The determination of fair value for Level 3 investments and other financial instruments involves the most management judgment and subjectivity.

Concentration of credit risk

Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company's cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company maintains its cash equivalents in money market funds that invest in U.S. Treasury and agency securities.

Foreign currency transactions

Foreign exchange transaction gains and losses are included in general and administrative expense in the Company's consolidated statement of operations and comprehensive loss.

Operating segments

Operating segments are identified as components of an entity about which separate discrete financial information is available for evaluation by the chief operating decision-maker ("CODM") in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment.

Recently adopted accounting pronouncements

In November 2023, the FASB issued ASU 2023-07 "Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures" to expand the disclosures required by public entities for reportable segments, thereby responding to stakeholders' requests for more detailed information about expenses within each reportable segment. The expanded disclosures now require public entities to disclose significant expenses for reportable segments in both interim and in annual reporting periods, while entities with only a single reportable segment must now provide all segment disclosures required both in ASC 280 and under the amendments in ASU 2023-07. ASU 2023-07 is effective for interim periods beginning January 1, 2025.  See Note 11 for enhanced segment reporting disclosures.

In December 2023, the FASB issued ASU 2023-09 "Income Taxes (Topics 740): Improvements to Income Tax Disclosures" to expand the disclosure requirements for income taxes, specifically related to the rate reconciliation and income taxes paid. ASU 2023-09 is effective for our annual periods beginning January 1, 2025, with early adoption permitted. The disclosures will be implemented as required for the year-ended December 31, 2025.  The Company is currently evaluating the impact of adopting this guidance.

Recently issued accounting pronouncements

In November 2024, the FASB issued ASU 2024-03 "Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures" to provide greater transparency about the components of specific expense categories in the income statements. The effective dates of ASU 2024-03 were subsequently clarified by ASU 2025-01. ASU 2025-01 is effective for our annual period beginning January 1, 2027, with early adoption permitted. We are currently evaluating the potential effect that the updated standard will have on our financial statement disclosures.

In November 2024, the FASB issued ASU 2024-04 "Debt-Debt with Conversion and Other Options (Subtopic 470-20: Induced Conversions of Convertible Debt Instruments", to improve consistency and relevance of accounting for induced conversions of convertible debt instruments and it addresses scenarios involving convertible debt instruments and cash conversion features and those not currently convertible. ASU 2024-04 is effective for our annual period beginning January 1, 2026, with early adoption permitted for entities that adopted the amendment in ASU 2020-06. We are currently evaluating the potential effect that the updated standard will have on our financial statement disclosures.

There were no other significant updates to the recently issued accounting standards which may be applicable to the Company. Although there are several other new accounting pronouncements issued or proposed by the FASB, the Company does not believe any of those accounting pronouncements have had or will have a material impact on its financial position or operating results.

3. Balance sheet components

Prepaid expenses and other current assets include the following:

	June 30, 2025	December 31, 2024
	(Unaudited)
Insurance	$244,105	$583,561
Contract research organizations	375,810	455,810
Professional services	659,387	144,643
Prepaid services	47,883	29,970
	$1,327,185	$1,213,984

Accrued expenses and other current liabilities include the following:

	June 30, 2025	December 31, 2024
	(Unaudited)
Accrued legal fees	$1,040,620	$495,016
Accrued compensation and benefits	421,294	140,989
Accrued other	366,398	126,830
	$1,828,312	$762,835

4. Leases

As of June 30, 2025, the Company had one operating lease for its corporate office that commenced in 2024, for which the Company recorded a right-of-use asset and lease liability as of the commencement date. The Company's lease does not contain a purchase option. Where the Company's lease contains an option to extend the lease term, the extended lease term is only included in the measurement of the lease when it is reasonably certain to remain in the lease beyond the non-cancellable term. The Company's lease also contains variable lease costs, which pertain to common area maintenance and other operating charges, that are expensed as incurred.

Balance sheet information related to the Company's lease is presented below:

	Six Months Ended June 30,	Year Ended December 31,
	2025	2024
Operating lease:
Operating lease right-of-use assets	$220,999	$268,571
Operating lease liabilities - current	124,402	116,323
Operating lease liabilities - non-current	141,753	205,945

Other information related to leases is presented below:

	Six Months Ended June 30,	Six Months Ended June 30,
	2025	2024
Lease cost:
Operating lease cost	$61,889	$61,889
Other information
Operating cash flows used in operating leases	70,080	-
Remaining lease term (in years)	1.92	2.92
Discount rate	10%	10%

As of June 30, 2025, the annual future minimum lease payments of the Company's operating lease liabilities were as follows:

2025	$144,365
2026	148,696
2027	-
Total future minimum lease payments, undiscounted	293,061
Present value discount	(26,906)
Total lease liability	$266,155

5. Share capital

Authorized

The Company has authorized an unlimited number of common shares participating, voting and without par value. Each holder of common shares is entitled to one vote for each share owned on all matters voted upon by shareholders.

On October 28, 2024, the Company completed a reverse share split at the ratio of 1-for-2, resulting in 10,846,721  common shares after conversion.

Conversion of convertible notes

On May 3, 2024, the Company issued convertible notes in the principal amount of $5,172,500. The convertible notes accrued interest at the rate of 10% per annum, payable in-kind semi-annually in arrears in the form of either cash or common shares of the Company, at the election of the holder, and had a maturity date of December 31, 2025.

Prior to January 1, 2025, the convertible notes would automatically convert to common shares in the event that the Company completed an initial public offering in the United States, at a conversion price equal to the greater of (i) a 20% discount to the initial public offering price and (ii) $4.00; or if there had been a change of control, at a conversion price of $4.00 per common share. On or after January 1, 2025, conversion would be at the option of the holder at a conversion price of $4.00 per common share. The Company had the option to redeem all or any portion of the convertible notes at a price equal to 100% of the outstanding principal plus accrued and unpaid interest up to but not including the date of redemption. In the event of a change of control, the Company would offer to repurchase the convertible notes at a price equal to 101% of the principal plus accrued and unpaid interest up to but not including the date of repurchase. The Company elected to account for the convertible notes in their entirety at fair value through profit and loss.

Subsequently, the note holders were given the option to convert at a conversion price of $4.00 per share prior to July 31, 2024. On June 28, 2024, all of the holders of the convertible notes elected to convert to common shares. The Company paid cash interest of $40,563 and accrued interest of $38,462 was converted, along with the principal amount of $5,172,500, into 1,308,798 common shares.

Private placement

On June 28, 2024, the Company issued 1,461,250 common shares as part of a private placement for total proceeds of $5,845,000 at $4.00 per common share. The company incurred finders' fees of $375,000, which were recognized in equity as deduction from the gross proceeds received.

Regulation A Offering

On March 10, 2025, the Company closed a Tier II Regulation A offering for gross proceeds of $4,172,000. The Company issued 1,490,000 units at a price of $2.80 per unit. Each unit consisted of one common share of the Company and one warrant to purchase one common share of the Company (each a "Regulation A Warrant"). The Regulation A Warrants have an exercise price of $2.80 per share and will expire 5 years from the date of issuance on March 10, 2030. The Company incurred total issuance costs of $483,020, including legal fees and placement fees directly related to the issuance.  The issuance costs incurred were recognized as a reduction in equity and allocated based on the relative fair values of the Regulation A Warrants and common shares on a standalone basis.  The fair value of the common shares was based on the Company's share price on the day of issuance of $3.40 and the fair value of the Regulation A Warrants was $2.63 per warrant.  The Regulation A Warrants were recognized in additional paid-in capital as they met the criteria for equity classification.

June 2025 Public Offering

On June 2, 2025, the Company closed a public offering of 2,260,000 units, with each unit consisting of one common share of the Company, and one warrant to purchase one common share, at a price of $3.10 per unit (the "June 2030 Warrants"), for gross proceeds of $7,006,000, before deducting placement agent fees and other estimated offering expenses (the "June 2025 Public Offering").  The June 2030 Warrants were immediately exercisable for one of our common shares at an exercise price of $3.10 per share and will expire 5 years from the date of issuance on June 3, 2030.  The units were offered pursuant to the Company's Registration Statement on Form S-1, initially filed with the SEC under the Securities Act on May 27, 2025 and declared effective by the SEC on May 29, 2025. The Company incurred issuance costs of $809,606, including legal fees and placement fees directly related to the issuance.  The issuance costs incurred were recognized as a reduction in equity and allocated based on the relative fair values of the June 2030 Warrants and common shares on a standalone basis. The fair value of the common shares were based on the Company's share price on the day of issuance of $2.63 and the fair value of the June 2030 Warrants were $1.92 per warrant.  The June 2030 Warrants were recognized in additional paid-in capital as they met the criteria for equity classification.

The fair value of the Regulation A Warrants and June 2030 Warrants were estimated using the Black-Scholes model with the following assumptions:

	Issue Date March 10, 2025	Issue Date June 2, 2025
Valuation date share price	$3.40	$2.63
Exercise price	$2.80	$3.10
Dividend yield	-	-
Risk-free interest rate	3.98%	4.01%
Expected warrant life	5.00 years	5.00 years
Expected volatility	97.81%	97.42%

As of June 30, 2025, 133,800 of the 1,490,000 Regulation A Warrants have been exercised for cash, with 5,000 being exercised in the three months ended March 31, 2025, for proceeds to the Company of $374,640 ($14,000 of which related to the three months ended March 31, 2025).

Initial Public Offering

On November 14, 2024, the Company completed its initial public offering ("IPO") with the sale of 970,000 Units at the price of $4.125 per Unit, with each Unit (the "Unit") consisting of one common share and one warrant (the "Public Warrants" and with the Regulation A Warrants and the June 2030 Warrants, the "Warrants") to purchase one common share at the exercise price of $4.64 per share. The Public Warrants expire five years from their date of issuance on November 15, 2029. In addition, the underwriters exercised an option to purchase 145,500 Public Warrants (the "Overallotment Warrants") at a price of $0.01 per warrant.

Total gross proceeds from the IPO were $4,002,705, including the proceeds from the Overallotment Warrants. The Company incurred total issuance costs of $2,218,014, including underwriter fees, and legal and other professional fees incurred directly related to the issuance.

The incremental costs directly associated with the issuance were recognized as a deduction in equity and allocated based on the relative fair values of the Public Warrants and common shares on a standalone basis.

The fair value of the common shares was based on the Company's share price on the day of issuance of $2.65 and the fair value of the Public Warrants was $1.7419 per warrant. The Public Warrants were recognized in additional paid-in capital as they met the criteria for equity classification.

The fair value of the Public Warrants was estimated using the Black-Scholes option pricing model with the following inputs:

2024
Valuation date share price	$2.65
Exercise price	$4.64
Expected dividend yield	-
Risk-free interest rate	4.32%
Expected term (in years)	5 years
Expected volatility	95%

As of June 30, 2025, 129,905 Public Warrants have been exercised for cash for proceeds to the Company of $602,759.

The number of Warrants outstanding as of June 30, 2025:

Warrants outstanding
Expiry date	Exercise price	Number outstanding
November 15, 2029	$4.64	985,595
March 10, 2030	$2.80	1,351,200
June 2, 2030	$3.10	2,260,000

Standby Equity Purchase Agreement

On February 10, 2025, the Company also announced that it had entered into a standby equity purchase agreement (the "SEPA") with YA II PN, Ltd. ("Yorkville").  Pursuant to the SEPA and subject to the satisfaction of certain conditions, Yorkville has committed to purchase the Company's common shares, no par value, in increments up to an aggregate gross sales price of up to $15,000,000 during the 36 months following the date of the SEPA (such shares, the "Shares"). The Shares will be sold at the Company's option pursuant to the SEPA at 97% of the Market Price (as defined pursuant to the SEPA) and purchases are subject to certain limitations set forth in the SEPA. As consideration for Yorkville's commitment to purchase the common shares pursuant to the SEPA, the Company paid Yorkville a structuring fee in the amount of $25,000 and issued to Yorkville 105,840 common shares with a share price of $2.83 at issuance.  The Company also incurred legal fees of $391,898 related to the SEPA.  These costs together are classified as deferred issuance costs on the accompanying condensed consolidated balance sheet and will be recorded as a reduction of common shares when a financing under the SEPA occurs.  As of June 30, 2025, there have been no sales made under the SEPA.

6. Stock-based compensation

At June 30, 2025, the Company had in place a stock option plan for employee, non-employee directors, and consultants of the Company (the "Plan").  The Plan provides both for the direct award or sale of shares and for the grant of options to purchase shares. Under the plan the total number of shares available for options cannot exceed 10% of the Company's issued and outstanding common shares at the time of any grant. The Company is authorized to issue options to employees, non-employee directors and consultants under the plan.

On June 25, 2024, the Board of Directors of the Company approved the acceleration of vesting for all outstanding share options to June 25, 2024, resulting in the Company recognizing the remaining expense for all share options outstanding and unvested as of that date.

The following table summarizes option transactions for the Plan:

	Number of options	Weighted average exercise price $	Weighted average remaining contractual life (years)	Aggregate intrinsic value $
Outstanding at December 31, 2024	1,185,000	1.47	4.18	1.18
Granted	100,000	2.60	5.00	-
Outstanding at June 30, 2025	1,285,000	1.56	3.79	1.43
Exercisable at June 30, 2025	980,000	1.25	4.01	1.74
Unvested at June 30, 2025	305,000	2.56	4.44	-

As of June 30, 2025, there were $541,867 of unrecognized stock-based compensation cost related to share options outstanding, which is expected to be recognized over a weighted-average period of 3.25 years.

The weighted average grant date fair value of awards for options granted during the six months ended June 30, 2025 was $1.96. The fair value of options granted was estimated using the Black-Scholes option pricing model, resulting in the following weighted average assumptions for the options granted:

June 30, 2025
Weighted-average
Exercise price	$2.60
Share price	$2.60
Dividend	-
Risk-free interest	4.02%
Estimated life (years)	5.00
Expected volatility	97.36%

For the three and six months ended June 30, 2025, stock-based compensation expense was $117,448 and $229,725, respectively. For the three and six months ended June 30, 2024, stock-based compensation expense was $585,442 and $621,395, respectively. Stock-based compensation expense has been reported in the Company's condensed consolidated statements of operations and comprehensive loss within general and administrative expenses.

7. Net loss per share

Basic and diluted net loss per share attributable to ordinary shareholders was calculated as follows:

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net loss attributable to shareholders	$(6,176,084)	$(3,632,859)	$(11,278,492)	$(5,340,217)
Weighted average number of common shares outstanding during the year	14,284,261	8,167,993	13,853,305	8,122,333
Basic and diluted net loss per share attributable to shareholders	$(0.43)	$(0.44)	$(0.81)	$(0.66)

The Company's potentially dilutive securities for the three and six months ended June 30, 2025 and 2024, include stock options, warrants, and notes payable. The Company excluded the potential ordinary shares outstanding at each period end from the computation of diluted net loss per share attributable to ordinary shareholders for the three and six months ended June 30, 2025 and 2024 because including them would have had an anti-dilutive effect.

8. Related party transactions

On October 18, 2023, the Company signed an agreement with RBx Capital, LP ("RBx"), a family office controlled by the Company's Executive Chairman and CEO, that provides for certain managerial positions to be filled from within RBx. RBx is responsible for the payment and provision of all wages, bonuses, and benefits for these positions. Reimbursable salaries paid to RBx pursuant to this agreement are $125,000 per month. In December 2024, reimbursable salaries were changed to $100,000 per month. Reimbursable salaries paid to RBx were $300,000 and $375,000 during the three months ended June 30, 2025 and 2024, respectively. Reimbursable salaries paid to RBx were $600,000 and $675,000 during the six months ended June 30, 2025 and 2024, respectively. Additional expenses of $64,046 and $38,770 were incurred by RBx on behalf of the Company during the three months ended June 30, 2025 and 2024, respectively. Additional expenses of $104,911 and $124,178 were incurred by RBx on behalf of the Company during the six months ended June 30, 2025 and 2024, respectively. The total amount of accounts payable to RBx was $121,273 and $142,459 as of June 30, 2025 and December 31, 2024, respectively.

9. Fair value measurements

The accounting guidance for fair value establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, or which require the  reporting entity to develop its own assumptions.

The following table presents information about the Company's financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values:

	June 30, 2025
	Level 1	Level 2	Level 3	Total
Current assets:
Money market funds	$8,273,495	$-	$-	$8,273,495
Total assets measured at fair value	$8,273,495	$-	$-	$8,273,495

Liabilities:
Debentures	$-	$-	$4,700,000	$4,700,000
Total liabilities measured at fair value	$-	$-	$4,700,000	$4,700,000

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Current assets:
Money market funds	$4,164,323	$-	$-	$4,164,323
Total assets measured at fair value	$4,164,323	$-	$-	$4,164,323

The Company's cash equivalents are classified as Level 1. The fair value of the Company's cash and cash equivalents is determined based on market pricing that is both objective and publicly available.

TheCompany did not reclassify any investments between levels in the fair value hierarchy during the periods presented.

As of June 30, 2025 and December 31, 2024, the carrying amounts of the Company's other financial instruments, which include cash, accounts payable, and accrued expenses, approximate fair values because of their short-term maturities.

10. Commitment and contingencies

Commitments

As of June 30, 2025, the Company had no long-term commitments.

Contingencies

In the ordinary course of business, from time to time, the Company may be involved in various claims related to operations, rights, commercial, employment or other claims. Although such matters cannot be predicted with certainty, management does not consider the Company's exposure to such claims to be material to these consolidated financial statements.

11. Segment reporting

The Company manages the business activities on a consolidated basis and operates as one reportable segment that constitutes all of the consolidated entity, which is the business of advancing the clinical development program of the Company's product, while opportunistically identifying, evaluating, and acquiring accretive assets, properties or businesses. The Company's CODM is its Chief Executive Officer. The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The CODM uses consolidated net loss to measure segment loss, allocate resources and assess performance.  The significant segment expense categories (general and administrative and research and development) are consistent with those presented on the face of the statements of operations and comprehensive loss.  Other segment items are interest (income) expense which are consistent with those presented on the face of the statements of operations and comprehensive loss.  Additionally, the CODM reviews cash forecast models to determine where the Company will invest in planned research and development activities.

12. Debentures

On May 2, 2025, the Company entered into a securities purchase agreement with Yorkville, under which the Company has issued and sold three debentures (the "Debentures") to Yorkville in an aggregate principal amount totaling $5,000,000 during the three months ended June 30, 2025. The Debentures were issued at a discounted price of 90% for proceeds to the Company of $4,500,000. Interest will accrue on the outstanding principal amount of each Debenture at an annual rate of 8%, subject to a potential increase to 18% per annum upon the occurrence of certain events of default. The Debentures will mature on February 2, 2026 and are required to be repaid using proceeds from the SEPA.

The Company elected the fair value option to account for the Debentures. The underlying methodology used was a discounted cash flow approach. The Company initially recorded the Debentures at fair value with any differences between the transaction price and fair value recorded as a gain or loss in the statement of operations and comprehensive loss. It was determined that the Debentures were issued at fair value and therefore there was no gain or loss at the issuance date. Based on the fair value option, the Company will subsequently remeasure the Debentures at fair value at each reporting period with the gain or loss recognized in the statements of operations and comprehensive loss.  The Debentures were remeasured to reflect changes in market yields at June 30, 2025, resulting in a change in fair value of $200,000 and was recorded in the statements of operations and comprehensive loss for the three and six months ended June 30, 2025.

13. Antev Agreement

On June 29, 2025, the Company, Antev Limited ("Antev") and certain securityholders of Antev entered into a definitive securities exchange agreement (the "Definitive Agreement"), pursuant to which the Company has agreed to acquire all of the issued and outstanding shares of Antev, on a fully diluted basis, in exchange for 2,666,600 (or approximately 17% in aggregate) of the issued and outstanding common shares of the Company (the "Consideration Shares").  In addition to resale restrictions prescribed under applicable securities laws, the Consideration Shares will be subject to a staggered lock-up (including certain registration rights, as further described in the Definitive Agreement) and an agreement granting certain voting rights in favor of Company management for a period of 36 months. Upon the achievement of certain milestones related to potential future U.S. Food and Drug Administration Phase 2 and New Drug Administration approvals, as more particularly described in the Definitive Agreement, Antev shareholders will be entitled to receive up to approximately $65,000,000 in additional contingent consideration. The Antev acquisition is expected to close before the end of August 2025, subject to the fulfillment of certain closing conditions, including obtaining Antev shareholder approval and other applicable corporate, regulatory and other third-party approvals. No assurances can be given that the parties will successfully close the transaction on the terms or timeframe currently contemplated or at all. Antev is a clinical stage biotech company, developing Teverelix, a next generation GnRH antagonist, as first in market product for cardiovascular high-risk prostate cancer patients and patients with first acute urinary retention (AURr) episodes due to enlarged prostate.

14. Liquidity

The Company has incurred operating losses and negative cash flows from operations since its inception. As of June 30, 2025, the Company had an accumulated deficit of $40,182,395, which was comprised of $12,384,244 of accumulated deficit of SkinJect, Inc. as of September 30, 2023, the day after it became a subsidiary of the Company, and $27,798,151 of deficit accumulated by the Company on a consolidated basis since September 30, 2023. Since inception, the Company has funded its operations primarily through equity and debt financings.

On February 10, 2025, the Company announced that it had entered into the SEPA. Subject to the satisfaction of certain conditions, Yorkville has committed to purchase the Company's common shares up to an aggregate gross sales price of $15,000,000 during the 36 months following the date of the SEPA. See Note 5 for further details. On July 9, 2025 and July 14, 2025, the Company sold 155,000 and 335,000 common shares to Yorkville under the SEPA at a per share price of approximately $3.28 and $3.02 per share, for proceeds of approximately $509,000, and $1,012,000, respectively.

On March 10, 2025, the Company closed its Tier II Regulation A offering for gross proceeds of approximately $4,172,000.  The Company issued 1,490,000 units at a price of $2.80 per unit.  Each unit consists of one common share of the Company and one Regulation A Warrant.

On May 2, 2025, the Company entered into a securities purchase agreement with Yorkville whereby, in three separate tranches, the Company issued three Debentures totaling $5,000,000 in the aggregate, for gross proceeds of approximately $4,500,000 following the 90% issuance price.  Interest will accrue on the outstanding principal amount at an annual rate of 8%. The Debentures will mature on February 2, 2026. Proceeds of the SEPA, if any, will be applied to repay a portion of the principal amount outstanding of the Debentures.

On May 29, 2025, the Company entered into a placement agency agreement with Maxim Group LLC, relating to the June 2025 Public Offering. The aggregate gross proceeds to the Company from the offering, which closed on June 2, 2025, were $7,006,000, before deducting placement agent fees and other estimated offering expenses. See "June 2025 Public Offering" in Note 5 for further details.

On July 14, 2025, the Company entered into an inducement agreement with a certain accredited and institutional holder to exercise 1,340,000 Regulation A Warrants.  Pursuant to the agreement, the holder, upon exercise, received new unregistered warrants to purchase up to 2,680,000 common shares upon the exercise of the new warrants.  The new warrants have an exercise price of $3.75 per common share and expire five years from the date of issuance. The Company received $3,752,000 upon the exercise of the Regulation A Warrants pursuant to the inducement agreement.

The Company expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. If the Company is unable to secure additional capital, it may be required to take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These measures could cause significant delays or entirely prevent the Company's continued efforts to commercialize its current or future products, which are critical to the realization of its business plan and the future operations of the Company. This uncertainty, along with the Company's history of losses, indicates that there is substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

In addition to accessing public markets through the exercise of outstanding warrants, additional public and private debt and equity financings, and the SEPA, management believes that the Company has access to additional capital resources through public and/or private equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. However, it is possible that the Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into strategic alliances or other arrangements on favorable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company's shareholders. If the Company is unable to obtain funding, the Company could be required to delay, reduce or eliminate research and development programs, product portfolio expansion, or future commercialization efforts, which could adversely affect its business prospects. The Company is subject to risks associated with any specialty biotechnology company that has substantial expenditures for research and development. There can be no assurance that the Company's research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable.

15. Subsequent Events

On July 9, 2025 and July 14, 2025, the Company sold 155,000 and 335,000 common shares to Yorkville under the SEPA at a per share price of approximately $3.28 and $3.02 per share, for proceeds of approximately $509,000, and $1,012,000, respectively.

On July 14, 2025, the Company entered into an inducement agreement with a certain accredited and institutional holder to exercise 1,340,000 Regulation A Warrants.  Pursuant to the agreement, the holder, upon exercise, received new unregistered warrants to purchase up to 2,680,000 common shares upon the exercise of the new warrants.  The new warrants have an exercise price of $3.75 per common share and expire five years from the date of issuance. The Company received $3,752,000 upon the exercise of the Regulation A Warrants pursuant to the inducement agreement.

Subsequent to June 30, 2025, the Company has paid down a total of $1,802,468 on the Debentures.

Up to 1,397,184 Common Shares

MEDICUS PHARMA LTD.

__________________________

PRELIMINARY PROSPECTUS
__________________________

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, if any, which are expected to be incurred in connection with the sale of the securities being registered. With the exception of the registration fee payable to the SEC, all amounts are estimates.

Itemized expenses	Amount
SEC Registration Fee	$530
Printing expenses	15,000
Legal fees and expenses	75,000
Accounting fees and expenses	30,000
Miscellaneous fees and expenses	29,470
Total	$150,000

Item 14. Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario), or the OBCA, the registrant may indemnify a present or former director or officer or a person who acts or acted at the registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the registrant or other entity; provided that the individual acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of such other entity and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual's conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. An individual is entitled to indemnification from the registrant as a matter of right if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual fulfilled the conditions set forth above. Under the OBCA, the registrant may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above, but the individual must repay the money if the individual does not fulfil the conditions set forth above.

In accordance with and subject to the OBCA, the by-laws of the registrant provide for indemnification of a director or officer of the registrant, a former director or officer of the registrant, or a person who acts or acted at the registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the registrant or other entity, if he acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of the other entity for which he acted as a director or officer or in a similar capacity at the registrant's request.

The directors and officers of the registrant are covered by directors' and officers' insurance policies.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

In the prior three years, we have issued and sold the securities described below (giving effect to the Share Consolidation) without registering the securities under the Securities Act. None of these transactions involved any underwriter's underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Regulation A under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

  The Registrant issued $5,172,500 aggregate principal amount of 2025 Convertible Notes on May 3, 2024.

  The Registrant issued approximately 2,770,047 common shares on June 28, 2024, including 1,461,250 common shares issued at $4.00 per share in the 2024 Equity Offering, 1,293,125 common shares issued upon conversion of the 2025 Convertible Notes at a conversion price of $4.00 per share and approximately 15,672 common shares issued in respect of accrued and unpaid interest on the 2025 Convertible Notes at a price of C$3.36 per share.

  The Registrant issued 105,840 common shares to Yorkville as commitment shares pursuant to the SEPA on February 10, 2025. As of September 26, 2025, the Registrant has sold an additional 2,152,672 common shares to Yorkville pursuant to the SEPA.

  The Registrant issued 1,490,000 units, each unit consisting of one common share and one warrant to purchase one common share, on March 10, 2025 pursuant to Tier II of Regulation A under the Securities Act ("Regulation A"). As of September 22, 2025, the Registrant has issued 1,473,800 common shares upon the exercise of such warrants pursuant to Regulation A.

  The Registrant issued 2,680,000 Private Warrants to Armistice on July 15, 2025.

  The Registrant issued 125,000 and 20,000 common shares upon the exercise of 125,000 and 20,000 stock options on August 13, 2025, with exercise prices of C$1.16 and C$3.95, respectively.

  The Registrant issued 1,603,164 common shares on August 29, 2025 as partial consideration for its acquisition of Antev Limited.

Item 16. Exhibits and Financial Statement Schedules

(a)  The Exhibit Index is hereby incorporated herein by reference.

(b)  Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Financial Statements and related notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission ("SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
2.1#

Amended and Restated Business Combination Agreement, dated May 12, 2023, by and among the Registrant, RBx Capital LP, SkinJect, Inc. and the Shareholders of SkinJect, Inc. (incorporated by reference from Exhibit 2.1 to the Registrant's Registration Statement on Form F-1, filed with the SEC on May 29, 2024)

2.2

Amendment No. 1 to Amended and Restated Business Combination Agreement, dated May 18, 2023, by and among the Registrant, RBx Capital LP, SkinJect, Inc. and the Shareholders of SkinJect, Inc. (incorporated by reference from Exhibit 2.2 to the Registrant's Registration Statement on Form F-1, filed with the SEC on May 29, 2024)

2.3

Amendment No. 2 to Amended and Restated Business Combination Agreement, dated August 29, 2023, by and among the Registrant, RBx Capital LP, SkinJect, Inc. and the Shareholders of SkinJect, Inc. (incorporated by reference from Exhibit 2.3 to the Registrant's Registration Statement on Form F-1, filed with the SEC on May 29, 2024)

2.4*#

Share Exchange Agreement, dated June 29, 2025, by and between Medicus Pharma Ltd., Antev Limited and each of the securityholders of Antev Limited party thereto (incorporated by reference from Exhibit 2.1 to Amendment No. 1 to the Registrant’s Current Report on Form 8-K dated June 30, 2025, filed with the SEC on July 3, 2025)

2.5*#

Deed of Variation, dated August 1, 2025, relating to that certain Securities Exchange Agreement, dated June 29, 2025, by and between Antev Limited, the Antev Vendors' Representatives and Medicus Pharma Ltd. (incorporated by reference from Exhibit 2.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on September 2, 2025)

2.6*#

Further Deed of Variation, dated August 15, 2025, relating to that certain Securities Exchange Agreement, dated June 29, 2025, by and between Antev Limited, the Antev Vendors' Representatives and Medicus Pharma Ltd. (incorporated by reference from Exhibit 2.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on September 2, 2025)

3.1	Articles of Incorporation of Medicus Pharma Ltd. (incorporated by reference from Exhibit 3.1 to the Registrant's Registration Statement on Form F-1, filed with the SEC on May 29, 2024)
3.2

Articles of Amendment of Medicus Pharma Ltd., effective as of September 29, 2023 (incorporated by reference from Exhibit 3.2 to the Registrant's Registration Statement on Form F-1, filed with the SEC on May 29, 2024)

3.3

Articles of Amendment of Medicus Pharma Ltd., effective as of October 28, 2024 (incorporated by reference from Exhibit 3.4 to the Registrant's Registration Statement on Form F-1, filed with the SEC on October 29, 2024)

3.4

Articles of Amendment of Medicus Pharma Ltd., effective as of August 8, 2025 (incorporated by reference from Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on August 11, 2025)

Exhibit No.	Description
3.5	Bylaws of Medicus Pharma Ltd. (incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on August 11, 2025)
4.1

Warrant Agency Agreement, dated November 15, 2024 by and between Medicus Pharma Ltd. and Odyssey Transfer and Trust Company, as warrant agent (incorporated by reference from Exhibit 99.3 to the Registrant's Form 6-K, furnished to the SEC on November 18, 2024)

4.2	Public Warrant (incorporated by reference from Exhibit 99.4 to the Registrant's Form 6-K, furnished to the SEC on November 18, 2024)
4.3	Regulation A Warrant (incorporated by reference from Exhibit 4.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on March 11, 2025)
4.4

Warrant Agency Agreement, dated March 10, 2025, by and between the Registrant and Odyssey Transfer and Trust Company, as Warrant Agent (incorporated by reference from Exhibit 4.3 to the Registrant's Current Report on Form 8-K, filed with the SEC on March 11, 2025)

4.5	Form of Debenture (incorporated by reference from Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on May 5, 2025)
4.6	Form of Subscription Agreement (incorporated by reference from Exhibit 4.8 to the Company's Registration Statement on Form S-1, filed with the SEC on May 27, 2025)
4.7*	June 2030 Warrant (incorporated by reference from Exhibit 4.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on June 2, 2025)
4.8*#

Warrant Agency Agreement, dated June 2, 2025, by and between Medicus Pharma Ltd. and Odyssey Transfer and Trust Company, as warrant agent (incorporated by reference from Exhibit 4.3 to the Registrant's Current Report on Form 8-K, filed with the SEC on June 2, 2025)

4.9	Form of Private Warrant (incorporated by reference from Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on July 14, 2025)
4.10	Debenture (incorporated by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 18, 2025)
5.1^	Opinion of Bennett Jones LLP
10.1†

Exclusive License Agreement, dated April 29, 2016, by and between the University of Pittsburgh - Of the Commonwealth System of Higher Education and SkinJect, Inc. (incorporated by reference from Exhibit 10.1 to the Registrant's Registration Statement on Form F-1, filed with the SEC on May 29, 2024)

Exhibit No.	Description
10.2	First Amendment to Exclusive License Agreement, dated February 26, 2020, by and between the University of Pittsburgh - Of the Commonwealth System of Higher Education and SkinJect, Inc. (incorporated by reference from Exhibit 10.2 to the Registrant's Registration Statement on Form F-1, filed with the SEC on May 29, 2024)
10.3

Second Amendment to Exclusive License Agreement, dated April 23, 2024, by and between the University of Pittsburgh - Of the Commonwealth System of Higher Education and Medicus Pharma Ltd. (incorporated by reference from Exhibit 6.3 to the Registrant's Offering Statement on Form 1-A, filed with the SEC on February 14, 2025)

10.4†

Clinical Trial Agreement, dated December 3, 2021, by and between SkinJect, Inc., The Trustees of Columbia University in the City of New York, the New York and Presbyterian Hospital and Faramarz Samie, M.D. (incorporated by reference from Exhibit 10.4 to the Registrant's Registration Statement on Form F-1, filed with the SEC on May 29, 2024)

10.5+	Equity Incentive Plan of the Registrant (incorporated by reference from Exhibit 10.5 to the Registrant's Registration Statement on Form F-1, filed with the SEC on May 29, 2024)
10.6+

Amended and Restated Employment Agreement, dated December 2, 2024, by and between Medicus Pharma Ltd. and James P Quinlan (incorporated by reference from Exhibit 6.6 to the Registrant's Offering Statement on Form 1-A, filed with the SEC on February 14, 2025)

10.7+

Employment Agreement, dated November 14, 2024, by and between Medicus Pharma Ltd. and Faisal Mehmud (incorporated by reference from Exhibit 6.7 to the Registrant's Offering Statement on Form 1-A, filed with the SEC on February 14, 2025)

10.8+

Amended and Restated Employment Agreement, dated December 2, 2024, by and between Medicus Pharma Ltd. and Edward Brennan (incorporated by reference from Exhibit 6.8 to the Registrant's Offering Statement on Form 1-A, filed with the SEC on February 14, 2025)

10.9+

Management Agreement, dated October 18, 2023, by and between Medicus Pharma Ltd. and RBx Capital, LP (incorporated by reference from Exhibit 10.9 to the Registrant's Registration Statement on Form F-1, filed with the SEC on May 29, 2024)

10.10

Standby Equity Purchase Agreement, dated as of February 10, 2025, by and between Medicus Pharma Ltd. and YA II PN, LTD. (incorporated by reference from Exhibit 1.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on February 11, 2025)

10.11#

Securities Purchase Agreement, by and between Medicus Pharma Ltd. and YA II PN, Ltd., dated May 2, 2025 (incorporated by reference from Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on May 5, 2025).

10.12

Global Guaranty Agreement, by and among the subsidiaries of Medicus Pharma Ltd. set forth in Schedule I thereto, dated May 2, 2025 (incorporated by reference from Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on May 5, 2025).

Exhibit No.	Description
10.13	Form of Warrant Inducement Agreement (incorporated by reference from Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on July 14, 2025)
10.14+

Employment Agreement, dated June 13, 2025, by and between Medicus Pharma Ltd. and Andrew Smith (incorporated by reference from Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on August 11, 2025)

10.15	Securities Purchase Agreement, by and between Medicus Pharma Ltd. and YA II PN, Ltd., dated September 17, 2025 (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 18, 2025).
10.16	Global Guaranty Agreement, by and among the subsidiaries of Medicus Pharma Ltd. set forth in Schedule I thereto, dated September 17, 2025 (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 18, 2025).
21.1^	List of Subsidiaries of Medicus Pharma Ltd.
23.1^	Consent of EisnerAmper LLP
23.2^	Consent of MNP LLP
23.3^	Consent of Bennett Jones LLP (included in Exhibit 5.1)
24.1^	Powers of Attorney (included in the signature page to this Registration Statement)
107^	Filing fee table

_____________________

^ Filed herewith.

+ Indicates a management contract or compensatory plan.

* Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

# Schedules and certain other private or confidential information (as indicated therein) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

†  Certain private or confidential information (as indicated therein) have been redacted pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in W. Conshohocken, Pennsylvania this 29th day of September, 2025.

MEDICUS PHARMA LTD.
By:	/s/ Raza Bokhari
Name: Dr. Raza Bokhari Title: Executive Chairman and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Raza Bokhari, Carolyn Bonner, Maryann Adesso or James Quinlan, or any of them, with full power to act alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Raza Bokhari	Executive Chairman and Chief Executive Officer (Principal Executive Officer)	September 29, 2025
Dr. Raza Bokhari
/s/ Carolyn Bonner	President and Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 29, 2025
Carolyn Bonner
/s/ Larry Kaiser	Director	September 29, 2025
Dr. Larry Kaiser
/s/ Robert J. Ciaruffoli	Director	September 29, 2025
Robert J. Ciaruffoli
/s/ William L. Ashton	Director	September 29, 2025
William L. Ashton
/s/ Barry Fishman	Director	September 29, 2025
Barry Fishman

/s/ Sara R. May	Director	September 29, 2025
Dr. Sara R. May

/s/ Cathy McMorris Rodgers	Director	September 29, 2025
Hon. Cathy McMorris Rodgers

/s/ Ajay Raju	Director	September 29, 2025
Ajay Raju

/s/ Patrick J. Mahaffy	Director	September 29, 2025
Patrick J. Mahaffy

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of Medicus Pharma Ltd. in the United States on September 29, 2025.

MEDICUS PHARMA, INC.

By:	/s/ Raza Bokhari
Name: Dr. Raza Bokhari Title: Chief Executive Officer